As filed with the Securities and Exchange Commission on June 4, 2025

Registration No. 333-286626

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sandisk Corporation

(Exact name of registrant as specified in its charter)

Delaware	3572	99-1508671
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

951 Sandisk Drive

Milpitas, California 95035

(408) 801-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bernard Shek

Chief Legal Officer and Secretary

Sandisk Corporation

951 Sandisk Drive

Milpitas, California 95035

(408) 801-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Shelly Heyduk	David Azarkh
Ryan Coombs	Evan Zuckerman
O’Melveny & Myers LLP	Simpson Thacher & Bartlett LLP
610 Newport Center Drive, 17th Floor	425 Lexington Avenue
Newport Beach, California 92660	New York, New York 10017
(949) 823-6900	(212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated June 4, 2025

PROSPECTUS

17,000,000 Shares

Sandisk Corporation

Common Stock

The selling stockholders identified in this prospectus are offering 17,000,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

All of the shares of our common stock that are being offered and sold in this offering are currently held by Western Digital Corporation (“WDC”). Following this offering, WDC is expected to own 11,827,787 shares of our common stock (or 9,277,787 shares if the option granted to the underwriters is exercised in full). We are registering the resale of the shares of our common stock to be offered and sold in this offering pursuant to the terms of a stockholder’s and registration rights agreement between us and WDC.

In connection with this offering, WDC intends to exchange 17,000,000 shares of our common stock offered hereby for certain indebtedness of WDC under that certain Amended and Restated Loan Agreement, dated as of January 7, 2022, among WDC, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (as amended, the “Credit Agreement”), which governs WDC’s $2.51 billion term A-3 loans (“Term A-3 Loans”) and revolving credit facility maturing in January 2027, which is held by affiliates of J.P. Morgan Securities LLC and BofA Securities, Inc., as the selling stockholders identified in this prospectus (the “selling stockholders” and, such affiliates, the “debt-for-equity exchange parties”). In the debt-for-equity exchange, WDC is expected to deliver the shares, at the request of the debt-for-equity exchange parties, to the selling stockholders upon consummation of the debt-for-equity exchange, and the selling stockholders would then offer those shares of our common stock to the underwriters in this offering for cash. The consummation of the debt-for-equity exchange is a condition to the settlement of the selling stockholders’ sale of the shares to the underwriters. As a result, the consummation of the debt-for-equity exchange is also a condition to the settlement of the underwriters’ sale of the shares to prospective investors. The debt-for-equity exchange parties, and not WDC or us, will receive the proceeds from the sale of the shares in this offering. However, as a result of exchanging the shares of our common stock with the debt-for-equity exchange parties prior to this offering, WDC may be deemed to be a selling stockholder in this offering solely for U.S. federal securities law purposes. We refer to the exchange between WDC and the debt-for-equity exchange parties as the “debt-for-equity exchange,” which will be effected pursuant to a debt-for-equity exchange agreement expected to be entered into before the settlement date of this offering. The debt-for-equity exchange will occur on the settlement date of this offering immediately prior to, and its consummation will be a condition to, the settlement of the selling stockholders’ sale of the shares to the underwriters in this offering. As a result, the consummation of the debt-for-equity exchange will also ultimately be a condition to the settlement of the underwriters’ sale of the shares to prospective investors in this offering. See “Principal and Selling Stockholders” and “Underwriting (Conflicts of Interest).”

Our common stock is listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “SNDK.” On June 3, 2025, the closing price of our common stock as reported on the Nasdaq was $38.64 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares of our common stock, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 15.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commission(1)	$	$
Proceeds to the selling stockholders, before expenses	$	$

(1)	See “Underwriting (Conflict of Interest)” for a description of compensation to be paid to the underwriters.

The underwriters have the option to purchase up to an additional 2,550,000 shares of our common stock from the selling stockholders at the public offering price less the underwriting discounts and commission for 13 days after the date of this prospectus.

The underwriters are offering the shares of our common stock as set forth under “Underwriting (Conflicts of Interest).” Delivery of the shares of our common stock will be made on or about     , 2025.

J.P. Morgan	BofA Securities

The date of this prospectus is     , 2025.

i

About This Prospectus

We are responsible for the information contained in this prospectus or contained in any free writing prospectus prepared by or on behalf of us that we have referred to you. Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus filed with the SEC and we take no responsibility for any other information that others may give you. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. Our business, operating results or financial condition may have changed since such date.

Presentation of Information

Unless the context otherwise requires:

•	References in this prospectus to “Sandisk Corporation,” “we,” “us,” “our,” “our company,” “the company” and “the Company” refer to Sandisk Corporation and its subsidiaries.

•	References in this prospectus to “WDC” refer to Western Digital Corporation and its consolidated subsidiaries, unless the context otherwise requires or as otherwise specified herein.

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References in this prospectus to the “Flash Business” refer to the flash business of WDC and its subsidiaries, including the business of marketing, offering, selling, licensing, providing, distributing, developing, manufacturing, importing or exporting flash business products, prior to the separation and distribution (as defined below).

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References in this prospectus to the “separation” and “spin-off” refer to the separation of the Flash Business from WDC’s other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, Sandisk Corporation, which holds the assets and liabilities associated with the Flash Business following the distribution.

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References in this prospectus to the “distribution” refer to the distribution on February 21, 2025, of 80.1% of Sandisk Corporation’s issued and outstanding shares of common stock to WDC stockholders as of 1:00 p.m. Pacific time on February 12, 2025, the record date for the distribution.

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References in this prospectus to Sandisk Corporation’s historical assets, liabilities, products, businesses or activities generally refer to the historical assets, liabilities, products, businesses or activities of the Flash Business as the business was conducted as part of WDC prior to the completion of the separation.

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The Combined Financial Statements of Sandisk Corporation included in this prospectus assume the completion of all of the transactions referred to in this prospectus in connection with the separation and distribution.

FINANCIAL STATEMENT INFORMATION

This prospectus includes certain historical consolidated and combined financial and other data for Sandisk (referred to as the Flash Business of Western Digital Corporation or the Business in the historical combined financial statements and related notes thereto). In connection with the spin-off, Sandisk is the holder of the assets and liabilities of all of WDC’s Flash Business. Sandisk is the registrant under the registration statement of which this prospectus forms a part and is the financial reporting entity hereunder. This prospectus also includes summary unaudited pro forma condensed consolidated statement of operations data for the nine months ended March 28, 2025, and summary unaudited condensed combined statement of operations data for the fiscal year ended June 28, 2024, which present our results of operations after giving effect to the separation and distribution, and the other transactions described under “Unaudited Pro Forma Condensed Consolidated and Combined Financial Information.” The unaudited pro forma condensed consolidated and combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the date indicated, nor is it indicative of future operating results. You should read the section of this prospectus entitled “Unaudited Pro Forma Condensed Consolidated and Combined Financial Information” and “Notes to Unaudited Pro Forma Condensed Consolidated and Condensed Combined Financial Information,” which are qualified in their entirety by reference to our consolidated interim financial statements and related notes thereto, our combined financial statements and related notes thereto, the consolidated financial statements of WDC and related notes thereto and the financial and other information, including in the sections of this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from third-party sources, our own analysis of data received from these third-party sources, our own internal data, market research that we commission and management estimates. Our management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the section of this prospectus entitled “Risk Factors.” These and other factors could cause future performance to differ materially from our assumptions and estimates. For additional information, see the sections of this prospectus entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

TRADEMARKS AND TRADE NAMES

This prospectus may contain trade names, trademarks or service marks belonging to other companies. Such trade names, trademarks or service marks are the property of their respective owners, and we do not intend any use or display of other parties’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other parties.

PROSPECTUS SUMMARY

The following is a summary of selected information discussed in this prospectus. This summary may not contain all of the information that may be important to you. To better understand our business and financial position, you should carefully review this entire prospectus. The Consolidated Financial Statements and Combined Financial Statements of Sandisk Corporation assume the completion of all of the transactions referred to in this prospectus in connection with the separation and distribution. Unless the context otherwise requires, references in this prospectus to “WDC” refer to Western Digital Corporation, a Delaware corporation, and its consolidated subsidiaries, including the Flash Business prior to completion of the separation.

Unless the context otherwise requires, references in this prospectus to our historical assets, liabilities, products, businesses or activities of our businesses are generally intended to refer to the historical assets, liabilities, products, businesses or activities of WDC’s Flash Business prior to completion of the separation.

Our Company

General

Sandisk is a leading developer, manufacturer and provider of data storage devices and solutions based on NAND flash technology and has significant consumer brands and franchises globally, with market leading name brand recognition. With a differentiated innovation engine driving advancements in storage and semiconductor technologies, we deliver a broad and ever-expanding portfolio of powerful flash storage solutions for everyone from students, gamers and home offices, to the largest enterprises and public clouds to capture, preserve, access and transform an ever-increasing diversity of data. Our solutions include a broad range of solid state drives (or SSDs) embedded products, removable cards, universal serial bus (or USB) drives, and wafers and components. Our broad portfolio of technology and products addresses multiple end markets of “Cloud,” “Client” and “Consumer.”

Through the Client end market, we provide our original equipment manufacturer (or OEM) and channel customers a broad array of high-performance flash solutions across personal computer, mobile, gaming, automotive, virtual reality headsets, at-home entertainment and industrial spaces. The Consumer end market is highlighted by our broad range of retail and other end-user products, which capitalizes on the strength of our product brand recognition and vast points of presence around the world. Cloud is comprised primarily of products for public or private cloud environments and end customers.

We have valuable patent portfolios containing approximately 7,900 granted patents and approximately 2,800 pending patent applications worldwide. We have a rich heritage of innovation and operational excellence, a wide range of intellectual property assets, broad research and development capabilities, and large-scale, efficient manufacturing supply chains. The strong growth in the amount, value and use of data continues, creating a global need for larger, faster and more capable storage solutions.

We are a customer-focused organization that has developed deep relationships with industry leaders to continue to deliver innovative solutions to help users capture, store and, transform data across a boundless range of applications. We help original equipment manufacturers address storage opportunities and solutions to capture and transform data in a myriad of devices and edge technologies. We have also built strong consumer brands with tools to manage vast libraries of personal content and to push the limits of what’s possible for storage. At Sandisk, we continue to transform ourselves to address the growth in data by providing what we believe to be the broadest range of storage technologies in the industry with a comprehensive product portfolio and global reach.

Industry

We operate in the data storage industry. The ability to access, store and share data from anywhere on any device is increasingly important to our customers and end users. From the intelligent edge to the cloud, data storage is a fundamental component underpinning the global technology architecture. Our strengths in innovation and cost leadership, diversified flash product portfolio and broad routes to market provide a foundation upon which we are solidifying our position as an essential building block of the digital economy. There is tremendous market opportunity flowing from the rapid global adoption of the technology architecture built with cloud infrastructure tied to intelligent endpoints all connected by high-performance networks. The value and urgency of data storage at every point across this architecture have never been clearer.

The increase in computing complexity and advancements in artificial intelligence, along with growth in cloud computing applications, connected mobile devices and Internet-connected products and edge devices is driving unabated growth in the volume of digital content to be stored and used. We believe our expertise and innovation in flash technology enable us to bring powerful solutions to a broader range of applications. We continuously monitor the full array of flash-based storage technologies, including reviewing these technologies with our customers, to ensure we are appropriately resourced to meet our customers’ storage needs.

Flash Technology

Flash products provide non-volatile data storage based on flash technology. We develop and manufacture solid state storage products for a variety of applications including enterprise or cloud storage, client storage, automotive, mobile devices and removable memory devices. Over time, we have successfully developed and commercialized successive generations of 2- and 3-dimensional flash technology with increased numbers of storage bits per cell in an increasingly smaller form factor, further driving cost reductions. We devote significant research and development resources to the development of highly reliable, high-performance, cost-effective flash-based technology and are continually pursuing developments in next-generation flash-based technology capacities. We are leveraging our expertise, resources and strategic investments in non-volatile memories to explore a wide spectrum of persistent memory and storage class memory technologies. We have also initiated, defined and developed standards to meet new market needs and to promote wide acceptance of flash storage standards through interoperability and ease of use.

Our Data Solutions

Our broad portfolio of technology and products addresses multiple end markets of “Cloud,” “Client” and “Consumer” and are comprised of the SanDisk® brand. Certain of our products will also be sold for a limited transitional period under the Western Digital®, WD® and other brands under license from WDC.

Cloud represents a large and growing end market comprised primarily of products for public or private cloud environments and enterprise customers. We provide the Cloud end market with an array of high-performance enterprise solid state drives. Our high-performance enterprise class solid state drives include high-performance flash-based solid state drives and software solutions that are optimized for performance applications providing a range of capacity and performance levels primarily for use in enterprise servers and supporting high-volume online transactions, artificial intelligence-related workloads, data analysis and other enterprise applications.

Through the Client end market, we provide numerous data solutions that we incorporate into our client’s devices, which consist of solid state drive desktop and notebook personal computers, gaming consoles and set top boxes, as well as flash-based embedded storage products for mobile phones, tablets, notebook personal computers and other portable and wearable devices, automotive applications, Internet of Things, industrial and connected home applications. Our solid state drives are designed for use in devices requiring high performance, reliability and capacity with various attributes such as low cost per gigabyte, quiet acoustics, low power consumption and protection against shocks.

We serve the Consumer end market with a portfolio of solid state drives and removable flash, including cards and universal serial bus flash drives, through our retail and channel routes to market. We offer client portable solid state drives with a range of capacities and performance characteristics to address a broad spectrum of the client storage market. Our removable cards are designed primarily for use in consumer devices, such as mobile phones, tablets, imaging systems, cameras and smart video systems. Our universal serial bus flash drives are used in the computing and consumer markets and are designed for high-performance and reliability.

Competition

Our industry is highly competitive. We believe we are well positioned with our leading flash product portfolio, premium consumer brand, differentiated semiconductor innovation engine and leadership in driving cost efficiency. Nevertheless, we face strong competition from other manufacturers of flash in the Cloud, Client and Consumer end markets. We compete with vertically integrated suppliers such as Kioxia Corporation (“Kioxia”), Micron Technology, Inc., Samsung Electronics Co., Ltd., SK Hynix, Inc., Yangtze Memory Technologies Co., Ltd. and numerous smaller companies that assemble flash into products.

Business Strategy

Our overall strategy is to leverage our innovation, technology and execution capabilities to be an industry-leading and broad-based developer, manufacturer and provider of storage devices and solutions that support the infrastructure that has enabled the unabated proliferation of data. We strive to successfully execute our strategy through the following foundational elements in order to create long-term value for our customers, partners, investors and employees:

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Innovation and Cost Leadership: We continue to innovate and develop advanced technologies across platforms to deliver timely new products and solutions to meet growing demands for scale, performance and cost efficiency in the market.

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Broad Product Portfolio: We leverage our capabilities in firmware, software and systems to deliver compelling and differentiated integrated storage solutions to our customers that offer the best combinations of performance, cost, power consumption, form factor, quality and reliability, while creating new use cases for our solutions in emerging markets.

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Operational Excellence: We are focused on delivering the best value for our customers in Cloud, Client and Consumer end markets through a relentless focus on appropriately scaling our operations to efficiently support business growth; achieving best in class cost, quality and cycle-time; maintaining industry leading manufacturing capabilities; and having a competitive advantage in supply-chain management.

Our strategy provides the following benefits, which distinguish us in the dynamic and competitive data storage industry:

•	a varied product portfolio that establishes us as a leading developer and manufacturer of integrated products and solutions, making us a strategic supply partner to our customers;

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efficient and flexible manufacturing capabilities, allowing us to leverage our flash research and development and capital expenditures to deliver innovative and cost-effective storage solutions to multiple markets;

•	deep relationships with industry leaders across the data ecosystems that give us the broadest routes to market; and

•	industry leading consumer brand awareness and global retail distribution presence.

Operations

Our flash consists of flash-based memory, controllers and firmware and other components. Substantially all of our flash-based memory is obtained from our joint ventures with Kioxia, which provide us with leading-edge, high-quality and low-cost flash memory wafers. While substantially all of our flash memory supply utilized for our products is purchased from these ventures, from time to time, we also purchase flash memory from other flash manufacturers. Controllers are primarily designed in-house and manufactured by third-party foundries or acquired from third-party suppliers. Our assembly and test operations comprise in-house assembly and test facilities located in Penang, Malaysia and other contract manufacturers, and the assembly and test facility owned and operated by the venture established with JCET Management Co., Ltd. in Shanghai, China. We believe the use of our in-house assembly and test facilities and manufacturing partners provides flexibility and gives us access to increased production capacity.

We and Kioxia currently operate three business ventures, Flash Partners Ltd., Flash Alliance Ltd. and Flash Forward Ltd. (collectively, “Flash Ventures”), across seven flash-based manufacturing facilities in Japan, six of which are located in Yokkaichi, Japan and one of which is located in Kitakami, Japan. Flash Ventures will begin flash-based manufacturing operations at an eighth facility in Japan in calendar year 2025. Through Flash Ventures, we and Kioxia collaborate in the development and manufacture of flash-based memory wafers using semiconductor manufacturing equipment owned or leased by each of the Flash Ventures entities. We co-develop flash technologies (including process technology and memory design) with Kioxia for Flash Ventures’ use. We and Kioxia jointly own these co-developed flash technologies. We and Kioxia also contribute to the collaboration and license to each other technologies that are independently developed and owned by each of us and are reasonably necessary to our joint development or manufacture of flash-based memory. We hold a 49.9% ownership position in each of the Flash Ventures entities. We jointly control with Kioxia the operations of Flash Ventures, and we believe our participation in Flash Ventures helps us reduce product costs, increases our ability to control to the quality of our products and speeds delivery of our products to our customers.

Kioxia owns the facilities and provides wafer manufacturing services to Flash Ventures at cost using manufacturing equipment owned or leased by Flash Ventures and process technologies co-owned or contributed by us and Kioxia. Flash Ventures accounts for approximately 80% of the total manufacturing capacity in the facilities owned by Kioxia. We and Kioxia are entitled to purchase a share of Flash Ventures’ output, which generally equals 50% each. The price for which we and Kioxia pay Flash Ventures for flash memory wafers is cost plus a small markup. We are obligated to pay for variable costs incurred in producing our share of Flash Ventures’ flash-based memory wafer supply, based on a rolling forecast. In addition, we are obligated to pay for half of Flash Ventures’ fixed costs regardless of the output we choose to purchase.

While Flash Ventures is operating, we and Kioxia are restricted from working with third parties to manufacture flash-based memory or from fabricating flash-based memory beyond the capacity specified in our agreements with Kioxia. In addition, we may not manufacture flash-based memory ourselves except to the extent that we acquire the manufacturing capacity of a Flash Ventures entity as a result of such entity’s dissolution or termination of its joint venture agreements or upon our acquisition of all the ownership interests in such entity.

The agreements governing the operations of the Flash Ventures entities also set out a framework for any investment by the joint venture partners in flash manufacturing capacity. We have jointly invested, and intend to continue to jointly invest, with Kioxia in the manufacturing equipment needed to support Flash Ventures’ flash manufacturing operations. In addition, we are obligated to fund 49.9% to 50.0% of capital investments that a Flash Ventures entity decided to make to the extent that the Flash Ventures entity’s operating cash flow is insufficient to fund these investments.

Each Flash Ventures entity operates for a set amount of time as agreed between us and Kioxia. Since the start of Flash Ventures, we and Kioxia have extended the term for all three of the Flash Ventures entities. Absent further extensions as mutually agreed between us and Kioxia, Flash Partners Ltd. and Flash Alliance Ltd. are currently set to expire on December 31, 2029, and Flash Forward Ltd. is currently set to expire on December 31, 2034. Each Flash Ventures entity’s joint venture agreements may also earlier terminate upon the occurrence of certain specified events, including earlier dissolution by agreement of the parties or an event of default or bankruptcy. Upon the expiration of a Flash Ventures entity’s joint venture agreements, whenever that may occur, the applicable Flash Ventures entity will commence a wind-up process and be dissolved. Net proceeds from the dissolution will be distributed in kind or cash to us and Kioxia on a pro rata basis based on our respective ownership positions. The applicable Flash Venture entity will continue to operate during the period of winding up.

On January 24, 2025, the Company and WDC entered into an equity transfer agreement (the “Equity Transfer Agreement”) to transfer WDC’s entire equity interest in Unisplendour Corporation Limited and Unissoft (Wuxi) Group Co. Ltd. (“Unis”), referred to as the “Unis Venture,” to the Company. The Unis Venture is 48% owned by the Company and 52% owned by Unis. The Unis Venture markets and sells the Company’s products in China and develops data storage systems for the Chinese market.

Prior to the execution of the Equity Transfer Agreement, the Unis Venture was not historically managed as a component of the Company and as such, the related equity method investment was not reflected within our Condensed Consolidated Financial Statements. After the execution of the Equity Transfer Agreement, the Company accounts for its investment in the Unis Venture under the equity method of accounting. The Company’s 48% interest in the earnings of the Unis Venture will be recognized one quarter in arrears from the date the Unis Venture was transferred to the Company and will be reported in Other expense, net in the Condensed Consolidated Statements of Operations.

In addition, in September 2024, SanDisk China Limited, our wholly owned subsidiary, established a venture with JCET Management Co., Ltd. (“JCET”), referred to as the “SDSS Venture,” regarding the ownership and operations of our assembly and test facility in Shanghai, China. The SDSS Venture is 20% owned by Sandisk and 80% owned by JCET.

Summary of Risk Factors

An investment in our common stock is subject to a number of risks, including market, financial, regulatory and operational risks related to our business, our separation from WDC and our common stock. Set forth below are some, but not all, of these risks.

Risks Related to Our Business

•	Adverse global or regional conditions could harm our business;

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We are dependent on a limited number of qualified suppliers who provide critical services, materials or components, and a disruption in our supply chain or other inability to source our supply requirements, or an increase in the costs of materials or components, could negatively affect our business;

•	Our operations, and those of certain of our suppliers and customers, are subject to substantial risk of damage or disruption;

•	The loss of our key management, staff and skilled employees, the inability to hire and develop new employees or decisions to realign our business could negatively impact our business prospects;

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We are subject to risks related to product defects, which could result in product recalls or epidemic failures and could subject us to warranty claims in excess of our warranty provisions or which are greater than anticipated, litigation or indemnification claims;

•	We rely substantially on strategic relationships with various partners, including Kioxia, which subjects us to risks and uncertainties that could harm our business;

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We participate in a highly competitive industry that is subject to declining average selling prices, volatile demand, rapid technological change and industry consolidation, as well as lengthy product qualifications, all of which can negatively impact our business;

•	If we do not properly manage technology transitions and product development and introduction, our competitiveness and operating results may be negatively affected;

•	Loss of revenue from a key customer, or consolidation among our customer base, could harm our operating results;

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Sales in the distribution channel and to the retail market are important to our business, and if we fail to respond to demand changes within these markets, or maintain and grow our applicable market share, our business could suffer;

•	Fluctuations in currency exchange rates as a result of our international operations impact our cost of revenue, margins, operating costs and cash flows and may negatively affect our operating results;

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Our level of debt may negatively impact our liquidity, restrict our operations and ability to respond to business opportunities and increase our vulnerability to adverse economic and industry conditions;

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We are subject to laws, rules and regulations relating to the collection, use, sharing and security of data, including personal data, and our failure to comply with these laws, rules and regulations could subject us to proceedings by governmental entities or others and cause us to incur penalties, significant legal liability or loss of customers, loss of revenue and reputational harm;

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We and certain of our officers may at times be involved in litigation, investigations and governmental proceedings, which may be costly, may divert the efforts of our key personnel and could result in adverse court rulings, fines or penalties, which could materially harm our business;

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The compromise, damage or interruption of our technology infrastructure, systems or products by cyber incidents, data security breaches, other security problems, design defects or system failures could have a material negative impact on our business;

•	The nature of our industry and its reliance on intellectual property and other proprietary information subjects us and our suppliers, customers and partners to the risk of significant litigation;

•	Our reliance on intellectual property and other proprietary information subjects us to the risk that these key components of our business could be copied by competitors; and

•	Future material impairments in the value of our goodwill, intangible assets and other long-lived assets would negatively affect our operating results.

Risks Related to the Spin-Off

•	We may not achieve some or all of the expected benefits of the spin-off, and the spin-off may adversely impact our business;

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Our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and therefore may not be a reliable indicator of our future results;

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In connection with our spin-off from WDC, WDC has agreed to indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to protect us against the full amount of such liabilities, or that WDC’s ability to satisfy its indemnification obligation will not be impaired in the future;

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In connection with our spin-off from WDC, we have agreed to assume, and indemnify WDC for, certain liabilities. If we are required to make payments pursuant to these indemnities to WDC, we would need to meet those obligations and our financial results could be adversely impacted;

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If the distribution of shares of Sandisk, together with certain related transactions, does not continue to qualify as a reorganization within the meaning of sections 368(a)(1)(D), 361 and 355 of the Internal Revenue Code of 1986 (the “Code”) that is generally tax-free for U.S. federal income tax purposes (the “Intended Tax Treatment”), Sandisk, WDC and WDC stockholders that received shares of Sandisk in the distribution or receive shares in a clean-up distribution (as defined below) could be subject to significant U.S. federal income tax liability and, in certain circumstances, Sandisk could be required to indemnify WDC for material taxes pursuant to indemnification obligations under the tax matters agreement;

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To preserve the Intended Tax Treatment, under the tax matters agreement that Sandisk has entered into with WDC, Sandisk is restricted from taking certain actions after the distribution that could adversely impact the Intended Tax Treatment; and

•	The spin-off and related internal restructuring transactions may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements.

Risks Related to Our Common Stock

•	Our stock price may fluctuate significantly, which may make it difficult for you to resell the common stock when you want or at prices you find attractive;

•

WDC owns 28,827,787 shares of our common stock and we are obligated to register the resale of all of such shares under the terms of a stockholder’s and registration rights agreement between us and WDC. The sale of shares by WDC in this offering and in one or more additional offerings may cause our stock price to decline;

•	Provisions of Delaware law, our certificate of incorporation and our bylaws may prevent or delay an acquisition of our company, which could decrease the market price of our common stock;

•

The price of WDC’s common stock historically has been volatile, and the price of our common stock may to be volatile as well. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock; and

•	Tax matters may materially affect our financial position and results of operations.

These and other risks relating to our business, our industry, the spin-off and our common stock are discussed in greater detail under the section of this prospectus entitled “Risk Factors.” You should read and consider all of these risks carefully.

Summary of the Separation and Distribution

On October 30, 2023, WDC announced its intention to separate its Flash Business from its hard disk drive business (the “HDD Business”). WDC determined to implement this separation through the spin-off of WDC’s Flash Business to its stockholders. Sandisk was formed to hold the Flash Business.

On January 25, 2025, the WDC Board of Directors approved the distribution of 80.1% of Sandisk’s issued and outstanding shares of common stock held by WDC to WDC stockholders on the basis of one share of our common stock for every three shares of WDC common stock held as of 1:00 p.m. Pacific time on February 12, 2025, the record date for the distribution (the “Record Date”), subject to certain conditions.

On February 21, 2025, the distribution was effected and the separation became effective as of 11:59 p.m. Pacific time. Following the separation, we hold the assets and liabilities related to the Flash Business, subject to certain limited exceptions. After the separation, WDC continues to hold its HDD Business. To effect the separation, WDC undertook a series of internal restructuring transactions to separate the assets, liabilities and certain legal entities of WDC associated with the Flash Business to us, in exchange for a cash payment of approximately $1.5 billion by us to WDC with a portion of the net proceeds of a term loan facility described below under “Financing Transactions.” In conjunction with the separation, 116,035,464 shares of our common stock were distributed to WDC stockholders, as described below. Additionally, WDC retained 28,827,787 shares of our common stock representing its 19.9% retained interest. “Regular-way” trading of our common stock began with the opening of the Nasdaq on February 24, 2025, under the ticker symbol “SNDK.” Our common stock has a par value of $0.01 per share.

Following the distribution, our stockholders (other than WDC) own directly 80.1% of the outstanding shares of our common stock and WDC retained 19.9% of the outstanding shares of our common stock. WDC intends to dispose of all of our common stock that it retains through one or more subsequent exchanges of our common stock for WDC debt held by WDC creditors and/or through distributions of our common stock to WDC stockholders as dividends or in exchange for outstanding shares of WDC common stock, in each case during the 12-month period following the distribution (any such distribution, a “clean-up distribution”).

We are registering the shares of our common stock to be offered and sold in this offering, and are obligated to register the resale of any remaining shares of our common stock retained by WDC, under the terms of a stockholder’s and registration rights agreement between us and WDC.

Financing Transactions

On February 21, 2025, we entered into a Loan Agreement (the “Loan Agreement”) by and among Sandisk, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent and the other parties party thereto. The Loan Agreement comprises a term loan B facility in the principal amount of $2.0 billion (the “Term Loan Facility”) and a revolving credit facility in the principal amount of $1.5 billion (the “Revolving Credit Facility” and together with the Term Loan Facility, the “Facilities”). On February 21, 2025, we borrowed $2.0 billion under the Term Loan Facility. There were no amounts outstanding as of May 19, 2025 under the Revolving Credit Facility. For additional information regarding the Loan Agreements and the Facilities, see the section entitled “Description of Material Indebtedness.”

Sandisk’s Post-Separation Relationship with WDC

On February 21, 2025, we entered into a separation and distribution agreement with WDC. In connection with the separation, we also entered into various other agreements to effect the separation and provide a framework for our relationship with WDC after the separation, including a transition services agreement, a tax matters agreement, an employee matters agreement, an intellectual property cross-license agreement, a transitional trademark license agreement and a stockholder’s and registration rights agreement with respect to WDC’s continuing ownership of Sandisk’s common stock. These agreements provide for the allocation between us and WDC of WDC’s assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from WDC and govern certain relationships between us and WDC after the separation. For additional information regarding the separation and distribution agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Spin-off” and “Certain Relationships and Related Party Transactions.” For additional information regarding the internal reorganization, see the section entitled “The Separation and Distribution—Internal Reorganization.”

Corporate Information

Sandisk Corporation was incorporated in Delaware for the purpose of holding WDC’s Flash Business in connection with the separation and distribution described herein. Prior to the transfer of these businesses to us by WDC, which occurred prior to the distribution, Sandisk Corporation had no operations. The address of our principal executive offices is 951 Sandisk Drive, Milpitas, California 95035. Our telephone number is (408) 801-1000. We maintain a website at www.sandisk.com. The information contained on our website or that can be accessed through our website neither constitutes part of this prospectus nor is incorporated by reference herein, and investors should not rely on any such information in deciding whether to invest in our common stock.

Summary of Historical and Unaudited Pro Forma Condensed Consolidated and Combined Financial Data

The following tables set forth certain select consolidated and combined financial data for the nine months ended March 28, 2025 and March 29, 2024, and the fiscal years ended June 28, 2024, June 30, 2023, and July 1, 2022, and have been derived from our unaudited Pro Forma Condensed Consolidated and Combined Financial Information, unaudited Condensed Consolidated Financial Statements and unaudited Condensed Combined Financial Statements and notes thereto included elsewhere in this prospectus. The unaudited pro forma adjustments to the Consolidated Statements of Operations and Combined Statements of Operations assume that the spin-off and related transactions occurred as of July 1, 2023, which was the first day of the 2024 fiscal year. Because the spin-off was completed on February 21, 2025, its effect is reflected in our unaudited condensed consolidated statement of financial position as of March 28, 2025 included elsewhere in this prospectus. Accordingly, no pro forma condensed consolidated statement of financial position as of March 28, 2025 is included in the following unaudited pro forma financial information. The unaudited Condensed Consolidated Financial Statements, unaudited Condensed Combined Financial Statements and Combined Financial Statements include the assets, liabilities, revenues and expenses that management has determined are specifically or primarily identifiable to us as well as direct and indirect costs that are attributable to our operations.

The certain select combined financial data below are only a summary and should be read in conjunction with the sections of this prospectus titled “Unaudited Pro Forma Condensed Consolidated and Combined Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our Condensed Consolidated Financial Statements and Combined Financial Statements and the notes thereto included elsewhere in this prospectus.

The certain select combined financial data are based upon available information and assumptions that we believe are reasonable and supportable and may not necessarily reflect what our financial condition, results of operations or cash flows would have been had we been a standalone company during the periods presented, including changes that have occurred or will occur in our operations and capital structure as a result of the spin-off, such as changes in financing, operations, cost structure and personnel needs of our business. The certain select combined financial data constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See the section of this prospectus entitled “Cautionary Statement Concerning Forward-Looking Statements.”

The Debt-for-Equity Exchange

In connection with this offering, WDC intends to exchange 17,000,000 shares of our common stock (or 19,550,000 shares if the option granted to the underwriters is exercised in full) offered hereby for certain indebtedness of WDC, which is held by the debt-for-equity exchange parties. In the debt-for-equity exchange, WDC is expected to deliver the shares, at the request of the debt-for-equity exchange parties, to the selling stockholders upon consummation of the debt-for-equity exchange, and the selling stockholders would then offer those shares of our common stock to the underwriters in this offering for cash. The consummation of the debt-for-equity exchange is a condition to the settlement of the selling stockholders’ sale of the shares to the underwriters. As a result, the consummation of the debt-for-equity exchange is also a condition to the settlement of the underwriters’ sale of the shares to prospective investors. The debt-for-equity exchange parties, and not WDC or us, will receive the proceeds from the sale of the shares in this offering. However, as a result of exchanging the shares of our common stock with the debt-for-equity exchange parties prior to this offering, WDC may be deemed to be a selling stockholder in this offering solely for U.S. federal securities law purposes.

The indebtedness of WDC expected to be exchanged by WDC and the debt-for-equity exchange parties would consist of Term A-3 Loans of WDC in the aggregate principal amount of $      million, which is an amount, if the underwriters exercise in full their option to purchase additional shares, that is expected to be sufficient to acquire all of the shares of our common stock to be sold by the selling stockholders in this offering. Upon (and assuming) completion of the debt-for-equity exchange, the WDC indebtedness exchanged in the debt-for-equity exchange shall automatically be cancelled and retired by WDC. We do not guarantee or have any obligations in respect of the WDC indebtedness. See “Underwriting (Conflicts of Interest)—The Debt-for-Equity Exchange” for additional information.

J.P. Morgan Securities LLC and BofA Securities, Inc. are each also acting as an underwriter in this offering. See “Underwriting (Conflicts of Interest).”

Sandisk Corporation

Summary Select Consolidated and

Combined Financial Data

	Pro Forma		Historical
	Nine months ended	Year ended	Nine months ended		Years ended
(In millions, except per share amounts)	March 28, 2025	June 28, 2024	March 28, 2025	March 29, 2024	June 28, 2024	June 30, 2023	July 1, 2022
Revenue, net	$5,454	$6,663	$5,454	$4,903	$6,663	$6,086	$9,754
Cost of revenue	3,738	5,577	3,740	4,467	5,591	5,656	6,510
Gross profit	1,716	1,086	1,714	436	1,072	430	3,244
Operating expenses:
Research and development	850	1,067	847	763	1,061	1,167	1,362
Selling, general and administrative	423	521	411	338	455	558	666
Business separation costs	50	64	50	46	64	—	—
Employee termination, asset impairment and other	5	(40)	5	(44)	(40)	69	16
Gain on business divestiture	(34)	—	(34)	—	—	—	—
Goodwill impairment	1,830	—	1,830	—	—	671	—
Total operating expenses	3,158	1,612	3,109	1,103	1,540	2,465	2,044
Operating income (loss)	(1,408)	(526)	(1,395)	(667)	(468)	(2,035)	1,200
Interest and other income (expense):
Interest income	10	6	11	9	12	21	6
Interest expense	(119)	(166)	(22)	(31)	(40)	(31)	(15)
Other income (expense), net	(53)	(4)	(55)	(11)	(7)	43	43
Total interest and other income (expense), net	(162)	(164)	(66)	(33)	(35)	33	34
Income (loss) before taxes	(1,570)	(690)	(1,461)	(700)	(503)	(2,002)	1,234
Income tax expense	135	136	157	92	169	141	170
Net income (loss)	$(1,705)	$(826)	$(1,618)	$(792)	$(672)	$(2,143)	$1,064

Earnings (loss) per share:
Basic and diluted	$(11.49)	$(5.65)	$(11.16)
Weighted-average number of common shares outstanding:
Basic and diluted	148	146	145

Summary Historical Consolidated and Combined Balance Sheets

	Historical As of
(In millions)	March 28, 2025	June 28, 2024	June 30, 2023
Assets
Cash and cash equivalents	$1,507	$328	$292

Total assets	$12,960	$13,506	$13,820

Liabilities and equity
Total liabilities	$3,799	$2,424	$2,381
Parent company net investment	—	11,534	11,782
Additional paid-in capital	11,227	—	—

Total liabilities and equity	$12,960	$13,506	$13,820

Revenue by End Market

	Historical
	Nine months ended		Years ended
(In millions)	March 28, 2025	March 29, 2024	June 28, 2024	June 30, 2023	July 1, 2022
Revenue by end market
Cloud	$747	$155	$325	$500	$1,264
Client	3,024	3,002	4,069	3,637	6,038
Consumer	1,683	1,746	2,269	1,949	2,452

Total revenue	$5,454	$4,903	$6,663	$6,086	$9,754

THE OFFERING

Common stock offered by the selling stockholders	17,000,000 shares of our common stock (or 19,550,000 shares of our common stock if the underwriters exercise in full their option to purchase additional shares).

Common stock to be held by WDC immediately after the debt-for-equity exchange	11,827,787 shares of our common stock (or 9,277,787 shares of our common stock if the underwriters exercise in full their option to purchase additional shares). For further information regarding our relationship with WDC, see “Sandisk’s Post-Separation Relationship with WDC” and “Certain Relationships and Related Party Transactions.”

Option to purchase additional shares	The selling stockholders have granted the underwriters a 13-day option to purchase up to 2,550,000 additional shares of our common stock from the selling stockholders at the public offering price.

Use of proceeds	All shares of our common stock sold pursuant to this prospectus will be offered and sold by the selling stockholders. Neither we nor WDC will receive any proceeds from the sale of our common stock in this offering. See “Use of Proceeds.”

Selling Stockholders	J.P. Morgan Securities LLC and BofA Securities, Inc., at the request of the debt-for-equity exchange parties.

Pursuant to the debt-for-equity exchange agreement to be entered into prior to the settlement of this offering, WDC will exchange all of the shares of our common stock being sold in this offering for certain outstanding indebtedness of WDC then owned by the debt-for-equity exchange parties. The selling stockholders are offering to sell shares for cash pursuant to this offering. No new shares of our common stock will be issued in this offering. As a result of this debt-for-equity exchange, WDC may be deemed to be a selling stockholder in this offering solely for U.S. federal securities law purposes.

See “Underwriting (Conflicts of Interest).”

Conflicts of Interest

Because 5% or more of the net proceeds of this offering will be received by J.P. Morgan Securities LLC and BofA Securities, Inc. in connection with the cancellation and retirement of the WDC indebtedness exchanged in the debt-for-equity exchange, and J.P. Morgan Securities LLC and BofA Securities, Inc. are each an underwriter in this offering, J.P. Morgan Securities LLC and BofA Securities, Inc. would be deemed to have a “conflict of interest” under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121 (“Rule 5121”). Accordingly, this offering will be conducted in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Risk Factors	For a discussion of risks and uncertainties involved with an investment in our common stock, see “Risk Factors” on page 13 of this prospectus.

Listing	Our common stock is listed on the Nasdaq under the symbol “SNDK.”

Unless we indicate otherwise, all information in this prospectus is based on 145,299,942 shares of our common stock outstanding as of May 19, 2025 and excludes 27,680,670 shares of our common stock reserved for issuance pursuant to our equity-based compensation plans.

RISK FACTORS

The risks and uncertainties described below could materially and adversely impact our business, financial condition, results of operations, could cause actual results to differ materially from our expectations and projections, and could cause the market value of our stock to decline. You should consider these risk factors when evaluating us and our common stock and when reading the rest of this prospectus, including the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this document. These risk factors may not include all of the important factors that could affect our business or our industry or that could cause our future financial results to differ materially from historic or expected results or cause the market price of our common stock to fluctuate or decline. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business, including our results of operations, liquidity and financial condition.

Risks Related to Our Business

OPERATIONAL RISKS

Adverse global or regional conditions could harm our business.

A large portion of our revenue is derived from our international operations, and substantially all of our products are produced overseas. As a result, our business depends significantly on global and regional conditions. Adverse changes in global or regional economic conditions, including, but not limited to, volatility in the financial markets, tighter credit, recession, inflation, rising interest rates, slower growth in certain geographic regions, political uncertainty, geopolitical tensions or conflicts, trade war, other macroeconomic factors, changes to social conditions and regulations, could significantly harm demand for our products, increase credit and collectability risks, result in revenue reductions, reduce profitability as a result of underutilization of our assets, cause us to change our business practices, increase manufacturing and operating costs or result in impairment charges or other expenses.

Our revenue growth is significantly dependent on the growth of international markets, and we may face challenges in international sales markets. We are subject to risks associated with our global manufacturing operations and global sales efforts, as well as risks associated with our utilization of contract manufacturers, including:

•	obtaining governmental approvals and compliance with evolving foreign regulations;

•

the need to comply with regulations on international business, including the Foreign Corrupt Practices Act, the United Kingdom Bribery Act 2010, the anti-bribery laws of other countries and rules regarding conflict minerals;

•	exchange, currency and tax controls and reallocations;

•	weaker protection of intellectual property rights;

•

policies and financial incentives by governments in China, the United States (“U.S.”) and countries in Europe and Asia designed to reduce dependence on foreign semiconductor manufacturing capabilities;

•

trade restrictions, such as export controls, export bans, import restrictions, embargoes, sanctions, license and certification requirements (including semiconductor, encryption and other technology), tariffs and complex customs regulations; and

•	difficulties in managing international operations, including appropriate internal controls.

For example, the United States has recently announced changes to U.S. trade policy, including increased tariffs on imported goods. Though the majority of our products sold in the U.S. are currently exempt from tariffs, additional tariff increases or the loss of applicable exemptions would increase the cost of goods sold for our products sold in the U.S., which could negatively impact our margins and financial performance. Increases in the price of our products in response to increased costs may adversely impact demand for those products in the U.S., which could also negatively impact our performance and financial results. Future trade policies and regulations in the U.S. and other countries, the terms of any trade arrangements that may be negotiated between the U.S. and other countries, the scope, amount, or duration of tariffs that may be imposed by any country, and the impact of these factors on our business, either directly or as a result of the impact on the business of our customers, are uncertain and may contribute to increased costs and reduced demand for our products, each of which could harm our financial performance. Uncertainty surrounding international trade policy and regulations could also have an adverse effect on consumer confidence and spending.

As a result of these risks, our business could be harmed.

We are dependent on a limited number of qualified suppliers who provide critical services, materials or components, and a disruption in our supply chain or other inability to source our supply requirements, or an increase in the costs of materials or components, could negatively affect our business.

We depend on an external supply base for technologies, software (including firmware), controllers, dynamic random-access memory, components, equipment and materials for use in our product design and manufacturing. We also depend on suppliers for a portion of our wafer testing, chip assembly, product assembly and product testing, and on service suppliers for providing technical support for our products. In addition, we use logistics partners to manage our worldwide just-in-time hubs and distribution centers and to meet our freight needs. Many of the components and much of the equipment we acquire must be specifically designed for use in our products or for developing and manufacturing our products, and are only available from a limited number of suppliers, some of whom are our sole-source suppliers. We therefore depend on these suppliers to meet our business needs including dedicating adequate engineering resources to develop components that can be successfully integrated into our products.

Our suppliers have in the past been, and may in the future be, unable or unwilling to meet our requirements, including as a result of events outside of their control such as trade restrictions (including tariffs, quotas and embargoes), geopolitical conflicts, public health emergencies or natural disasters. If we are unable to purchase sufficient quantities from our current suppliers or qualify and engage additional suppliers, or if we cannot purchase materials at a reasonable price, we may not be able to meet demand for our products. Trade restrictions, including tariffs, quotas and embargoes, demand from other high-volume industries for materials or components used in our products, disruptions in supplier relationships or shortages in other components and materials used in our customers’ products could result in increased costs to us or decreased demand for our products, which could negatively impact our business. Delays, shortages or cost increases experienced by our suppliers in developing or sourcing materials and components for use in our products or incompatibility or quality issues relating to our products, could also harm our business.

We do not have long-term contracts with some of our existing suppliers, nor do we always have guaranteed manufacturing capacity with our suppliers, so we cannot guarantee that they will devote sufficient resources or capacity to manufacturing our products. Any significant problems that occur at our suppliers could lead to product shortages or quality assurance problems. When we do have contractual commitments with suppliers in an effort to stabilize the supply of our components, those commitments may require us to buy a substantial number of components or make significant cash advances to the supplier and may not result in a satisfactory supply of our components. We may cancel or defer outstanding purchase commitments with certain suppliers due to changes in actual and forecasted demand, which may result in fees, penalties and other associated charges. Such cancellations or deferments may also negatively impact our relationships with certain suppliers or lead to a decline in the financial performance of certain suppliers, each of which could result in even more limited availability of components needed for our products.

In addition, our supply base has experienced industry consolidation. Our suppliers may be acquired by our competitors, decide to exit the industry or redirect their investments and increase costs to us. In addition, some of our suppliers have experienced a decline in financial performance, including as a result of canceled or deferred purchase commitments. Where we rely on a limited number of suppliers or a single supplier, the risk of supplier loss due to industry consolidation or a decline in financial performance is increased. Some of our suppliers may also be competitors in other areas of our or their business, which could lead to difficulties in price negotiations or meeting our supply requirements.

Our operations, and those of certain of our suppliers and customers, are subject to substantial risk of damage or disruption.

We conduct our operations at large, high-volume, purpose-built facilities in Japan, Malaysia and throughout Asia. The facilities of many of our customers, our suppliers and our customers’ suppliers are also concentrated in certain geographic locations throughout Asia and elsewhere. If a fire (including a climate change-related fire), flood, earthquake, tsunami or other natural disaster, condition or event such as a power outage, contamination event, terrorist attack, cybersecurity incident, physical security breach, political instability, civil unrest, localized labor unrest or other employment issues, or a health epidemic negatively affects any of these facilities, it would significantly affect our ability to manufacture or sell our products and source components and would harm our business. Possible impacts include work and equipment stoppages and damage to or closure of our facilities, or those of our suppliers or customers, for an indefinite period of time. Climate change has in the past and is expected to continue to increase the incidence and severity of certain natural disasters, including wildfires and adverse weather events. In addition, the geographic concentration of our manufacturing sites could exacerbate the negative impacts resulting from any of these problems.

We may incur losses beyond the limits of, or outside the scope of, the coverage of our insurance policies. There can be no assurance that in the future we will be able to maintain existing insurance coverage or that premiums will not increase substantially. Due to market availability, pricing or other reasons, we may elect not to purchase insurance coverage or to purchase only limited coverage. We maintain limited insurance coverage and, in some cases, no coverage at all, for natural disasters and damage to our facilities, as these types of insurance are sometimes not available or available only at a prohibitive cost. Climate change may reduce the availability or increase the cost of certain types of insurance by contributing to an increase in the incidence and severity of certain natural disasters. We depend upon Kioxia to obtain and maintain sufficient property, business interruption and other insurance for Flash Ventures. If Kioxia fails to do so, we could suffer significant unreimbursable losses, and such failure could also cause Flash Ventures to breach various financing covenants.

Public health crises have had, and could in the future have, a negative effect on our business.

Public health crises may negatively impact our workforce and operations, as well as those of our strategic partners, customers, suppliers and logistics providers. Impacts of public health crises may include, without limitation, closures of our manufacturing facilities; under-absorbed overhead; increased logistics, component and other costs; decreased demand for our products; and manufacturing challenges.

The effects of public health crises are uncertain and difficult to predict, but may also include:

•

Disruptions to our supply chain, our operations or those of our strategic partners, customers or suppliers caused by employees or others contracting infectious diseases, or by governmental orders to contain the spread of infectious disease, such as travel restrictions, quarantines, shelter in place orders, trade controls and business shutdowns;

•

Deterioration of worldwide credit markets that may limit our ability or increase our cost to obtain external financing to fund our operations and capital expenditures and result in a higher rate of losses on our accounts receivables due to customer credit defaults;

•	Extreme volatility in financial markets, which may harm our ability to access the financial markets on acceptable terms;

•

Increased data security and technology risk as some employees work from home, including possible outages to systems and technologies critical to remote work and increased data privacy risk with cybercriminals attempting to take advantage of the disruption; and

•	Reduced productivity or other disruptions of our operations if workers in Flash Ventures’ factories or our other worksites are exposed to or spread infectious diseases to other employees.

The degree to which any public health crises ultimately impact our business will depend on many factors beyond our control, which are highly uncertain and cannot be predicted at this time.

The loss of our key management, staff and skilled employees, the inability to hire and develop new employees or decisions to realign our business could negatively impact our business prospects.

Our success depends upon the continued contributions of our talent. Changes in our key management team, including the allocation of key employees between us and WDC in connection with the separation, may result in loss of continuity, loss of accumulated knowledge, departure of other key employees, disruptions to our operations and inefficiency during transitional periods. Global competition for skilled employees in the technology industry is intense, and our business success is increasingly dependent on our ability to attract, develop and retain top talent, implement succession plans for key management and staff and replace aging skilled employees. We have put retention arrangements in place for key employees to address the uncertainty about our business separation. We may suffer further attrition following payment of these retention arrangements. Changes in immigration policies may also impair our ability to recruit and hire technical and professional talent.

Our ability to hire and retain employees also depends on our ability to build and maintain a diverse and inclusive workplace culture and to fund competitive compensation and benefits, each of which contribute to being viewed as an employer of choice. Additionally, because a substantial portion of our key employees’ compensation is linked to the performance of our business, we may be at a competitive disadvantage for hiring and retaining talent when our operating results are negatively impacted. If we are unable to hire and retain key talent, our operating results would likely be harmed.

We are subject to risks related to product defects, which could result in product recalls or epidemic failures and could subject us to warranty claims in excess of our warranty provisions or which are greater than anticipated, litigation or indemnification claims.

We warrant the majority of our products for periods of one to five years. We test our products in our manufacturing facilities through a variety of means. However, our testing may fail to reveal defects in our products that may not become apparent until after the products have been sold into the market. In addition, our products may be used in a manner that is not intended or anticipated by us, resulting in potential liability. Accordingly, there is a risk that product defects will occur, including as a result of third-party components or applications that we incorporate in our products, which could require a product recall. Product recalls can be expensive to implement. As part of a product recall, we may be required or choose to replace the defective product. Moreover, there is a risk that product defects may trigger an epidemic failure clause in a customer agreement. If an epidemic failure occurs, we may be required to replace or refund the value of the defective product and to cover certain other costs associated with the consequences of the epidemic failure. In addition, product defects, product recalls or epidemic failures may cause damage to our reputation or customer relationships, lost revenue, indemnification for a recall of our customers’ products, warranty claims, litigation or loss of market share with our customers, including our original equipment manufacturer and original design manufacturer customers. Our business liability insurance may be inadequate or future coverage may be unavailable on acceptable terms, which could negatively impact our operating results and financial condition.

Our standard warranties contain limits on damages and exclusions of liability for consequential damages and for misuse, improper installation, alteration, accident or mishandling while in the possession of someone other than us. We record an accrual for estimated warranty costs at the time revenue is recognized. We may incur additional expenses if our warranty provisions do not reflect the actual cost of resolving issues related to defects in our products, whether as a result of a product recall, epidemic failure or otherwise. If these additional expenses are significant, they could harm our business.

The compromise, damage or interruption of our technology infrastructure, systems or products by cyber incidents, data security breaches, other security problems, design defects or system failures could have a material negative impact on our business.

We experience cyber incidents of varying degrees on our technology infrastructure and systems and, as a result, unauthorized parties may obtain access to our computer systems and networks, including cloud-based platforms.

For example, an unauthorized third party gained access to a number of WDC’s systems in March 2023, which caused disruption to parts of WDC’s business operations and resulted in various investigation, recovery and remediation expenses. In addition, the technology infrastructure and systems of some of our suppliers, vendors, service providers, cloud solution providers and partners have in the past experienced, and may in the future experience, such incidents. Cyber incidents can be caused by ransomware, computer denial-of-service attacks, worms and other malicious software programs or other attacks, including the covert introduction of malware to computers and networks, and the use of techniques or processes that change frequently, may be disguised or difficult to detect, or are designed to remain dormant until a triggering event, and may continue undetected for an extended period of time. Cyber incidents may result from, social engineering or impersonation of authorized users, and may also result from efforts to discover and exploit any design flaws, bugs, security vulnerabilities or security weaknesses, intentional or unintentional acts by employees or other insiders with access privileges, intentional acts of vandalism or fraud by third parties and sabotage. In some instances, efforts to correct vulnerabilities or prevent incidents may reduce the functionality or performance of our computer systems and networks, which could negatively impact our business. We believe malicious cyber acts are increasing in number and that cyber threat actors are increasingly organized and well-financed or supported by state actors, and are developing increasingly sophisticated systems and means to not only infiltrate systems, but also to evade detection or to obscure their activities. Geopolitical tensions or conflicts may create heightened risk of cyber incidents.

Our products are also targets for malicious cyber acts, including those products utilized in cloud-based environments. While some of our products contain encryption or security algorithms to protect third-party content or user-generated data stored on our products, these products could still be hacked or the encryption schemes could be compromised, breached or circumvented by motivated and sophisticated attackers, which could harm our business by exposing us to litigation and indemnification claims and hurting our reputation. If efforts to breach our infrastructure, systems or products are successful or we are unable to protect against these risks, we could suffer interruptions, delays or cessation of operations of our systems, and loss or misuse of proprietary or confidential information, IP or sensitive or personal information. For example, as a result of a network security incident in March 2023, an unauthorized party obtained a copy of a WDC database used for WDC’s online store that contained some personal information of our online store customers. Compromises of our infrastructure, systems or products could also cause our customers and other affected third parties to suffer loss or misuse of proprietary or confidential information, IP or sensitive or personal information, and could harm our relationships with customers and other third parties and subject us to liability. As a result of actual or perceived breaches, we may experience additional costs, notification requirements, civil and administrative fines and penalties, indemnification claims, litigation or damage to our brand and reputation. All of these consequences could harm our reputation and our business and materially and negatively impact our operating results and financial condition.

BUSINESS AND STRATEGIC RISKS

We rely substantially on strategic relationships with various partners, including Kioxia, which subjects us to risks and uncertainties that could harm our business.

We have entered into and expect to continue to enter into strategic relationships with various partners for product development, manufacturing, sales growth and the supply of technologies, components, equipment and materials for use in our product design and manufacturing, including our business ventures with Kioxia. We depend on Flash Ventures for the development and manufacture of flash-based memory. Our strategic relationships, including Flash Ventures, are subject to various risks that could harm the value of our investments, our revenue and costs, our future rate of spending, our technology plans and our future growth opportunities.

The terms of our agreements with Kioxia with respect to the Flash Ventures requires that substantially all of our flash-based memory be obtained from Flash Ventures, which limits our ability to respond to market demand and supply changes and makes our financial results particularly susceptible to variations from our forecasts and expectations. For example, we are contractually obligated to pay for 50% of the fixed costs of Flash Ventures regardless of whether we order any flash-based memory, and our orders placed with Flash Ventures on a rolling basis are binding. As a result, a failure to accurately forecast supply and demand could cause us to over-invest or under-invest in inventory, technology transitions or the expansion of Flash Ventures’ capacity. Over-investment by us or our competitors can result in excess supply and lead to significant decreases in our product prices, significant excess, obsolete inventory or inventory write-downs or underutilization charges, and the potential impairment of our investments in Flash Ventures. For example, in 2023, WDC incurred $296 million in charges for unabsorbed manufacturing overhead costs as a result of reduced utilization of its manufacturing capacity and $108 million in charges to write down our inventory as a result of decreases in market pricing. These charges were attributable to a significant imbalance of supply and demand and WDC’s actions taken in response thereto. On the other hand, if we under-invest in Flash Ventures, or otherwise grow or transition Flash Ventures’ capacity too slowly, we may not have enough supply of flash-based memory, or the right type of flash-based memory, to meet demand on a timely and cost effective basis, and we may lose opportunities for revenue, gross margin and market share as a result. If our supply is limited, we might make strategic decisions with respect to the allocation of our supply among our products and customers, which could result in less favorable gross margins or damage customer relationships. In addition, while Flash Ventures is operating, our agreements with Kioxia preclude us from working with third parties to manufacture flash-based memory or from fabricating flash-based memory beyond the capacity specified in the agreements, or from manufacturing flash-based memory ourselves except to the extent that we acquire any manufacturing capacity of a Flash Ventures entity as a result of that entity’s dissolution, termination of its joint venture agreements or acquisition by us. This could also impair our ability to consolidate with other industry participants who manufacture flash-based memory.

Our control over the operations of our business ventures may be limited, and our interests could diverge from our strategic partners’ interests regarding ongoing and future activities. For example, each Flash Ventures entity operates for a defined period of time agreed upon between the joint venture partners. Absent further extensions as mutually agreed between us and Kioxia, Flash Partners Ltd. and Flash Alliance Ltd. are currently set to expire on December 31, 2029, and Flash Forward Ltd. is currently set to expire on December 31, 2034. Each Flash Ventures entity’s joint venture agreements may also earlier terminate upon the occurrence of certain specified events, including earlier dissolution by agreement of the parties or an event of default or bankruptcy. Upon the expiration of a Flash Ventures entity’s joint venture agreements, whenever that may occur, the applicable Flash Ventures entity will commence a wind-up process and be dissolved. Net proceeds from the dissolution will be distributed in kind or cash to us and Kioxia on a pro rata basis based on our respective ownership positions. The applicable Flash Venture entity will continue to operate during the period of winding up. Although we and Kioxia have agreed to extend the operating period for each Flash Ventures entity since the start of Flash Ventures, there is a risk that we and Kioxia will be unable to agree on a further extension of one or more of the Flash Ventures entities. Additionally, under the Flash Ventures agreements, we cannot unilaterally direct most of Flash Ventures’ activities, and we have limited ability to source or fabricate flash outside of Flash Ventures. Flash Ventures requires significant investments by both Kioxia and us for technology transitions and capacity expansions, and our business could be harmed if our technology roadmap and investment plans are not sufficiently aligned with Kioxia’s. Lack of alignment with Kioxia with respect to Flash Ventures could negatively impact our ability to react quickly to changes in the market, or to stay at the forefront of technological advancement. Misalignment could arise due to changes in Kioxia’s strategic priorities, management, ownership or access to capital, which have changed in recent years and could continue to change. Kioxia’s stakeholders may include, or have included in the past, competitors, customers, a private equity firm, government entities or public stockholders. Kioxia’s management changes, ownership and capital structure could lead to delays in decision-making, disputes or changes in strategic direction that could negatively impact the strategic partnership, and therefore us. There may exist conflicts of interest between Kioxia’s stakeholders and Flash Ventures or us with respect to, among other things, protecting and growing Flash Ventures’ business, intellectual property and competitively sensitive confidential information.

Together with Kioxia, we fund a portion of the investments required for Flash Ventures through lease financings. Continued availability of lease financings for Flash Ventures is not guaranteed and could be limited by several factors, including investor capacity and risk allocation policies, our or Kioxia’s financial performance and changes to our or Kioxia’s business, ownership or corporate structure. To the extent that lease financings are not accessible on favorable terms or at all, more cash would be required to fund investments.

Our strategic relationships are subject to additional risks that could harm our business, including, but not limited to, the following:

•	failure by our strategic partners to comply with applicable laws or employ effective internal controls;

•	difficulties and delays in product and technology development at, ramping production at and transferring technology to, our strategic partners;

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declining financial performance of our strategic partners, including failure by our strategic partners to timely fund capital investments with us or otherwise meet their commitments, including paying amounts owed to us or third parties when due;

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we may lose the rights to, or ability to independently manufacture, certain technology or products being developed or manufactured by strategic partners, including if any of them is acquired by another company, files for bankruptcy or experiences financial or other losses;

•	a bankruptcy event involving a strategic partner could result in structural changes to or termination of the strategic partnership; and

•	changes in tax or regulatory requirements may necessitate changes to the agreements governing our strategic partnerships.

We participate in a highly competitive industry that is subject to declining average selling prices, volatile demand, rapid technological change and industry consolidation, as well as lengthy product qualifications, all of which can negatively impact our business.

Demand for our devices, software and solutions, which we refer to in this “Risk Factors” section as our “products,” depends in large part on the demand for systems manufactured by our customers and on storage upgrades to existing systems. The demand for systems has been volatile in the past and often has had an exaggerated effect on the demand for our products in any given period. Demand for and prices of our products are influenced by, among other factors, actual and projected data growth, the balance between supply and demand in the storage market, including the effects of new fab capacity, macroeconomic factors, business conditions, technology transitions and other actions taken by us or our competitors. The storage market has recently experienced, and may continue to experience, periods of excess capacity leading to liquidation of excess inventories, inventory write-downs, significant reductions in average selling prices and negative impacts on our revenue and gross margins, and volatile product life cycles that harm our ability to recover the cost of product development.

Further, our average selling prices and gross margins tend to decline when there is a shift in the mix of product sales to lower priced products. We have faced declining gross margins relating to the Flash Business in the past, and may face potential gross margin pressures in the future, resulting from our average selling prices declining more rapidly than our cost of revenue. Rapid technological changes often reduce the volume and profitability of sales of existing products and increase the risk of inventory obsolescence and write-downs. Finally, the data storage industry has experienced consolidation over the past several years, which could enhance the resources and lower the cost structure of some competitors. These factors could result in a substantial decrease in our market share and harm our business.

As we compete in new product areas, the overall complexity of our business may increase and may result in increases in research and development expenses and substantial investments in manufacturing capability, technology enhancements and go-to-market capability. We must also qualify our products with customers through potentially lengthy testing processes with uncertain results. Some of our competitors offer products that we do not offer, which may allow them to win sales from us, and some of our customers may be developing storage solutions internally, which may reduce their demand for our products. We expect that competition will continue to be intense, and our competitors may be able to gain a product offering or cost structure advantage over us, which would harm our business. Further, our competitors may utilize pricing strategies, including offering products at prices at or below cost, that we may be unable to competitively match. We may also have difficulty effectively competing with manufacturers benefiting from governmental investments and may be subject to increased complexity and reduced efficiency in our supply chain as a result of governmental efforts to promote domestic semiconductor industries in various jurisdictions.

If we do not properly manage technology transitions and product development and introduction, our competitiveness and operating results may be negatively affected.

The markets for our products continuously undergo technology transitions that may impact our product roadmaps and that we must anticipate in order to adapt our existing products or develop new products effectively. If we fail to adapt to or implement new technologies or develop new products desired by our customers quickly and cost-effectively, or if technology transitions negatively impact our existing product roadmaps, our business may be harmed.

In addition, the success of our technology transitions and product development depends on a number of other factors, including:

•	research and development expenses and results;

•	difficulties faced in manufacturing ramp;

•	market acceptance/qualification;

•	effective management of inventory levels in line with anticipated product demand;

•	the vertical integration of some of our products, which may result in more capital expenditures and greater fixed costs than if we were not vertically integrated;

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our ability to cost effectively respond to customer requests for new products or features (including requests for more efficient and efficiently produced products with reduced environmental impacts) and software associated with our products;

•	our ability to increase our software development capability; and

•	the effectiveness of our go-to-market capability in selling new products.

Moving to new technologies and products may require us to align to, and build, a new supply base. Our success in new product areas may depend on our ability to enter into favorable supply agreements. In addition, if our customers choose to delay transition to new technologies, if demand for the products that we develop is lower than expected or if the supporting technologies to implement these new technologies are not available, we may be unable to achieve the cost structure required to support our profit objectives or may be unable to grow or maintain our market position.

Additionally, new technologies could impact demand for our products in unforeseen or unexpected ways and new products could substitute for our current products and make them obsolete, each of which would harm our business. We also develop products to meet certain industry and technical standards, which may change and cause us to incur substantial costs as we adapt to new standards or invest in different manufacturing processes to remain competitive.

We experience sales seasonality and cyclicality, which could cause our operating results to fluctuate. In addition, accurately forecasting demand has become more difficult, which could harm our business.

Sales of many of our products tend to be seasonal and subject to supply-demand cycles. Changes in seasonal and cyclical supply and demand patterns have made it, and could continue to make it, more difficult for us to forecast demand. Changes in the product or channel mix of our business may also impact seasonal and cyclical patterns. For example, we often ship a high percentage of our total quarterly sales in the third month of the quarter, which makes it difficult for us to forecast our financial results before the end of each quarter. As a result of the above or other factors, our forecast of financial results for a given quarter may differ materially from our actual financial results.

The variety and volume of products we manufacture are based in part on accurately forecasting market and customer demand for our products. Accurately forecasting demand has become increasingly difficult for us, our customers and our suppliers due to volatility in global economic conditions, end market dynamics and industry consolidation, resulting in less availability of historical market data for certain product segments. Further, for many of our original equipment manufacturer customers utilizing just-in-time inventory, we do not generally require firm order commitments and instead receive a periodic forecast of requirements, which may prove to be inaccurate. In addition, because our products are designed to be largely interchangeable with competitors’ products, our demand forecasts may be impacted significantly by the strategic actions of our competitors. As forecasting demand becomes more difficult, the risk that our forecasts are not in line with demand increases. This has caused, and may in the future cause, our forecasts to exceed actual market demand, resulting in periods of product oversupply, excess inventory, underutilization of manufacturing capacity and price decreases, which has impacted and could further impact our sales, average selling prices and gross margin or require us to incur additional inventory write-downs or additional charges for unabsorbed manufacturing overhead, thereby negatively affecting our operating results and our financial condition. For example, in 2023, WDC incurred $296 million in charges for unabsorbed manufacturing overhead costs as a result of reduced utilization of its manufacturing capacity and $108 million in charges to write down its inventory as a result of decreases in market pricing. These charges were attributable to a significant imbalance of supply and demand and our actions taken in response thereto. If market demand increases significantly beyond our forecasts or beyond our ability to add manufacturing capacity, then we may not be able to satisfy customer product needs, possibly resulting in a loss of market share if our competitors are able to meet customer demands. In addition, some of our components have long lead-times, requiring us to place orders several months in advance of anticipated demand. Such long lead-times increase the risk of excess inventory, potentially resulting in inventory write-downs or loss of sales in the event our forecasts vary substantially from actual demand.

Failure to successfully execute on strategic initiatives including acquisitions, divestitures or cost saving measures may negatively impact our future results.

We may make acquisitions and divestitures and engage in cost saving measures. In order to successfully execute on strategic initiatives, we must successfully complete attractive transactions, some of which may be large and complex, and manage post-closing issues such as integration of the acquired company or employees and integration of processes and systems. We may not be able to identify or complete appealing acquisition or investment opportunities given the intense competition for these transactions. Even if we identify and complete suitable corporate transactions, we may not be able to successfully address any integration challenges in a timely manner, or at all. There may be difficulties with implementing new systems and processes or with integrating systems and processes of companies with complex operations, which may result in inconsistencies in standards, controls, procedures and policies and may increase the risk that our internal controls are found to be ineffective.

Failing to successfully integrate or realign our business to take advantage of efficiencies or reduce redundancies of an acquisition may result in not realizing all or any of the anticipated benefits of the acquisition. In addition, failing to achieve the financial model projections for an acquisition or changes in technology development and related roadmaps following an acquisition may result in the incurrence of impairment charges (including goodwill impairments or other asset write-downs) and other expenses, both of which could negatively impact our results of operations or financial condition. Acquisitions and investments may also result in the issuance of equity securities that may be dilutive to our stockholders as well as earn-out or other contingent consideration payments and the issuance of additional indebtedness that would put additional pressure on liquidity. Furthermore, we may agree to provide continuing service obligations or enter into other agreements in order to obtain certain regulatory approvals of our corporate transactions, and failure to satisfy these additional obligations could result in our failing to obtain regulatory approvals or the imposition of additional obligations on us, any of which could negatively affect our business. In addition, new legislation or additional regulations may affect or impair our ability to invest with or in certain other countries or require us to obtain regulatory approvals to do so, including investments in joint ventures, minority investments and outbound technology transfers to certain countries.

Cost saving measures, restructurings and divestitures may result in workforce reduction and consolidation of our manufacturing or other facilities. As a result of these actions, we may experience a loss of continuity, loss of accumulated knowledge, disruptions to our operations and inefficiency during transitional periods. These actions could also impact employee retention. In addition, we cannot be sure that these actions will be as successful in reducing our overall expenses as we expect, that additional costs will not offset any such reductions or consolidations or that we do not forgo future business opportunities as a result of these actions.

Acquisitions and alliance activities inherently involve other risks as well. Additional risks we may encounter include those associated with:

•	disruption to our business and the continued successful execution of our company strategy, goals and responsibilities;

•	increased capital and research and development expenses and resource allocation;

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assimilation and integration of different business operations, corporate cultures, personnel, infrastructures and technologies or solutions acquired or licensed, while maintaining quality, and designing and implementing appropriate risk management measures;

•	the incurrence of significant transaction fees and costs;

•	the potential for unknown liabilities within the acquired or combined business that we may not become aware of until after the completion of the acquisition; and

•	the possibility of conflict with joint venture or alliance partners regarding strategic direction, prioritization of objectives and goals, governance matters or operations.

Loss of revenue from a key customer, or consolidation among our customer base, could harm our operating results.

For 2024, 2023 and 2022, 41%, 47% and 47%, respectively, of our total revenue came from sales to our top ten customers. These customers have a variety of suppliers to choose from and therefore can make substantial demands on us, including demands on product pricing, contractual terms and the environmental impact and attributes of our products, often resulting in the allocation of risk or increased costs to us as the supplier. Our ability to maintain strong relationships with our principal customers is essential to our future performance. We may experience events such as the loss of a key customer, prohibition or restriction of sales to a key customer by law, regulation or other government action, reductions in sales to or orders by a key customer, customer requirements to reduce our prices before we are able to reduce costs or the acquisition of a key customer by one of our competitors. These events may impact our operating results and financial condition. Further, government authorities may implement laws or regulations or take other actions that could result in significant changes to the business or operating models of our customers. Such changes could negatively impact our operating results.

Additionally, if there is consolidation among our customer base, our customers may be able to command increased leverage in negotiating prices and other terms of sale, which could negatively impact our profitability. Consolidation among our customer base may also lead to reduced demand for our products, increased customer pressure on our prices, replacement of our products by the combined entity with those of our competitors and cancellations of orders, each of which could harm our operating results.

Also, the storage ecosystem is constantly evolving, and our traditional customer base is changing. Fewer companies now hold greater market share for certain applications and services, such as cloud storage and computing platforms, mobile, social media, shopping and streaming media. As a result, the competitive landscape is changing, giving these companies increased leverage in negotiating prices and other terms of sale, which could negatively impact our profitability. In addition, the changes in our evolving customer base create new selling and distribution patterns to which we must adapt. To remain competitive, we must respond to these changes by ensuring we have proper scale in this evolving market, as well as offer products that meet the technological requirements of this customer base at competitive pricing points. To the extent we are not successful in adequately responding to these changes, our operating results and financial condition could be harmed.

Sales in the distribution channel and to the retail market are important to our business, and if we fail to respond to demand changes within these markets, or maintain and grow our applicable market share, our business could suffer.

Our distribution customers typically sell to small computer manufacturers, dealers, systems integrators and other resellers. We face significant competition in this channel as a result of limited product qualification programs and a significant focus on price and availability of product. As a result of the shift to mobile devices, more computing devices are being delivered to the market as complete systems, which could weaken the distribution market. If we fail to respond to changes in demand in the distribution market, our business could suffer. Additionally, if the distribution market weakens as a result of technology transitions or a significant change in consumer buying preference, or if we experience significant price declines due to demand changes in the distribution channel, our operating results would be negatively impacted. Negative changes in the creditworthiness or the ability to access credit, or the bankruptcy or shutdown of any of our significant retail or distribution partners would harm our revenue and our ability to collect outstanding receivable balances.

A significant portion of our sales is also made through retailers. Our success in the retail market depends in large part on our ability to maintain our brand image and corporate reputation and to expand into and gain market acceptance of our products in multiple retail market channels. Particularly in the retail market, negative publicity, whether or not justified, or allegations of product or service quality issues, even if false or unfounded, could damage our reputation and cause our customers to choose products offered by our competitors. Further, changes to the retail environment, such as store closures caused by macroeconomic conditions or changing customer preferences, may reduce the demand for our products. If customers no longer maintain a preference for our product brands or if our retailers are not successful in selling our products, our operating results may be negatively impacted.

FINANCIAL RISKS

Our level of debt may negatively impact our liquidity, restrict our operations and ability to respond to business opportunities and increase our vulnerability to adverse economic and industry conditions.

In connection with the separation, we incurred and utilized debt financing in our capital structure, and in the future, we may incur additional debt. The amount of debt may be substantial and may be on terms less favorable to us than those historically provided to WDC. Our level of debt could have significant consequences, which may include, but are not limited to, the following:

•	limiting our ability to obtain additional financing for working capital, capital expenditures, acquisitions, capital contributions to Flash Ventures or other general corporate purposes;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes;

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imposing financial and other restrictive covenants on our operations, including minimum liquidity and free cash flow requirements and limitations on our ability to (i) declare or pay dividends or repurchase shares of our common stock; (ii) purchase assets, make investments, complete acquisitions, consolidate or merge with or into, or sell all or substantially all of our assets to, another person; (iii) enter into sale/leaseback transactions or certain transactions with affiliates; (iv) incur additional indebtedness and (v) incur liens; and

•	making us more vulnerable to economic downturns and limiting our ability to withstand competitive pressures or take advantage of new opportunities to grow our business.

Our ability to meet our debt service obligations, comply with our debt covenants and deleverage will depend on our cash flows and financial performance, which may be affected by financial, business, economic and other factors. The rate at which we are able to or choose to deleverage is uncertain. Failure to meet our debt service obligations or comply with our debt covenants could result in an event of default under the applicable indebtedness. We may be unable to cure, or obtain a waiver of, an event of default or otherwise amend our debt agreements to prevent an event of default thereunder on terms acceptable to us or at all. In that event, the debt holders could accelerate the related debt, which may result in the cross-acceleration or cross-default of other debt, leases or other obligations. If we do not have sufficient funds available to repay indebtedness when due, whether at maturity or by acceleration, we may be required to sell important strategic assets, refinance such debt, incur additional debt or issue common stock or other equity securities, which we may not be able to do on terms acceptable to us, in amounts sufficient to meet our needs or at all. Our inability to service our debt obligations or refinance our debt could harm our business. Further, if we are unable to repay, refinance or restructure any of our indebtedness that is secured, the holder of such debt could proceed against the collateral securing the indebtedness. Refinancing our indebtedness may also require us to expense previous debt issuance costs or to incur new debt issuance costs.

Our financing arrangements include bank debt containing a variable interest rate component based on our corporate credit ratings, and a decline in our ratings could result in increased interest rates and debt service obligations. In addition, our ratings will impact the cost and availability of future borrowings and, accordingly, our cost of capital. Our ratings will reflect the opinions of the ratings agencies as to our financial strength, operating performance and ability to meet our debt obligations. There can be no assurance that we will achieve a particular rating or maintain a particular rating in the future.

We also guarantee a significant amount of lease obligations of Flash Ventures owed to third parties. Flash Ventures sells to and leases back a portion of its equipment from a consortium of financial institutions. Most of the lease obligations are guaranteed 50% by us and 50% by Kioxia. Some of the lease obligations are guaranteed in full by us. The leases are subject to customary covenants and cancellation events that relate to Flash Ventures and each of the guarantors. If a cancellation event were to occur, Flash Ventures would be required to negotiate a resolution with the other parties to the lease transactions to avoid cancellation and acceleration of the lease obligations. Such resolution could include, among other things, supplementary security to be supplied by us, increased interest rates or waiver fees. If a resolution is not reached, we may be required to pay all of the outstanding lease obligations covered by our guarantees, which would significantly reduce our cash position and may force us to seek additional financing, which may not be available on terms acceptable to us, if at all.

We may from time to time seek to further refinance our indebtedness by issuing additional shares of common stock or other securities that are convertible into common stock or grant the holder the right to purchase common stock, each of which may dilute our existing stockholders, reduce the value of our common stock, or both.

Fluctuations in currency exchange rates as a result of our international operations may negatively affect our operating results.

Because we manufacture and sell our products abroad, our revenue, cost of revenue, margins, operating costs and cash flows are impacted by fluctuations in foreign currency exchange rates. If the U.S. dollar exhibits sustained weakness against most foreign currencies, the U.S. dollar equivalents of unhedged manufacturing costs could increase because a significant portion of our production costs are foreign-currency denominated. Conversely, there would not be an offsetting impact to revenues since revenues are substantially U.S. dollar denominated. Additionally, we negotiate and procure some of our component requirements in U.S. dollars from non-U.S. based vendors. If the U.S. dollar weakens against other foreign currencies, some of our component suppliers may increase the price they charge for their components in order to maintain an equivalent profit margin. In addition, our purchases of flash-based memory from Flash Ventures and our investment in Flash Ventures are denominated in Japanese yen. If the Japanese yen appreciates against the U.S. dollar, our cost of purchasing flash-based memory wafers and the cost to us of future capital funding of Flash Ventures would increase. When such events occur, they have had, and may in the future have, a negative impact on our business.

Prices for our products are substantially U.S. dollar denominated, even when sold to customers that are located outside the U.S. Therefore, as a substantial portion of our sales are from countries outside the U.S., fluctuations in currency exchanges rates, most notably the strengthening of the U.S. dollar against other foreign currencies, contribute to variations in sales of products in impacted jurisdictions and could negatively impact demand and revenue growth. In addition, currency variations may adversely affect margins on sales of our products in countries outside the U.S.

We have historically attempted to manage the impact of foreign currency exchange rate changes by, among other things, entering into short-term foreign exchange contracts. The effectiveness of this hedging strategy is dependent on business, market and global economic conditions, and our approach to foreign currency exchange rate hedging is subject to change. Even when used for hedging purposes, foreign exchange contracts may not cover our full exposure and can be canceled by the counterparty if currency controls are put in place. Thus, this hedging strategy with respect to currency risks may not be successful and may actually harm our operating results. Further, the ability to enter into foreign exchange contracts with financial institutions is based upon our available credit from such institutions and compliance with covenants and other restrictions. Operating losses, third-party downgrades of our credit rating or instability in the worldwide financial markets could impact our ability to effectively manage our foreign currency exchange rate risk. Hedging also exposes us to the credit risk of our counterparty financial institutions.

Increases in our customers’ credit risk could result in credit losses and term extensions under existing contracts with customers with credit losses could result in an increase in our operating costs.

Some of our original equipment manufacturer customers have adopted a subcontractor model that requires us to contract directly with companies, such as original design manufacturers, that provide manufacturing and fulfillment services to our original equipment manufacturer customers. Because these subcontractors are generally not as well capitalized as our direct original equipment manufacturer customers, this subcontractor model exposes us to increased credit risks. Our agreements with our original equipment manufacturer customers may not permit us to increase our product prices to alleviate this increased credit risk. Additionally, as we attempt to expand our original equipment manufacturer and distribution channel sales into emerging economies, the customers with the most success in these regions may have relatively short operating histories, making it more difficult for us to accurately assess the associated credit risks. Our customers’ credit risk may also be exacerbated by an economic downturn or other adverse global or regional economic conditions. Any credit losses we may suffer as a result of these increased risks, or as a result of credit losses from any significant customer, especially in situations where there are term extensions under existing contracts with such customers, would increase our operating costs, which may negatively impact our operating results.

LEGAL AND COMPLIANCE RISKS

We are subject to laws, rules and regulations relating to the collection, use, sharing and security of data, including personal data, and our failure to comply with these laws, rules and regulations could subject us to proceedings by governmental entities or others and cause us to incur penalties, significant legal liability or loss of customers, loss of revenue and reputational harm.

We are subject to laws, rules and regulations relating to the collection, use, security and privacy of third-party data, including data that relates to or identifies an individual person. We are also subject to the terms of our privacy policies and obligations to third parties related to privacy, data protection and cybersecurity. In many cases, these requirements apply not only to third-party transactions, but also to transfers of information between us and our subsidiaries, and among us, our subsidiaries and other parties with which we have commercial relations. Our possession and use of third-party data, including personal data and employee data in conducting our business, subjects us to legal and regulatory burdens that require us to notify vendors, customers or employees or other parties with which we have commercial relations of a data security breach and to respond to regulatory inquiries and to enforcement proceedings. Laws and regulations relating to the collection, use, security and privacy of third-party data change over time and new laws and regulations become effective from time to time. We are subject to notice and privacy policy requirements, as well as obligations to respond to requests to know and access personal information, correct personal information, delete personal information and say no to the sale of personal information. Global privacy and data protection legislation, enforcement and policy activity in this area are rapidly expanding and evolving and may be inconsistent from jurisdiction to jurisdiction. We may also be subject to restrictions on cross-border data transfers and requirements for localized storage of data that could increase our compliance costs and risks and affect the ability of our global operations to coordinate activities and respond to customers. Compliance requirements or even our inadvertent failure to comply with applicable laws may cause us to incur substantial costs, subject us to proceedings by governmental entities or others, and cause us to incur penalties or other significant legal liability or lead us to change our business practices.

We are or may in the future be subject to state, federal and international legal and regulatory requirements, such as environmental, labor, health and safety, trade and public-company reporting and disclosure regulations, customers’ standards of corporate citizenship and industry and coalition standards, such as those established by the Responsible Business Alliance (“RBA”), and compliance with those regulations and requirements could cause an increase in our operating costs and failure to comply may harm our business.

We are subject to, and may become subject to additional, state, federal and international laws and regulations governing our environmental, labor, trade, health and safety practices and public-company reporting and disclosures requirements. These laws and regulations, particularly those applicable to our international operations, are or may be complex, extensive and subject to change. We will need to ensure that we and our suppliers, customers and partners timely comply with such laws and regulations, which may result in an increase in our operating costs. Legislation has been, and may in the future be, enacted in locations where we manufacture or sell our products, which could impair our ability to conduct business in certain jurisdictions or with certain customers and harm our operating results. In addition, climate change and financial reform legislation is a significant topic of discussion and has generated and may continue to generate federal, international or other regulatory responses in the near future, which could substantially increase the complexity of our public-company reporting and disclosure requirements and our compliance and operating costs. If we or our suppliers, customers or partners fail to timely comply with applicable legislation, certain customers may refuse to purchase our products or we may face increased operating costs as a result of taxes, fines or penalties, or legal liability and reputational damage, which could harm our business.

In connection with our compliance with environmental laws and regulations, as well as our compliance with industry and coalition environmental initiatives, such as those established by the RBA, the standards of business conduct required by some of our customers, and our commitment to sound corporate citizenship in all aspects of our business, we could incur substantial compliance and operating costs and be subject to disruptions to our operations and logistics. In addition, if we or our suppliers, customers or partners were found to be in violation of these laws or noncompliant with these initiatives or standards of conduct, we could be subject to governmental fines, liability to our customers and damage to our reputation and corporate brand, which could cause our financial condition and operating results to suffer.

Our aspirations, disclosures and actions related to environmental, social and governance matters expose us to risks that could adversely affect our reputation and performance.

There is a focus from investors, customers, associates, business partners and other stakeholders concerning environmental, social and governance matters, and we may announce initiatives and goals related to environmental, social and governance matters from time to time, including renewable energy and net zero emissions commitments. These statements reflect our current plans and aspirations and are not guarantees that we will be able to achieve them. Our ability to achieve any environmental, social and governance objective is subject to numerous risks, many of which are outside of our control, including the availability and cost of alternative energy sources; the evolving regulatory and reporting requirements affecting environmental, social and governance practices and disclosures; the locations and usage of our products and the implications on their greenhouse gas emissions; and the successful execution of our strategy. Our failure to accomplish or accurately track and report on these goals on a timely basis, or at all, and the potential added costs involved, could adversely affect our reputation; financial performance and growth; our ability to attract or retain talent; and our attractiveness as a business partner or supplier, and could expose us to increased litigation risk, as well as increased scrutiny from the investment community and enforcement authorities.

We and certain of our officers may at times be involved in litigation, investigations and governmental proceedings, which may be costly, may divert the efforts of our key personnel and could result in adverse court rulings, fines or penalties, which could materially harm our business.

From time to time, we may be involved in litigation, including antitrust and commercial matters, putative securities class action suits and other actions. We may be the plaintiff in some of these actions and the defendant in others. Some of the actions may seek injunctive relief, including injunctions against the sale of our products, and substantial monetary damages, which if granted or awarded, could materially harm our business. From time to time, we may also be the subject of inquiries, requests for information, investigations and actions by government and regulatory agencies regarding our business. Any such matters could result in material adverse consequences to our results of operations, financial condition or ability to conduct our business, including fines, penalties or restrictions on our business activities.

Litigation is subject to inherent risks and uncertainties that may cause actual results to differ materially from our expectations. In the event of an adverse outcome in any litigation, investigation or governmental proceeding, we could be required to pay substantial damages, fines or penalties and cease certain practices or activities, including the manufacture, use and sale of products. With or without merit, such matters may be complex, may extend for a protracted period of time, may be very expensive and the expense may be unpredictable. Litigation initiated by us could also result in counter-claims against us, which could increase the costs associated with the litigation and result in our payment of damages or other judgments against us. In addition, litigation, investigations or governmental proceedings and any related publicity may divert the efforts and attention of some of our key personnel, affect demand for our products and harm the market prices of our securities.

We may be obligated to indemnify our current or former directors or employees, or former directors or employees of companies that we have acquired, in connection with litigation, investigations or governmental proceedings. These liabilities could be substantial and may include, among other things: the costs of defending lawsuits against these individuals; the cost of defending shareholder derivative suits; the cost of governmental, law enforcement or regulatory investigations or proceedings; civil or criminal fines and penalties; legal and other expenses; and expenses associated with the remedial measures, if any, which may be imposed.

The nature of our industry and its reliance on intellectual property and other proprietary information subjects us and our suppliers, customers and partners to the risk of significant litigation.

The data storage industry has been characterized by significant litigation. This includes litigation relating to patent and other intellectual property rights, product liability claims and other types of litigation. We have historically been involved in frequent disputes regarding patent and other intellectual property rights, and we and our customers have in the past received, and we and our customers may in the future receive, communications from third parties asserting that certain of our products, processes or technologies infringe upon their patent rights, copyrights, trademark rights or other intellectual property rights. Even if we believe that such claims are without merit, they may be time-consuming and costly to defend against and may divert management’s attention and resources away from our business. We may also receive claims of potential infringement if we attempt to license intellectual property to others. Intellectual property risks increase when we enter into new markets where we have little or no intellectual property protection as a deterrent against litigation. The complexity of the technology involved and the uncertainty of intellectual property litigation increase the intellectual property risks we face. Litigation may be expensive, lengthy and disruptive to normal business operations. Moreover, the results of litigation are inherently uncertain and may result in adverse rulings or decisions. We may be subject to injunctions, enter into settlements or be subject to judgments that may harm our business.

If we incorporate third-party technology into our products or if claims or actions are asserted against us for alleged infringement of the intellectual property of others, we may be required to obtain a license or cross-license, modify our existing technology or design a new non-infringing technology. Such licenses or design modifications may be extremely costly. We evaluate notices of alleged patent infringement and notices of patents from patent holders that we receive from time to time. We may decide to settle a claim or action against us, which settlement could be costly. We may also be liable for past infringement. If there is an adverse ruling against us in an infringement lawsuit, an injunction could be issued barring production or sale of any infringing product. It could also result in a damage award equal to a reasonable royalty or lost profits or, if there is a finding of willful infringement, treble damages. Any of these results would increase our costs and harm our operating results. In addition, our suppliers, customers and partners are subject to similar risks of litigation, and a material, adverse ruling against a supplier, customer or partner could negatively impact our business.

Moreover, from time to time, we agree to indemnify certain of our suppliers and customers for alleged intellectual property infringement. The scope of such indemnity varies but may include indemnification for direct and consequential damages and expenses, including attorneys’ fees. We may be engaged in litigation as a result of these indemnification obligations. Third-party claims for patent infringement are excluded from coverage under our insurance policies. A future obligation to indemnify our customers or suppliers may harm our business.

Our reliance on intellectual property and other proprietary information subjects us to the risk that these key components of our business could be copied by competitors.

Our success depends, in significant part, on the proprietary nature of our technology, including non-patentable intellectual property such as our process technology. If we fail to protect our technology, intellectual property or contract rights, our customers and others may seek to use our technology and intellectual property without the payment of license fees and royalties, which could weaken our competitive position, reduce our operating results and increase the likelihood of costly litigation. We primarily rely on patent, copyright, trademark and trade secret laws, as well as non-disclosure agreements and other methods, to protect our proprietary technologies and processes. There can be no assurance that our existing patents will continue to be held valid, if challenged, or that they will have sufficient scope or strength to protect us. It is also possible that competitors or other unauthorized third parties may obtain, copy, use or disclose, illegally or otherwise, our proprietary technologies and processes, despite our efforts to protect our proprietary technologies and processes. If a competitor is able to reproduce or otherwise capitalize on our technology despite the safeguards we have in place, it may be difficult, expensive or impossible for us to obtain necessary legal protection. There are entities whom we believe may infringe our IP. Enforcement of our rights often requires litigation. If we bring a patent infringement action and are not successful, our competitors may be able to use similar technology to compete with us. Moreover, the defendant in such an action may successfully countersue us for infringement of their patents or assert a counterclaim that our patents are invalid or unenforceable. Also, the laws of some foreign countries may not protect our intellectual property to the same extent as do U.S. laws. In addition to patent protection of intellectual property rights, we consider elements of our product designs and processes to be proprietary and confidential. We rely upon employee, consultant and vendor non-disclosure agreements and contractual provisions and a system of internal safeguards to protect our proprietary information. However, we cannot be certain that these contracts and safeguards have not been and will not be breached, that we will be able to timely detect unauthorized use or transfer of our technology and intellectual property, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors. Any of our registered or unregistered intellectual property rights may be challenged or exploited by others in the industry, which could harm our operating results.

Maintaining and strengthening our brands are important to maintaining and expanding our business, as well as to our ability to enter into new markets for our technologies, products and services. The success of our brands depends in part on the positive image that consumers have of our brands. We believe the popularity of our brands makes them a target of counterfeiting or imitation, with third parties attempting to pass off counterfeit products as our products. Any occurrence of counterfeiting, imitation or confusion with our brands could negatively affect our reputation and impair the value of our brands, which in turn could negatively impact sales of our branded products, our share and our gross margin, as well as increase our administrative costs related to brand protection and counterfeit detection and prosecution. Additionally, our ability to prevent unauthorized uses of our brands and technologies would be negatively impacted if our trademark registrations were successfully challenged or overturned in the jurisdictions where we do business. We also have trademark applications pending in a number of jurisdictions that may not ultimately be granted, or if granted, may be challenged or invalidated, in which case we would be unable to prevent unauthorized use of our brands and logos in such jurisdictions. We have not filed trademark registrations in all jurisdictions where our brands or logos may be used.

Future material impairments in the value of our goodwill, intangible assets and other long-lived assets would negatively affect our operating results.

We regularly review our goodwill and property, plant and equipment for potential impairment. Goodwill and indefinite-lived intangible assets are subject to impairment reviews on an annual basis, or more frequently if events or changes in circumstances indicate that goodwill may be impaired. We use qualitative factors to determine whether goodwill is more-likely-than-not impaired and whether a quantitative test for impairment is considered necessary. If we conclude from the qualitative assessment that goodwill is more-likely-than-not-impaired, we are required to perform a quantitative analysis to determine the amount of impairment. Subsequent to the completion of the separation, we identified potential impairment indicators related to the trading price of our common stock and a resulting market capitalization that was below its December 27, 2024 net book value. In accordance with Accounting Standards Codification No. 350, Intangibles - Goodwill and Other, we performed a quantitative test, which indicated that the carrying value of our reporting unit exceeded its estimated fair value resulting in the recognition of a $1.8 billion impairment charge as of, and for the nine months ended, March 28, 2025, which was recorded in the accompanying Condensed Consolidated Statements of Operations.

Further adverse changes to macroeconomic conditions, our operating or financial results, or our estimates of the fair value of our reporting unit could impact the amount of any impairment charges or lead to additional impairment charges. Material impairment charges would negatively affect our results of operations.

Risks Related to the Spin-Off

We may not achieve some or all of the expected benefits of the spin-off, and the spin-off may adversely impact our business.

We may not realize any strategic, financial, operational or other benefits from the spin-off. We cannot predict with certainty if or when anticipated benefits will occur or the extent to which they will be achieved. Following the completion of the spin-off, our operational and financial profile has changed and may continue to change and we face new risks. We are now a smaller and less-diversified company compared to WDC prior to the spin-off, and may be more vulnerable to changing market conditions. While we believe that the spin-off has positioned each company to better unlock its full standalone long-term potential, we cannot assure you that we will be successful. Further, there can be no assurance that the combined value of our shares and the shares of WDC is or will be equal to or greater than what the value of our common stock would have been had the spin-off not occurred. We or WDC may offer products or engage in businesses that compete with the other company’s products or businesses. Under the separation and distribution agreement between WDC and us, WDC is subject to certain limited noncompetition obligations for a specified period of time after the separation but otherwise will not be restricted in its ability to compete with us.

We have incurred and expect to continue to incur ongoing material costs and expenses as a result of the spin-off.

We may incur costs and expenses greater than those we expected to incur as a result of the spin-off. These increased costs and expenses may arise from various factors, including financial reporting and costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act). We have incurred and expect to continue to incur ongoing costs and dis-synergies in connection with, or as a result of, the separation and related restructuring transactions, including costs of operating as independent, publicly traded companies that the two businesses will no longer be able to share. We cannot assure you that these costs will not be material to our business.

If we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned, and our stock price may suffer.

Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal control over financial reporting. Neither we nor our independent registered public accounting firm is required to formally attest to the effectiveness of our internal control over financial reporting until the year following the first annual report required to be filed with the SEC. To comply with this statute, we are required to document and test our internal control procedures, our management is required to assess and issue a report concerning our internal control over financial reporting and our independent registered public accounting firm is required to issue an opinion on our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of our testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. If our management concludes that our internal control over financial reporting is not effective, or we identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our stock price may suffer.

We were spun off from our former parent company, WDC, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and therefore may not be a reliable indicator of our future results.

We were spun off from WDC, our former parent company, and have only operated as an independent, publicly traded company since February 21, 2025. The historical information about us in this prospectus refers to our business as part of pre-spin-off WDC. Our historical and pro forma financial information included in this prospectus is derived from the consolidated financial statements of Sandisk and the combined financial statements and accounting records of WDC. Accordingly, the historical and pro forma financial information included in this prospectus does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:

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we may need to make significant investments to replicate or outsource certain systems, infrastructure and functional expertise in the future. These initiatives to develop our independent ability to operate will be costly to implement. We may not be able to operate our business as efficiently or at comparable costs, and our profitability may decline;

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how we finance our working capital or other cash requirements may differ from how we financed those requirements as part of pre-spin-off WDC. Our access to and cost of debt financing is different from the historical access to and cost of debt financing under pre-spin-off WDC. Differences in access to and cost of debt financing are likely to result in differences in interest rates charged to us on financings, the amounts of indebtedness, types of financing structures and debt markets that may be available to us, which may have an adverse effect on our business, financial condition, results of operations and cash flows; and

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in preparing our financial statements, pre-spin-off WDC made allocations of costs and corporate expenses deemed to be attributable to our business. However, these costs and expenses reflect the costs and expenses attributable to our business operated as part of a larger organization and do not necessarily reflect costs and expenses that would be incurred by us had we been operating independently. As a result, our historical financial information may not be a reliable indicator of future results.

For additional information about the past financial performance of our business and the basis of presentation of the historical combined financial statements and the unaudited pro forma condensed consolidated and combined financial statements of our business, see the sections of this prospectus entitled “Unaudited Pro Forma Condensed Consolidated and Combined Financial Information,” “Notes to Unaudited Pro Forma Condensed Consolidated and Condensed Combined Financial Information,” “Summary of Historical and Unaudited Pro Forma Condensed Consolidated and Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the combined financial statements and accompanying notes, included elsewhere in this prospectus.

WDC may fail to perform under various transaction agreements that were executed as part of the spin-off, or we may fail to have necessary systems and services in place when WDC is no longer obligated to provide services under the various agreements.

In connection with our spin-off, we entered into certain agreements with WDC, such as the separation and distribution agreement, a transition services agreement, a tax matters agreement, an employee matters agreement, a stockholder’s and registration rights agreement, a transitional trademark license agreement and an intellectual property cross-license agreement, as discussed in greater detail in the section of this prospectus entitled “Certain Relationships and Related Transactions—Material Agreements with WDC,” which provide for the performance by each company for the benefit of the other for a period of time after the spin-off. If WDC is unable to satisfy its obligations under these agreements, including its indemnification obligations in favor of us, we could incur operational difficulties or losses.

If we do not have in place our own systems and services, and do not have agreements with other providers of these services when the transitional or other agreements terminate, or if we do not implement the new systems or replace WDC’s services successfully, we may not be able to operate our business effectively, which could disrupt our business and have a material adverse effect on our business, financial condition and results of operations. These systems and services may also be more expensive to install, implement and operate, or less efficient than the systems and services WDC provides during the transition period.

In connection with our spin-off from WDC, WDC has agreed to indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to protect us against the full amount of such liabilities, or that WDC’s ability to satisfy its indemnification obligation will not be impaired in the future.

WDC has agreed to indemnify us for certain liabilities as discussed further in the section of this prospectus entitled “Certain Relationships and Related Transactions—Material Agreements with WDC.” However, third parties could also seek to hold us responsible for liabilities that WDC has agreed to retain, and there can be no assurance that the indemnity from WDC will be sufficient to protect us against the full amount of such liabilities, or that WDC will be able to fully satisfy its indemnification obligations. In addition, WDC’s insurers may attempt to deny coverage to us for liabilities associated with certain occurrences of indemnified liabilities prior to the spin-off.

In connection with our spin-off from WDC, we have agreed to assume, and indemnify WDC for, certain liabilities. If we are required to make payments pursuant to these indemnities to WDC, we would need to meet those obligations and our financial results could be adversely impacted.

We have agreed to assume, and indemnify WDC for, certain liabilities as discussed further in the section of this prospectus entitled “Certain Relationships and Related Transactions—Material Agreements with WDC.” Payments pursuant to these indemnities may be significant and could adversely impact our business, financial condition, results of operations and cash flows, particularly indemnities relating to our actions that could impact the tax-free nature of the distribution.

If the distribution of our shares, together with certain related transactions, does not continue to qualify for the Intended Tax Treatment, Sandisk, WDC and WDC stockholders could be subject to significant U.S. federal income tax liabilities and, in certain circumstances, we could be required to indemnify WDC for material taxes pursuant to indemnification obligations under the tax matters agreement.

As a condition to the completion of the distribution, WDC received an opinion of counsel (the “Tax Opinion”) that, among other things, the distribution, together with certain related transactions, qualifies for the Intended Tax Treatment. The Tax Opinion was based on and relies on certain facts, assumptions, representations and undertakings from WDC and us, including those regarding the past and future conduct of the companies’ respective businesses and other matters. Nevertheless, an opinion of counsel neither binds the Internal Revenue Service (the “IRS”) nor precludes the IRS or the courts from adopting a contrary position. Therefore, notwithstanding the Tax Opinion, the IRS could determine that the distribution or any such related transaction is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated, or that the distribution should be taxable for other reasons, including if the IRS were to disagree with the conclusions in the Tax Opinion.

If the distribution or certain related transactions failed to qualify for the Intended Tax Treatment, in general, for U.S. federal income tax purposes, WDC would recognize taxable gain as if it had sold the shares of our stock in a taxable sale for their fair market value and WDC stockholders that received shares of our stock in the distribution or receive shares of our stock in a clean-up distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.

In addition, WDC and Sandisk could incur significant U.S. federal income tax obligations, whether under applicable law or under the tax matters agreement that we entered into with WDC. For a discussion of the tax matters agreement, see “Certain Relationships and Related Party Transactions—Material Agreements with WDC—Tax Matters Agreement.”

To preserve the tax-free treatment to WDC and its stockholders of the distribution and certain related transactions, under the tax matters agreement that we entered into with WDC, we are restricted from taking certain actions after the distribution that could adversely impact the intended U.S. federal income tax treatment of the distribution and such related transactions.

To preserve the tax-free treatment to WDC and its stockholders of the distribution and certain related transactions, under the tax matters agreement that we entered into with WDC, we are restricted from taking certain actions after the distribution that could adversely impact the intended U.S. federal income tax treatment of the distribution, together with certain related transactions. Failure to adhere to any such restrictions, including in certain circumstances that may be outside of our control, could result in tax being imposed on WDC for which we could bear responsibility and for which we could be obligated to indemnify WDC. In addition, even if we are not responsible for tax liabilities of WDC under the tax matters agreement, we nonetheless could potentially be liable under applicable tax law for such liabilities if WDC were to fail to pay such taxes.

The terms of the tax matters agreement, furthermore, restrict us from taking certain actions, particularly for the two years following the spin-off, including (among other things) the ability to freely issue stock, to merge or agree to merge with a third party, to be acquired or agree to be acquired by certain parties and to raise additional equity capital. Such restrictions could impair our ability to implement strategic initiatives. Also, any indemnity obligation to WDC might discourage, delay or prevent a change of control that we or our stockholders may otherwise consider favorable. These restrictions may limit our ability to enter into certain strategic transactions or other transactions that we may believe to be in the best interests of our stockholders or that might increase the value of our business. In addition, under the tax matters agreement, we are required to indemnify WDC against certain tax liabilities as a result of the acquisition of our stock or assets, even if we did not participate in or otherwise facilitate the acquisition. For a discussion of the tax matters agreement, see the section of this prospectus entitled “Certain Relationships and Related Transactions—Material Agreements with WDC—Tax Matters Agreement.”

The spin-off and related internal restructuring transactions may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements.

The spin-off could be challenged under various state and federal fraudulent conveyance laws. Fraudulent conveyances or transfers are generally defined to include (a) transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or (b) transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. A creditor or an entity acting on behalf of a creditor (including, without limitation, a trustee or debtor-in-possession in a bankruptcy by us or WDC or any of our or its respective subsidiaries) may bring a lawsuit alleging that the spin-off or any of the related transactions constituted a fraudulent conveyance. If a court accepts these allegations, it could impose a number of remedies, including, without limitation, voiding the distribution and returning our assets or shares and subjecting WDC and/or us to liability.

The distribution of our common stock was also subject to state corporate distribution statutes. Under applicable Delaware law, including the DGCL, a corporation may only pay a distribution of common stock to its stockholders if (1) after giving effect to the consummation of the transaction (a) the assets of each company, at a fair valuation, exceed its respective debts (including contingent liabilities), (b) each company will be able to pay its respective debts (including contingent liabilities) as they become due and (c) neither company will have an unreasonably small amount of either assets or capital for the operations of the businesses in which it is engaged or in which management has indicated it intends to engage and (2) immediately prior to giving effect to the distribution and pursuant to Section 170 of the DGCL, the surplus of the company declaring the distribution exceeds the net amount of the distribution less any dividend paid to the company declaring the distribution. Although WDC made the distribution of our common stock entirely out of surplus and we and WDC obtained solvency opinions from an independent appraisal firm, we and WDC cannot ensure that a court would reach the same conclusion in determining the availability of surplus for the separation and the distribution to WDC’s stockholders.

In connection with the spin-off, certain of our executive officers and directors may have actual or potential conflicts of interest because of their previous positions at WDC.

Because of their current or former positions with WDC, certain of our executive officers and directors own equity interests in WDC. Following the spin-off, even though our board of directors currently consists of a majority of directors who are independent, and our executive officers who were employees of WDC prior to the completion of the spin-off ceased to be employees of WDC upon the spin-off, some of our executive officers and directors continue to have financial interests in shares of WDC common stock and equity awards. Specifically, each outstanding WDC equity award held by our employees at the level of vice president and above was converted into both a post-separation WDC award relating to shares of WDC common stock and a Sandisk award relating to shares of our common stock at the time of separation. Continuing ownership of shares of WDC common stock and equity awards could create, or appear to create, potential conflicts of interest if we and WDC pursue the same corporate opportunities or face decisions that could have different implications for us and WDC.

We may have received better terms from unaffiliated third parties than the terms we received in our agreements with WDC.

The agreements we entered into with WDC in connection with the spin-off, including the ancillary agreements, were prepared in the context of our spin-off from WDC while we were still a wholly owned subsidiary of WDC. Accordingly, during the period in which the terms of those agreements were prepared, we did not have a board of directors or management team that was independent of WDC. While the parties believe the terms reflect arm’s-length terms, there can be no assurance that we would not have received better terms from unaffiliated third parties than the terms we received in our agreements with WDC. For more information, see the section of this prospectus entitled “Certain Relationships and Related Transactions—Material Agreements with WDC.”

Some contracts and other assets which needed to be transferred or assigned from WDC or its affiliates to us in connection with our spin-off from WDC may require the consent of a third party. If such consent is not given, we may not be entitled to the benefit of such contracts and other assets in the future, which could adversely impact our financial condition and future results of operations.

In connection with our spin-off from WDC, a number of contracts and licenses with third parties and other assets were to be transferred or assigned from (x) WDC or its affiliates to us or our subsidiaries or (y) us or our affiliates to WDC or its subsidiaries. However, the transfer or assignment of certain of these contracts, licenses or assets may still require the consent of a third party to such a transfer or assignment. Similarly, in some circumstances, we and another business unit of WDC are joint beneficiaries of contracts, and we or WDC will need to (x) enter into a new agreement with the third party to replicate the existing contract, (y) be assigned and delegated the portion of the existing contract related to the applicable business or (z) use commercially reasonable efforts to provide for an alternative arrangement to obtain the same or reasonably similar benefits and burdens of the applicable portion of the existing contract. It is possible that some parties may use the requirement of a consent or the fact that the spin-off occurred to seek more favorable contractual terms from us, to terminate the contract or license or to otherwise request additional accommodations, commitments or other agreements from us. If we are unable to obtain such consents on commercially reasonable and satisfactory terms or if the contracts are terminated, we may be unable to obtain the benefits, assets and contractual commitments which are intended to be allocated to us as part of our spin-off from WDC. The failure to timely complete the assignment of existing contracts, licenses or assets, or the negotiation of new arrangements, or a termination of any of those arrangements, could have a material adverse impact on our financial condition and future results of operations. To the extent we require a specific arrangement and agree to less favorable terms in connection with obtaining any consent to retain that arrangement, the basis for that arrangement may be less favorable than previously held by us and could adversely impact our financial conditions and future results of operations. In addition, where we do not intend to obtain consent from third-party counterparties based on our belief that no consent is required, the third-party counterparties may challenge a transfer of assets on the basis that the terms of the applicable commercial arrangements require the third-party counterparties’ consent. We may incur substantial litigation and other costs in connection with any such claims and, if we do not prevail, our ability to use these assets could be materially and adversely impacted.

If our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may require additional access to capital and may need to incur additional debt or raise additional funds.

If our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may require additional access to capital and may need to incur additional debt or raise additional funds. However, debt or equity financing may not be available to us on terms acceptable or favorable to us, if at all, and will depend on a number of factors, many of which are beyond our control, such as the state of the credit and financial markets and other economic, financial and geopolitical factors. If we incur additional debt or raise capital through the issuance of preferred stock, the terms of the debt or preferred stock issued may give the holders thereof rights, preferences and privileges senior to those of holders of our common stock, particularly in the event of liquidation. The terms of such debt may also impose additional and more stringent restrictions on our operations than we are currently subject to. If we raise funds through the issuance of additional equity, your percentage ownership in us would be diluted. If we are unable to raise additional capital when needed, it could affect our financial condition, which could adversely impact your investment in us.

We share certain directors with WDC, which overlap may give rise to conflicts.

There is an overlap between certain of our directors and directors of WDC. Shared directors may have actual or apparent conflicts of interest with respect to matters involving or affecting each of WDC and Sandisk. For example, there is a potential for a conflict of interest when we on the one hand, and WDC and its respective subsidiaries and successors on the other hand, are party to commercial transactions concerning the same or adjacent investments. In addition, certain of our directors continue to own shares or equity awards of WDC. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for our company and WDC. See “Certain Relationships and Related Party Transactions—Procedures for Approval of Related Person Transactions” for a discussion of certain procedures we institute to help ameliorate such potential conflicts that may arise.

The separation may result in disruptions to relationships with customers, suppliers and other business partners.

While we intend to manage our operations to minimize any disruptions to our customers, suppliers and business partners, uncertainty related to the separation may nevertheless lead to disruption in those relationships. These disruptions, if not managed by us, could have an adverse effect on our business, financial condition, results of operations and prospects.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company.

To operate as an independent company, we rely on WDC to provide certain transitional services, including with respect to the functionality and reliability of our information technology systems. We need additional personnel or third-party service providers to successfully operate our business. We entered into a transition services agreement with WDC pursuant to which we provide certain services to WDC, and WDC provides certain services to us, to allow us to continue to operate in substantially the same manner following the separation and to benefit from the continuation of certain services for a certain amount of time post-separation and certain cost efficiencies in sharing certain resources and personnel. We cannot assure you that we will be able to continue to successfully implement the infrastructure or retain or hire the personnel necessary to operate as a separate company or that we will not incur costs in excess of anticipated costs to establish such infrastructure and retain or hire such personnel.

Risks Related to Our Common Stock

Our stock price may fluctuate significantly, which may make it difficult for you to resell the common stock when you want or at prices you find attractive.

The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•

our business profile, market capitalization or capital allocation policies may not fit the investment objectives of pre-spin-off WDC stockholders, causing a shift in our investor base and our common stock may not be included in some indices in which WDC common stock is included, causing certain holders to sell their shares;

•	our quarterly or annual earnings, or those of other companies in its industry;

•	the failure of securities analysts to cover our common stock;

•	actual or anticipated fluctuations in our operating results;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	our ability to meet our forward looking guidance;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations and domestic and worldwide economic conditions; and

•	other factors described in these “Risk Factors” and elsewhere in this prospectus.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. Broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, shareholder derivative lawsuits and/or securities class action litigation has often been instituted against such company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources.

In addition, investors may have difficulty accurately valuing our common stock. Investors often value companies based on the stock prices and results of operations of other comparable companies. Investors may find it difficult to find comparable companies and to accurately value our common stock, which may cause the trading price of our common stock to fluctuate.

WDC owns 28,827,787 shares of our common stock and we are obligated to register the resale of all of such shares under the terms of a stockholder’s and registration rights agreement between us and WDC. The sale of shares by WDC in this offering and in one or more additional offerings may cause our stock price to decline.

Any sales of substantial amounts of our common stock in the public market or the perception that such sales might occur, in connection with this offering or otherwise, may cause the market price of our common stock to decline. Upon completion of the offering, we will continue to have an aggregate of approximately 145 million shares of our common stock issued and outstanding. The shares of our common stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), unless the shares are owned by one of our “affiliates,” as that term is defined in Rule 405 under the Securities Act.

Following the distribution, WDC retained 19.9% of our common stock. Immediately after the completion of the debt-for-equity exchange, WDC will retain 11,827,787 shares of our common stock (or 9,277,787 shares of our common stock if the underwriters exercise in full their option to purchase additional shares). Because WDC may have adverse tax consequences if it does not dispose of all the shares of our common stock by February 21, 2026

(12 months from the date of the distribution), WDC may exercise its registration rights and obligate us to file a registration statement to register the resale of all or a portion of such shares of our common stock. Any subsequent disposition by WDC of our common stock, or the perception that such dispositions could occur, could adversely affect prevailing market prices for our common stock.

We do not intend to pay cash dividends for the foreseeable future.

The timing, declaration, amount and payment of future dividends to stockholders falls within the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements of our business and covenants associated with debt obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our board of directors deems relevant. We do not intend to, and there can be no assurance that we will, pay any dividend in the future.

Your percentage of ownership in us may be diluted in the future.

Your percentage ownership in us may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that we may grant to our directors, officers and employees.

Our charter authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designation, powers, preferences, and relative, participating, optional and other special rights, including preferences over our common stock respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant the holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of our common stock. See the section entitled “Description of Sandisk Corporation Capital Stock.”

Provisions of Delaware law, our certificate of incorporation and our bylaws may prevent or delay an acquisition of our company, which could decrease the market price of our common stock.

Delaware law, our certificate of incorporation and our bylaws each contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include, among others:

•	provisions regarding the election of directors, classes of directors, the term of office of directors and the filling of director vacancies;

•	no cumulative voting;

•	removal of directors either with or without cause, by the affirmative vote of the stockholders then entitled to vote at an election of directors having a majority of the voting power of the Company;

•

our board of directors has the authority to determine designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of preferred stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding);

•	advance notice requirements applicable to stockholders for director nominations and actions to be taken at annual meetings; and

•

our bylaws may be altered, amended or repealed, and new bylaws may be adopted, (i) by our board of directors, by vote of a majority of the number of directors then in office as directors, acting at any duly called and held meeting of our board of directors, or (ii) by our stockholders; provided that notice of such proposed amendment, modification, repeal or adoption is given in the notice of special meeting. To the extent permitted by law, any bylaws made or altered by the stockholders may be altered or repealed by either our board of directors or the stockholders.

Public stockholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is considered favorable to stockholders. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or a change in our management and board of directors and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

In addition, we are subject to Section 203 of the DGCL. Section 203 of the DGCL protects publicly traded Delaware corporations, such as us following the distribution, from hostile takeovers and from actions following a hostile takeover, by prohibiting some transactions once a potential acquirer has gained a significant holding in the corporation. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder), those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•

on or after such date the business combination is approved by the board of directors of such corporation and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203 of the DGCL, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an “interested stockholder” being defined as a person who, together with affiliates and associates, owns (or who is an affiliate or associate of the corporation and did own within three years prior to the date of determination whether the person is an “interested stockholder”) 15% or more of the corporation’s voting stock.

A corporation may elect not to be governed by Section 203 of the DGCL. Neither our certificate of incorporation nor our bylaws contains the election not to be governed by Section 203 of the DGCL. Therefore, we are governed by Section 203 of the DGCL.

We believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of us and our stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

Our certificate of incorporation contains an exclusive forum provision that could limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for such disputes and may discourage lawsuits against us and any of our directors, officers or other employees.

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or the federal district court in the State of Delaware if the Court of Chancery does not have subject matter jurisdiction) is the sole and exclusive forum for (i) any derivative action brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former director, officer or other employee or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine (the “Delaware Exclusive Forum Provision”). Our certificate of incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be, to the fullest extent permitted by law, the exclusive forum for resolving any complaint asserting a cause of action under the Securities Act (the “Federal Forum Provision”).

The Delaware Exclusive Forum Provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Federal Forum Provision is intended to apply to claims arising under the Securities Act and would not apply to claims brought pursuant to the Exchange Act. The exclusive forum provisions we included in our certificate of incorporation will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder and, accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal courts. Our stockholders are not deemed to have waived our compliance with these laws, rules and regulations.

The exclusive forum provisions we included in our certificate of incorporation may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the company or its directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. In addition, stockholders who do bring a claim in the Court of Chancery of the State of Delaware pursuant to the Delaware Exclusive Forum Provision could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The court in the designated forum under our exclusive forum provisions may also reach different judgments or results than would other courts, including courts where a stockholder would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Further, the enforceability of similar exclusive forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that a court could find any of our exclusive forum provisions to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find all or any part of our exclusive forum provisions to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

The price of WDC’s common stock historically has been volatile, and the price of our common stock may be volatile as well. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The market price of WDC’s common stock has been volatile, and the price of our common stock may also be volatile. This volatility may affect the price at which you could sell your common stock. Our stock price may be subject to significant price and volume fluctuations in response to market and other factors, including:

•	actual or anticipated fluctuations in our operating results, including those resulting from the seasonality and cyclicality of our business;

•	perceptions about our strategic relationships and joint ventures, access to supply of NAND flash memory, new technologies and technology transitions;

•	announcements of technological innovations by us or our competitors, which may decrease the volume and profitability of sales of our existing products and increase the risk of inventory obsolescence;

•	new products introduced by us or our competitors;

•	strategic actions by us or competitors, such as acquisitions and restructurings;

•	responses to the separation;

•	periods of severe pricing pressures due to oversupply or price erosion resulting from competitive pressures or industry consolidation;

•	developments with respect to patents or proprietary rights, and any litigation;

•	proposed or adopted regulatory changes or developments or anticipated or pending investigations, proceedings or litigation that involve or affect us or our competitors;

•	conditions and trends in the flash memory, computer, mobile, data and content management, storage and communication industries;

•	contraction in our operating results or growth rates that are lower than our previous high growth rate periods;

•

failure to meet analysts’ revenue or earnings estimates or changes in financial estimates or publication of research reports and recommendations by financial analysts relating specifically to us or the storage industry in general;

•	announcements relating to dividends and share repurchases; and

•	macroeconomic conditions that affect the market generally and, in particular, developments related to market conditions for our industry.

In addition, the sale of substantial amounts of shares of our common stock, or the perception that these sales may occur, could adversely affect the market price of our common stock. Further, the stock market is subject to fluctuations in the stock prices and trading volumes that affect the market prices of the stock of public companies, including us. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of shares of our common stock. For example, expectations concerning general economic conditions may cause the stock market to experience extreme price and volume fluctuations from time to time that particularly affect the stock prices of many high technology companies. These fluctuations may be unrelated to the operating performance of the companies.

Securities class action lawsuits are often brought against companies after periods of volatility in the market price of their securities, and any such lawsuits filed against us could result in substantial costs and a diversion of resources and management’s attention.

Tax matters may materially affect our financial position and results of operations.

Changes in tax laws in the United States, the European Union and around the globe have impacted and will continue to impact our effective worldwide tax rate, which may materially affect our financial position and results of operations. Further, the majority of countries in the G20 and Organization for Economic Cooperation and Development Inclusive Framework on Base Erosion and Profit Shifting have agreed to adopt a two-pillar approach to taxation, which includes the implementation of a global corporate minimum tax rate of 15%, which when effective could materially increase our tax obligations in these countries. Due to the large scale of our U.S. and international business activities, many of these enacted and proposed changes to the taxation of our activities, including cash movements, could increase our worldwide effective tax rate and harm our business. The Tax Cuts and Jobs Act of 2017 eliminated the option to deduct research and development expenditures in the year incurred, requiring amortization in accordance with Section 174 of the Internal Revenue Code. Depending on our

operating results, this requirement could materially increase our effective tax rate and reduce our operating cash flows. Additionally, portions of our operations are subject to a reduced tax rate or are free of tax under various tax holidays that expire in whole or in part from time to time, or may be terminated if certain conditions are not met. Although many of these holidays may be extended when certain conditions are met, we may not be able to meet such conditions. If the tax holidays are not extended, or if we fail to satisfy the conditions of the reduced tax rate, then our effective tax rate could increase in the future. Our determination of our tax liability in the U.S. and other jurisdictions is subject to review by applicable domestic and foreign tax authorities. Although we believe our tax positions are properly supported, the final timing and resolution of any tax examinations are subject to significant uncertainty and could result in litigation or the payment of significant amounts to the applicable tax authority in order to resolve examination of our tax positions, which could result in an increase of our current estimate of unrecognized tax benefits and may harm our business.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who may cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.

Provisions in our joint venture agreements with Kioxia may deter, prevent or delay an acquisition of us, which could decrease the market price of our common stock and limit our future strategic opportunities.

The joint venture agreements with Kioxia contain provisions that may deter, prevent or delay third parties from acquiring us. These provisions include, among others:

•	restrictions limiting our ability and the ability of any of our affiliates to manufacture or have a third party fabricate flash memory outside of Flash Ventures’ Yokkaichi and Kitakami facilities;

•	restrictions limiting our ability and the ability of any of our affiliates to fabricate flash memory beyond our share of Flash Ventures’ manufacturing capacity; and

•	restrictions limiting our ability to transfer equity in the Flash Ventures entities or their assets, particularly partial transfers.

If we nevertheless wanted to pursue a transaction providing for our acquisition by a third party, the provisions in our joint venture agreements with Kioxia could deter, prevent or delay a potential acquiror from pursuing such a transaction, even if the transaction is considered favorable to our stockholders.

We may seek a waiver of applicable provisions of the joint venture agreements from Kioxia or Kioxia’s consent with respect to such a transaction, but there is no guarantee that we will successfully obtain Kioxia’s consent or waiver.

The provisions in our joint venture agreements with Kioxia could substantially impede the ability of public stockholders to benefit from future strategic transactions, including an acquisition of Sandisk and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and other materials Sandisk has filed with the SEC contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements related to operating as an independent company, our product and technology developments and all statements regarding our expected future position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the use of forward-looking words, such as “may,” “will,” “could,” “would,” “should,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” “approximate,” “intend,” “upside,” “target,” “intend,” and the like, or the use of future tense of these or similar words. Statements contained herein related to operating as an independent company, our business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, products or services line growth of Sandisk, and predicted market outcomes, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting our best judgment based upon currently available information. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from our expectations as a result of a variety of factors, including, without limitation, those discussed below. These forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause actual results, performance or plans to differ materially from those expressed or implied by such forward-looking statements, including: adverse changes in global or regional conditions, including the impact of changes in tariff policies or other trade restrictions; supply chain risks, including our dependence on a limited number of qualified suppliers, the availability and cost of materials and components for our products, and disruptions to our supply chain; damage or disruption to our operations or to those of our suppliers; product defects; our reliance on strategic relationships with key partners, including Kioxia; the development and introduction of new products or technologies and management of technology transitions; future responses to and effects of public health crises; loss of revenue from, or consolidation of, our key customers or increases in our customers’ credit risk; volatile demand and pricing trends and fluctuations in average selling prices; our ability to respond to market and other changes in our distribution and retail market; sales cyclicality and our ability to accurately forecast demand; our level of debt; fluctuations in currency exchange rates; hiring and retention of key employees; risks associated with legal or regulatory compliance, changing legal and regulatory requirements, and the impact and outcome of legal proceedings; compromise, damage or interruptions from cybersecurity incidents or other data or system security risks; reliance on intellectual property and other proprietary information; future material impairments in the value of our goodwill, intangible assets and other long-lived assets; our ability to achieve some or all of the expected benefits of the spin-off and uncertainties regarding the impacts of the spin-off, including indemnification responsibilities and tax-related considerations; our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate publicly traded company; and other risks and uncertainties listed under the sections entitled “Summary of the Separation and Distribution,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and “The Separation and Distribution.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not intend, and we undertake no obligation, to update or revise these forward-looking statements to reflect new information or events after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

THE SEPARATION AND DISTRIBUTION

Overview

On October 30, 2023, WDC announced its intention to separate its Flash Business from its HDD Business. WDC determined to implement this separation through the spin-off of WDC’s Flash Business to its stockholders. Sandisk was formed to hold WDC’s Flash Business. Following the separation, we hold the assets and liabilities of WDC related to its Flash Business, subject to certain limited exceptions. After the separation, WDC continues to hold its HDD Business.

On January 25, 2025, the WDC Board of Directors approved the distribution of 80.1% of Sandisk’s issued and outstanding shares of common stock held by WDC to WDC stockholders on the basis of one share of our common stock for every three shares of WDC common stock held as of 1:00 p.m. Pacific time on February 12, 2025, the Record Date for the distribution, subject to certain conditions.

On February 21, 2025, the distribution was effected and the separation became effective as of 11:59 p.m. Pacific time. To effect the separation, WDC undertook a series of internal restructuring transactions to separate the assets, liabilities and certain legal entities of WDC associated with the Flash Business to us, in exchange for a cash payment of approximately $1.5 billion by us to WDC with a portion of the net proceeds of the Term Loan Facility as further described below under “Financing Transactions.” In connection with the distribution, we incurred $2.0 billion of indebtedness. In conjunction with the separation, 116,035,464 shares of our common stock were distributed to WDC stockholders, as described below. Additionally, WDC retained 28,827,787 shares of our common stock representing its 19.9% retained interest. “Regular-way” trading of our common stock began with the opening of the Nasdaq on February 24, 2025, under the ticker symbol “SNDK.” Our common stock has a par value of $0.01 per share.

On February 21, 2025, the distribution date, each WDC stockholder of record as of the Record Date received one share of our common stock for every three shares of WDC common stock held as of the Record Date, as described below. WDC stockholders received cash in lieu of any fractional shares of Sandisk common stock that they would have received after application of this ratio. Upon completion of the separation, each WDC stockholder as of the Record Date continued to own shares of WDC and owned a proportionate share of the outstanding common stock of Sandisk distributed in the distribution. WDC stockholders were not required to make any payment, surrender or exchange their WDC common stock or take any other action to receive their shares of our common stock in the distribution.

Following the distribution, our stockholders (other than WDC) own directly 80.1% of the outstanding shares of our common stock and WDC retained 19.9% of the outstanding shares of our common stock. WDC intends to dispose of all of our common stock that it retains through one or more subsequent exchanges of our common stock for WDC debt held by WDC creditors and/or through distributions of our common stock to WDC stockholders as dividends or in exchange for outstanding shares of WDC common stock, in each case during the 12-month period following the distribution.

We are registering on a registration statement on Form S-1, of which this prospectus forms a part, the resale of shares retained by WDC under the terms of a stockholder’s and registration rights agreement between us and WDC.

Formation of Sandisk Corporation

In connection with the separation, WDC incorporated Sandisk as a Delaware corporation on February 5, 2024, for the purpose of transferring to Sandisk certain assets and liabilities, including certain entities holding assets and liabilities, associated with the Flash Business.

Internal Reorganization

As part of the separation, and prior to the distribution, WDC and its subsidiaries completed an internal reorganization in order to transfer to us the Flash Business that we hold following the separation. Among other things and subject to certain limited exceptions, the internal reorganization resulted in us owning, directly or indirectly, the operations comprising, and the entities that conduct, the Flash Business.

The internal reorganization included a series of restructuring transactions pursuant to which (i) WDC and its subsidiaries transferred the assets and liabilities associated with the Flash Business to Sandisk or certain entities which became its subsidiaries and transferred the equity interests of certain entities holding such assets and liabilities to Sandisk and (ii) Sandisk and its subsidiaries transferred the assets and liabilities associated with the HDD Business that are held by our subsidiaries, if any, to WDC or its subsidiaries, in each case, as set forth in the separation and distribution agreement. WDC and its subsidiaries also transferred certain other corporate and shared assets and liabilities to Sandisk (or certain entities which became its subsidiaries) and Sandisk and its subsidiaries also transferred certain other corporate and shared assets and liabilities to WDC or its subsidiaries, in each case, pursuant to the terms of the separation and distribution agreement. In exchange for the transfer of the foregoing assets, liabilities and legal entities associated with the Flash Business to us, we paid WDC a cash payment in an amount equal to approximately $1.5 billion. Following such internal reorganization transaction, WDC continued to hold the HDD Business. We also entered into certain financing arrangements and incurred certain indebtedness prior to and in connection with the separation. See the section of this prospectus entitled “Description of Material Indebtedness” for more information.

Results of the Distribution

Following the separation and the distribution, we became a separate, publicly traded company.

We entered into a separation and distribution agreement and other related agreements with WDC to effect the separation and provide a framework for our transitional relationship with WDC following the separation. These agreements provide for the allocation between us and WDC of WDC’s assets, liabilities and obligations (including employee benefits, intellectual property, equipment sharing and tax-related assets and liabilities) attributable to periods prior to our separation from WDC and govern the relationship between us and WDC following the separation. For a more detailed description of these agreements, see “Certain Relationships and Related Party Transactions.”

Market for Sandisk Common Stock

Our common stock is listed on Nasdaq under the symbol “SNDK.” We did not set the initial price of shares of our common stock. The initial price was established by the public markets.

The price at which shares of our common stock trade may fluctuate significantly, particularly until an orderly public market develops. Trading prices for our common stock will be determined in the public markets and may be influenced by many factors. See “Risk Factors—Risks Related to Our Common Stock.”

Incurrence of Debt

On February 21, 2025, we entered into the Loan Agreement. The Loan Agreement comprises the Term Loan Facility in the principal amount of $2.0 billion and the Revolving Credit Facility in the principal amount of $1.5 billion. On February 21, 2025, we borrowed $2.0 billion under the Term Loan Facility. There were no amounts outstanding as of May 19, 2025 under the Revolving Credit Facility. For a more detailed description of the Facilities, see the section of this prospectus entitled “Description of Material Indebtedness” on page 150.

USE OF PROCEEDS

All shares of our common stock sold pursuant to this prospectus will be offered and sold by the selling stockholders. Neither we nor WDC will receive any proceeds from the sale of our common stock in this offering.

Prior to the settlement of this offering, the selling stockholders, affiliates of the debt-for-equity exchange parties, are expected to acquire the common stock being sold in this offering, at the request of the debt-for-equity exchange parties, from WDC in exchange for certain outstanding indebtedness of WDC owned by the debt-for-equity exchange parties at such time. Upon (and assuming) the completion of the debt-for-equity exchange, the WDC indebtedness exchanged in the debt-for-equity exchange shall automatically be cancelled and retired by WDC. See “Underwriting (Conflicts of Interest).”

Because 5% or more of the net proceeds of this offering will be received by J.P. Morgan Securities LLC and BofA Securities, Inc. in connection with the cancellation and retirement of the WDC indebtedness exchanged in the debt-for-equity exchange, and J.P. Morgan Securities LLC and BofA Securities, Inc. are each an underwriter in this offering, J.P. Morgan Securities LLC and BofA Securities, Inc. would be deemed to have a “conflict of interest” under Rule 5121. Accordingly, this offering will be conducted in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. See “Underwriting (Conflicts of Interest)—Conflicts of Interest and Relationships.”

MARKET PRICE OF SHARES

Our shares of common stock have been listed and traded on the Nasdaq under the symbol “SNDK” since February 24, 2025, which was the next trading day following the distribution. On June 3, 2025, the last sale price of our shares as reported on the Nasdaq was $38.64 per share. As of May 19, 2025, there were approximately 684 holders of record of our shares. Because many of our shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these recordholders.

DIVIDEND POLICY

We do not currently intend to pay any cash dividends in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation of our business and to strengthen our financial position and flexibility. The payment of cash dividends in the future will be dependent upon our revenue and earnings, capital requirements and general financial condition and results of operations, as well as applicable law, regulatory constraints, industry practice and other business considerations determined by our board of directors to be relevant. The payment of any cash dividends will be within the discretion of our Board of Directors. In addition, the terms governing our current or future debt may also limit or prohibit dividend payments. Accordingly, we cannot guarantee that we will ever pay dividends in the future or that we would continue to pay any dividends that we may commence in the future.

In addition, under Delaware law, our Board of Directors may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value, minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then-current and/or immediately preceding fiscal year.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated and combined financial statements give effect to the spin-off and related adjustments in accordance with Article 11 of the SEC’s Regulation S-X, as amended. The spin-off and related transactions are described in the section of this prospectus entitled “The Separation and Distribution.”

On February 21, 2025, the Company became a standalone publicly traded company, and our financial statements are now presented on a consolidated basis. Prior to the separation, the Company’s historical combined financial information was derived from WDC’s consolidated financial statements and accounting records and prepared as if the Company existed on a standalone basis. The accompanying historical and pro forma financial information presented as of, and for the nine months ended, March 28, 2025 are referred to as “Condensed Consolidated Financial Statements” as the Company now operates as a standalone company. Historical and pro forma financial information presented as of, and for periods ended December 27, 2024 and earlier are referred to as “Condensed Combined Financial Statements” as these periods were prepared based on WDC’s historical financial information, on a carve-out basis.

The following unaudited pro forma financial information consists of the unaudited pro forma condensed consolidated statement of operations for the nine months ended March 28, 2025 and the unaudited pro forma condensed combined statement of operations for the fiscal year ended June 28, 2024. Because the spin-off was completed on February 21, 2025, its effect is reflected in our unaudited condensed consolidated statement of financial position as of March 28, 2025 included elsewhere in this prospectus. Accordingly, no pro forma condensed combined statement of financial position as of March 28, 2025 is included in the following unaudited pro forma financial information.

The unaudited pro forma condensed consolidated financial statements, unaudited pro forma condensed combined financial statements, Sandisk’s unaudited consolidated financial statements and Sandisk’s combined financial statements and notes thereto included in this prospectus shall mean the Flash Business of Western Digital Corporation and references to “Parent” or “WDC” shall mean Western Digital Corporation.

The unaudited pro forma condensed consolidated financial statements and unaudited pro forma condensed combined financial statements reflect adjustments to our historical unaudited consolidated statement of operations for the nine months ended March 28, 2025 and audited combined statement of operations for the fiscal year ended June 28, 2024. The unaudited pro forma condensed consolidated statement of operations for the nine months ended March 28, 2025 and unaudited pro forma condensed combined statement of operations for the fiscal year ended June 28, 2024, gives effect to the spin-off and related transactions as if they had occurred on July 1, 2023, the beginning of our most recently completed fiscal year.

The unaudited pro forma condensed consolidated financial statements and unaudited pro forma condensed combined financial statements have been prepared to include Financing / Capitalization Adjustments and Spin-off Adjustments, collectively “Transaction Accounting Adjustments” and Autonomous Entity Adjustments to reflect our financial condition and results of operations as if we were a separate standalone public company. The unaudited pro forma condensed consolidated financial statement and the unaudited pro forma condensed combined financial statements have been adjusted to give effect to the following (collectively, the “Pro Forma Transactions”):

•

the contribution of the assets and liabilities that comprise our business by WDC to us pursuant to the separation and distribution agreement and the retention by WDC of certain specified assets and liabilities reflected in our historical consolidated financial statements, in each case, pursuant to the separation and distribution agreement;

•

the effect of our post-spin-off capital structure, including the incurrence of indebtedness in an aggregate principal amount equal to approximately $2.0 billion pursuant to the debt financing transactions described in the section of this prospectus entitled “Description of Material Indebtedness”;

•	the one-time expenses associated with the spin-off and related transactions and the transition to becoming a standalone public company;

•	the impact of the ancillary agreements and the provisions contained therein (see “Material Agreements with WDC” within this prospectus); and

•	other adjustments as described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements and unaudited pro forma condensed combined financial statements.

On September 28, 2024, a wholly owned subsidiary of Sandisk completed the sale of 80% of its equity interest in the SDSS Venture. Following the closing of this transaction, Sandisk will account for its retained investment in the SDSS Venture under the equity method of accounting. The SDSS Venture and its associated results of operations are included within Sandisk’s historical combined financial statements. As the divestiture is not significant to Sandisk and impacts to our cost of inventory and gross profit margins are not expected to be material, we have not adjusted the unaudited pro forma condensed consolidated or unaudited pro forma condensed combined financial information herein. See Note 9, “Related Parties and Related Commitments and Contingencies” in the Notes to the unaudited condensed consolidated financial statements for further information.

We entered into an intellectual property cross license agreement and transitional trademark license agreement with WDC in connection with the spin-off transaction. As the intellectual property cross license agreement provides a royalty-free license and any royalty fees due under the trademark license agreement would not commence until up to 18 months after the effective date of the spin-off, we have not adjusted the unaudited pro forma condensed consolidated or unaudited condensed combined financial information herein.

The unaudited pro forma condensed consolidated financial statements and unaudited condensed combined financial statements are subject to the assumptions and adjustments described in the accompanying notes. The pro forma adjustments are based on available information and assumptions we believe are reasonable; however, such adjustments are subject to change.

The unaudited pro forma condensed consolidated and unaudited condensed combined financial information is for illustrative and informational purposes only. The unaudited pro forma condensed consolidated and unaudited condensed combined financial information may not necessarily reflect what our financial condition, results of operations or cash flows would have been had we been a standalone public company during the periods presented, or what our financial condition, results of operations and cash flows may be in the future. In addition, the unaudited pro forma condensed consolidated and unaudited pro forma condensed combined financial information has been derived from our historical financial statements, which have been prepared from WDC’s historical accounting records. All the allocations and estimates in our historical consolidated financial statements and combined financial statements are based on assumptions that management believes are reasonable.

Our historical financial statements, which were the basis for the unaudited pro forma condensed consolidated and unaudited pro forma condensed combined financial information, were prepared on a carve-out basis as we did not operate as a separate, independent company for the periods presented. Accordingly, such financial information reflects an allocation of certain corporate costs, such executive management, finance, tax, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These corporate expenses have been allocated to Sandisk based upon direct usage or benefit, where identifiable, with the remainder allocated based upon headcount, revenue or other relevant measures. See Note 1, “Organization and Basis of Presentation” and Note 9, “Related Parties and Related Commitments and Contingencies” to the unaudited condensed consolidated financial statements and the audited combined financial statements included elsewhere in this prospectus for further information on the allocation of corporate costs.

We incur incremental costs as a standalone public company related to certain expenses previously allocated from WDC. Our historical combined financial statements include allocations for certain costs of support functions that are provided on a centralized or geographic basis by WDC and its affiliates, which include executive management, finance, tax, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. Additionally, we incurred charges from contracts with vendors in relation to the separation of Sandisk as a standalone public company. These charges primarily relate to legal, audit and advisory fees, system implementation costs, business separation costs and other costs. We also incur new costs relating to our public reporting and compliance obligations as a standalone public company. Any shortfall of required resource needs are and will be filled through external hiring or are and will be supported by WDC through the transition services agreement. These incremental costs began to materialize on the date of the completion of the separation.

Adverse effects and limitations, including those discussed in the section of this prospectus entitled “Risk Factors,” may impact the actual costs incurred. We are in process of evaluating the extent and timing of such costs to be incurred as a standalone public company and accordingly have not reflected any management adjustments for such costs within the unaudited pro forma condensed consolidated and unaudited pro forma condensed combined financial information presented below.

The unaudited pro forma condensed consolidated and unaudited condensed combined financial information reported below should be read in conjunction with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical unaudited consolidated financial statements and audited condensed combined financial statements included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the nine months ended March 28, 2025

(in millions, except per share amounts)

		Transaction Accounting Adjustments
	Sandisk Corporation (Historical)	Financing/ Capitalization Adjustments		Spin-off Adjustments		Autonomous Entity Adjustments		The Flash Business of Western Digital Corporation Pro Forma
Revenue, net	$5,454	$—		$—		$—		$5,454
Cost of revenue	3,740					(1)	F	3,738
						(1)	I
Gross profit	1,714	—		—		2		1,716
Operating expenses
Research and development	847			1	D	2	I	850
Selling, general and administrative	411			4	D	7	F	423
						1	I
Business separation costs	50							50
Employee termination, asset impairment and other charges	5							5
Gain on business divestiture	(34)							(34)
Goodwill impairment	1,830							1,830
Total operating expenses	3,109	—		5		10		3,124
Operating income (loss)	(1,395)	—		(5)		(8)		(1,408)
Interest and other income (expense)
Interest income	11	(1)	A					10
Interest expense	(22)	(97)	A					(119)
Other income (expense), net	(55)			2	C			(53)
Total interest and other income (expense)	(66)	(98)		2		—		(162)
Income before taxes	(1,461)	(98)		(3)		(8)		(1,570)
Income tax expense	157	(22)	E	—	E	—	H	135
Net Income	$(1,618)	$(76)		$(3)		$(8)		$(1,705)

Earnings per share:
Basic and diluted	$(11.16)					Note 3		$(11.49)
Weighted-average number of common shares outstanding:
Basic and diluted	145					Note 3		148

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended June 28, 2024

(in millions, except per share amounts)

		Transaction Accounting Adjustments
	The Flash Business of Western Digital Corporation (Historical)	Financing/ Capitalization Adjustments		Spin-off Adjustments		Autonomous Entity Adjustments		The Flash Business of Western Digital Corporation Pro Forma
Revenue, net	$6,663	$—		$—		$—		$6,663
Cost of revenue	5,591			3	B	(9)	F	5,577
				2	D	(10)	I
Gross profit	1,072	—		(5)		19		1,086
Operating expenses
Research and development	1,061			9	B	(9)	F	1,067
				8	D	(2)	I
Selling, general and administrative	455			17	B	29	F	521
				11	D	8	G
						1	I
Employee termination, asset impairment and other charges	(40)							(40)
Business separation costs	64							64
Total operating expenses	1,540	—		45		27		1,612
Operating income (loss)	(468)	—		(50)		(8)		(526)
Interest and other income (expense)
Interest income	12	(6)	A					6
Interest expense	(40)	(126)	A					(166)
Other income (expense), net	(7)			3	C			(4)
Total interest and other income (expense)	(35)	(132)		3		—		(164)
Loss before taxes	(503)	(132)		(47)		(8)		(690)
Income tax expense	169	(31)	E		E	(2)	H	136
Net loss	$(672)	$(101)		$(47)		$(6)		$(826)

Loss per share:
Basic and diluted							Note 3	$(5.65)
Weighted-average number of common shares outstanding:
Basic and diluted							Note 3	146

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated statement of operations for the nine months ended March 28, 2025 and the unaudited pro forma condensed combined statement of operations for the fiscal year ended June 28, 2024, include the following adjustments:

Note 1. Transaction Accounting Adjustments

Financing / Capitalization Adjustments

A.

These adjustments reflect interest expense of $96 million for the nine months ended March 28, 2025 and $151 million for the year ended June 28, 2024 based on a weighted-average term loan interest rate of approximately 7.4%. Additionally, interest expense for the nine months ended March 28, 2025 and for the year ended June 28, 2024 reflects amortization of original issue discount and deferred debt issuance costs incurred in connection with the issuance of debt as well as undrawn capacity fees on the revolving credit facility. See note 8, “Debt” to the unaudited condensed consolidated financial statements for further information on the Loan Agreement. A 1/8 percent variance in the assumed interest rate on the floating rate indebtedness would change interest expense by $2 million for the nine months ended March 28, 2025 and $3 million for the fiscal year ended June 28, 2024. Also included within the adjustment to interest expense and interest income is the elimination of interest expense and interest income, incurred in connection with Notes due to (from) Parent which were settled or terminated in connection with the spin-off.

The following represents adjustments to interest expense:

(in millions)	Nine months ended March 28, 2025	Year ended June 28, 2024
Interest expense on total debt at estimated weighted average rate of approximately 7.4%	$96	$151
Undrawn capacity fee on revolving debt facility	3	4
Amortization of debt issuance costs and original issue discount	5	8
Elimination of interest expense on notes due to Parent	(7)	(37)
Total pro forma adjustment to interest expense	$97	$126

Spin-Off Adjustments

B.

Reflects cash transaction bonus expenses of $29 million paid to certain Sandisk employees in connection with the separation from WDC. This amount is net of $4 million of expense reflected in the historical statement of operations for the nine months ended March 28, 2025. See “Material Agreements with WDC—Employee Matters Agreement” for additional details of these cash transaction bonus payments.

C.	Reflects transfer of WDC’s equity investment in the Unis Venture to Sandisk in accordance with the separation and distribution agreement and associated equity method earnings.

D.

In connection with the Separation, outstanding WDC equity awards held by certain of our employees were subject to modification and exchanged for Sandisk equity awards pursuant to the Employee Matters Agreement. This adjustment represents the impact of the exchange and amortization of the incremental fair value of the modified awards over the remaining service period.

E.

Represents the income tax impact of the transaction accounting pro forma adjustments for the nine months ended March 28, 2025 and for the fiscal year ended June 28, 2024. This adjustment was primarily calculated by applying the statutory tax rates in the respective jurisdictions to each of the pre-tax pro forma adjustments in jurisdictions where valuation allowances were not required. The applicable tax rates could be impacted (either higher or lower) depending on many factors subsequent to the spin-off including the profitability in local jurisdictions and the legal entity structure implemented subsequent to the spin-off and may be materially different from the pro forma results.

Note 2. Autonomous Entity Adjustments

F.

Reflects adjustment in the unaudited pro forma condensed consolidated statement of operations and the unaudited pro forma condensed combined statement of operations to include the shortfall (excess) of historical compensation and benefits cost allocations compared to actual cost of certain WDC employees who were transferred to Sandisk by WDC upon effectiveness of the spin-off. This adjustment also reflects the incremental compensation expense associated with certain Sandisk executives hired after the reporting date which is partially offset by reduction of expense for the compensation and benefits associated with certain employees of Sandisk who were retained by WDC upon effectiveness of the spin-off.

The following represents the adjustments to compensation and benefits expenses to operating income (loss) for the nine months ended March 28, 2025:

(in millions)	Sandisk transfers to WDC	Shortfall (excess) of historical cost allocations relative to costs of WDC employees transferring to Sandisk	Compensation for Sandisk executives hired after reporting date	Total pro forma adjustment to operating income (loss)
Cost of revenue	$(1)	$—	$—	$(1)
Research and development	(1)	1	—	—
Selling, general and administrative	—	3	4	7
	$(2)	$4	4	$6

The following represents the adjustments to compensation and benefits expenses to operating income (loss) for the year ended June 28, 2024:

(in millions)	Sandisk transfers to WDC	Shortfall (excess) of historical cost allocations relative to costs of WDC employees transferring to Sandisk	Compensation for Sandisk executives hired after reporting date	Total pro forma adjustment to operating income (loss)
Cost of revenue	$(4)	$(5)	$—	$(9)
Research and development	(6)	(3)	—	(9)
Selling, general and administrative	(2)	9	22	29
	$(12)	$1	$22	$11

G.

Reflects $17 million for the fiscal year ended June 28, 2024, of certain transition services costs associated with the transition services agreement we entered into with WDC. The costs are primarily associated with information technology services and corporate support functions. Adjustment is presented net of $9 million in fees we expect to charge WDC under a reverse transition services agreement.

H.

Represents the income tax impact of the autonomous entity pro forma adjustments and the expected effects of the separation and distribution agreement and the tax matters agreement for the nine months ended March 28, 2025 and for the fiscal year ended June 28, 2024. This adjustment was primarily calculated by applying the statutory tax rates in the respective jurisdictions to each of the pre-tax pro forma adjustments in jurisdictions where valuation allowances were not required. The applicable tax rates could be impacted (either higher or lower) depending on many factors subsequent to the spin-off, including the profitability in local jurisdictions and the legal entity structure implemented subsequent to the spin-off, and may be materially different from the pro forma results.

I.

This adjustment represents the difference between the historically allocated facilities expenses incurred by Sandisk and the future expected costs based upon the facilities transferred to or from Sandisk and contracts entered into by Sandisk in connection with the spin-off.

The following represents the adjustments to facilities expenses to operating income (loss) for the nine months ended March 28, 2025:

	Owned Facilities		Leases and Sub-leases
(in millions)	WDC transfers to Sandisk (Note C)	Sandisk transfers to WDC (Note D)	WDC transfers to Sandisk (Note C)	Sandisk transfers to WDC (Note D)	New Sandisk leases (Note Q)	Total pro forma adjustment to operating income (loss)
Cost of revenue	$2	$(4)	$1	$(1)	$1	$(1)
Research and development	—	(1)	2	(2)	3	2
Selling, general and administrative	—	—	1	(1)	1	1
	$2	$(5)	$4	$(4)	$5	$2

The following represents the adjustments to facilities expenses to operating income (loss) for the year ended June 28, 2024:

	Owned Facilities		Leases and Sub-leases
(in millions)	WDC transfers to Sandisk (Note C)	Sandisk transfers to WDC (Note D)	WDC transfers to Sandisk (Note C)	Sandisk transfers to WDC (Note D)	New Sandisk leases (Note Q)	Total pro forma adjustment to operating income (loss)
Cost of revenue	$4	$(16)	$1	$(2)	$3	$(10)
Research and development	1	(4)	8	(18)	11	(2)
Selling, general and administrative	—	(1)	4	(8)	6	1
	$5	$(21)	$13	$(28)	$20	$(11)

Note 3. Pro Forma Earnings (Loss) Per Share

Pro forma basic and diluted earnings (loss) per share and pro forma weighted-average basic and diluted shares outstanding for the nine months ended March 28, 2025 and for the fiscal year ended June 28, 2024, reflect the number of shares of our common stock which were outstanding upon completion of the spin-off and the subsequent expected pattern of vesting for those awards under Sandisk equity-based compensation arrangements. As Sandisk has a loss in the unaudited pro forma condensed consolidated statement of operations for the nine months ended March 28, 2025 and the unaudited pro forma condensed combined statement of operations for the fiscal year ended June 28, 2024, the potentially dilutive shares are anti-dilutive and therefore they are not added into the earnings per share calculation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section should be read in conjunction with the unaudited Condensed Consolidated Financial Statements and related Notes and the audited Combined Financial Statements and related Notes included in this prospectus, as well as the information contained in the sections of this prospectus titled “Unaudited Pro Forma Condensed Consolidated and Condensed Combined Financial Information” and “Business.” The section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contains forward-looking statements. See the sections of the prospectus titled “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements that could cause future results to differ materially from those reflected in this section.

The unaudited Condensed Consolidated Financial Statements and audited Combined Financial Statements included in this prospectus have been derived from WDC’s historical accounting records and are presented on a standalone basis as if Sandisk’s operations had been conducted independently from WDC. The unaudited Condensed Consolidated Financial Statements and audited Combined Financial Statements have been prepared in accordance with GAAP, by aggregating financial information from the components of Sandisk and WDC’s accounting records directly attributable to Sandisk.

The unaudited Condensed Consolidated Statements of Operations and audited Combined Statements of Operations include all revenues and costs directly attributable to Sandisk, including costs for facilities, functions and services used by Sandisk. Sandisk’s business has historically functioned together with the other businesses controlled by WDC. Accordingly, Sandisk relied on WDC’s corporate overhead and other support functions for its business. Therefore, certain corporate overhead and shared costs have been allocated to Sandisk including (i) certain general and administrative expenses related to WDC support functions that are provided on a centralized basis within WDC (e.g., expenses for corporate facilities, executive oversight, treasury, finance, legal, human resources, compliance, information technology, employee benefit plans, stock compensation plans and other corporate functions) and (ii) certain operations support costs incurred by WDC, including product sourcing, maintenance and support services and other supply chain functions. These expenses have been specifically identified, when possible, or allocated based on revenues, headcount, usage or other allocation methods that are considered to be a reasonable reflection of the utilization of services provided or benefit received. Management considers that such allocations have been made on a reasonable basis consistent with benefits received but may not necessarily be indicative of the costs that would have been incurred if Sandisk had been operated on a standalone basis for the periods presented.

Our discussion within MD&A is organized as follows:

•

Overview. This section contains background information on Sandisk, summary of significant themes and events during the year as well as strategic initiatives and trends in order to provide context for management’s discussion and analysis of our financial condition and results of operations.

•

Results of operations. This section contains an analysis of our results of operations presented in the accompanying unaudited Condensed Consolidated Statements of Operations by comparing the results for the nine months ended March 28, 2025 to the results for the nine months ended March 29, 2024. Additionally, this section also contains an analysis of our results of operations presented in the accompanying audited Combined Statements of Operations by comparing the results for the fiscal year ended June 28, 2024 to the results for the fiscal year ended June 30, 2023, and the results for the fiscal year ended July 1, 2022.

•	Financial condition, liquidity and capital resources. This section provides an analysis of our cash flows and a discussion of our contractual obligations at March 28, 2025.

•

Critical accounting estimates. This section contains a discussion of the critical accounting estimates that we believe are important to our financial condition and results of operations and that require judgment and estimates on the part of management in their application. In addition, all of our significant accounting policies, including critical accounting policies, are summarized in Note 1, “Organization and Basis of Presentation,” in the Notes to audited Combined Financial Statements set forth in this prospectus.

Overview

The Separation

On October 30, 2023, WDC announced its intention to separate its Flash Business from its HDD Business. WDC determined to implement this separation through the spin-off of WDC’s Flash Business to its stockholders. Sandisk was formed to hold WDC’s Flash Business. Following the separation, we hold the assets and liabilities of WDC related to its Flash Business, subject to certain limited exceptions. After the separation, WDC continues to hold its HDD Business.

On January 25, 2025, the WDC Board of Directors approved the distribution of 80.1% of Sandisk’s issued and outstanding shares of common stock held by WDC to WDC stockholders on the basis of one share of our common stock for every three shares of WDC common stock held as of 1:00 p.m. Pacific time on February 12, 2025, the record date for the distribution, subject to certain conditions.

On February 21, 2025, the distribution was effected and the separation became effective as of 11:59 p.m. Pacific time. To effect the separation, WDC undertook a series of internal restructuring transactions to separate the assets, liabilities and certain legal entities of WDC associated with the Flash Business to us, in exchange for a cash payment of approximately $1.5 billion by us to WDC with a portion of the net proceeds of a term loan facility described below under “Financing Activities.” In conjunction with the separation, 116,035,464 shares of our common stock were distributed to WDC stockholders, as described below. Additionally, WDC retained 28,827,787 shares of our common stock representing its 19.9% retained interest. “Regular-way” trading of our common stock began with the opening of the Nasdaq on February 24, 2025, under the ticker symbol “SNDK.” Our common stock has a par value of $0.01 per share.

Following the distribution, our stockholders (other than WDC) own directly 80.1% of the outstanding shares of our common stock and WDC retained 19.9% of the outstanding shares of our common stock. WDC intends to dispose of all of our common stock that it retains through one or more subsequent exchanges of our common stock for WDC debt held by WDC creditors and/or through distributions of our common stock to WDC stockholders as dividends or in exchange for outstanding shares of WDC common stock, in each case during the 12-month period following the distribution. We are registering on a registration statement on Form S-1, of which this prospectus forms a part, the resale of shares retained by WDC under the terms of a stockholder’s and registration rights agreement between us and WDC.

For purposes of the following sections of the MD&A, we use the terms “Sandisk Corporation,” “we,” “us,” and “our,” when referring to periods prior to the distribution, to refer to the Flash Business.

Our Business

Sandisk is a leading developer, manufacturer and provider of data storage devices and solutions based on NAND flash technology. With a differentiated innovation engine driving advancements in storage and semiconductor technologies, our broad and ever-expanding portfolio delivers powerful flash storage solutions for everyone from students, gamers and home offices, to the largest enterprises and public clouds to capture, preserve, access and transform an ever-increasing diversity of data. Our solutions include a broad range of solid-state drives (“SSD”), embedded products, removable cards, universal serial bus drives and wafers and components. Our broad portfolio of technology and products addresses multiple end markets of “Cloud,” “Client,” and “Consumer.”

Through the Client end market, we provide our original equipment manufacturer (“OEM”) and channel customers a broad array of high-performance flash solutions across personal computer, mobile, gaming,

automotive, virtual reality headsets, at-home entertainment and industrial spaces. The Consumer end market is highlighted by our broad range of retail and other end-user products, which capitalizes on the strength of our product brand recognition and vast points of presence around the world. Cloud is comprised primarily of products for public or private cloud environments and end customers.

Our fiscal year ends on the Friday nearest to June 30 and typically consists of 52 weeks. Approximately every five to six years, we report a 53-week fiscal year to align the fiscal year with the foregoing policy. Fiscal year 2025, which will end on June 27, 2025, and fiscal year 2024, which ended on June 28, 2024, are each comprised 52 weeks, with all quarters presented consisting of 13 weeks.

Sale-Leaseback

In September 2023, WDC completed a sale and leaseback of its facility in Milpitas, California, and received net proceeds of $191 million in cash. A substantial majority of these assets are associated with Sandisk and included in our Combined Balance Sheet as of June 28, 2024. As a result, $134 million of the net proceeds from the sale-leaseback transaction has been allocated to us on a relative square footage basis. The property is being leased back at a total annual rate of $16 million for the first year, increasing by 3% per year thereafter through January 1, 2039. The lease includes three five-year renewal options and one four-year renewal option for the ability to extend through December 2057. This facility is utilized in Sandisk’s operations, and a portion of the total annual lease expense will be allocated to Sandisk in future periods based on the continued usage of the facility.

SanDisk Semiconductor (Shanghai) Co. Ltd. (“SDSS”)

As discussed in Note 10, “Related Parties and Related Commitments and Contingencies,” in the Notes to Condensed Consolidated Financial Statements, in March 2024, WDC entered into an agreement to sell 80% of the equity interest in SanDisk China Limited (“SanDisk China”) to JCET, a third-party contract manufacturing company. On September 28, 2024, the transaction closed. In connection with this transaction, WDC entered into a 5-year supply agreement with JCET to purchase wafers with a minimum annual commitment of $550 million.

As a result of this transaction, we expect to incur a modest reduction in annual operating expenses and a reduction in annual capital expenditures related to assembly testing of our products. We also expect that the transition to a contract manufacturing model through SDSS will result in a small increase in our annual cost of revenue for our products.

Goodwill Impairment

Subsequent to the separation, the Company performed a quantitative analysis of potential impairment of goodwill and long-lived assets, in accordance with Accounting Standards Codification (“ASC”) No. 350, Intangibles—Goodwill and Other. That analysis indicated that the estimated carrying value of our reporting unit exceeded its fair value. As a result, the Company has recorded a goodwill impairment charge of $1.8 billion for the nine months ended March 28, 2025.

Financing Activities

We received financing from certain of WDC’s subsidiaries in the form of borrowings under revolving credit agreements and promissory notes to fund activities primarily related to Flash Ventures. Additional information regarding our outstanding notes due to (from) Parent is included in Note 10, “Related Parties and Related Commitments and Contingencies” of the Notes to the Condensed Consolidated Financial Statements.

On February 21, 2025, we entered into the Loan Agreement. The Loan Agreement comprises the Facilities. On February 21, 2025, we borrowed $2.0 billion under the Term Loan Facility. For a more detailed description of the Facilities, see the section of this prospectus entitled “Description of Material Indebtedness” on page 150.

Operational Update

During the first half of 2024, macroeconomic factors such as inflation, changes in interest rates, and recession concerns softened demand of our products. As a result, we and our industry experienced a supply-demand imbalance, which resulted in reduced shipments and negatively impacted pricing during those periods. To adapt to these conditions, we implemented measures to reduce operating expenses and proactively manage supply and inventory to align with demand and improve our capital efficiency while continuing to deploy innovative products. These actions enabled us to scale back on capital expenditures, consolidate production lines, and reduce production, which resulted in incremental charges for employee termination and charges for unabsorbed manufacturing overhead costs due to the underutilization of facilities as we temporarily scaled back production.

In the first half of fiscal 2025, we saw an improvement in the supply and demand dynamic, leading to improved revenues. The increase in demand resulted in increased revenue and gross margin in the first and second quarter of fiscal 2025 from the comparable period in the prior year. Recently, we have been experiencing what we believe is a mid-cycle slowdown. During the third quarter of fiscal year 2025, we incurred charges for unabsorbed manufacturing overhead costs due to reduced utilization of our manufacturing capacity totaling $24 million, and we expect to incur additional charges as we moderate production levels to align with demand for our products in the remainder of fiscal 2025.

Additionally, the United States has recently announced changes to U.S. trade policy, including increased tariffs on imported goods. Currently, the majority of our products sold in the U.S. are exempt from tariffs, but additional tariff increases or the loss of applicable exemptions would increase the cost of goods sold for our products sold in the U.S., which could negatively impact our margins and financial performance. Increases in the price of our products in response to increased costs may adversely impact demand for those products in the U.S., which could also negatively impact our performance and financial results. Future trade policies and regulations in the U.S. and other countries, the terms of any trade arrangements that may be negotiated between the U.S. and other countries, the scope, amount, or duration of tariffs that may be imposed by any country, and the impact of these factors on our business are uncertain and may contribute to increased costs and reduced demand for our products, each of which could harm our financial performance.

With regard to technological advances, we anticipate that digital transformation, including the artificial intelligence data-cycle, will drive improved market conditions in the long term for our data storage products.

We will continue to actively monitor developments impacting our business and may take additional responsive actions that we determine to be in the best interest of our business and stakeholders.

Results of Operations

Summary Comparison of Nine Months Ended March 28, 2025 and March 29, 2024

The following table sets forth, for the periods presented, selected summary information from our Condensed Consolidated Statements of Operations by dollars and percentage of net revenue(1):

	Nine months ended
	March 28, 2025		March 29, 2024
	(in millions, except percentages)
Revenue, net	$5,454	100.0%	$4,903	100.0%
Cost of revenue	3,740	68.6	4,467	91.1
Gross profit	1,714	31.4	436	8.9
Operating expenses:
Research and development	847	15.5	763	15.6
Selling, general and administrative	411	7.5	338	6.9
Business separation costs	50	0.9	46	0.9
Employee termination, asset impairment and other	5	0.1	(44)	(0.9)
Gain on business divestiture	(34)	(0.6)	—	—
Goodwill impairment	1,830	33.6	—	—
Total operating expenses	3,109	57.0	1,103	22.5
Operating income (loss)	(1,395)	(25.6)	(667)	(13.6)
Interest and other income (expense):
Interest income	11	0.2	9	0.2
Interest expense	(22)	(0.4)	(31)	(0.6)
Other income (expense), net	(55)	(1.0)	(11)	(0.2)
Total interest and other income (expense), net	(66)	(1.2)	(33)	(0.6)
Income (loss) before taxes	(1,461)	(26.8)	(700)	(14.2)
Income tax expense	157	2.9	92	1.9
Net income (loss)	$(1,618)	(29.7)%	$(792)	(16.1)%

(1)	Percentage may not total due to rounding.

The following table sets forth, for the periods presented, summary information regarding our disaggregated revenue:

	Nine months ended
	March 28, 2025	March 29, 2024
	(in millions)
Revenue by end market
Cloud	$747	$155
Client	3,024	3,002
Consumer	1,683	1,746
Total revenue	$5,454	$4,903

	Nine months ended
	March 28, 2025	March 29, 2024
	(in millions)
Revenue by Geography
Asia	$3,274	$3,313
Americas	1,207	759
Europe, Middle East and Africa	973	831
Total revenue	$5,454	$4,903

Net Revenue

Nine months ended March 28, 2025 compared with nine months ended March 29, 2024

Net revenue increased 11% in the nine months ended March 28, 2025 from the comparable period in the prior year, primarily due to a 12% increase in average selling price (“ASP”) per gigabyte attributed to improved pricing as the supply-demand balance improved, partially offset by a 1% decrease in exabytes sold driven by softer demand in the Client and Consumer end markets.

Cloud revenue increased 382% in the nine months ended March 28, 2025 from the comparable period in the prior year, primarily due to a 256% increase in exabytes sold and a 26% increase in ASP per gigabyte.

Client revenue increased 1% in the nine months ended March 28, 2025 from the comparable period in the prior year, primarily due to a 17% increase in ASP per gigabyte due to improved pricing, partially offset by a 15% decrease in exabytes sold primarily due to a decrease in demand.

Consumer revenue decreased 4% in the nine months ended March 28, 2025 from the comparable period in the prior year, primarily due to an 4% decrease in ASP per gigabyte and a 1% decrease in exabytes sold.

The changes in net revenue by geography in the nine months ended March 28, 2025 from the comparable period in the prior year primarily reflected higher revenue in the Asia region from Client customers.

Consistent with standard industry practice, we offer sales incentive and marketing programs that provide customers with price protection and other incentives or reimbursements that are recorded as a reduction to gross revenue. For the nine months ended March 28, 2025 and March 29, 2024, these programs represented 19% and 21%, respectively, of gross revenues. The amounts attributed to our sales incentive and marketing programs generally vary according to several factors, including industry conditions, list pricing strategies, seasonal demand, competitor actions, channel mix and overall availability of products. Changes in future customer demand and market conditions may require us to adjust our incentive programs as a percentage of gross revenue.

Gross Profit and Gross Margin

Nine months ended March 28, 2025 compared with nine months ended March 29, 2024

Gross profit increased $1,278 million for the nine months ended March 28, 2025 from the comparable period in the prior year, primarily due to improved pricing, favorable product mix, and a decrease in manufacturing underutilization charges incurred in the nine months ended March 28, 2025, compared to the comparable prior year period, partially offset by $36 million of insurance recoveries received in the nine months ended March 29, 2024 for losses incurred due to a contamination incident in 2022. In the nine months ended March 29, 2024, we recognized a $249 million charge as a result of the reduced utilization of our manufacturing capacity as compared to an underutilization charge of $24 million incurred in the nine months ended March 28, 2025.

Gross profit margin increased by 23% for the nine months ended March 28, 2025 from the comparable period in the prior year, primarily due to improved pricing, favorable product mix, and a larger prior year charge as a result of the reduced utilization of our manufacturing capacity.

Operating Expenses

Nine months ended March 28, 2025 compared with nine months ended March 29, 2024

Research and development (“R&D”) expense increased $84 million in the nine months ended March 28, 2025 from the comparable period in the prior year, primarily due to a $46 million increase in compensation and benefits due to higher variable compensation, including short-term incentives which were not incurred in the comparable period in the prior year and increased headcount, a $20 million increase in material purchases, a $13 million increase in spending for R&D projects and a $5 million increase in Flash Venture R&D commitments as we continue to invest in innovation.

Selling, general and administrative expense increased by $73 million in the nine months ended March 28, 2025 from the comparable period in the prior year, primarily due to a $52 million increase in compensation and benefits due to higher variable compensation, including short-term incentives which were not incurred in the comparable period in the prior year, and increased headcount, a $24 million increase in legal and outside service fees, a $9 million increase in sales and marketing expenses, and an $8 million increase in rent expense, primarily due to new leases entered into in connection with the separation from WDC, partially offset by a $20 million decrease in strategic review costs.

Business separation costs increased $4 million in the nine months ended March 28, 2025 from the comparable period in the prior year, primarily due to an increase in outside service fees to support the execution of the separation from WDC.

Employee termination and other charges increased $49 million in the nine months ended March 28, 2025 from the comparable period in the prior year, primarily due to a $60 million gain on the sale-leaseback of a facility in the prior period, partially offset by an $11 million decrease in employee termination costs as a result of fewer restructuring actions taken in the current period. For additional information regarding employee termination and other charges, see Note 13, “Employee Termination, Asset Impairment and Other,” in the Notes to Condensed Consolidated Financial Statements.

Gain on business divestiture was $34 million for the nine months ended March 28, 2025, primarily reflecting the gain resulting from the sale of 80.1% interest in SanDisk China to JCET on September 28, 2024. For additional information regarding the sale, see Note 10, “Related Parties and Related Commitments and Contingencies,” in the Notes to Condensed Consolidated Financial Statements.

Interest and Other Income (Expense), net

Nine months ended March 28, 2025 compared with nine months ended March 29, 2024

Interest and other expense, net increased $33 million in the nine months ended March 28, 2025 from the comparable period in the prior year, primarily due to a $26 million increase in foreign exchange losses, a $23 million increase in losses on our equity investments, and a $15 million increase in interest expense from our Term Loan Facility, partially offset by a $21 million decrease in interest expense on borrowings due to WDC, a $6 million increase in interest income arising from the accretion of the present value discount on the outstanding SDSS consideration receivable and a $5 million increase in other income due to an increase in available cash.

Income Tax Expense

On August 16, 2022, the Inflation Reduction Act of 2022 was signed into law, which contained significant changes to laws related to tax, climate, energy, and health care. The tax measures include, among other things, a corporate alternative minimum tax (“CAMT”) of 15% on corporations with three-year average annual adjusted financial statement income (“AFSI”) exceeding $1.0 billion. We do not expect to be subject to the CAMT of 15% for fiscal year 2025 as our average annual AFSI did not exceed $1.0 billion for the preceding three-year period.

On December 20, 2021, the Organization for Economic Co-operation and Development G20 Inclusive Framework on Base Erosion and Profit Shifting released Model Global Anti-Base Erosion rules under Pillar Two (“Pillar Two”). Several non-U.S. jurisdictions have either enacted legislation or announced their intention to enact future legislation to adopt certain or all components of the Pillar Two, some of which are effective for the Company in fiscal year 2025. For fiscal year 2025, we currently expect to be able to meet certain transitional safe harbors and do not expect any material Pillar Two taxes. As more jurisdictions adopt this legislation in fiscal year 2026, there may be material increases in our future tax obligations in certain jurisdictions.

The following table presents the Company’s Income tax expense and effective tax rate:

	Nine Months Ended
	March 28, 2025	March 29, 2024
	(in millions)
Income before taxes	$(1,461)	$(700)
Income tax expense	$157	$92
Effective tax rate	(11)%	(13)%

The relative mix of earnings and losses by jurisdiction, the goodwill impairment, the deduction for foreign-derived intangible income, credits and tax holidays in Malaysia that have or will expire at various dates during years 2025 through 2031 resulted in decreases to the effective tax rate below the U.S. statutory rate for the nine months ended March 28, 2025.

For additional information regarding income tax expense, see Note 14, “Income Tax Expense,” in the Notes to Condensed Consolidated Financial Statements.

Summary Comparison of 2024, 2023 and 2022

The following table sets forth, for the periods presented, selected summary information from our Combined Statements of Operations by dollars and percentage of net revenue(1):

	2024		2023		2022
	(in millions, except percentages)
Revenue, net	$6,663	100.0%	$6,086	100.0%	$9,754	100.0%
Cost of revenue	5,591	83.9	5,656	92.9	6,510	66.7
Gross profit	1,072	16.1	430	7.1	3,244	33.3
Operating expenses:
Research and development	1,061	15.9	1,167	19.2	1,362	14.0
Selling, general and administrative	455	6.8	558	9.2	666	6.8
Employee termination, asset impairment and other	(40)	(0.6)	69	1.1	16	0.2
Business separation costs	64	1.0	—	—	—	—
Goodwill impairment	—	—	671	11.0
Total operating expenses	1,540	23.1	2,465	40.5	2,044	21.0
Operating income (loss)	(468)	(7.0)	(2,035)	(33.4)	1,200	12.3
Interest and other income (expense):
Interest income	12	0.2	21	0.3	6	0.1
Interest expense	(40)	(0.6)	(31)	(0.5)	(15)	(0.2)
Other income (expense), net	(7)	(0.1)	43	0.7	43	0.4
Total interest and other income (expense), net	(35)	(0.5)	33	0.5	34	0.3
Income (loss) before taxes	(503)	(7.5)	(2,002)	(32.9)	1,234	12.7
Income tax expense	169	2.5	141	2.3	170	1.7
Net income (loss)	$(672)	(10.0)%	$(2,143)	(35.2)%	$1,064	10.9%

(1)	Percentage may not total due to rounding.

The following table sets forth, for the periods presented, summary information regarding our disaggregated revenue:

	2024	2023	2022
	(in millions)
Revenue by end market
Cloud	$325	$500	$1,264
Client	4,069	3,637	6,038
Consumer	2,269	1,949	2,452
Total revenue	$6,663	$6,086	$9,754

Revenue by geography
Americas	$1,095	$1,266	$1,921
Europe, Middle East and Africa	1,058	930	1,349
Asia	4,510	3,890	6,484
Total revenue	$6,663	$6,086	$9,754

Net Revenue

Year ended June 28, 2024 compared with year ended June 30, 2023

Net revenue increased 9% in 2024 compared to 2023, primarily driven by a 21% increase in exabytes sold, partially offset by an 8% decline in ASP per gigabyte. The increase in exabytes sold was primarily driven by improved demand from our OEM customers in our Client end market, and higher shipments of SSDs to our customers in our Consumer end market, partially offset by lower shipments in our Cloud end market. The decrease in ASP per gigabyte was primarily driven by the supply-demand imbalance in the first half of the year, prior to the recent improvement in supply-demand conditions as described above.

The 35% decrease in Cloud revenue in 2024 compared to 2023, is primarily due to a 31% decrease in exabytes shipments and a 5% decrease in ASP per gigabyte. The decline in ASP per gigabyte was primarily attributable to the factors described above. In Client, the 12% increase in revenue in 2024 compared to 2023 reflects a 24% increase in exabyte shipments, partially offset by a 5% decrease in ASP per gigabyte. In Consumer, the 16% increase in revenues in 2024 compared to 2023 was due to a 32% increase in exabytes sold, partially offset by a 10% decrease in ASP per gigabyte.

The changes in net revenue by geography in 2024, compared to 2023, primarily reflected larger growth in Asia from OEMs in this region as their production levels increased as well as routine variations in the mix of business.

Year ended June 30, 2023 compared with year ended July 1, 2022

Net revenue decreased 38% in 2023 compared to 2022, substantially all driven by a decline in the ASP of 39% per gigabyte, primarily reflecting the macroeconomic pressures described in the “Operational Update” above. The decline in the ASP per gigabyte was due to the supply-demand imbalance described in the “Overview—Operational Update” section above as well as a shift in product mix.

The 60% decrease in Cloud revenue in 2023 compared to 2022, is primarily due to a 28% decrease in exabytes shipments and a 45% decrease in ASP per gigabyte. The decline in ASP per gigabyte was primarily attributable to the factors described in the “Overview—Operational Update” section above. In Client, the 40% decrease in revenue in 2023 compared to 2022 reflects a decline of 42% decrease in ASP per gigabyte, due to pricing pressure across flash products. In Consumer, the 21% decrease in revenues in 2023 compared to 2022 was due to approximately 30% decrease in ASP per gigabyte, partially offset by a 14% increase in exabytes sold.

The changes in net revenue by geography in 2023, compared to 2022, reflect a 40% decline in Asia from lower Client revenue from OEMs in this region as they reduced purchases to align with current market demand.

For 2024, 2023 and 2022, our top 10 customers accounted for 41%, 47% and 47%, respectively, of our net revenue. For 2024 no single customer accounted for more than 10% of our net revenue. For 2023 and 2022, one customer accounted for 15% and 11%, respectively, of our net revenue.

Consistent with standard industry practice, we have sales incentive and marketing programs that provide customers with price protection and other incentives or reimbursements that are recorded as a reduction to gross revenue. For 2024, 2023 and 2022, these programs represented 19%, 21% and 15%, respectively, of gross revenues. The amounts attributed to our sales incentive and marketing programs generally vary according to several factors, including industry conditions, list pricing strategies, seasonal demand, competitor actions, channel mix and overall availability of products. Changes in future customer demand and market conditions may require us to adjust our incentive programs as a percentage of gross revenue.

Gross Profit and Gross Margin

Year ended June 28, 2024 compared with year ended June 30, 2023

Gross profit increased $642 million, or 149%, in 2024 compared to 2023, largely due to higher revenue, cost reductions due to cost efficiencies achieved through improved manufacturing operations and cost-saving actions and a more favorable product mix. The increase also reflected charges of approximately $252 million for unabsorbed manufacturing overhead costs as a result of the increased utilization of our manufacturing capacity in 2024 as compared to $296 million of such costs in 2023, and a $54 million write-down of Flash inventory as a result of the decreases in market pricing in 2024 compared to charges of $108 million of such costs in 2023. Gross margin increased 9% over the prior year with approximately 2% of the increase due to the net charges noted above and the remainder driven by improving pricing, cost reduction initiatives and a favorable shift in product mix.

Year ended June 30, 2023 compared with year ended July 1, 2022

Gross profit decreased $2.8 billion, or 87%, in 2023 compared to 2022, which reflected the decrease in revenue described above as well as $296 million charges for unabsorbed manufacturing overhead costs as a result of the reduced utilization of our manufacturing capacity, and a $108 million write-down of certain flash inventory to the lower of cost or market value, partially offset by $207 million of charges related to a contamination event in the Flash Ventures’ fabrication facilities incurred in 2022, and a $64 million decrease in charges related to amortization expense on acquired intangible assets, some of which became fully amortized in 2023. Gross margin decreased 26% over 2022, with approximately 4% of the decline due to the net charges noted above and the remainder driven by the lower ASP per gigabyte.

Operating Expenses

Year ended June 28, 2024 compared with year ended June 30, 2023

Research and development expense decreased $106 million or 9% in 2024 compared to 2023, which reflects a decrease of $57 million in compensation and benefits due to reduced headcount, a decrease of $36 million in costs related to a reduction in our portion of development costs of the fabrication facilities of Flash Ventures, a decrease of $22 million in depreciation and amortization attributable to lower capital expenditures and a decrease of $6 million in outside services, which were partially offset by an increase of $15 million in material purchases.

Selling, general and administrative expense decreased $103 million or 18% in 2024 compared to 2023. This decrease was driven by a decrease of $133 million in intangible amortization expense and a decrease of $6 million in all other—miscellaneous costs, partially offset by an increase of $19 million in compensation and benefits due to an increase in variable compensation and an increase of $17 million in material purchases.

Employee termination, asset impairment and other decreased $109 million or 158% compared to 2023, due to a $60 million gain on the sale-leaseback of the Milpitas California facility and a $53 million decrease in employee termination costs as a result of fewer restructuring actions taken in the current period, partially offset by $4 million related to asset impairment caused by project cancellations. For additional information regarding employee termination, asset impairment and other charges, see Note 13, “Employee Termination, Asset Impairment and Other,” in the Notes to Combined Financial Statements.

Year ended June 30, 2023 compared with year ended July 1, 2022

Research and development expense decreased $195 million or 14% in 2023 compared to 2022, which reflects a decrease of $123 million in compensation and benefits due to lower variable compensation and a reduced headcount, a decrease of $25 million in materials cost related to product samples, as well as savings resulting from our actions to reduce expenses in the dynamic economic environment in 2023.

Selling, general and administrative expense decreased $108 million or 16% in 2023 compared to 2022, which reflects a decrease of $60 million in compensation and benefits due to lower variable compensation and a reduced headcount, a decrease of $23 million in materials cost related to product samples, a decrease of $22 million in intangible amortization expense due to certain intangible assets becoming fully amortized in 2023, as well as savings resulting from our actions to reduce expenses in the dynamic economic environment in 2023. The decrease was partially offset by a $20 million charges related to our strategic review.

Employee termination, asset impairment and other increased $53 million or 331% compared to 2022, due to an increase of $46 million in restructuring actions taken to adjust our cost structure to align with the current demand environment and a $9 million gain on sale of a business in 2022, partially offset by a decrease of $2 million in loss on disposal of assets. For additional information regarding employee termination, asset impairment and other charges, see Note 13, “Employee Termination, Asset Impairment and Other,” in the Notes to Combined Financial Statements.

Interest and Other Income (Expense), net

Year ended June 28, 2024 compared with year ended June 30, 2023

The total interest and other income (expense), net decreased $68 million or 206% in 2024 compared to 2023. This decline was primarily driven by a $48 million decrease in equity earnings from Flash Ventures, coupled with a decrease of $9 million in interest income and a corresponding increase of $9 million in interest expense.

Year ended June 30, 2023 compared with year ended July 1, 2022

The total interest and other income (expense), net decrease of $1 million or 3% in 2023 compared to 2022, which was primarily driven by an increase of $16 million in interest expense, partially offset by an increase of $15 million in interest income.

Income Tax Expense

The 2017 Act includes a broad range of tax reform proposals affecting businesses. WDC completed its accounting for the tax effects of the enactment of the 2017 Act during the second quarter of 2019. However, the U.S. Treasury and the IRS have issued tax guidance on certain provisions of the 2017 Act since the enactment date, and Sandisk anticipates the issuance of additional regulatory and interpretive guidance. WDC applied a reasonable interpretation of the 2017 Act along with the then-available guidance in finalizing its accounting for the tax effects of the 2017 Act. Any additional regulatory or interpretive guidance would constitute new information, which may require further refinements to our estimates in future periods.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which contained significant law changes related to tax, climate, energy and health care. The tax measures include, among other things, a corporate alternative minimum tax or CAMT, of 15% on corporations with three-year average annual adjusted financial statement income, or AFSI, exceeding $1.00 billion. We are not subject to the CAMT of 15% for fiscal year 2024 as our average annual AFSI did not exceed $1.00 billion for the preceding three-year period.

The following table sets forth income tax information from our Statement of Operations by dollar and effective tax rate:

	2024	2023	2022
	(in millions, except percentages)
Income (loss) before taxes	$(503)	$(2,002)	$1,234
Income tax expense	169	141	170
Effective tax rate	(34)%	(7)%	14%

Beginning in 2023, the 2017 Act requires us to capitalize and amortize research and development expenses rather than expensing them in the year incurred. The tax effects related to the capitalization of research and development expenses are included in income tax expense but did not have a material impact on our effective tax rate.

The primary drivers of the difference between the effective tax rate for 2024 and the U.S. federal statutory rate of 21% are the relative mix of earnings and losses by jurisdiction, the deduction for foreign derived intangible income, credits and tax holidays in Malaysia that will expire at various dates during years 2028 through 2031.

The primary drivers of the difference between the effective tax rate for 2023 and 2022 and the U.S. federal statutory rate of 21% for both periods are the relative mix of earnings and losses by jurisdiction, the deduction for foreign derived intangible income, credits and tax holidays in Malaysia that will expire at various dates during years 2028 through 2031.

Our future effective tax rate is subject to future regulatory developments and changes in the mix of our U.S. earnings compared to foreign earnings. Our total tax expense in future years may also vary as a result of discrete items such as excess tax benefits or deficiencies.

On December 20, 2021, the OECD/G20 Inclusive Framework on Base Erosion and Profit Shifting released Model Global Anti-Base Erosion rules under Pillar Two (“Pillar Two Model Rules”). Several non-US jurisdictions have either enacted legislation or announced their intention to enact future legislation to adopt certain or all components of the Pillar Two Model Rules, which may be effective for us as early as 2025. When effective, this legislation could materially increase our tax obligations in certain jurisdictions. We continue to evaluate the tax impact of enacted and future legislation concerning the Pillar Two Model Rules in the non-US tax jurisdictions we operate in.

For additional information regarding income tax expense, see Note 12, “Income Tax Expense,” in the Notes to Combined Financial Statements.

Quarterly Financial Information

The following tables set forth selected unaudited quarterly financial information for the fiscal quarters ended March 28, 2025, December 27, 2024, September 27, 2024, June 28, 2024, March 29, 2024, December 29, 2023, September 29, 2023, June 30, 2023, and March 31, 2023. The supplemental information below includes condensed consolidated and condensed combined balance sheets, condensed consolidated and condensed combined statements of operations and condensed consolidated and condensed combined cash flows. The information for each of these quarters has been prepared on the same basis as the unaudited condensed consolidated financial statements and the audited combined financial statements. Our historical results are not necessarily indicative of the results that should be expected in any future period. Refer to the tables below for quarterly results:

Sandisk Corporation

QUARTERLY CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS

(in millions)

	Three Months Ended
	March 28, 2025	December 27, 2024	September 27, 2024	June 28, 2024	March 29, 2024	December 29, 2023	September 29, 2023	June 30, 2023	March 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,507	$804	$322	$328	$377	$425	$202	$292	$245
Accounts receivable, net	979	904	1,037	935	814	684	630	539	305
Inventories	2,160	2,172	2,069	1,955	1,730	1,612	1,876	2,269	2,448
Income tax receivable	53	8	7	7	4	1	3	3	76
Other current assets	391	568	300	221	218	240	229	234	260
Notes due from Parent	—	—	1	102	133	20	86	63	441
Assets held for sale	—	—	652	—	—	—	—	—	—
Total current assets	5,090	4,456	4,388	3,548	3,276	2,982	3,026	3,400	3,775
Property, plant and equipment, net	603	579	552	791	788	803	832	933	961
Notes receivable and investments in Flash Ventures	662	871	1,066	1,001	1,091	1,350	1,351	1,411	1,498
Goodwill	4,997	6,825	6,932	7,207	7,209	7,212	7,210	7,212	7,216
Other intangibles, net	—	—	—	—	—	—	—	—	17
Deferred tax assets	51	96	56	96	71	73	76	76	76
Income tax receivable, non-current	79	13	12	11	9	9	10	9	9
Other non-current assets	1,478	1,394	884	852	884	909	929	779	770

Total assets	$12,960	$14,234	$13,890	$13,506	$13,328	$13,338	$13,434	$13,820	$14,322

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$363	$320	$297	$357	$386	$396	$410	$334	$322
Accounts payable to related parties	395	369	352	313	310	250	277	292	260
Accrued expenses	446	438	236	424	381	387	467	483	357
Income taxes payable	37	5	12	20	7	15	16	48	21
Accrued compensation	114	188	169	195	140	105	100	98	101
Notes due to Parent	—	553	296	814	823	926	887	919	926
Liabilities held for sale	—	—	110	—	—	—	—	—	—
Current portion of long-term debt	20	—	—	—	—	—	—	—	—

Total current liabilities	1,375	1,873	1,472	2,123	2,047	2,079	2,157	2,174	1,987
Deferred tax liabilities	17	53	18	15	6	22	14	28	45
Long-term debt	1,927	—	—	—	—	—	—	—	—

	Three Months Ended
	March 28, 2025	December 27, 2024	September 27, 2024	June 28, 2024	March 29, 2024	December 29, 2023	September 29, 2023	June 30, 2023	March 31, 2023
Other liabilities	480	307	274	286	336	341	338	179	184

Total liabilities	3,799	2,233	1,764	2,424	2,389	2,442	2,509	2,381	2,216
Commitments and contingencies
Parent company net investment:
Common stock	1	—	—	—	—	—	—	—	—
Additional paid-in capital	11,227	—	—	—	—	—	—	—	—
Accumulated deficit	(1,761)	—	—	—	—	—	—	—	—
Parent company net investment	—	12,435	12,369	11,534	11,339	11,211	11,323	11,782	12,327
Accumulated other comprehensive loss	(306)	(434)	(243)	(452)	(400)	(315)	(398)	(343)	(221)

Total shareholders’ equity or Parent company net investment	9,161	12,001	12,126	11,082	10,939	10,896	10,925	11,439	12,106

Total liabilities and shareholders’ equity or Parent company net investment	$12,960	$14,234	$13,890	$13,506	$13,328	$13,338	$13,434	$13,820	$14,322

Sandisk Corporation

QUARTERLY CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(in millions)

	Three Months Ended
	March 28, 2025	December 27, 2024	September 27, 2024	June 28, 2024	March 29, 2024	December 29, 2023	September 29, 2023	June 30, 2023	March 31, 2023
Revenue, net	$1,695	$1,876	$1,883	$1,760	$1,705	$1,665	$1,533	$1,399	$1,308
Cost of revenue	1,313	1,270	1,157	1,124	1,242	1,504	1,721	1,551	1,378

Gross profit (loss)	382	606	726	636	463	161	(188)	(152)	(70)

Operating expenses:
Research and development	285	279	283	298	277	246	240	266	278
Selling, general and administrative	139	142	130	117	107	113	118	128	141
Employee termination, asset impairment and other charges	—	3	2	4	2	13	(59)	36	9
Business separation costs	9	21	20	18	12	34	—	—	—
Gain on business divestiture	—	(34)	—	—	—	—	—	—	—
Goodwill impairment	1,830	—	—	—	—	—	—	—	—
Total operating expenses	2,263	411	435	437	398	406	299	430	428

Operating income (loss)	(1,881)	195	291	199	65	(245)	(487)	(582)	(498)
Interest and other income (expense):
Interest income	6	2	3	3	3	3	3	7	6
Interest expense	(16)	(4)	(2)	(9)	(9)	(11)	(11)	(11)	(8)
Other income (expense), net	(10)	(20)	(25)	4	(5)	(7)	1	6	4

Total interest and other income (expense), net	(20)	(22)	(24)	(2)	(11)	(15)	(7)	2	2

Income (loss) before taxes	(1,901)	176	267	197	54	(260)	(494)	(580)	(496)
Income tax expense	32	69	56	77	27	41	24	25	37

Net income (loss)	$(1,933)	$104	$211	$120	$27	$(301)	$(518)	$(605)	$(533)

Quarterly Revenue Trends

For the quarters ended March 28, 2025, March 31, 2023, and June 30, 2023, there was a decline in revenue due to macroeconomic factors including inflation, higher interest rates and recession concerns, which softened demand for our products, leading to reduced shipments and pricing challenges. In contrast, the quarters ended September 29, 2023, December 29, 2023, March 29, 2024, June 28, 2024, September 27, 2024 and December 27, 2024, showed significant growth compared to the comparable quarters in the prior year, driven primarily by improved supply and demand dynamics and better pricing, which positively impacted our revenue.

Quarterly Operating Expense Trends

Research and Development. The fluctuations in research and development are largely a result of normal fluctuations in compensation and benefits, development costs and depreciation and amortization.

Selling, general and administrative. For the quarters ended March 31, 2023, through March 29, 2024, selling, general and administrative expenses trended downward primarily driven by reductions in intangible amortization expense, compensation and benefits and materials costs. The driver for the increase in selling, general and administrative expenses in the three months ended June 28, 2024, September 27, 2024, December 27, 2024 and March 28, 2025 was primarily higher variable compensation, increased headcount and increased legal fees.

Employee termination, asset impairment and other charges. For the quarter ended June 30, 2023, the increase in employee termination, asset impairment and other expenses was driven by increased restructuring initiatives to adjust our cost structure to align with the demand environment. The fluctuation in employee termination, asset impairment and other charges during the quarter ended September 29, 2023 was primarily driven by a $60 million gain on the sale-leaseback of our Milpitas, California facility.

Business separation costs. The charges related to business separation costs for the quarters ended December 29, 2023, March 29, 2024, June 28, 2024, September 27, 2024, December 27, 2024 and March 28, 2025, relate to outside service fees to support the separation of Sandisk from WDC.

Gain on business divestiture. The gain on business divestiture for the quarter ended March 28, 2025 relates to WDC’s sale of an 80.1% interest in SanDisk China Limited to JCET Management Co., Ltd.

Goodwill Impairment charges. For the quarter ended March 28, 2025, we determined that the carrying value of our single reporting unit exceeded its fair value, resulting in the recognition of an impairment charge of $1,830 million.

Sandisk Corporation

QUARTERLY CONDENSED CONSOLIDATED AND COMBINED CASH FLOWS

(in millions)

		Three Months Ended
	March 28, 2025	December 27, 2024	September 27, 2024	June 28, 2024	March 29, 2024	December 29, 2023	September 29, 2023	June 30, 2023	March 31, 2023
Net cash provided by (used in) operating activities	$26	$95	$(131)	$(130)	$(12)	$2	$(169)	$(301)	$(122)
Net cash provided by (used in) investing activities	404	188	(19)	(3)	100	(9)	122	(60)	(71)
Net cash provided by (used in) financing activities	276	130	214	85	(134)	228	(43)	409	280

Total cash flows	$703	$413	$64	$(48)	$(46)	$221	$(90)	$48	$87

Financial Condition, Liquidity and Capital Resources

The following table summarizes our statements of cash flows for the nine months ended March 28, 2025, and March 29, 2024:

	March 28, 2025	March 29, 2024
	(in millions)
Net cash provided by (used in):
Operating Activities	$(10)	$(179)
Investing Activities	573	213
Financing Activities	620	51
Effect of exchange rate changes on cash	(4)	—

Net increase in cash and cash equivalents	$1,179	$85

As noted previously, we have been scaling back on capital expenditures, consolidating production lines and reducing bit growth to align with market demand. We have access to our $1,500 million revolving credit facility and continue to be cautious in our capital investment and expect our cash capital expenditures in 2025 to be higher than in 2024 but remain below 2023 expenditures.

We believe our cash, and cash equivalents, as discussed in “Overview—Financing Activities” above, will be sufficient to meet our working capital needs for at least the next twelve months and for the foreseeable future thereafter, as we navigate the current market downturn before returning to profitable operations and positive cash flows when the market normalizes. We believe we can also access the various capital markets to further supplement our liquidity position if necessary.

A total of $1.1 billion and $321 million, of our cash and cash equivalents were held outside of the U.S. as of March 28, 2025, and June 28, 2024, respectively. There are no material tax consequences that were not previously accrued for on the repatriation of this cash.

Operating Activities

Net cash used in operating activities primarily consists of net income or loss, adjusted for non-cash charges, plus or minus changes in operating assets and liabilities. Net cash used as a result of changes in operating assets and liabilities was $436 million in the nine months ended March 28, 2025, as compared to $267 million net cash provided in the nine months ended March 29, 2024, reflecting an increase in the volume of our business, as discussed above.

Changes in our operating assets and liabilities are largely affected by our working capital requirements, which are dependent on the volume of our business and the effective management of our cash conversion cycle as well as timing of payments for taxes. Our cash conversion cycle measures how quickly we can convert our products into cash through sales. The cash conversion cycles were as follows (in days):

	Three Months Ended
	March 28, 2025	March 29, 2024
Days sales outstanding	53	43
Days in inventory	150	127
Days payables outstanding	(53)	(51)

Cash Conversion cycle	150	119

Changes in days sales outstanding, or “DSO,” are generally due to the timing of shipments. Changes in days in inventory, or “DIO,” are generally related to the timing of inventory builds. Changes in days payables outstanding, or “DPO,” are generally related to production volume and the timing of purchases during the period. From time to time, we modify the timing of payments to our vendors. We make modifications primarily to manage our vendor relationships and to manage our cash flows, including our cash balances. Generally, we make the payment term modifications through negotiations with our vendors or by granting to, or receiving from, our vendors’ payment term accommodations.

For the three months ended March 28, 2025, DSO increased by 10 days over the three months ended March 29, 2024, reflecting lower accounts receivable factoring and the timing of shipments and customer collections. During the three months ended March 28, 2025, DIO increased by 23 days over the three months ended March 29, 2024, primarily reflecting lower consumption of inventory in the current period. DPO increased by two days over the comparable period in the prior year primarily due to routine variations in the timing of purchases and payments during the period.

Investing Activities

Net cash provided by investing activities in the nine months ended March 28, 2025 primarily consisted of $401 million in net proceeds from our sale of a majority interest in one of our subsidiaries and $330 million of net proceeds from activity related to Flash Ventures, partially offset by $159 million in capital expenditures. Net cash provided by investing activities in the nine months ended March 29, 2024 primarily consisted of $134 million proceeds from the sale-leaseback of our Milpitas, California facility and $207 million in net proceeds from activity related to Flash Ventures, partially offset by $128 million in capital expenditures.

Financing Activities

Net cash provided by financing activities in the nine months ended March 28, 2025 primarily consisted of $1,970 million in proceeds from borrowings from the Term Loan Facility, $550 million proceeds from borrowings on notes due to WDC, and $101 million proceeds from principal repayments on notes due from WDC, partially offset by $1,887 million transferred to WDC, $76 million in net repayments on notes due to WDC and $32 million debt issuance discount. Net cash provided by financing activities in the nine months ended March 29, 2024 primarily consisted of $340 million net transfers from WDC, partially offset by $187 million in origination of notes due from WDC and $102 million in net repayments on notes due to WDC.

The following table summarizes our statements of cash flows as of 2024, 2023 and 2022:

	2024	2023	2022
	(in millions)
Net cash provided by (used in):
Operating Activities	$(309)	$(713)	$1,151
Investing Activities	210	(189)	(472)
Financing Activities	136	860	(650)
Effect of exchange rate changes on cash	(1)	(1)	(2)

Net increase (decrease) in cash and cash equivalents	$36	$(43)	$27

As noted previously, we have been scaling back on capital expenditures, consolidating production lines and reducing bit growth to align with market demand. We reduced our portion of the capital expenditures by Flash Ventures for its operations to approximately $773 million in 2024 from approximately $1.4 billion in 2023. After consideration of the Flash Ventures’ lease financing of its capital expenditures and net operating cash flow, we reduced our net cash used for our purchases of property, plant and equipment and net activity in notes receivable relating to Flash Ventures $210 million in 2024, as compared to cash used of $205 million in 2023.

A total of $321 million, $286 million and $332 million of our cash and cash equivalents were held outside of the U.S. as of June 28, 2024, June 30, 2023, and July 1, 2022, respectively. There are no material tax consequences that were not previously accrued for on the repatriation of this cash.

Operating Activities

Net cash provided by or used in operating activities primarily consists of net income or loss, adjusted for non-cash charges, plus or minus changes in operating assets and liabilities. Net cash used as a result of changes in operating assets and liabilities was $86 million for 2024, as compared to $197 million net cash provided in 2023, which reflects the reduction in the volume of our business. Comparably, the net cash provided by changes in operating assets and liabilities was $197 million for 2023, compared to $600 million net cash used in 2022, which reflects the increase in the volume of our business. Changes in our operating assets and liabilities are largely affected by our working capital requirements, which are dependent on the effective management of our cash conversion cycle as well as timing of payments for taxes. Our cash conversion cycle measures how quickly we can convert our products into cash through sales. At the end of the respective fourth quarters, the cash conversion cycles were as follows:

	2024	2023	2022
	(in days)
Days sales outstanding	56	35	49
Days in inventory	103	134	117
Days payables outstanding	(35)	(37)	(46)

Cash conversion cycle	124	132	120

Changes in days sales outstanding, or DSO, are generally due to the timing of shipments. Changes in days in inventory, or DIO, are generally related to the timing of inventory builds. Changes in days payables outstanding, or DPO, are generally related to production volume and the timing of purchases during the period. From time to time, we modify the timing of payments to our vendors. We make modifications primarily to manage our vendor relationships and to manage our cash flows, including our cash balances. Generally, we make the payment term modifications through negotiations with our vendors or by granting to, or receiving from, our vendors’ payment term accommodations.

In 2024, DSO increased by 21 days over 2023, reflecting lower accounts receivable factoring and the timing of shipments and customer collections. In 2024, DIO decreased by 31 days over 2023, primarily reflecting an increase in products shipped. In 2024, DPO decreased by 2 days over 2023, primarily due to reductions in production volume and capital expenditures as well as routine variations in the timing of purchases and payments during the period.

In 2023, DSO decreased by 14 days over 2022, reflecting the increase in accounts receivable factoring. In 2023, DIO increased by 17 days over 2022, primarily reflecting a decline in products shipped in light of the market environment. In 2023, DPO decreased by 9 days over 2022, primarily due to reductions in production volume and capital expenditures as well as routine variations in the timing of purchases and payments during the period.

Investing Activities

Net cash provided by investing activities in 2024 primarily consisted of $239 million of net notes receivable proceeds from (issuance to) Flash Ventures and $137 million of proceeds from the sale of property, plant and equipment, partially offset by $166 million in purchases of property, plant and equipment. Net cash used in investing activities in 2023 primarily consisted of $219 million in purchases of property, plant and equipment, partially offset by a $14 million net decrease in notes receivable issuance to Flash Ventures and $16 million in net proceeds from the sale of strategic investments and other. Net cash used in investing activities in 2022 primarily consisted of $410 million in purchases of property, plant and equipment, and a $91 million net increase in notes receivable issuances to Flash Ventures, offset by $25 million in proceeds from the disposition of business, $3 million in net proceeds from the sale of strategic investments and other, and $1 million in proceeds from the sale of property, plant and equipment.

Financing Activities

Net cash provided by financing activities in 2024 primarily consisted of $394 million transferred from Parent and $14 million in proceeds from notes due from Parent, offset by $170 million in origination of notes due from Parent and $102 million in net repayments on notes due to Parent.

Net cash provided in financing activities in 2023 primarily consisted of $676 million transferred from Parent and $216 million in proceeds from notes due from Parent, offset by $32 million in net repayments on notes due to Parent.

Net cash used in financing activities in 2022 primarily consisted of $933 million transferred to Parent, offset by $307 million in proceeds from notes due to Parent and $199 million in net proceeds from notes due from Parent.

Off-Balance Sheet Arrangements

Other than the commitments related to Flash Ventures incurred in the normal course of business and certain indemnification provisions (see “Short- and Long-term Liquidity—Purchase Obligations and Other Commitments” below), we do not have any other material off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets, or any other obligation arising out of a material variable interest in an unconsolidated entity. We do not have any majority-owned subsidiaries that are not included in the Condensed Consolidated Financial Statements and Combined Financial Statements. Additionally, with the exception of Flash Ventures, joint venture with Unisplendour Corporation Limited and Unissoft (Wuxi) Group Co. Ltd., and the SDSS Venture, we do not have an interest in, or relationships with, any variable interest entities. For additional information regarding our off-balance sheet arrangements, see Note 10, “Related Parties and Related Commitments and Contingencies,” of the Notes to the Condensed Consolidated Financial Statements and Note 9, “Related Parties and Related Commitments and Contingencies,” of the Notes to the Combined Financial Statements.

Short-and-Long-term Liquidity

Material Cash Requirements as of March 28, 2025

The following is a summary of our known material cash requirements, including those for capital expenditures, as of March 28, 2025:

	Total	Remaining Three Months of 2025	2-3 Years (2026- 2027)	4-5 Years (2028- 2029)	More than 5 Years (Beyond 2029)
	(in millions)
Long-term debt, including current portion(1)	$2,000	$5	$40	$40	$1,915
Interest on debt	989	37	296	284	372
Flash Ventures related commitments(2)	4,592	940	2,606	877	169
Operating Leases	335	9	72	52	202
Purchase obligations and other commitments	2,781	26	955	1,140	660

Total	$10,697	$1,017	$3,969	$2,393	$3,318

(1)	Principal portion of debt, excluding issuance costs.
(2)

Includes reimbursement for depreciation and lease payments on owned and committed equipment, funding commitments for loans and equity investments and payments for other committed expenses, including research and development and building depreciation. Funding commitments assume no additional operating lease guarantees. Additional operating lease guarantees can reduce funding commitments.

Debt

In connection with the separation, on February 21, 2025, the Company entered into a loan agreement comprised of a $1.5 billion revolving credit facility, which was undrawn at the separation date, and a $2 billion term loan facility due in 2032. The Company used a portion of the proceeds received from the term loan facility, as well as cash on hand, to make a net distribution payment of $1.5 billion to WDC in exchange for assets, liabilities and certain legal entities of WDC associated with the Company.

As of March 28, 2025, the Company was in compliance with the loan agreement financial covenant that requires the Company to maintain a maximum Leverage Ratio. Additional information regarding our indebtedness, including information about availability under our revolving credit facility and the principal repayment terms, interest rates, covenants, collateral and other key terms of our outstanding indebtedness, is included in Note 8, “Debt” of the Notes to Condensed Consolidated Financial Statements.

Flash Ventures

Flash Ventures sells to, and leases back from, a consortium of financial institutions a portion of its tools and has entered into equipment lease agreements, of which we guarantee half or all of the outstanding obligations under each lease agreement. The leases are subject to customary covenants and cancellation events that relate to Flash Ventures and each of the guarantors. The occurrence of a cancellation event could result in an acceleration of the lease obligations and a call on our guarantees. As of March 28, 2025, and as of June 28, 2024, we were in compliance with all covenants under these Japanese lease facilities. See Note 9, “Related Parties and Related Commitments and Contingencies,” of the Notes to the Condensed Consolidated Financial Statements.

Purchase Obligations and Other Commitments

In the normal course of business, we enter into purchase orders with suppliers for the purchase of components used to manufacture our products. These purchase orders generally cover forecasted component supplies needed for production during the next quarter, are recorded as a liability upon receipt of the components, and generally may be changed or canceled at any time prior to shipment of the components. We also enter into long-term agreements with suppliers that contain fixed future commitments, which are contingent on certain conditions such as performance, quality and technology of the vendor’s components. These arrangements are included under “Purchase obligations and other commitments” in the table above.

Unrecognized Tax Benefits

As of March 28, 2025, the liability for unrecognized tax benefits (excluding accrued interest and penalties) was approximately $127 million. Accrued interest and penalties related to unrecognized tax benefits as of March 28, 2025 was approximately $4 million. Of these amounts, approximately $131 million could result in potential cash payments.

Foreign Exchange Contracts

We purchase foreign exchange contracts to hedge the impact of foreign currency fluctuations on certain underlying assets, liabilities and commitments for operating expenses and product costs denominated in foreign currencies. For a description of our current foreign exchange contract commitments, Note 7, “Derivative Instruments and Hedging Activities,” of the Notes to the Condensed Consolidated Financial Statements.

Indemnifications

Concurrent with the separation, the Company and WDC entered into a Tax Matters Agreement under which the Company and WDC agreed to indemnify each other for 50% of certain tax positions. As a result of this agreement, the Company recorded a tax indemnification liability of $112 million on February 21, 2025, which was recognized as an adjustment to the Net investment from Western Digital Corporation. This liability was subsequently reduced by approximately $2 million, reflecting the outstanding balance as of March 28, 2025. The remaining tax indemnification liability of $110 million is classified as Other liabilities in the Condensed Consolidated Balance Sheets as of March 28, 2025.

In the ordinary course of business, we may provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of our breach of agreements, products or services to be provided by us, environmental compliance, or intellectual property infringement claims made by third parties. In addition, we have entered into indemnification agreements with our directors and certain of our officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. We maintain director and officer insurance, which may cover certain liabilities arising from our obligation to indemnify our directors and officers in certain circumstances.

It is not possible to determine the maximum potential amount under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Such indemnification agreements may not be subject to maximum loss clauses. Historically, we have not incurred material costs as a result of obligations under these agreements.

Critical accounting estimates

We have prepared the accompanying unaudited Condensed Consolidated Financial Statements and audited Combined Financial Statements in accordance with GAAP. The preparation of the financial statements requires the use of judgments and estimates that affect the reported amounts of revenues, expenses, assets, liabilities and WDC net investment. We have adopted accounting policies and practices that are generally accepted in the industry in which we operate. If these estimates differ significantly from actual results, the impact to the unaudited Condensed Consolidated Financial Statements and audited Combined Financial Statements may be material.

Revenue

We provide distributors and retailers (collectively referred to as “resellers”) with limited price protection for inventories held by resellers at the time of published list price reductions. We also provide resellers and OEMs with other sales incentive programs. Sandisk records estimated variable consideration related to these items as a reduction to revenue at the time of revenue recognition. We use judgment in our assessment of variable consideration in contracts to be included in the transaction price. We use the expected value method to arrive at the amount of variable consideration. Sandisk constrains variable consideration until the likelihood of a significant revenue reversal is not probable and believes that the expected value method is the appropriate estimate of the amount of variable consideration based on the fact that we have a large number of contracts with similar characteristics.

For sales to OEMs, Sandisk’s methodology for estimating variable consideration is based on the amount of consideration expected to be earned based on the OEMs’ volume of purchases from Sandisk or other agreed-upon sales incentive programs. For sales to resellers, the methodology for estimating variable consideration is based on several factors, including historical pricing information, current pricing trends and channel inventory levels. Estimating the impact of these factors requires significant judgment and differences between the estimated and actual amounts of variable consideration can be significant.

Inventories

We value inventories at the lower of cost or net realizable value, or “NRV,” with cost determined on a first-in, first-out basis. We record inventory write-downs of our inventory to lower of cost or net realizable value or for obsolete or excess inventory based on assumptions, which requires significant judgment. The determination of NRV involves estimating the average selling prices less any selling expenses of inventory based on market conditions and customer demand. To estimate the average selling prices and selling expenses of inventory, we review historical sales, future demand, economic conditions, contract prices and other information.

We periodically perform an excess and obsolete analysis of our inventory based on assumptions, which includes changes in business and economic conditions, changes in technology and projected demand of our products. If in any period we anticipate a change in those assumptions to be less favorable than our previous estimates, additional inventory write-downs may be required and could materially and negatively impact our gross margin. If in any period, we can sell inventories that had been written down to a level below the realized selling price in the previous period, higher gross profit would be recognized in that period. Although adjustments to these reserves have typically been immaterial, in fiscal year 2024, we recorded a charge to cost of revenue of $95 million, primarily to reduce component inventory to NRV as a result of a sudden change in demand for certain products.

Income Taxes

Income taxes are calculated as if Sandisk files tax returns separate from WDC. We account for income taxes under the asset and liability method, which provides that deferred tax assets and liabilities be recognized for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities and expected benefits of utilizing net operating loss, “or NOL,” and tax credit carryforwards. We record a valuation allowance when it is more likely than not that the deferred tax assets will not be realized. Each quarter, we evaluate the need for a valuation allowance for our deferred tax assets and we adjust the valuation allowance so that we record net deferred tax assets only to the extent that we conclude it is more likely than not that these deferred tax assets will be realized. The assessment of valuation allowances against our deferred tax assets requires estimations and significant judgment. We continue to assess and adjust valuation allowances based on operating results and market conditions. We account for interest and penalties related to income taxes as a component of the provision for income taxes.

We recognize liabilities for uncertain tax positions based on a two-step process. To the extent a tax position does not meet a more-likely-than-not level of certainty, no benefit is recognized in the financial statements. If a position meets the more-likely-than-not level of certainty, it is recognized in the financial statements at the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. Interest and penalties related to unrecognized tax benefits are recognized on liabilities recorded for uncertain tax positions and are recorded in our provision for income taxes. The actual liability for unrealized tax benefits in any such contingency may be materially different from our estimates, which could result in the need to record additional liabilities for unrecognized tax benefits or potentially adjust previously recorded liabilities for unrealized tax benefits and materially affect our operating results.

Goodwill

Goodwill attributed to the Company represents the amount by which the purchase price of businesses acquired in a business combination exceeded the estimated fair value of acquired net assets.

Goodwill is not amortized. Instead, it is tested for impairment annually as of the beginning of the Company’s fourth quarter or more frequently if events or changes in circumstances indicate that goodwill may be impaired. The Company uses qualitative factors to determine whether goodwill is more likely than not impaired and whether a quantitative test for impairment is considered necessary. If the Company concludes from the qualitative assessment that goodwill is more likely than not impaired, the Company is required to perform a quantitative assessment to determine the amount of impairment.

The Company is required to use judgment when assessing goodwill for impairment, including evaluating the impact of industry and macroeconomic conditions and the determination of the fair value of the reporting unit. In addition, the estimates and assumptions used to determine the fair value as well as the actual carrying value may change based on future changes in the Company’s results of operations, macroeconomic conditions, or other factors. Changes in these estimates and assumptions could materially affect the Company’s assessment of the fair value and goodwill impairment. In addition, if negative macroeconomic conditions continue or worsen, goodwill could become impaired, which could result in an impairment charge and materially adversely affect the Company’s financial condition and results of operations.

Subsequent to the completion of the separation, the Company identified potential impairment indicators related to macroeconomic indicators, industry developments, the trading price of the Company’s common stock and resulting market capitalization that warranted a quantitative impairment analysis of long-lived assets and goodwill.

Subsequently, the Company performed a quantitative test, which indicated that the carrying value of our reporting unit exceeded its estimated fair value, resulting in the recognition of a $1.8 billion impairment charge as of, and for the period ended, March 28, 2025, which was recorded in the accompanying Condensed Consolidated Statements of Operations.

The tests for goodwill and long-lived asset impairment are further explained in Note 5, “Supplemental Financial Statement Data” of the Notes to Condensed Consolidated Financial Statements. Determining the fair value used in our impairment calculations involves using significant estimates and assumptions, including revenue forecasts, terminal growth rate, tax rate, and a weighted average cost of capital adjusted for company-specific risk. These estimates and assumptions are based on the most current information available to the Company, and there is no assurance that these estimates and assumptions will accurately predict future outcomes. If our assumptions are not realized, or if any of these assumptions change due to changes in economic conditions, the Company’s results of operations, or other factors, it is possible that an additional impairment charge may be recorded.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Risk

Although the majority of our transactions are in U.S. dollars, some transactions are based in various foreign currencies. We purchase short-term foreign exchange contracts to hedge the impact of foreign currency exchange fluctuations on certain underlying assets, liabilities and commitments for product costs and operating expenses denominated in foreign currencies. The purpose of entering into these hedge transactions is to minimize the impact of foreign currency fluctuations on our results of operations. Substantially all of the contract maturity dates do not exceed 12 months. We do not purchase foreign exchange contracts for speculative or trading purposes.

We have performed sensitivity analyses as of March 28, 2025, using a modeling technique that measures the change in the fair values arising from a hypothetical 10% adverse movement in the levels of foreign currency exchange rates relative to the U.S. dollar, with all other variables held constant. The analyses cover all of our foreign currency derivative contracts used to offset the underlying exposures. The foreign currency exchange rates used in performing the sensitivity analyses were based on market rates in effect at March 28, 2025. The sensitivity analyses indicated that a hypothetical 10% adverse movement in foreign currency exchange rates relative to the U.S. dollar would result in a foreign exchange fair value loss of $110 million at March 28, 2025.

Notwithstanding our efforts to mitigate some foreign exchange risks, we do not hedge all of our foreign currency exposures, and there can be no assurance that our mitigating activities related to the exposures that we do hedge will adequately protect us against risks associated with foreign currency fluctuations. Additionally, the overall effectiveness of our historical hedging strategy is dependent on business, market and global economic conditions. We have revised, and may continue to alter, our hedging program and may choose to discontinue our hedging activities at any time.

Interest Rate Risk

We hold variable rate debt. As of March 28, 2025, our variable rate debt outstanding consisted of our Term Loan Facility, which is based on various index rates as discussed in Note 8, “Debt” in the Notes to the Condensed Consolidated Financial Statements. As of March 28, 2025, the outstanding balance on our variable rate debt was $2.0 billion and a one percent increase in the variable rate of interest would increase annual interest expense by $20 million.

BUSINESS

General

Sandisk is a leading developer, manufacturer and provider of data storage devices and solutions based on NAND flash technology. With a differentiated innovation engine driving advancements in storage and semiconductor technologies, our broad and ever-expanding portfolio delivers powerful flash storage solutions for everyone from students, gamers and home offices, to the largest enterprises and public clouds to capture, preserve, access and transform an ever-increasing diversity of data. Our solutions include a broad range of solid state drives, embedded products, removable cards, universal serial bus drives and wafers and components. Our broad portfolio of technology and products addresses multiple end markets of “Cloud,” “Client” and “Consumer.”

Through the Client end market, we provide our original equipment manufacturer and channel customers a broad array of high-performance flash solutions across personal computer, mobile, gaming, automotive, virtual reality headsets, at-home entertainment, and industrial spaces. The Consumer end market is highlighted by our broad range of retail and other end-user products, which capitalizes on the strength of our product brand recognition and vast points of presence around the world. Cloud is comprised primarily of products for public or private cloud environments and end customers.

We hold a strong position in the Consumer end market and have significant consumer brands and franchises globally, with valuable patent portfolios containing approximately 7,900 granted patents and approximately 2,800 pending patent applications worldwide. We have extensive customer, partner and channel relationships across a number of end-markets and geographies and have a rich heritage of innovation and operational excellence, a wide range of intellectual property assets, broad research and development capabilities and large-scale, efficient manufacturing supply chains. The strong growth in the amount, value and use of data continues, creating a global need for larger, faster, and more capable storage solutions.

We are a customer-focused organization that has developed deep relationships with industry leaders to continue to deliver innovative solutions to help users capture, store and transform data across a boundless range of applications. We help original equipment manufacturers address storage opportunities and solutions to capture and transform data in a myriad of devices and edge technologies. We have also built strong consumer brands with tools to manage vast libraries of personal content and to push the limits of what’s possible for storage. At Sandisk, we continue to transform ourselves to address the growth in data by providing what we believe to be the broadest range of storage technologies in the industry with a comprehensive product portfolio and global reach.

Industry

We operate in the data storage industry. The ability to access, store and share data from anywhere on any device is increasingly important to our customers and end users. From the intelligent edge to the cloud, data storage is a fundamental component underpinning the global technology architecture. Our strengths in innovation and cost leadership, diversified product portfolio and broad routes to market provide a foundation upon which we are solidifying our position as an essential building block of the digital economy. There is tremendous market opportunity flowing from the rapid global adoption of the technology architecture built with cloud infrastructure tied to intelligent endpoints all connected by high-performance networks. The value and urgency of data storage at every point across this architecture have never been clearer.

The increase in computing complexity and advancements in artificial intelligence, along with growth in cloud computing applications, connected mobile devices and Internet-connected products, and edge devices is driving unabated growth in the volume of digital content to be stored and used. We believe our expertise and innovation in flash technology enable us to bring powerful solutions to a broader range of applications. We continuously monitor the full array of flash-based storage technologies, including reviewing these technologies with our customers, to ensure we are appropriately resourced to meet our customers’ storage needs.

Flash Technology

Flash products provide non-volatile data storage based on flash technology. We develop and manufacture solid state storage products for a variety of applications including enterprise or cloud storage, client storage, automotive, mobile devices and removable memory devices. Over time, we have successfully developed and commercialized successive generations of 2- and 3-dimensional flash technology with increased numbers of storage bits per cell in an increasingly smaller form factor, further driving cost reductions. We devote significant research and development resources to the development of highly reliable, high-performance, cost-effective flash-based technology and are continually pursuing developments in next-generation flash-based technology capacities. We are leveraging our expertise, resources and strategic investments in non-volatile memories to explore a wide spectrum of persistent memory and storage class memory technologies. We have also initiated, defined and developed standards to meet new market needs and to promote wide acceptance of flash storage standards through interoperability and ease of use.

Our Data Solutions

Our broad portfolio of technology and products address multiple end markets of “Cloud,” “Client” and “Consumer” and are comprised of the SanDisk® brand. Certain of our products will also be sold for a limited transitional period under the Western Digital®, WD® and other brands under license from WDC.

Cloud represents a large and growing end market comprised primarily of products for public or private cloud environments and enterprise customers. We provide the Cloud end market with an array of high-performance enterprise solid state drives. Our high-performance enterprise class solid state drives include high-performance flash-based solid state drive and software solutions that are optimized for performance applications providing a range of capacity and performance levels primarily for use in enterprise servers and supporting high-volume online transactions, AI-related workloads, data analysis and other enterprise applications.

Through the Client end market, we provide numerous data solutions that we incorporate into our client’s devices, which consist of solid state drive desktop and notebook PCs, gaming consoles and set top boxes, as well as flash-based embedded storage products for mobile phones, tablets, notebook PCs and other portable and wearable devices, automotive applications, Internet of Things, industrial and connected home applications. Our solid state drives are designed for use in devices requiring high performance, reliability and capacity with various attributes such as low cost per gigabyte, quiet acoustics, low power consumption and protection against shocks.

We serve the Consumer end market with a portfolio of solid state drives and removable flash, including cards and universal serial bus flash drives, through our retail and channel routes to market. We offer client portable solid state drives with a range of capacities and performance characteristics to address a broad spectrum of the client storage market. Our removable cards are designed primarily for use in consumer devices, such as mobile phones, tablets, imaging systems, cameras and smart video systems. Our universal serial bus flash drives are used in the computing and consumer markets and are designed for high-performance and reliability.

Competition

Our industry is highly competitive. We believe we are well positioned with our leading flash product portfolio, premium consumer brand, differentiated semiconductor innovation engine and leadership in driving cost efficiency. Nevertheless, we face strong competition from other manufacturers of flash in the Cloud, Client and Consumer end markets. We compete with vertically integrated suppliers such as Kioxia, Micron Technology, Inc., Samsung Electronics Co., Ltd., SK Hynix, Inc., Yangtze Memory Technologies Co., Ltd. and numerous smaller companies that assemble flash into products.

Business Strategy

Our overall strategy is to leverage our innovation, technology and execution capabilities to be an industry-leading and broad-based developer, manufacturer and provider of storage devices and solutions that support the infrastructure that has enabled the unabated proliferation of data. We strive to successfully execute our strategy through the following foundational elements in order to create long-term value for our customers, partners, investors and employees:

•

Innovation and Cost Leadership: We continue to innovate and develop advanced technologies across platforms to deliver timely new products and solutions to meet growing demands for scale, performance and cost efficiency in the market.

•

Broad Product Portfolio: We leverage our capabilities in firmware, software and systems to deliver compelling and differentiated integrated storage solutions to our customers that offer the best combinations of performance, cost, power consumption, form factor, quality and reliability, while creating new use cases for our solutions in emerging markets.

•

Operational Excellence: We are focused on delivering the best value for our customers in Cloud, Client and Consumer end markets through a relentless focus on appropriately scaling our operations to efficiently support business growth; achieving best in class cost, quality and cycle-time; maintaining industry leading manufacturing capabilities; and having a competitive advantage in supply-chain management.

Our strategy provides the following benefits, which distinguish us in the dynamic and competitive data storage industry:

•	a varied product portfolio that establishes us as a leading developer and manufacturer of integrated products and solutions, making us a more strategic supply partner to our customers;

•

efficient and flexible manufacturing capabilities, allowing us to leverage our flash research and development and capital expenditures to deliver innovative and cost-effective storage solutions to multiple markets;

•	deep relationships with industry leaders across the data ecosystems that give us the broadest routes to market; and

•	industry leading consumer brand awareness and global retail distribution presence.

Research and Development

We devote substantial resources to the development of new products and the improvement of existing products. We focus our engineering efforts on optimizing our product design and manufacturing processes to bring our products to market in a cost-effective and timely manner. For a discussion of associated risks, see the section entitled “Risk Factors” beginning on page 13 of this prospectus.

Patents, Licenses and Proprietary Information

We rely on a combination of patents, trademarks, copyright and trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights.

We have approximately 7,900 granted patents and approximately 2,800 pending patent applications worldwide. We continually seek additional U.S. and international patents on our technology. We believe that, although our active patents and patent applications have considerable value, the successful manufacturing and marketing of our products also depends upon the technical and managerial competence of our staff. Accordingly, the patents held and applied for cannot alone ensure our future success.

In addition to patent protection of certain intellectual property rights, we consider elements of our product designs and processes to be proprietary and confidential. We believe that our non-patented IP, particularly some of our process technology, is an important factor in our success. We rely upon non-disclosure agreements, contractual provisions and a system of internal safeguards to protect our proprietary information. Despite these safeguards, there is a risk that competitors may obtain and use such information. The laws of foreign jurisdictions in which we conduct business may provide less protection for confidential information than the laws of the U.S.

We rely on certain technology that we license from other parties to manufacture and sell our products. We believe that we have adequate cross-licenses and other agreements in place in addition to our own intellectual property portfolio to compete successfully in the storage industry. For a discussion of associated risks, see the section entitled “Risk Factors” beginning on page 13 of this prospectus.

Manufacturing

We believe that we have significant know-how, unique product manufacturing processes, test and tooling, execution skills, human resources and training to continue to be successful and to adjust our manufacturing operations as necessary. We strive to maintain manufacturing flexibility, high manufacturing yields, reliable products and high-quality components. The critical elements of our production are high volume and utilization, low-cost assembly and testing, strict adherence to quality metrics and maintaining close relationships with our strategic component suppliers to access best-in-class technology and manufacturing capacity. We continually monitor our manufacturing capabilities to respond to the changing requirements of our customers and maintain our competitiveness and position as a data technology leader.

Flash manufacturing requires complex processes involving the production and assembly of precision components with narrow tolerances and rigorous testing. The manufacturing processes involve a number of steps that are dependent on each other and occur in “clean room” environments that demand skill in process engineering and efficient space utilization to control the operating costs of these manufacturing environments. We continually evaluate our manufacturing processes in an effort to increase productivity, sustain and improve quality and decrease manufacturing costs. We continually evaluate which steps in the manufacturing process would benefit from automation and how automated manufacturing processes can improve productivity and reduce manufacturing costs. We also leverage contract manufacturers when strategically advantageous.

Operations

Our flash consists of flash-based memory, controllers and firmware and other components. Substantially all of our flash-based memory is obtained from our joint ventures with Kioxia, which provide us with leading-edge, high-quality and low-cost flash memory wafers. While substantially all of our flash memory supply utilized for our products are purchased from these ventures, from time to time, we also purchase flash memory from other flash manufacturers. Controllers are primarily designed in-house and manufactured by third-party foundries or acquired from third-party suppliers. Our assembly and test operations comprise in-house assembly and test facilities located in Penang, Malaysia and other contract manufacturers, and the assembly and test facility owned and operated by the SDSS Venture. The SDSS Venture is 20% owned by Sandisk and 80% owned by JCET. We believe the use of our in-house assembly and test facilities and manufacturing partners provide flexibility and give us access to increased production capacity.

We and Kioxia currently operate the Flash Ventures across seven flash-based manufacturing facilities in Japan, six of which are located in Yokkaichi, Japan and one of which is located in Kitakami, Japan. Flash Ventures will begin flash-based manufacturing operations at an eighth facility in Japan in calendar year 2025. Through Flash Ventures, we and Kioxia collaborate in the development and manufacture of flash-based memory wafers using semiconductor manufacturing equipment owned or leased by each of the Flash Ventures entities. We co-develop flash technologies (including process technology and memory design) with Kioxia for Flash Ventures’ use. We and Kioxia jointly own these co-developed flash technologies. We and Kioxia also contribute to the collaboration and license to each other technologies that are independently developed and owned by each of us and are reasonably necessary to our joint development or manufacture of flash-based memory. We hold a 49.9% ownership position in each of the Flash Ventures entities. We jointly control with Kioxia the operations of Flash Ventures, and we believe our participation in Flash Ventures helps us reduce product costs, increases our ability to control the quality of our products and speeds delivery of our products to our customers.

Kioxia owns the facilities and provides wafer manufacturing services to Flash Ventures at cost using manufacturing equipment owned or leased by Flash Ventures and process technologies co-owned or contributed by us and Kioxia. Flash Ventures accounts for approximately 80% of the total manufacturing capacity in the facilities owned by Kioxia. We and Kioxia are entitled to purchase a share of Flash Ventures’ output, which generally equals 50% each. The price for which we and Kioxia pay Flash Ventures for flash memory wafers is cost plus a small markup. We are obligated to pay for variable costs incurred in producing our share of Flash Ventures’ flash-based memory wafer supply, based on a rolling forecast. In addition, we are obligated to pay for half of Flash Ventures’ fixed costs regardless of the output we choose to purchase.

While Flash Ventures is operating, we and Kioxia are restricted from working with third parties to manufacture flash-based memory or from fabricating flash-based memory beyond the capacity specified in our agreements with Kioxia. In addition, we may not manufacture flash-based memory ourselves except to the extent that we acquire the manufacturing capacity of a Flash Ventures entity as a result of such entity’s dissolution or termination of its joint venture agreements or upon our acquisition of all the ownership interests in such entity.

The agreements governing the operations of the Flash Ventures entities also set out a framework for any investment by the joint venture partners in flash manufacturing capacity. We have jointly invested, and intend to continue to jointly invest, with Kioxia in the manufacturing equipment needed to support Flash Ventures’ flash manufacturing operations. In addition, we are obligated to fund 49.9% to 50.0% of capital investments that a Flash Ventures entity decided to make to the extent that the Flash Ventures entity’s operating cash flow is insufficient to fund these investments.

Each Flash Ventures entity operates for a set amount of time as agreed between us and Kioxia. Since the start of Flash Ventures, we and Kioxia have extended the term for all three of the Flash Ventures entities. Absent further extensions as mutually agreed between us and Kioxia, Flash Partners Ltd. and Flash Alliance Ltd. are currently set to expire on December 31, 2029, and Flash Forward Ltd. is currently set to expire on December 31, 2034. Each Flash Ventures entity’s joint venture agreements may also earlier terminate upon the occurrence of certain specified events, including earlier dissolution by agreement of the parties or an event of default or bankruptcy. Upon the expiration of a Flash Ventures entity’s joint venture agreements, whenever that may occur, the applicable Flash Ventures entity will commence a wind-up process and be dissolved. Net proceeds from the dissolution will be distributed in kind or cash to us and Kioxia on a pro rata basis based on our respective ownership positions. The applicable Flash Venture entity will continue to operate during the period of winding up.

On January 24, 2025, the Company and WDC entered into an equity transfer agreement (the “Equity Transfer Agreement”) to transfer WDC’s entire equity interest in Unisplendour Corporation Limited and Unissoft (Wuxi) Group Co. Ltd. (“Unis”), referred to as the “Unis Venture,” to the Company. The Unis Venture is 48% owned by the Company and 52% owned by Unis. The Unis Venture markets and sells the Company’s products in China and develops data storage systems for the Chinese market.

Prior to the execution of the Equity Transfer Agreement, the Unis Venture was not historically managed as a component of the Company and as such, the related equity method investment was not reflected within our Condensed Consolidated Financial Statements. After the execution of the Equity Transfer Agreement, the Company accounts for its investment in the Unis Venture under the equity method of accounting. The Company’s 48% interest in the earnings of the Unis Venture will be recognized one quarter in arrears from the date the Unis Venture was transferred to the Company and will be reported in Other expense, net in the Condensed Consolidated Statements of Operations.

For a discussion of associated risks, see the section entitled “Risk Factors” beginning on page 13 of this prospectus.

Materials and Supplies

Our flash consists of flash-based memory, controllers and firmware and other components. Substantially all of our flash-based memory is obtained from Flash Ventures. While substantially all of our flash memory supply utilized for our products is purchased from these ventures, from time to time, we also purchase flash memory from other flash manufacturers. Controllers are primarily designed in-house and manufactured by third-party foundries or acquired from third-party suppliers. We believe the use of our assembly and test facilities, as well as contract manufacturers, provides flexibility and gives us access to increased production capacity. We have developed deep relationships with these vendors and Kioxia to establish a continuous supply of flash-based memory and controllers.

We generally retain multiple suppliers for our component requirements, but for business or technology reasons, we source some of our components from a limited number of sole or single source providers. For a discussion of associated risks, see the section entitled “Risk Factors” beginning on page 13 of this prospectus.

Sales and Distribution

We sell our products to computer manufacturers and original equipment manufacturers, cloud service providers, resellers, distributors and retailers throughout the world. We maintain sales offices in selected parts of the world including the major geographies of the Americas, Asia Pacific, Europe and the Middle East. Our international sales, which include sales to foreign subsidiaries of U.S. companies but do not include sales to U.S. subsidiaries of foreign companies, represented 86%, 81% and 82% of our net revenue for 2024, 2023 and 2022, respectively. Sales to international customers are subject to certain risks not normally encountered in domestic operations, including exposure to tariffs and various trade regulations. For a discussion of associated risks, see the section entitled “Risk Factors” beginning on page 13 of this prospectus.

We perform our marketing and advertising functions both internally and through outside firms utilizing both consumer media and trade publications targeting various reseller and end-user markets. We also maintain customer relationships through direct communication and by providing information and support through our website. In accordance with standard storage industry practice, we provide distributors and retailers with limited price protection and programs under which we reimburse certain marketing expenditures. We also provide distributors, resellers and original equipment manufacturers with other sales incentive programs.

For fiscal year 2024, no customer accounted for more than 10% of our net revenue. For fiscal years 2023 and 2022, one customer accounted for 15% and 11% of our net revenue, respectively.

Seasonality

We have historically experienced seasonal fluctuations in our business with higher levels of demand in the first and second quarters as a result of increased customer spending. Seasonality can also be impacted by cyclicality in the industry and macroeconomic conditions. For a discussion of associated risks, see the section entitled “Risk Factors” beginning on page 13 of this prospectus.

Service and Warranty

We generally warrant our newly manufactured products against defects in materials and workmanship from one to five years from the date of sale depending on the type of product, with a small number of products having a warranty ranging up to ten years or more. Our warranty obligation is generally limited to repair or replacement. We have engaged third parties in various countries in multiple regions to provide various levels of testing, processing or recertification of returned products for our customers. For additional information regarding our service and warranty policy, see Note 1, “Organization and Basis of Presentation,” and Note 5, “Supplemental Financial Statement Data,” of the Notes to Combined Financial Statements included in this prospectus.

Human Capital Management

In order to support our strategy, an emphasis on talent is required. We focus on attracting, developing, engaging and retaining the best talent for our company. As of March 28, 2025, we employed approximately 10,900 people worldwide.

Inclusion

To attract and retain the best talent, we strive to cultivate an inclusive environment where every individual can thrive through a sense of belonging, respect and contribution. We support inclusive hiring, training and development opportunities and strive to ensure equitable pay for employees. We also support the identification of opportunities for new inclusive initiatives, which may include adopting employee resource groups to boost engagement, increasing opportunities for professional development and networking and fostering our diverse representation across our global workforce, including diversity in personal characteristics, experience, skills, gender, race, ethnicity and membership in underrepresented communities.

Compensation, Benefits and Safety

We believe in the importance of investing in our people, and we do that through initiatives which include: (i) promoting a pay-for-performance culture and offering employees competitive compensation consisting of base salary and both short-term and long-term incentives; (ii) providing competitive benefits (which vary by country/region), including health coverage, life and disability insurance, retirement and paid time off; (iii) benchmarking our compensation and benefits programs; and (iv) providing extensive health and safety resources and training to all of our employees, especially for those who work in our manufacturing and operations.

Talent Attraction, Development and Engagement

Foundational to our people strategy is the attraction, development and engagement of our employees. We foster the next generation of talent as a key priority, as we believe that developing our talent will be instrumental in helping us to reach our business goals and retaining our people. Our roadmap for programs to invest in our employees includes:

•	implementing skills-based screening to hire employees based on capabilities and potential;

•	fostering an environment of continuous learning through on-demand tools to help employees chart their career journey and track their progress;

•	listening to our employees to identify opportunities to strengthen employee engagement as well as influencing our overall strategy; and

•	engaging employees by taking actions to promote and ground them in our core values and beliefs as a company, so that we are conducting business in an ethical way.

Government Regulation

Our worldwide business activities are subject to various laws, rules and regulations of the United States as well as of foreign governments. Compliance with existing or future governmental regulations, including, but not limited to, those pertaining to global trade, the environment, consumer and data protection, employee health and safety and taxes, could have a material impact on our capital expenditures, earnings, competitive position and overall business in subsequent periods. For a discussion of associated risks, see the section entitled “Risk Factors” beginning on page 13 of this prospectus.

Corporate Responsibility and Sustainability

We believe responsible and sustainable business practices support our long-term success. As a company, we strive to protect and support our people, our environment and our communities. We expect to support sustainability-focused initiatives as well as day-to-day activities, including adopting sustainability-focused policies and procedures, focusing on fostering an inclusive workplace, driving toward more efficient use of materials and energy, careful and active management of our supply chain, community-focused volunteerism programs and philanthropic initiatives and impactful, globally integrated ethics and compliance programs.

•

We seek to protect the human rights and civil liberties of our employees through policies, procedures and programs that avoid risks of compulsory and child labor, both within our company and throughout our supply chain.

•	We plan to foster a workplace of dignity, respect, diversity and inclusion through our recruiting and advancement practices, internal communications and employee resource groups.

•

We strive to educate our employees annually on relevant ethics and compliance topics, publish accessible guidance on ethical issues and related company resources in our Global Code of Conduct and encourage reporting of ethical concerns through any of several global and local reporting channels.

•

We expect to support local communities throughout the world, focusing on hunger relief, environmental quality and STEM (science, technology, engineering and math) education, especially for underrepresented and underprivileged youth.

•

We strive to utilize a robust integrated management system, with associated policies and procedures, to evaluate and manage occupational health and safety risks, environmental compliance and chemical and hazardous substance risks.

•	We seek to minimize our impacts on the environment through emissions reduction targets and other initiatives and to evaluate and enhance our climate resilience.

•	We seek to innovate to reduce the energy used by our products, the energy used to manufacture them and the amount of new materials required to manufacture them.

Properties

Our principal executive offices are currently located at 951 Sandisk Drive, Milpitas, California 95035. Our principal manufacturing, R&D, marketing and administrative facilities as of the date of this prospectus were as follows:

Location	Buildings Owned or Leased	Approximate Square Footage	Description
Milpitas, California (United States)	Leased	578,000	Flash R&D, marketing and sales and administrative
Longmont, Colorado (United States)	Leased	62,000	Flash R&D
Penang (Malaysia)	Owned	1,889,000	Assembly and test of SSD, manufacturing of media and Flash R&D
Bangalore (India)	Owned and Leased	1,260,000	Flash R&D and administrative
Kfar Saba (Israel)	Owned	167,000	Flash R&D
Tefen (Israel)	Owned	72,000	Flash R&D

We also lease office space in various other locations throughout the world primarily for R&D, sales, operations, manufacturing, administration and technical support. We believe our present facilities are adequate for our current needs, although we update our facilities from time to time to meet anticipated future technological and market requirements.

Substantially all of our flash-based memory wafers are manufactured by Kioxia in purpose-built, wafer fabrication facilities located in Yokkaichi and Kitakami, Japan.

Legal Proceedings

In the normal course of business, Sandisk is subject to legal proceedings, lawsuits and other claims. Although the ultimate aggregate amount of reasonably possible monetary liability or financial impact with respect to these matters is subject to many uncertainties, our management believes that any monetary liability or financial impact to Sandisk from these matters, individually and in the aggregate, would not be material to our financial condition, results of operations or cash flows. However, any monetary liability and financial impact to Sandisk from these matters could differ materially from our expectations.

MANAGEMENT

Executive Officers

The following table sets forth information regarding individuals who serve as our executive officers as of May 19, 2025, and is followed by biographies of each such executive officer.

Name	Age	Position
David V. Goeckeler	63	Chief Executive Officer
Alper Ilkbahar	58	Executive Vice President, Chief Technology Officer
Luis F. Visoso	56	Executive Vice President, Chief Financial Officer
Bernard Shek	52	Chief Legal Officer & Secretary

Biographies

David V. Goeckeler. David V. Goeckeler is our Chief Executive Officer and also Chairman of our Board. Mr. Goeckeler served as the chief executive officer of WDC from March 2020 until the completion of the separation in February 2025. In addition, Mr. Goeckeler served as a member of the WDC board of directors until completion of the separation. Mr. Goeckeler previously served as executive vice president and general manager, networking and security, and in other senior leadership roles at Cisco Systems, Inc. from 2014 to March 2020. For additional biographical information for Mr. Goeckeler, please refer to the section titled “Directors—Biographies” below.

Alper Ilkbahar. Alper Ilkbahar is our Executive Vice President, Chief Technology Officer. Mr. Ilkbahar served as senior vice president of global strategy and technology at WDC from February 2022 until the completion of the separation in February 2025. Prior to that, he was the vice president of data center group and general manager of the Intel Optane Group at Intel Corporation, from September 2016 to February 2022. Between 2006 and 2016 Mr. Ilkbahar was vice president and general manager of several business units at the prior SanDisk Corporation. Additionally, Mr. Ilkbahar serves as a member of the board of directors of the Global Semiconductor Alliance. Mr. Ilkbahar earned a bachelor’s degree in electrical engineering from Boğaziçi University in Istanbul, Turkey, a master’s degree in electrical engineering from the University of Michigan, and an MBA degree from the Wharton School of the University of Pennsylvania. He holds more than 50 patents in the fields of semiconductor process, device, design and testing and has published multiple conference and journal papers in his areas of expertise.

Luis F. Visoso. Luis F. Visoso is our Executive Vice President, Chief Financial Officer. Mr. Visoso previously served as WDC’s executive vice president and chief administrative officer from July 2024 until the completion of the separation in February 2025. Prior to his roles at WDC, Mr. Visoso served as executive vice president and chief financial officer of Unity Software Inc., a platform for creating and operating interactive, real-time 3D content, from March 2023 to July 2024 and senior vice president and chief financial officer from April 2021 to March 2023. Mr. Visoso previously served as chief financial officer of Palo Alto Networks from July 2020 to March 2021, and served in various roles at Amazon.com from December 2018 to July 2020, including as chief financial officer of Amazon Web Services. From 1993 to 2018, Mr. Visoso held various finance positions of increasing responsibility at Cisco Systems and The Proctor & Gamble Company.

Bernard Shek. Bernard Shek is our Chief Legal Officer and Secretary. Mr. Shek previously served in various roles of increasing responsibility in WDC’s legal department, including as senior vice president and deputy general counsel from October 2023 until the completion of the separation in February 2025, and vice president and deputy general counsel from 2018 to October 2023. Prior to that, Mr. Shek served as senior director and vice president of litigation at the prior SanDisk Corporation from 2011 to 2016. Mr. Shek also previously practiced law at Vinson and Elkins and Skadden, Arps, Slate, Meagher & Flom LLP.

Directors

The following table sets forth information with respect to those persons who serve on our Board of Directors as of May 19, 2025, and is followed by biographies of each such director.

Name	Age	Title
Kimberly E. Alexy	54	Director
Richard B. Cassidy II	73	Director
Thomas Caulfield	66	Director
David V. Goeckeler	63	Director, Chairman and Chief Executive Officer
Devinder Kumar	69	Director
Matthew E. Massengill	64	Lead Independent Director
Necip Sayiner	59	Director
Ellyn J. Shook	61	Director
Miyuki Suzuki	64	Director

Biographies

KIMBERLY E. ALEXY, 54	SKILLS & EXPERIENCE	CAREER HIGHLIGHTS

•  From her more than 25 years of experience in capital markets, corporate finance and investments across several financial institutions, Ms. Alexy brings to the Sandisk Board of Directors deep expertise in finance and first-hand transaction experience.

•  Ms. Alexy also contributes her specialized knowledge of cybersecurity issues, which includes a CERT Certificate in Cybersecurity Oversight for corporate directors issued by the CERT Division of the Software Engineering Institute at Carnegie Mellon University, strengthening the Sandisk Board of Director’s risk oversight function.

•  Additionally, Ms. Alexy has a CFA designation, and her financial skills and prior experience qualify her as an “audit committee financial expert” under SEC rules. Her previous service on numerous public company boards of directors was instrumental in Ms. Alexy’s leadership in overseeing WDC’s enterprise risk management program as Chair of the Audit Committee. Her experience provides the Sandisk Board of Directors with valuable insights and perspectives.

Alexy Capital Management, a private investment fund

•  Founder and principal (2005-present)

Prudential Securities

•  Senior vice president and managing director (1998-2003)

Lehman Brothers

•  Vice president of equity research (1995-1998)

OTHER PUBLIC BOARDS

	Current • Western Digital Corporation	Past Five Years • Five9, Inc. • Mandiant, Inc. • Alteryx, Inc. • FireEye

RICHARD B. CASSIDY II, 73	SKILLS & EXPERIENCE	CAREER HIGHLIGHTS

•  From his more than 45 years of experience in the semiconductor industry, including over 20 years in leadership roles, Mr. Cassidy brings to the Sandisk Board of Directors deep expertise in both the technical and business areas of the industry.

•  Additionally, Mr. Cassidy is a board member of the Global Semiconductor Alliance, an organization dedicated to the advancement of the worldwide semiconductor industry.

Taiwan Semiconductor Manufacturing Company (“TSMC”), Arizona, an advanced semiconductor manufacturing fabrication

•  Chairman, CEO and former president (January 2020-present)

TSMC Ltd., a multinational semiconductor manufacturing company

•  Senior vice president (2019-present)

•  President and CEO, North America (2004-2018)

OTHER PUBLIC BOARDS
	Current • None	Past Five Years • None

THOMAS CAULFIELD, 65	SKILLS & EXPERIENCE	CAREER HIGHLIGHTS

•  Having served as an executive in the technology industry for over 30 years, Dr. Caulfield brings crucial semiconductor technical and business expertise which enables the Sandisk Board of Directors to oversee strategies to drive innovation and unlock stockholder value.

•  Dr. Caulfield has direct experience leading various aspects of global technology companies ranging from research and development, to supply chain, to sales.

•  Dr. Caulfield brings public company board experience to the Sandisk Board of Directors.

GlobalFoundries Inc., a multinational semiconductor contract manufacturing and design company

•  CEO (2018-2025)

•  Senior vice president and general manager, Fab 8 semiconductor wafer manufacturing facility (2014-2018)

Soraa, Inc.

•  President and chief operating officer (2012-2014)

Caitin Inc.

•  CEO (2010-2012)

OTHER PUBLIC BOARDS

	Current • GlobalFoundries Inc.	Past Five Years • Western Digital Corporation

DAVID V. GOECKELER, 63 CHIEF EXECUTIVE OFFICER	SKILLS & EXPERIENCE	CAREER HIGHLIGHTS

•  With more than 30 years of experience in the technology industry, Mr. Goeckeler has a proven ability to set and implement strategy of large, global technology franchises, including in his current position as Sandisk’s CEO.

•  Mr. Goeckeler brings deep experience in technical and senior management positions, having previously positioned WDC, in his capacity as its CEO, to capitalize on opportunities in the shifting landscape through large-scale development projects and strategic acquisitions.

•  His experience allows Mr. Goeckeler to lead and manage our day-to-day operations, while overseeing the strategic direction of Sandisk.

Western Digital Corporation

•  CEO (March 2020-February 2025)

Cisco Systems, Inc., a multinational technology company

•  Executive vice president and general manager, networking and security (2017-March 2020)

•  Senior vice president and general manager, networking and security business group (2016-2017)

•  Senior vice president and general manager, security business (2014-2016)

OTHER PUBLIC BOARDS

	Current • Automatic Data Processing, Inc.	Past Five Years • Western Digital Corporation

DEVINDER KUMAR, 69	SKILLS & EXPERIENCE	CAREER HIGHLIGHTS

•  Mr. Kumar has over 40 years of experience in the global semiconductor industry, including ten years as CFO and executive vice president of AMD Inc, a multinational semiconductor company. Mr. Kumar is currently chair of the audit committee of a public company. Mr. Kumar brings to the Sandisk Board of Directors expertise in financial management, global experience and driving shareholder value.

•  Mr. Kumar has global experience spanning North America, Asia, Europe and the Middle East, including spending 10 years in Asia in various leadership positions for AMD’s manufacturing group across Malaysia, Singapore, Thailand and China.

AMD, Inc. • CFO (2013-January 2023) • Treasurer (2015-January 2023) • Corporate Controller (2001-2012)

• Mr. Kumar brings public company board experience to the Sandisk Board of Directors.
OTHER PUBLIC BOARDS

	Current • Ciena Corporation	Past Five Years • None

MATTHEW E. MASSENGILL, 64	SKILLS & EXPERIENCE	CAREER HIGHLIGHTS

•  Mr. Massengill brings over 30 years of executive management and leadership experience, including as WDC’s former CEO, President and COO, which will be instrumental to Sandisk Board of Directors’ role in overseeing achievement of strategic objectives and risk management.

•  Mr. Massengill also has extensive background in various aspects of the global technology market and brings valuable insight into identification and mitigation of key risks faced by technology companies.

•  His prior service on other public company boards enables Mr. Massengill to provide strong, independent leadership to the Sandisk Board of Directors.

Western Digital Corporation • Chair of the Board (2015-2025 and 2001-2007) • CEO (2000-2005) • President (2000-2002) • Chief Operating Officer (1999-2000)

OTHER PUBLIC BOARDS
	Current • Western Digital Corporation	Past Five Years • None

NECIP SAYINER, 59	SKILLS & EXPERIENCE	CAREER HIGHLIGHTS

•  Dr. Sayiner provides deep knowledge of the semiconductor industry from his prior experiences as a CEO and executive leader at several semiconductor companies.

•  Dr. Sayiner also served as the chairman of the Semiconductor Industry Association, from 2015 to 2016, and as vice chairman from 2014 to 2015.

Renesas Electronics Corporation, a provider of semiconductor solutions

•  Executive vice president and general manager (2017-2019)

•  President, Renesas Electronics America (2017-2019)

Intersil Corporation, a provider of power management and precision analog solutions

•  President and CEO (2013-2017)

Silicon Laboratories Inc., a fabless global technology and semiconductor manufacturer

•  President and CEO (2005-2012)

OTHER PUBLIC BOARDS

	Current • Rambus, Inc. • Axcelis Technologies, Inc.	Past Five Years • Power Integrations, Inc.

ELLYN J. SHOOK, 61	SKILLS & EXPERIENCE	CAREER HIGHLIGHTS

•  Ms. Shook has nearly 37 years of experience in global leadership, talent and compensation strategy as the former chief leadership and human resources officer of a global organization and currently as chair of the compensation committee and member of the nominating and governance committee of a public company. Ms. Shook has also led large scale talent transformations across waves of technology disruptions and is a renowned thought leader, creating pioneering research on people and work.

•  Ms. Shook also serves as an executive committee member of the Professional Roundtable of Chief Human Resources Officers and as a member of the board of directors of the National Academy of Human Resources.

Accenture plc., a global management consulting and professional services company

•  Chief leadership and human resources officer (2014-2024)

•  Senior managing director, human resources (2011-2014)

•  Lead, global human resources (2004-2011)

OTHER PUBLIC BOARDS

	Current • The Baldwin Group	Past Five Years • None

MIYUKI SUZUKI, 64	SKILLS & EXPERIENCE	CAREER HIGHLIGHTS

•  Ms. Suzuki is a seasoned leader in the technology and telecommunications industries and contributes her comprehensive perspectives around the technology industry to the Sandisk Board of Directors.

•  Ms. Suzuki also has deep global operations experience across the Asia Pacific region, which provides valuable insight to the Sandisk Board of Directors.

•  Ms. Suzuki has substantial governance experience as a public company director at Twilio, a global software company and private company board experience specific to Japan-based companies (Jera Co., Inc. and, previously, MetLife Japan).

Cisco Systems, Inc.

•  President, Asia Pacific, Japan and China (2018-February 2021)

•  President and general manager, Japan (2015-2018)

Jetstar Japan

•  President and CEO (2011-2015)

KVH (now Colt Technology Services)

•  President and vice chairman (2007-2011)

Lexis Nexis Asia Pacific

•  President and CEO (2004-2006)

OTHER PUBLIC BOARDS

Current • Twilio Inc.	Past Five Years • Western Digital Corporation

Our Board

Our Board of Directors is currently comprised of nine directors and shall consist of such number of directors as determined from time to time solely by resolution of our Board of Directors. Each director will be elected annually by the stockholders at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders.

Director Independence

Our Board of Directors annually reviews the relationship that each director has with the Company. Following such annual review, only those directors who our Board of Directors affirmatively determines do not have a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, under the listing standards of The Nasdaq Stock Market LLC, will be considered independent directors. Our Corporate Governance Guidelines adopt the definition of independence described in the director independence requirements for Nasdaq listed companies. In doing so, our Board of Directors takes into account certain factors listed in the Corporate Governance Guidelines and such other factors as it may deem relevant. A majority of our Board of Directors is comprised of independent directors. All directors, except Mr. Goeckeler, meet the independence requirements set forth in the listing standards of Nasdaq. There are no family relationships among any of our directors or executive officers.

Board Committees

Our Board of Directors has four standing committees: an Audit Committee, a Compensation and Talent Committee, a Governance Committee and an Executive Committee. The principal functions of each committee are briefly described below. We comply with the listing requirements and other rules and regulations of Nasdaq, as amended or modified from time to time, with respect to each of these committees and each of these committees is comprised exclusively of independent directors, other than the Executive Committee. Additionally, our Board of Directors may, from time to time, establish other committees to facilitate the board’s oversight of management of the business and affairs of the Company.

Audit Committee

Our Audit Committee consists of Ms. Alexy, Mr. Cassidy and Mr. Kumar, with Ms. Alexy serving as the chair.

The purpose of the Audit Committee is to assist the Board of Directors in discharging its oversight responsibility by: (i) reviewing the integrity of the accounting and financial reporting processes of the Company and its subsidiaries and the audit of the Company’s financial statements; (ii) overseeing the Company’s compliance with legal and regulatory requirements; (iii) reviewing the independent accountants’ qualifications and independence; (iv) overseeing the performance of the Company’s internal audit function and the Company’s independent accountants; and (v) preparing the report required by the rules of the SEC to be included in the Company’s annual proxy statement. Among other things, the Audit Committee also:

•	is directly responsible for appointing, compensating and overseeing independent accountants, with input from management;

•	pre-approves all audit and non-audit services provided by our independent accountants;

•	reviews annual and quarterly financial statements;

•	reviews adequacy of accounting and financial personnel resources;

•	oversees and appoints our chief audit executive and review the internal audit plan and internal controls;

•

reviews and discusses with management risk assessment and enterprise risk management policies, including risks related to financial reporting, accounting, internal controls, fraud, capital structure, legal and regulatory compliance and cybersecurity;

•

reviews and discusses with management the implementation of legal and regulatory requirements regarding public disclosure of topics covered by the corporate responsibility and sustainability programs; and

•	oversees our ethics and compliance program.

Compensation and Talent Committee

Our Compensation and Talent Committee consists of Mr. Caulfield, Dr. Sayiner and Ms. Shook, with Ms. Shook serving as the chair.

The purpose of the Compensation and Talent Committee is to (i) carry out responsibilities of the Board of Directors relating to the compensation of the Company’s executives, (ii) produce the Compensation and Talent Committee Report for inclusion in the Company’s annual report on Form 10-K and/or proxy statement, in accordance with applicable rules and regulations and (iii) periodically review the Company’s people policies, programs and initiatives. The Compensation and Talent Committee communicates to our stockholders the Company’s compensation philosophy, policy and programs. Among other things, the Compensation and Talent Committee also:

•	evaluates and approves executive officer compensation;

•	reviews the Company’s people programs and initiatives, including inclusion programs;

•	reviews and makes recommendations on non-employee director compensation;

•	reviews and approves corporate goals and objectives for our Chief Executive Officer’s compensation and evaluates our Chief Executive Officer’s performance in light of those goals and objectives;

•	oversees incentive and equity-based compensation plans;

•	reviews and makes changes to benefit plans or recommends changes to our Board of Directors if required;

•	reviews and approves any compensation recovery (clawback) policy, or amendment to the policy, that is applicable to executive officers, and oversees and acts as administrator for such policy;

•	reviews and approves stock ownership guidelines applicable to executive officers; and

•	oversees the Chief Executive Officer succession planning process and senior leadership development program.

Governance Committee

Our Governance Committee consists of Dr. Sayiner, Mr. Massengill and Ms. Suzuki, with Mr. Massengill serving as the chair.

The purpose of the Governance Committee is to (i) develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company, (ii) identify individuals qualified to become members of the Board of Directors and, consistent with criteria approved by the Board of Directors, make recommendations to the Board of Directors regarding director candidates for membership on the Board of Directors, (iii) assist the Board of Directors in overseeing the Company’s corporate responsibility and sustainability policies and programs and (iv) oversee the evaluation of the Board of Directors and management. Among other things, the Governance Committee also:

•	evaluates and recommends the size and composition of our Board of Directors and committees and functions of committees;

•	develops and recommends our Board of Directors membership criteria;

•	identifies, evaluates and recommends director candidates;

•	reviews corporate governance issues and practices;

•	manages the annual Board of Directors and committee evaluation process;

•	reviews and oversees responses regarding stockholder proposals relating to corporate governance, corporate responsibility or sustainability matters; and

•	oversees the Company’s political and lobbying strategy, activities and expenditures.

Executive Committee

Our Executive Committee consists of Mr. Goeckeler, Ms. Alexy, Mr. Massengill and Ms. Shook, with Mr. Goeckeler serving as the chair.

The purpose of the Executive Committee is to act on behalf of our Board of Directors between Board meetings. Among other things, the Executive Committee has the authority of the Board of Directors in management of our business affairs in between meetings of the Board of Directors, subject to and including, but not limited to, applicable law or the rules and regulations of the SEC or the Nasdaq Stock Market and specific directions given by the Board of Directors.

Compensation and Talent Committee Interlocks and Insider Participation

During our fiscal year ended June 28, 2024, we were not yet incorporated for the full fiscal year, were not an independent company and did not have a Compensation and Talent Committee or any other committee serving a similar function. Decisions as to the compensation of those who will serve as our executive officers were made by WDC, as described in the section of this prospectus entitled “Executive Compensation—Compensation Discussion and Analysis.”

DIRECTOR COMPENSATION

INTRODUCTION

On February 21, 2025, Sandisk Corporation became an independent publicly traded company as a result of its separation from WDC. Therefore, none of our directors received compensation from Sandisk for fiscal year 2024, and only certain of our non-employee directors, who served on the WDC Board of Directors prior to February 21, 2025, received compensation under WDC’s director compensation program for fiscal year 2024, which is described in further detail below. WDC’s non-employee director compensation program is designed to provide competitive compensation that is necessary to attract and retain qualified non-management directors. WDC’s annual non-employee director compensation program consists of a cash retainer and equity compensation in the form of restricted stock units (the “RSUs” or individually, an “RSU”). Management directors do not receive compensation for their service as director. Our non-employee director compensation program going forward is substantially similar to that of WDC’s prior to the separation.

WDC DIRECTOR COMPENSATION PROGRAM

The following section describes the elements and other features of WDC’s director compensation program for fiscal 2024 for non-employee directors.

Fiscal 2024 Non-Employee Director Cash Retainer Fees

Cash retainer fees are paid to WDC’s non-employee directors based on WDC Board of Directors and committee service from annual meeting to annual meeting and are paid in a lump sum immediately following the annual meeting marking the start of the year. The following table sets forth the schedule of annual cash retainer and committee membership fees for its non-employee directors for fiscal 2024.

Type of Fee	Current Annual Fee ($)
Annual Retainer	85,000
Additional Non-Employee Chair of the Board Retainer	100,000
Additional Committee Member Retainers:
Audit Committee	15,000
Compensation and Talent Committee	12,500
Governance Committee	10,000
Additional Committee Chair Retainers:
Audit Committee	25,000
Compensation and Talent Committee	22,500
Governance Committee	15,000

Under WDC’s non-employee director compensation program, a non-employee director serving as Chair of the Board committee receives both the Additional Committee Chair Retainer and the Additional Committee Member Retainer for that committee. Non-employee directors who are appointed to the WDC Board of Directors, a WDC Board of Directors committee, or to one of the Chair positions noted above during the year are paid a pro rata amount of the annual retainer fees for that position based on service to be rendered for the remaining part of the year after appointment. WDC’s non-employee directors do not receive a separate fee for each board or committee meeting they attend. WDC reimburses its non-employee directors for reasonable out-of-pocket expenses incurred to attend each board or committee meeting.

With respect to the initial slate of Sandisk non-employee directors, members of the WDC Board of Directors who were appointed to the Sandisk Board of Directors (Ms. Alexy, Mr. Caulfield, Mr. Massengill and Ms. Suzuki) received a pro rata amount of the annual retainer fees based on service to be rendered for the remaining part of fiscal year 2025 after appointment. Mr. Cassidy, Mr. Kumar, Mr. Sayiner and Ms. Shook received full annual cash retainer fees.

Non-Employee Director Equity Awards

Under the WDC Non-Employee Director Restricted Stock Unit Grant Program, each of its non-employee directors automatically received for fiscal 2024 an award of RSUs equal in value to $240,000 (or, in the case of its non-employee director serving as Chair of the Board, $290,000, or, in the case of its Lead Independent Director, $280,000). WDC’s non-employee directors receive these awards immediately following the annual meeting of stockholders if he or she has been re-elected as a director at that meeting. In the case of a non-employee director who is newly elected or appointed after the date of the annual meeting, WDC grants a prorated award of RSUs for the year in which he or she is elected or appointed. Pursuant to its Non-Employee Director Restricted Stock Unit Grant Program, a non-employee director who was serving on the WDC Board pursuant to an investor’s contractual right received a cash award in lieu of RSUs. The amount of a cash award granted in lieu of RSUs is equal to the value of RSUs that the recipient would otherwise have been entitled to receive. The RSUs and cash awards granted in fiscal 2024 vested 100% upon the earlier of: (i) November 15, 2024 (the first anniversary of the grant date); and (ii) immediately prior to the first annual meeting of stockholders held after the grant date. With respect to the initial slate of Sandisk non-employee directors, each director received a prorated RSU award. In connection with our separation from WDC, each of the Sandisk non-employee directors received a prorated RSU award from Sandisk, with the award amounts determined based on the same award values used for WDC’s Non-Employee Director Restricted Stock Unit Grant Program.

Fiscal 2024 Non-Employee Director Equity Awards and Cash Retainers

On the date of WDC’s 2023 Annual Meeting (November 15, 2023), each non-employee director serving on the WDC Board, including those who were appointed to Sandisk’s Board of Directors upon the separation in February 2025, was automatically granted 5,213 RSUs (6,300 RSUs for its Chair of the Board and 6,082 RSUs for its Lead Independent Director) with these awards being received by directors in fiscal 2024. The closing price of WDC common stock on the Nasdaq Stock Market on November 15, 2023, was $46.03.

Each of our non-employee directors serving on the WDC Board of Directors in fiscal 2024 also received cash retainer fees in the amounts set forth above under the section titled “Fiscal 2024 Non-Employee Director Cash Retainer Fees.”

Deferred Compensation Plan for Non-Employee Directors

WDC permits each non-employee director to defer payment of up to 80% of his or her annual cash compensation in accordance with WDC’s deferred compensation plan (the “WDC Deferred Compensation Plan”). WDC also permits non-employee directors to defer payment of any RSUs awarded under its Non-Employee Director Restricted Stock Unit Grant Program beyond the vesting date of the award. RSUs and other amounts deferred in cash by a director are generally credited and payable in the same manner as amounts deferred by its executive officers and other participants in its Deferred Compensation Plan. Sandisk adopted a substantially similar Deferred Compensation Plan in connection with the separation.

Treatment of Equity Incentive Arrangements in Connection with the Spin-off

Our directors’ RSU awards that were granted under WDC’s Non-Employee Director Restricted Stock Unit Grant Program prior to the spin-off were treated as follows upon our separation from WDC on February 21, 2025:

•

Sandisk directors who continued to serve as WDC directors following the spin-off (as dual service directors) had their RSU awards converted into post-separation WDC RSU awards and Sandisk RSU awards. The number of shares of WDC common stock subject to each post-separation WDC RSU award is equal to the same number of shares that were subject to the pre-separation RSU award, and the number of shares of Sandisk common stock subject to each post-separation Sandisk RSU award is equal to the number of shares of Sandisk common stock an individual holder of WDC common stock received in the distribution calculated based on the number of WDC shares of common stock subject to the pre-separation award.

•

Sandisk directors who were previously WDC directors, but who only serve as Sandisk directors following the spin-off, had their RSU awards converted into Sandisk RSU awards, with adjustments intended to preserve the aggregate value of the equity award based on a ratio that took into account the pre-separation per share closing trading price of WDC common stock on the trading day prior to the separation and the average post-separation per share closing trading price of Sandisk common stock over 5 trading days following the separation.

•

Any Sandisk directors who elected to defer payment of their WDC RSU awards continue to retain the deferred payment of such awards pursuant to WDC’s plans and programs following the spin-off, with adjustments intended to preserve the aggregate value of the equity award based on a ratio that took into account the pre-separation per share closing trading price of WDC common stock on the trading day prior to the separation and the average post-separation per share closing trading price of WDC common stock over 5 trading days following the separation.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

On February 21, 2025, Sandisk became an independent, publicly traded company as a result of its separation from WDC. Therefore, this Compensation Discussion and Analysis (“CD&A”) and the related compensation tables include information regarding compensation paid by, and executive compensation policies and practices of, WDC as they relate to our named executive officers prior to the separation, which are similar to Sandisk’s compensation structure following the separation.

For purposes of this CD&A and the executive compensation tables that follow, the following individual is our “named executive officer” (the “NEO”) who served during the fiscal year that ended June 28, 2024:

•	David V. Goeckeler, Chief Executive Officer

Luis F. Visoso, our Executive Vice President and Chief Financial Officer (our “Chief Financial Officer”), was not an employee of WDC during fiscal 2024. As described below, WDC entered into an offer letter with Mr. Visoso on July 1, 2024, which provided for Mr. Visoso’s employment with WDC to transfer to Sandisk September 28, 2024. Accordingly, Mr. Visoso was not an NEO for fiscal 2024; however, we have included below a summary of the material terms of his offer letter.

The following sections of this CD&A describe WDC’s executive compensation philosophy, executive compensation program elements and certain of WDC’s executive compensation plans, policies and practices for fiscal 2024, as well as, to the extent known, certain aspects of Sandisk’s anticipated compensation program following the spin-off.

•	Section 1—Executive Compensation Philosophy, Objectives and Process

•	Section 2—Updates to Fiscal 2024 Executive Compensation Program

•	Section 3—Decisions and Outcomes

•	Section 4—Fiscal 2025 Decisions

•	Section 5—Other Program Features and Policies

SECTION 1—EXECUTIVE COMPENSATION PHILOSOPHY, OBJECTIVES AND PROCESS

The summary below provides the key objectives of WDC’s executive compensation program prior to the separation:

Attract, retain and motivate premier talent necessary to accelerate its growth and drive financial, operational and market performance	Provide competitive target compensation relative to the technology industry in which it competes for business and talent	Encourage accountability by tying a substantial portion of each executive officer’s target total direct compensation opportunity to individual, corporate and market-based performance objectives that it expects to create long-term value for stockholders

Pay for performance by providing a substantial portion of compensation in the form of “at-risk,” variable incentive compensation awards that reward superior individual, corporate and market-based performance and that reduce pay for underperformance		Align the interests of executive officers with stockholders through pay-for-performance compensation design and by granting long-term equity awards that include multi-year performance or service vesting requirements

As discussed above, until the consummation of the separation, Sandisk was part of WDC and was not an independent company. Prior to the spin-off, the WDC Compensation and Talent Committee made certain compensation decisions and took actions regarding our compensation philosophy, principles and program design, and following the spin-off, the Sandisk Compensation and Talent Committee made additional compensation decisions and took further actions.

After the spin-off, the WDC Compensation and Talent Committee and the Sandisk Compensation and Talent Committee established objectives and principles similar to the objectives and principles that WDC maintained for its compensation program in fiscal 2024, as described in this Compensation Discussion and Analysis. The Sandisk Compensation and Talent Committee expects to continue to refine Sandisk’s executive compensation policies and practices to align with its business needs, stockholder value, and peer group practices going forward.

WDC’s 2024 Executive Compensation Decisions

Because Sandisk has been an independent company only since February 2025, the decisions impacting executive compensation with respect to fiscal year 2024 were made by WDC and grounded in its executive compensation philosophy and policies.

Elements of WDC’s Fiscal 2024 Executive Compensation Program

WDC believes its emphasis on variable compensation aligns with its focus on operating excellence and allows its executive compensation levels to reflect its performance. After evaluating its variable compensation plans with its independent compensation consultant, the WDC Compensation and Talent Committee approved the incentive compensation design summarized below for fiscal 2024.

Its actual pay positioning for each of its named executive officers varies based upon the WDC Compensation and Talent Committee’s review of its proxy peer group and survey market data, competitive pay levels for comparable roles and each executive officer’s role, past performance, scope of responsibility and expected future contributions.

In addition to the elements reflected below, WDC also provides its executive officers with limited perquisites and certain other indirect benefits, as described in the section below entitled “Other Program Features and Policies.”

Elements of Fiscal 2024 Target Total Direct Compensation

	CEO	Characteristics	Purpose	Performance Link/ Key Benchmark
FIXED	BASE SALARY	• Fixed compensation	• Attracts, retains and motivates premier executive talent • Compensates executive officers for sustained individual performance	• Competitive with market and industry practices • Adjusted for experience, responsibility, potential and performance

		CEO	Characteristics	Purpose	Performance Link/ Key Benchmark
ANNUAL		STI	• Annual performance-based cash incentive compensation	• Motivates executive officers to accelerate WDC’s annual growth and drive financial performance • Encourages accountability by rewarding achievement of corporate and individual performance objectives

•  Non-GAAP operating income (45% weighting)

•  Cash Conversion Cycle (45% weighting)

•  Emissions (10% weighting)

•  Individual performance modifier (+/-25%) tied to specific individual performance goals

•  Individual performance modifier may not increase award payout if non-GAAP operating income is below minimum level

	VARIABLE PAY—AT RISK	LTI PSUs

•  Upon the separation, WDC PSUs held by Sandisk employees were converted to time-based Sandisk RSUs and were assumed under the Sandisk Corporation 2025 Long-Term Incentive Plan

•  3x1 annual performance

•  Encouraged accountability by rewarding achievement of long-term (over a three-year period) corporate and market-based performance objectives

•  Focused WDC’s named executive officers on value creation through annual financial

• Revenue and non-GAAP EPS goals were each weighted at 50% • Three-year relative Total Shareholder Return (“TSR”) modifier (+/-10%) • Relative TSR modifier did not increase payout if

	CEO	Characteristics	Purpose	Performance Link/ Key Benchmark
		targets; annual payouts averaged for a final three-year payout • 60% of Mr. Goeckeler’s LTI were PSUs	objectives, while also encouraging long-term value creation	absolute TSR was negative

LONG-TERM	RSUs

•  Upon the separation, WDC RSUs held by Sandisk employees were converted to Sandisk RSUs and were assumed under the Sandisk Corporation 2025 Long-Term Incentive Plan

•  Vested with respect to 25% after one year and 6.25% quarterly thereafter

			• Provided alignment with stockholder interests by focusing executive officers on long-term value creation • Provided retention value	• Value based on WDC’s stock price performance

WDC’s Process for Determining Executive Compensation

The WDC Compensation and Talent Committee reviewed and determined compensation for its executive officers, including Mr. Goeckeler prior to the separation. The WDC Compensation and Talent Committee reviews the performance and compensation of its executive officers on an annual basis and at the time of hiring, promotion or other change in responsibilities. The WDC Compensation and Talent Committee’s annual review typically occurs near the end of the prior fiscal year and beginning of the new fiscal year.

The WDC Compensation and Talent Committee also considers views and input received through stockholder outreach and engagement efforts when making determinations regarding its executive compensation program.

In determining WDC’s fiscal 2024 executive compensation program design, the WDC Compensation and Talent Committee’s executive compensation decisions were informed by several factors, including:

EXTERNAL AND INTERNAL FACTORS	COMPENSATION CONSULTANT

•  WDC’s compensation philosophy and objectives

•  WDC’s pay positioning relative to WDC’s proxy peer group and broad compensation survey market data

•  The executive officer’s role, experience, performance and contributions

•  Internal pay equity

•  WDC’s retention objectives

•  Succession planning

•  Current and historical company performance and strategic and financial goals

•  Market performance and general economic conditions

•  Views from the WDC Compensation and Talent Committee’s independent compensation consultant

•  Compensation survey and proxy peer group company market data prepared by the independent compensation consultant

MANAGEMENT

•  The CEO’s recommendations for WDC’s other executive officers (not including himself)

•  The CFO’s input on financial targets for WDC’s performance-based incentive compensation program, data regarding the impact of the program on WDC’s financial results and actual results against WDC’s pre-established performance targets

•  Internal and external compensation data provided by WDC’s Chief People and Inclusion Officer and other staff

STOCKHOLDERS

•  Feedback received during stockholder outreach and engagement efforts

The WDC Compensation and Talent Committee engaged Compensia, Inc. (“Compensia”) as its independent compensation consultant in fiscal 2024. Compensia reported directly to the WDC Compensation and Talent Committee and communicated with management to gather information and review management proposals as needed. Compensia attended all regularly scheduled meetings of the WDC Compensation and Talent Committee during fiscal 2024 and its responsibilities for fiscal 2024 generally included:

•	Reviewing and advising on executive compensation, including the performance metrics used under the executive compensation program

•	Reviewing and advising on compensation design and amounts for non-employee members of the WDC Board of Directors

•	Providing recommendations regarding the composition and selection of WDC’s proxy peer group companies

•	Analyzing proxy peer group and survey compensation data

•	Providing advice regarding executive compensation policies, practices and trends

•	Advising on the compensation-related items approved by the WDC Compensation and Talent Committee in connection with the strategic review of WDC’s business

The WDC Compensation and Talent Committee assessed the independence of Compensia pursuant to applicable rules and regulations of the SEC and the Nasdaq Stock Market and concluded that the engagement of Compensia did not raise any conflicts of interest during fiscal 2024 and currently does not raise any conflicts of interest.

Comparative Market Data

For fiscal 2024, the WDC Compensation and Talent Committee determined the composition of WDC’s proxy peer group with market data collected from the Radford Global Compensation Database, an independently published survey. The survey data was filtered to screen for companies in WDC’s proxy peer group that participate in the survey and, for executive roles in which such survey screen resulted in insufficient data, a broader screen of technology companies as adjusted for revenue size was used. With input from its independent compensation consultant, the WDC Compensation and Talent Committee considered such market data and industry practices during its annual review of the competitiveness of WDC’s compensation levels and the appropriate mix of compensation elements for WDC’s named executive officers. This market data provided the WDC Compensation and Talent Committee a reference point, which was one of several factors that it used to make compensation decisions during its fiscal 2024 annual compensation review.

Fiscal 2024 Proxy Peer Group Companies for Benchmarking Pay and Incentive Design

The proxy peer group companies that the WDC Compensation and Talent Committee used for comparative pay and incentive design purposes for fiscal 2024 consisted of technology companies that compete with WDC for talent and have the size (primarily based on revenue) and business characteristics that WDC believes are comparable. Like WDC, many companies included in WDC’s proxy peer group are included in the Dow Jones U.S. Technology Hardware & Equipment Index.

In choosing companies for WDC’s proxy peer group, the WDC Compensation and Talent Committee focused primarily on industry, talent market and revenue size. Revenue is a commonly used proxy for organizational size and complexity and is typically stable from year-to-year, making it a valuable metric when selecting peers for executive compensation purposes. As part of its decision process, the WDC Compensation and Talent Committee also referenced other metrics for informational purposes, including comparative market capitalization and profitability metrics.

WDC COMPARED TO PROXY PEER GROUP

Advanced Micro Devices, Inc.	KLA Corporation	NXP Semiconductors N.V.
Analog Devices, Inc.	Lam Research Corporation	NVIDIA Corporation
Applied Materials, Inc.	Microchip Technology Inc.	ON Semiconductor Corporation
Broadcom Inc.	Micron Technology, Inc.	QUALCOMM Incorporated
Cisco Systems, Inc.	Motorola Solutions, Inc.	Seagate Technology plc
GlobalFoundries Inc.	NetApp, Inc.	Texas Instruments Incorporated
Hewlett Packard Enterprise Company

(1)	Represents annual revenue for the most recent fiscal year for which data was available through SEC filings as of August 30, 2024.

SECTION 2—UPDATES TO FISCAL 2024 EXECUTIVE COMPENSATION PROGRAM

Fiscal 2024 Short-Term Incentives

The WDC Compensation and Talent Committee implemented a number of enhancements to WDC’s short-term incentives (the “STI”) design, beginning in fiscal 2024, which were responsive to perspectives and feedback shared by WDC’s stockholders during WDC’s year-round engagement efforts.

After assessing WDC’s fiscal 2024 objectives, market conditions and considering stockholder feedback, the WDC Compensation and Talent Committee approved the following STI design for fiscal 2024:

*	The Individual Modifier did not increase award payout if WDC’s non-GAAP operating income was below the minimum performance level.

The WDC Compensation and Talent Committee eliminated the exabytes shipped metrics and the individual performance metric included in the fiscal 2023 STI and replaced them with a cash conversion cycle metric and an emissions metric. The cash conversion cycle metric measures the length of time it takes to convert WDC’s working capital investments into cash, which the WDC Compensation and Talent Committee believes complements non-GAAP operating income by focusing WDC’s executive officers on both profitability and managing working capital (inventory, receivables and payables) to generate cash. The emissions metric aligns WDC’s executive officers’ compensation to progress on WDC’s Scope 1 and Scope 2 emissions reduction targets.

The individual performance modifier in the fiscal 2024 STI includes execution and leadership goals for each executive and corporate ESG goals focused on inclusion and governance. The individual performance modifier may not increase award payout (but can still decrease the payout) if WDC’s non-GAAP operating income performance is below the minimum performance level for that metric.

Fiscal 2024-2026 Performance Stock Units

Pursuant to the employee matters agreement entered into by and between WDC and Sandisk effective February 21, 2025, the outstanding WDC PSUs (including those granted in fiscal 2024) held by WDC employees who would be employed by us following the separation, including Mr. Goeckeler, were converted to time-based Sandisk RSUs, assumed under the Sandisk 2025 Long-Term Incentive Plan and are no longer subject to performance-based vesting conditions. The Fiscal 2024-2026 PSUs had a relative TSR modifier that modifies PSU payouts with a multiplier ranging from +/- 10% based on WDC’s performance relative to the S&P 500 Information Technology Index constituents as of the beginning of the performance period. The modifier compares WDC’s three-year TSR performance to the median company in the index based on three-year TSR performance.

SECTION 3—FISCAL 2024 DECISIONS AND OUTCOMES

Base Salary

Named Executive Officer	Base Salary Level (1) ($)	Increase from Fiscal 2023
David V. Goeckeler	1,250,000	0%

(1)	Table reflects annualized base salary in effect at the end of fiscal 2024 for Mr. Goeckeler.

Short-Term Incentives

Fiscal 2024 Target Incentive Award Opportunities

Named Executive Officer	Annual Target Incentive Award Opportunity (1) (as Percentage of Base Salary)	Increase from Fiscal 2023
David V. Goeckeler	175%	0%

(1)	Table reflects annual target incentive opportunity at the end of fiscal 2024 for Mr. Goeckeler.

Fiscal 2024 STI Design and Performance

As discussed in more detail in the section entitled “Updates to Fiscal 2024 Executive Compensation Program,” the WDC Compensation and Talent Committee updated the STI design to reflect investor feedback during WDC’s prior stockholder outreach and engagement. WDC’s fiscal 2024 STI design is reflected below. The individual modifier component for each of its named executive officers, including Mr. Goeckeler, included goals tied to leadership, execution and ESG targets.

*	The Individual Modifier may not increase award payout if WDC’s non-GAAP operating income is below the minimum performance level.

Fiscal 2024 Corporate Performance

The WDC Compensation and Talent Committee approved fiscal 2024 performance targets that incentivized its executive officers to improve WDC’s profitability and increase efficiency in converting working capital investments into cash. At the time the WDC Compensation and Talent Committee approved fiscal 2024 performance targets in August 2023, WDC was in the midst of a significant market downturn with uncertainty as to the timing and strength of a market recovery. In this context, the fiscal 2024 non-GAAP operating income metric still required improvement on fiscal 2023 results for its executive officers to receive any payout on this metric. The WDC Compensation and Talent Committee also approved a robust emissions target that aligns with WDC’s public commitments around Scope 1 and Scope 2 emissions, which is an important factor for WDC’s largest customers that are seeking to mitigate emissions within their supply chains.

WDC exceeded expectations relative to its fiscal 2024 targets, resulting in a 173.5% STI payout on the corporate performance metrics.

Non-GAAP Operating Income(1) (45% Weighting)
Performance Achievement	STI Payout (% Target)	Performance ($ millions)
Maximum	200%	$66
Target	100%	(195)
Minimum	0%	(594)
Actual	200%	512

(1)	See “—Reconciliation of WDC Non-GAAP Financial Measures Used for Incentive Compensation” for a reconciliation of GAAP operating income to non-GAAP operating income.

Cash Conversion Cycle (45% Weighting)
Performance Achievement	STI Payout (% Target)	Performance (Days)
Maximum	200%	97
Target	100%	114
Minimum	0%	131
Actual	141%	107

Scope 1 and Scope 2 Emissions (10% Weighting)
Performance Achievement	STI Payout (% Target)	Performance (Metric Tons of Carbon Dioxide Equivalent (“CO2e”))
Maximum	200%	721,000
Target	100%	752,730
Threshold	25%	773,000
Actual	200%	669,000

The weighted average payout for the corporate metrics was 173.5% of the target performance levels:

Non-GAAP Operating Income Payout % (45% Weighting)	Cash Conversion Cycle Payout % (45% Weighting)	Scope 1 and Scope 2 Emissions Payout % (10% Weighting)	Aggregate Corporate Payout% (100%)
200%	141%	200%	173.5%

Fiscal 2024 Individual Performance Modifier

Performance Goal Setting

The individual performance modifier for each WDC named executive officer’s target incentive award opportunity was split equally between leadership, execution and ESG goals. WDC’s named executive officers (other than WDC’s CEO) worked with WDC’s CEO to establish individual performance goals, with input from the WDC Compensation and Talent Committee. Mr. Goeckeler separately submitted his fiscal 2024 performance goals for the WDC Compensation and Talent Committee’s review, with input from the WDC Board of Directors. These performance goals are summarized below.

Performance Assessment

David V. Goeckeler (+14% Individual Modifier)

Leadership Goals and Performance

•	Exceptional leadership for WDC to deliver exceptional financial results and guide the executive team through the separation process

•	Clear communication of WDC’s strategic vision to investors and other stakeholders, including government officials, around the globe, especially in countries with major operations

•	Maintained an effective relationship with Kioxia, our flash joint venture partner

Execution Goals and Performance

•	Led WDC’s business through challenging down-cycle to improved business performance

•	Supported financial transactions that position WDC for further financial success

ESG Goals and Performance

•	Year-over-year increase in underrepresented talent in new-hire graduates (achieved)

•	Year-over-year increase in intern conversions (not achieved)

•	Year-over-year increase in employee volunteer participation (achieved)

•	Ensured all employees completed ethics training on a timely basis (achieved)

As a result of the WDC Compensation and Talent Committee’s individual performance determinations, Mr. Goeckeler received the following payout amounts under the WDC STI plan for fiscal 2024:

Fiscal 2024 STI Payouts

Named Executive Officer	Corporate Payout % (100% Weighting)	Modifier% (+/-25% of Corporate Payout)	STI Payout (%)	STI Payout ($)
David V. Goeckeler	173.5%	+14%	198%	4,326,875

Average CEO STI Payout (Four Year Payout %)

The fiscal 2024 STI payout reflects WDC’s pay-for-performance philosophy in the context of its strong fiscal 2024 performance.

Long-Term Incentives: Fiscal 2024 Equity Awards

Fiscal 2024 Long-term Incentive Awards

Our named executive officer received long-term incentive (the “LTI”) awards in August 2023 consisting of a mix of PSUs and RSUs. The table below summarizes the LTI mix awarded to Mr. Goeckeler, in his capacity as WDC’s CEO, for fiscal 2024. The RSUs are scheduled to vest with respect to 25% of the award on the first anniversary of the grant date and with respect to 6.25% of the award quarterly thereafter for three years. The vesting provisions of the PSUs are described below under the section entitled “Fiscal 2024-2026 PSU Awards.”

Named Executive Officer(1)	Total LTI Target Grant Value ($)(1)	LTI Vehicle Mix
		PSUs	RSUs
David V. Goeckeler	15,000,000	60%	40%

(1)

The differences between the target grant values approved by the WDC Compensation and Talent Committee (as reflected in the table above) and the grant date fair values of the awards as determined for financial reporting purposes (as reflected in the “Fiscal 2024 Summary Compensation Table” and the “Fiscal 2024 Grants of Plan-Based Awards Table” below) are attributable to financial accounting rules, including the use of a Monte Carlo simulation to determine the grant date fair value of the PSUs. In addition, under financial accounting rules, the grant date fair value for a PSU award is not determined until the fiscal year in which the performance metrics are established. The performance metrics are determined annually by the WDC Compensation and Talent Committee for each of fiscal 2024, 2025 and 2025. Accordingly, only the grant date fair value for the portion attributable to fiscal 2024 is reflected in the “Fiscal 2024 Summary Compensation Table” and the “Fiscal 2024 Grants of Plan-Based Awards Table” for this portion of the award.

Long-Term Incentives: PSU Design and Performance Prior to the Separation

Fiscal 2024–2026 PSU and Fiscal 2023–2025 PSU Awards

The tables below summarize the terms of PSU awards approved by the WDC Compensation and Talent Committee prior to the separation. These awards included annual financial metrics with annual payouts that are averaged to determine a three-year payout percentage. Pursuant to the employee matters agreement entered into by and between WDC and Sandisk effective February 21, 2025, the fiscal 2024-2026 and fiscal 2023-2025 PSU Awards were converted to time-based Sandisk RSUs, assumed under the Sandisk 2025 Long-Term Incentive Plan and are no longer subject to performance-based vesting conditions.

Fiscal 2024-2026 PSU Performance (Year One of Three)

Financial Metrics	Threshold (50%) ($)	Target (100%) ($)	Maximum (200%) ($)	Actual Performance ($)	Achievement Rate	Year One Payout%
One-Year Revenue (50%) (in millions)	11,135	13,100	15,065	13,003	99%	97%
One-Year Non-GAAP EPS (50%)(1)	(2.90)	(2.32)	(1.62)	(0.20)	191%	200%
Weighted Payout:						149%

(1)	See “—Reconciliation of WDC Non-GAAP Financial Measures Used for Incentive Compensation”for a reconciliation of GAAP EPS to non-GAAP EPS.

Fiscal 2024 Payout%	Fiscal 2025 Payout%	Fiscal 2026 Payout%	Three-Year Average Payout%
149%	*	*	*

*

As discussed above, Mr. Goeckeler’s 2024-2026 PSU Awards are no longer subject to performance-based vesting conditions. The fiscal 2025 and 2026 payout percentage was approved at target and the awards were converted to a time-based RSU covering 97,238 Sandisk shares, which will vest on August 25, 2026.

Fiscal 2023–2025 PSU Awards

The fiscal 2023-2025 PSUs included the same annual performance period design as the fiscal 2024-2026 PSUs, with a different modifier. The fiscal 2023-2025 PSU payouts may be increased by up to 50% if WDC achieves stock-price CAGR targets over the performance period.

THREE-YEAR PERFORMANCE PERIOD

x	Three-Year Stock Price CAGR	Upside Incentive%
	5%	10%
	10%	20%
	15%	50%

Fiscal 2023-2025 PSU Performance (Year Two of Three)

Financial Metrics	Threshold (50%) ($)	Target (100%) ($)	Maximum (200%) ($)	Actual Performance ($)	Achievement Rate	Year Two Payout %
One-Year Revenue (50%) (in millions)	11,135	13,100	15,065	13,003	99%	97%
One-Year Non-GAAP EPS (50%)(1)	(2.90)	(2.32)	(1.62)	(0.20)	191%	200%
Weighted Payout:						149%

(1)	See “—Reconciliation of WDC Non-GAAP Financial Measures Used for Incentive Compensation” for a reconciliation of GAAP EPS to non-GAAP EPS.

Fiscal 2023 Payout%	Fiscal 2024 Payout%	Fiscal 2025 Payout%	Three-Year Average Payout%
0%	149%	*	*

*

As discussed above, Mr. Goeckeler’s 2023-2025 PSU Awards are no longer subject to performance-based vesting conditions. The fiscal 2025 payout percentage was approved at target and the awards were converted to a time-based RSU covering 67,966 Sandisk shares, which will vest on August 20, 2025.

Fiscal 2022-2024 PSU Awards: Performance and Payout

The PSUs granted in fiscal 2022 reflected the following design:

•	Financial Performance Metrics (50% Weighting)

•

The fiscal 2022–2024 PSUs included three-year performance periods for the financial metrics (revenue and non-GAAP EPS) that were subject to a pre-established, objective adjustment at the end of the performance period in a relative proportion (up or down) by which the total market for WDC’s products (measured by revenue) during the period exceeded or fell short of the total market forecast approved by the WDC Compensation and Talent Committee at the time the goals were established, as reported by industry analysts. WDC refers to the relative market performance adjustment described in this CD&A as “relative MPA.” The relative MPA modifier helped ensure that WDC pays for performance relative to the market demand and opportunity available to WDC.

•

The actual market for WDC’s products was lower than forecast when the fiscal 2022–2024 PSU goals were established, thus applying the relative MPA modifier resulted in a reduction in both revenue and non-GAAP EPS targets.

•	Relative TSR Metric (50% Weighting)

•

The fiscal 2022-2024 PSUs included a three-year TSR metric that measured WDC’s stock performance relative to a TSR peer group consisting of the constituents of the S&P 500 Index as of the beginning of the performance period.

FISCAL 2022-2024 PERFORMANCE PERIOD ACHIEVEMENT

•	Three-Year Financial Metrics

Financial Metrics (50% Weighting)	Threshold (50%) ($)	Original Target (100%) ($)	Maximum (200%) ($)	Target After Applying Relative MPA Modifier (100%) ($)	Actual Performance ($)	Achievement Rate	Payout%
Three-Year Revenue (25%) (in millions)	50,028	58,857	67,686	43,074	44,114	102%	116%
Three-Year Non-GAAP EPS (25%)(1)	13.19	17.58	22.85	3.44	4.61	134%	200%
Weighted Payout:							158%

(1)	See “—Reconciliation of WDC Non-GAAP Financial Measures Used for Incentive Compensation” for a reconciliation of GAAP EPS to non-GAAP EPS.

•	Three-Year Relative TSR Metric

Relative TSR (50% Weighting)	S&P 500 Constituents Relative TSR	Relative TSR Units Payout%	WDC Three-Year Relative TSR	WDC Percentile Relative to S&P 500 Peer Group	Payout%
75th percentile	40.79%	200%
50th percentile	10.34%	100%	4.06%	43rd percentile	80%
25th percentile	(13.62)%	25%

FISCAL 2022-2024 PSUs PAYOUTS

Fiscal 2022–2024 PSUs	Three-Year Financial Metrics	Three-Year Relative TSR	Aggregate Award Payout
Weighting	50%	50%	100%
Payout %	158%	80%	119%

NAMED EXECUTIVE OFFICER PAYOUTS FOR FISCAL 2022-2024 PSUs

Named Executive Officer	Target Payout (100%) (# of Shares)	Actual Payout (# of Shares)
David V. Goeckeler	142,314	169,353

SECTION 4—FISCAL 2025 DECISIONS

Fiscal 2025 Compensation Changes

In fiscal 2024, the WDC Compensation and Talent Committee, in connection with its annual review of the WDC executive officers’ compensation levels and input from its independent compensation consultant, approved fiscal 2025 compensation changes for its named executive officers, including Mr. Goeckeler, effective on June 29, 2024, to reflect market compensation levels and to recognize strong performance by the executive team while continuing to align executive compensation with long-term stockholder interests.

Mr. Goeckeler’s base salary was increased to $1,300,000, and his target LTI award was increased to $16,250,000.

Fiscal 2025 LTI Awards

The WDC Compensation and Talent Committee granted the following LTI awards to Mr. Goeckeler in fiscal 2025, as part of WDC’s annual LTI program:

Named Executive Officer	Total LTI Target Grant Value ($)(1)	LTI Vehicle Mix
		PSUs	RSUs
David V. Goeckeler	16,250,000	60%	40%

Spin-Off Related Cash Transaction Bonus

On January 25, 2025, WDC granted Mr. Goeckeler a cash transaction bonus in connection with the spin-off, in an amount equal to 24 times his then-current monthly base salary. The transaction bonus payment was made by Sandisk post-separation and is subject to repayment terms for 12 months following the separation in the event of specified termination events.

SECTION 5—OTHER PROGRAM FEATURES AND POLICIES7

Perquisites

We provide our executive officers with limited perquisites and other personal benefits, consisting principally of a $5,000 annual allowance for financial planning services (net of taxes) and, in very limited circumstances, tax gross-ups for certain payments.

Our policy permits Mr. Goeckeler (in his capacity as CEO) to use private aircraft, in which we have a fractional ownership interest, for personal travel to maximize his business availability and productivity. Mr. Goeckeler is required to reimburse the company for the aggregate incremental cost incurred by the company in connection with any such personal use in excess of $250,000 per fiscal year. He is fully responsible for all personal income taxes associated with such personal usage.

401(k) Plan	Our executive officers are eligible to participate in our 401(k) Plan. Eligible employees may contribute up to 85% of their annual cash compensation up to a maximum amount allowed by the Internal Revenue Code, and are also eligible for any matching contributions. Our executive officers participate in our 401(k) Plan on substantially the same terms as our other participating employees. We do not maintain any defined benefit supplemental retirement plans for our executive officers.

Deferred Compensation Opportunities	Our executive officers who are subject to U.S. federal income taxes are eligible to participate in our Deferred Compensation Plan. Under the plan, participants can elect to defer certain compensation without regard to the tax code limitations applicable to tax-qualified plans.

Severance Protections	Our executive officers are eligible to participate in our Executive Severance Plan. Outside a change in control context, we view severance protections as only appropriate in the event the employment of an executive officer is involuntarily terminated without “cause.”

Change in Control Protections

To encourage our executive officers to remain employed during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with additional severance protections under our change in control severance plan (the “Sandisk CIC Severance Plan”). Benefits under the Sandisk CIC Severance Plan require a “double-trigger” (qualifying termination in connection with a change in control) for payment and the plan does not provide any tax gross-up payments for participants.

Please see the section entitled “Executive Compensation Tables and Narratives—Potential Payments upon Termination or Change in Control” for a description and quantification of the potential payments that may be made to WDC’s named executive officers in connection with their termination of employment or a change in control of WDC (based on its severance arrangements that existed as of the end of fiscal 2024). The spin-off transaction did not constitute a change in control of WDC under WDC’s Change in Control Severance Plan. In connection with the separation, Sandisk has adopted substantially similar change in control protections for its executive officers.

Employment Agreements	As described in further detail below under “Offer Letters,” WDC entered into an offer letter dated July 1, 2024 with our Chief Financial Officer, Mr. Visoso. The offer letter provided for Mr. Visoso’s employment with WDC to transfer to Sandisk. Mr. Goeckeler is not currently party to an employment agreement with Sandisk.

Compensation Recovery (Clawback) Policy	Our Board of Directors adopted a compensation recovery (clawback) policy consistent with the requirements of Rule 10D-1 under the Exchange Act and Nasdaq listing standards, a copy of which will be publicly filed with our fiscal 2025 Annual Report on Form 10-K.

Misconduct Policies	We maintain several policies relating to employee misconduct. In the event an executive officer’s employment is terminated for cause due to their misconduct or violation of company policy, among other reasons, they forfeit all outstanding incentives, including unearned or unvested LTI and STI awards. In addition, the executive officer would not be eligible for severance payments or benefits.

Policies Prohibiting Hedging, Pledging and Short Sale or Derivative Transaction	Our insider trading policy prohibits our executive officers (as well as our other employees and members of our Board of Directors) from engaging in hedging transactions or speculative transactions involving Sandisk’s securities and from pledging company securities. Prohibited transactions include hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds that are designed to hedge or offset any decrease in the market value of Sandisk’s securities, shorts sales, transactions in derivative securities, such as publicly traded options, related to Sandisk’s securities and margining Sandisk’s securities in a margin account or otherwise pledging Sandisk securities as collateral for a loan.

Executive Stock Ownership Guidelines	We maintain executive stock ownership guidelines covering our executive officers, including our named executive officer, to help link the interests of our stockholders with those of our executive officers. The guidelines provide that each executive officer must achieve ownership of a number of “qualifying shares” with a market value equal to the specified multiple of the officer’s base salary in effect upon the date he or she first becomes subject to the guidelines shown below.

Position	Multiple
CEO	6 x Salary
CFO	3 x Salary
Executive Vice Presidents	2 x Salary
Senior Vice Presidents	1 x Salary

Each executive officer must achieve ownership of the required market value of shares within three years of becoming subject to the guidelines. Common stock, RSUs, PSUs, deferred stock units and common stock beneficially owned by the executive officer all count towards the requirement, but shares the officer has a right to acquire through exercising stock options (whether or not vested) are not counted.

EXECUTIVE COMPENSATION TABLES AND NARRATIVES

As required by applicable SEC rules, information in the tables below regarding compensation paid to or earned by Mr. Goeckeler for fiscal 2024 relates to compensation paid by, and executive compensation policies and practices of, WDC as in effect in fiscal 2024 and prior to the separation. Where applicable, we have summarized below executive compensation policies and practices applicable to Sandisk following the separation.

Fiscal 2024 Summary Compensation Table

The following table presents information regarding compensation earned for fiscal 2024 by Mr. Goeckeler.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David V. Goeckeler Chief Executive Officer	2024	1,245,192	—	12,033,939	4,326,875	84,766	17,690,772

(1)

The amounts shown reflect the aggregate grant date fair value of stock awards granted in the applicable fiscal year computed in accordance with ASC Topic 718. These amounts were calculated based on the assumptions described in Note 12 in the Notes to Consolidated Financial Statements included in WDC’s 2024 Annual Report on Form 10-K. For PSU awards, amounts include the grant date fair value of the 20242026 PSUs and the 2023-2025 PSUs, in each case, as related to the fiscal 2024 performance period because only the annual targets for such performance periods were established in fiscal 2024, and thus, such portions of the awards are deemed granted for financial accounting purposes during fiscal 2024. The grant date fair value of the remaining PSUs under the 2024-2026 and 2023-2025 PSU awards will be reflected in the Summary Compensation Table after the spin-off in a manner consistent with their conversion to RSUs.

The following amounts represent the grant date fair value of PSU awards granted to Mr. Goeckeler during fiscal 2024 assuming the probable outcome of the awards on the grant date and assuming maximum performance under the awards deemed granted during fiscal 2024. WDC considered the probable outcome of the awards based on the target level of performance for PSUs except for PSUs that are subject to relative TSR or stock price CAGR conditions, which were determined using a Monte Carlo simulation. As stated above, for the 2024-2026 and 2023-2025 PSUs, the grant date fair values for the fiscal 2024 performance period of such PSUs have been included because such portions of the awards are deemed granted in fiscal 2024 for financial accounting purposes. The dollar value of the awards included in the Summary

Compensation Table for the year of grant is based on the probable outcome of the awards on the grant date and do not reflect actual payouts.

Named Executive Officer	Grant Date Fair Value of PSU Awards Based on Probable Outcome on the Grant Date for:		Grant Date Fair Value of PSU Awards at Maximum Performance for:
	2024 ($)		2024 ($)
	2023 - 2025	2024 - 2026	2023 - 2025	2024 - 2026
	PSUs	PSUs	PSUs	PSUs
	2024 Performance Period		2024 Performance Period
David V. Goeckeler	2,931,373	3,102,574	8,794,118	6,825,663

(2)	Reflects Mr. Goeckeler’s STI payout for the corresponding fiscal year.
(3)	The table below summarizes the amounts reported in the “All Other Compensation” column for Mr. Goeckeler for fiscal 2024:

Name	Perquisites ($)		401(k) Plan Company Matching Contributions ($)
David V. Goeckeler	74,866	(a)	9,900

(a)

The amount shown reflects personal travel on an aircraft, in which WDC owns a fractional interest, with the aggregate incremental cost incurred by WDC of $74,866. Pursuant to WDC policy, as WDC’s then-CEO, Mr. Goeckeler was required to reimburse WDC for the amount of aggregate incremental cost in excess of $250,000 per fiscal year in connection with any personal use of such aircraft. Incremental cost for a personal flight is calculated based on the full amount of the direct variable operating cost charged to WDC for the applicable flight. Variable operating cost covers fees and costs related to, if applicable, aircraft use, fuel, flight fees, landing fees, cleaning, catering and taxes. Mr. Goeckeler is responsible for all personal income taxes associated with such personal usage.

Fiscal 2024 Grants of Plan-Based Awards Table

The following table presents information regarding all grants of plan-based awards made to Mr. Goeckeler during fiscal 2024.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David V. Goeckeler	STI		54,688	2,187,500	5,468,750	—	—	—	—	—
	2023 - 2025 PSUs(2)	8/22/23	—	—	—	31,466	62,932	188,796	—	2,931,373
	2024 - 2026 PSUs(3)	8/25/23	—	—	—	37,985	75,969	167,132	—	3,102,574
	RSUs(4)	8/25/23	—	—	—	—	—	—	151,937	5,999,992

(1)

The amounts shown reflect the grant date fair value of the award computed in accordance with ASC 718. These amounts were calculated based on the assumptions described in Note 12 in the Notes to Consolidated Financial Statements included in WDC’s 2024 Annual Report on Form 10-K. The grant date fair value for the PSU awards, at the probable outcome, is based on the value of WDC’s common stock on (i) August 22,

2023 for the 2024 performance period under the 2023-2025 PSUs using a Monte Carlo simulation, which resulted in a simulated award value of $46.58 per share, and (ii) August 25, 2023 for the 2024 performance period under the 2024-2026 PSUs using a Monte Carlo simulation, which resulted in a simulated award value of $40.84 per share based on certain assumptions.
(2)

Represents the 2024 annual performance period portion of the PSU award granted to Mr. Goeckeler for the three-year performance period covering fiscal 2023 through 2025, subject to cliff vesting on August 20, 2025, based on WDC’s achievement of specified revenue and non-GAAP EPS performance goals and absolute stock price CAGR that correspond to specific payout percentages ranging between 0% and 300% of the target number of stock units subject to the award. Under financial accounting rules, an award is not deemed granted and the grant date fair value for a PSU award is not determined until the fiscal year in which the performance metrics are established. The performance metrics are annually determined by the WDC Compensation and Talent Committee for each of fiscal years 2023, 2024 and 2025. Accordingly, the grant date fair value for the portion attributable to fiscal 2024 annual targets of such award is reflected.

(3)

Represents the 2024 annual performance period portion of the LTI PSU award granted to Mr. Goeckeler for the three-year performance period covering fiscal 2024 through 2026, subject to cliff vesting on August 25, 2026, based on WDC’s achievement of specified revenue and non-GAAP EPS performance goals and the relative TSR modifier that correspond to specific payout percentages ranging between 0% and 220% of the target number of stock units subject to the award. Under financial accounting rules, an award is not deemed granted and the grant date fair value for a PSU award is not determined until the fiscal year in which the performance metrics are established. The performance metrics are annually determined by the WDC Compensation and Talent Committee for each of fiscal years 2024, 2025 and 2026. Accordingly, only the grant date fair value for the portion attributable to fiscal 2024 annual targets is reflected.

(4)	Represents an annual LTI RSU award granted to Mr. Goeckeler, which is scheduled to vest with respect to 25% on the first anniversary of the grant date and 6.25% quarterly thereafter for three years.

Description of Sandisk Compensation Arrangements for Named Executive Officer

Non-Equity Incentive Plan Compensation and Awards

In connection with the spin-off, the Sandisk Board of Directors adopted our Executive Short-Term Incentive Plan (the “Sandisk STI Plan”). Our named executive officer is eligible to receive cash incentive awards on an annual basis under the Sandisk STI Plan (as described below), which generally mirrors the WDC STI Plan, except as otherwise determined by the Sandisk Compensation and Talent Committee.

Sandisk Executive Short-Term Incentive Plan

The purpose of the Sandisk STI Plan is to promote the success of Sandisk by (i) compensating and rewarding participating executives with incentive awards for the achievement of performance goals, (ii) motivating such executives by giving them opportunities to receive incentive awards directly related to performance, and (iii) retaining executives by offering them an opportunity to share in the Company’s success.

Administration

The Sandisk STI Plan is administered by the Sandisk Compensation and Talent Committee.

Incentive Awards

As the administrator, the Sandisk Compensation and Talent Committee has the sole discretion to determine the performance goals and criteria for each award under the Sandisk STI Plan. The Sandisk Compensation and Talent Committee establishes the formula to be used to determine any incentive award payable under the Sandisk STI Plan, and whether all or any portion of the amount so calculated will be paid, subject in all cases to the terms, conditions and limits of the plan.

Any incentive award earned and payable in accordance with the plan will be paid in cash (subject to tax withholding) as soon as reasonably practicable following the determination of such incentive award amount, but in no event later than (a) March 15 of the calendar year following the calendar year in which the applicable performance period ends, or (b) if later, the last day of the period ending on the 15th day of the third month following the end of the Company’s fiscal year in which the applicable performance period ends.

Adjustments

The Sandisk Compensation and Talent Committee has sole discretion to adjust the performance measures, performance goals, relative weights of the measures and other provisions of then-outstanding awards under the Sandisk STI Plan to reflect items related to, among other things, a change in accounting principle, acquisitions, disposal of a business, discontinued operations and other events or changes in applicable law or business conditions.

Corporate Transactions

The Sandisk Compensation and Talent Committee has discretion to settle or terminate, as the Sandisk Compensation and Talent Committee may determine in its sole discretion and (in the case of a settlement) in such amount (if any) as the Sandisk Compensation and Talent Committee may determine to be appropriate in its sole discretion, any award granted under the Sandisk STI Plan in connection with any merger, reorganization or other corporation transaction.

Clawback Provisions

All awards and any incentive award paid under the Sandisk STI Plan are subject to the provisions of any clawback or similar policy implemented by the Company from time to time, including, without limitation, any clawback or similar policy adopted to comply with the requirements of applicable law, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such clawback.

Equity-Based Awards

Each RSU and PSU award reported in the “Fiscal 2024 Grants of Plan-Based Awards Table” was granted by the WDC Compensation and Talent Committee under, was subject to, the terms of the WDC 2021 Long-Term Incentive Plan, and in connection with the separation, assumed by the Sandisk 2025 Long-Term Incentive Plan.

Our named executive officer is not entitled to voting rights with respect to their Sandisk stock units (PSUs and RSUs). However, if Sandisk pays an ordinary cash dividend on Sandisk’s outstanding shares of common stock, the named executive officer will have the right to receive a dividend equivalent with respect to any unpaid stock unit (whether vested or not) held as of the record date for the dividend payment, which will not be payable until the award vests.

Information regarding the vesting acceleration provisions applicable to equity awards granted to Mr. Goeckeler under the WDC CIC Severance Plan and the WDC Executive Severance Plan is included in the section entitled “Potential Payments upon Termination or Change in Control” below. The Sandisk CIC Severance Plan and the Sandisk Executive Severance Plan, each as defined below and adopted by Sandisk in connection with the separation, generally mirror WDC’s change in control severance plan.

The LTI awards held by our employees, including Mr. Goeckeler and our Chief Financial Officer, that are converted into Sandisk LTI awards were assumed under the 2025 LTIP (defined below).

Sandisk 2025 Long-Term Incentive Plan

In connection with the spin-off, our Board adopted, and WDC as our then-sole stockholder approved, our 2025 Long-Term Incentive Plan (the “2025 LTIP”), which became effective upon the consummation of the spin-off. The following summary is qualified in its entirety by the full text of the 2025 LTIP, which is included as Exhibit 10.24 to the registration statement on Form S-1 of which this prospectus forms a part.

Purpose

The 2025 LTIP, through the granting of awards, is intended to help Sandisk secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of our company and any affiliate and provide a means by which the eligible award recipients may benefit from increases in the value of our common stock.

Administration

Our Board has the authority to administer the 2025 LTIP, including the powers to: (i) determine who will be granted awards and what type of award, when and how each award will be granted, the provisions of each award (which need not be identical), the number of shares or cash value subject to an award and the fair market value applicable to an award; (ii) construe and interpret the 2025 LTIP and awards granted thereunder and establish, amend and revoke rules and regulations for administration of the 2025 LTIP and awards, including the ability to correct any defect, omission or inconsistency in the 2025 LTIP or any award document; (iii) settle all controversies regarding the 2025 LTIP and awards granted thereunder; (iv) accelerate or extend, in whole or in part, the time during which an award may be exercised or vested or at which cash or shares may be issued; (v) amend or terminate the 2025 LTIP; (vi) submit any amendment to the 2025 LTIP for stockholder approval; (vii) approve forms of award documents for use under the 2025 LTIP and amend the terms of any one or more outstanding awards; (viii) generally exercise such powers and perform such acts as our Board may deem necessary or expedient to promote the best interests of our company and that are not in conflict with the provisions of the 2025 LTIP or any award documents; and (ix) adopt procedures and sub-plans as are necessary or appropriate.

Subject to the provisions of the 2025 LTIP, our Board may delegate all or some of the administration of the 2025 LTIP to a committee of one or more directors and may delegate to one or more officers the authority to designate employees who are not officers to be recipients of options and stock appreciation rights (and, to the extent permitted by applicable law, other stock awards) and, to the extent permitted by applicable law, to determine the terms of such awards and the number of shares of common stock to be subject to such stock awards granted to such employees. Unless otherwise provided by our Board, delegation of authority by our Board to a committee or an officer will not limit the authority of our Board. All determinations, interpretations and constructions made by our Board (or another authorized committee or officer exercising powers delegated by our Board) in good faith will be final, binding and conclusive on all persons.

No Repricing

Neither an option nor a stock appreciation right may be modified to reduce the exercise price thereof nor may a new option, stock appreciation right or other award at a lower price be substituted or exchanged for a surrendered option or stock appreciation right (other than certain capitalization adjustments or substitutions in accordance with the 2025 LTIP), unless such action is approved by our stockholders.

Eligibility

Persons eligible to receive awards under the 2025 LTIP include officers and employees of our company or any of our subsidiaries, members of our Board and certain consultants and advisors.

Aggregate Share Limit

The maximum number of shares of our common stock that may be issued or transferred pursuant to awards under the 2025 LTIP is 17,383,590 (the “Share Reserve”), which does not include the additional number of shares that reflect the converted WDC equity awards, subject to adjustment as set forth in the 2025 LTIP.

Additional Share Limits

The following other limits are also contained in the 2025 LTIP. These limits are in addition to, and not in lieu of, the share limit for the 2025 LTIP described above.

•

The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the 2025 LTIP is equal to 5 million shares annually and no individual may receive more than 1 million shares.

•	The value of the shares subject to awards granted under the 2025 LTIP, together with any cash compensation awarded to any one non-employee director in any one “grant year” may not exceed $900,000.

This limit would not apply as to any award granted to an individual for services in a capacity other than as a non-employee director, even if such individual is, was or becomes a non-employee director.

To the extent that an award granted under the 2025 LTIP is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2025 LTIP. In the event that shares are delivered in respect of a dividend equivalent right granted under the 2025 LTIP, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2025 LTIP. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise relates shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. Shares that are subject to or underlying awards granted under the 2025 LTIP that are not paid or delivered (whether due to expiration, cancellation, termination, forfeiture, failure to vest or any other reason) will again be available for subsequent awards under the 2025 LTIP. In addition, the 2025 LTIP generally provides that shares issued in connection with awards that are granted by or become obligations of our company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2025 LTIP.

Shares that are reacquired or withheld by us as full or partial payment in connection with a full-value award under the 2025 LTIP, as well as shares reacquired or withheld by us to satisfy the tax withholding obligations related to a full-value award under the 2025 LTIP, will not count against the share limit of and will be available for new award grants under the 2025 LTIP. Shares that are reacquired or withheld by us in connection with the exercise of stock options, the settlement of stock appreciation rights or the payment of required withholding taxes on stock options or stock appreciation rights are not, however, available for new award grants.

Types of Awards

The 2025 LTIP authorizes stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock awards, cash awards and other stock-based awards. The 2025 LTIP retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

Minimum Vesting Requirements

Except pursuant to any required accelerated vesting in connection with a change in control event or in connection with retirement, death or disability, or as described below, the 2025 LTIP provides that each award granted under the 2025 LTIP will be subject to a minimum vesting period of one year. Awards may, however, be granted under the 2025 LTIP with minimum vesting requirements of less than one year, or no vesting requirements, provided that the total number of shares of our common stock subject to such awards will not exceed 5% of the aggregate share limit. This minimum vesting requirement under the 2025 LTIP does not limit or restrict the administrator’s discretion to accelerate or provide for the acceleration of vesting of any award in any circumstances it determines to be appropriate.

Deferrals

The administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Change in Control

Unless provided otherwise in an award agreement or other agreement between a participant and Sandisk or a subsidiary or expressly provided by our Board at the time of grant, then in the event of a change in control, our Board will take one or more of the following actions with respect to each outstanding award, contingent upon the closing or completion of the change in control:

•

Arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the award or to substitute a similar stock award for the award (including, but not limited to, an award to acquire the same consideration per share paid to our stockholders pursuant to the change in control)

•

Arrange for the assignment of any reacquisition or repurchase rights held by our company in respect of common stock issued pursuant to the award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company)

•

Accelerate the vesting, in whole or in part, of the award (and, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such change in control as determined by our Board, with such award terminating if not exercised (if applicable) at or prior to the effective time of the change in control, and with such accelerated vesting (and if applicable, such exercise) reversed if the change in control does not become effective

•	Arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by our company with respect to the award

•

Cancel or arrange for the cancellation of the award, to the extent not vested or not exercised prior to the effective time of the change in control, in exchange for such cash consideration, if any, as our Board, in its reasonable determination, may consider appropriate as an approximation of the value of the canceled award

•

Cancel or arrange for the cancellation of the award, to the extent not vested or not exercised prior to the effective time of the change in control, in exchange for a payment equal to the excess, if any, of (A) the value in the change in control of the property the participant would have received upon the exercise of the award immediately prior to the effective time of the change in control, over (B) any exercise price payable by such holder in connection with such exercise

Our Board need not take the same action or actions with respect to all awards or portions thereof or with respect to all participants and may take different actions with respect to the vested and unvested portions of an award.

In the absence of any affirmative determination by our Board at the time of a change in control, each outstanding award will be assumed or an equivalent award will be substituted by such applicable successor corporation, unless the successor corporation does not agree to assume the award or to substitute an equivalent award, in which case the vesting of such award will accelerate in its entirety (along with, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such change in control as our Board will determine (or, if our Board does not determine such a date, to the date that is five days prior to the effective date of the change in control), with such award terminating if not exercised (if applicable) at or prior to the effective time of the change in control, and with such exercise reversed if the change in control does not become effective. However, the holder of a stock option or stock appreciation right will be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested stock options and stock appreciation rights (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

Transfer Restrictions

Subject to certain exceptions contained in the 2025 LTIP, awards generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. In addition, the 2025 LTIP provides that an award of restricted stock may not be transferred to any financial institution without prior stockholder approval.

Adjustments

Each share limit and the number and kind of shares available under the 2025 LTIP and any outstanding awards, as well as the exercise or purchase prices of awards, are subject to adjustment in the event of certain corporate events. These events include reclassifications, recapitalizations, stock splits (including a stock split in the form of a stock dividend) or reverse stock splits, mergers, combinations, consolidations, other reorganization, spin-off, split-up, similar extraordinary dividend distribution in respect of our common stock, exchange of common stock or other securities of our company, or other similar, unusual or extraordinary corporate events in respect of our common stock.

Termination of or Changes to the 2025 LTIP

Our Board may amend or terminate the 2025 LTIP at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by our Board. No awards will be granted after the tenth anniversary of the 2025 LTIP’s initial effective date. Outstanding awards, as well as the administrator’s authority with respect thereto, generally will continue following the expiration or termination of the 2025 LTIP.

Specific Benefits under the 2025 LTIP

We have not approved any awards under the 2025 LTIP, other than the assumed awards as described above. The number and type of awards that we may grant in the future under the 2025 LTIP is not determinable.

We will grant RSUs under the 2025 LTIP to each of our non-employee directors immediately following the first Annual Meeting. These annual grants will be made under our Non-Employee Director Restricted Stock Unit Grant Program (as further described below in the section titled “Non-Employee Director Equity Awards”) and determined based on the closing price of our common stock on the Nasdaq Stock Market on the grant date. The actual number of shares that we may issue to our non-employee directors under our Non-Employee Director Restricted Stock Unit Grant Program depends on, among other future variables, the number of our non-employee directors from time to time, when a non-employee director serves as Chair of the Board or Lead Independent

Director, the price of our common stock on the applicable grant date that is used to convert the applicable grant-date value into a number of shares, and whether our Board changes the applicable grant date values or other aspects of our non-employee director compensation program in the future.

Sandisk 2025 Employee Stock Purchase Plan

In connection with the spin-off, our Board adopted, and WDC as our then-sole stockholder approved, our 2025 Employee Stock Purchase Plan (the “2025 ESPP”), which became effective upon the consummation of the spin-off. The following summary is qualified in its entirety by the full text of the 2025 ESPP, which is included as Exhibit 10.34 to the registration statement on Form S-1 of which this prospectus forms a part.

Purpose

The purpose of the 2025 ESPP is to provide an incentive for present and future eligible employees of our company and our participating subsidiaries to acquire a proprietary interest (or increase an existing proprietary interest) in our company through the purchase of common stock.

Operation of the 2025 ESPP

The 2025 ESPP operates in a series of periods referred to as “Offering Periods.” We will establish the duration of each Offering Period in advance of that Offering Period. However, an Offering Period may not be longer than 24 months. We may provide for a new Offering Period to start before an Offering Period in progress has ended, but no one participant may participate in more than one Offering Period at the same time.

On the first day of each Offering Period (referred to as the “Enrollment Date”), each eligible employee who has timely filed a valid election to participate in the 2025 ESPP for that Offering Period is granted an option to purchase shares of our common stock. Participants may designate in their election the percentage of their compensation to be withheld from their pay during that Offering Period for the purchase of stock under the 2025 ESPP. Participants’ contributions under the 2025 ESPP are credited to a bookkeeping account in their name. Participants generally may elect to terminate their contributions to the 2025 ESPP at any time during an Offering Period. Participants also generally may elect to increase or decrease the rate of their contributions to the 2025 ESPP up to four times in a calendar year. Amounts contributed to the 2025 ESPP constitute general corporate assets of our company and may be used for any corporate purpose.

An Offering Period may consist of one or more periods referred to as “Exercise Periods.” The last day of each Exercise Period is referred to as an “Exercise Date.” Each option granted under the 2025 ESPP for an Offering Period is automatically exercised on each Exercise Date that occurs within that Offering Period. The number of shares acquired by participants upon exercise of their option is determined by dividing the participant’s account balance under the 2025 ESPP as of the Exercise Date by the Exercise Price for that Offering Period. We establish the methodology for setting the Exercise Price in an Offering Period in advance of that Offering Period. The administrator of the 2025 ESPP may set the Exercise Price at any price, except that in no event may the Exercise Price be lower than the lesser of (i) 85% of the fair market value of a share of our common stock on the applicable Enrollment Date, or (ii) 85% of the fair market value of a share of our common stock on the applicable Exercise Date. Participant accounts are reduced upon exercise of their options by the amount used to pay the Exercise Price of the shares acquired by the participant. No interest is paid to any participant or credited to any account under the 2025 ESPP.

Eligibility

Only certain employees are eligible to participate in the 2025 ESPP. To be eligible to participate in an Offering Period, on the Enrollment Date of that period an individual must:

•	be employed by our company or one of our subsidiaries that has been designated as a participating subsidiary; and

•	be customarily employed for more than twenty hours per week and more than five months in a calendar year.

An employee who is a citizen or resident of a foreign jurisdiction to whom the grant of an option under the 2025 ESPP would be prohibited under the laws of such foreign jurisdiction, or compliance with the laws of such foreign jurisdiction would cause the 2025 ESPP to violate the requirements of Section 423 of the Internal Revenue Code, would not be eligible to participate in the 2025 ESPP. Section 16 officers are also not eligible to participate in the 2025 ESPP.

Limits on Authorized Shares; Limits on Contributions

A total of 4,345,891 shares are available for issuance under the 2025 ESPP.

Participation in the 2025 ESPP is also subject to the following limits:

•	Participants cannot contribute more than 10% of their compensation to the purchase of stock under the 2025 ESPP in any one payroll period.

•

Participants cannot be granted an option under the 2025 ESPP for an offering period with respect to a number of shares of our common stock that exceeds five times the number of shares determined by dividing (i) $40,000 by (ii) the fair market value of a share of our common stock on the Enrollment Date multiplied by 85% (or the applicable percentage used to calculate the Exercise Price for that offering period).

•

Participants cannot purchase more than $25,000 of stock (valued at the start of the applicable Offering Period and without giving effect to any discount reflected in the purchase price for the stock) under the 2025 ESPP for each calendar year in which such option is outstanding.

•

Participants will not be granted an option under the 2025 ESPP if it would cause the participant to own stock and/or hold outstanding options to purchase stock representing 5% or more of the total combined voting power or value of all classes of stock of our company or one of our subsidiaries or to the extent it would exceed certain other limits under the Internal Revenue Code.

Our company has the flexibility to change the 10% contribution limit referred to above and the maximum limit on the number of shares that may be acquired by any individual during an Offering Period or Exercise Period under the 2025 ESPP referred to above from time to time without stockholder approval. However, we cannot increase the aggregate number of shares available for delivery under the 2025 ESPP without stockholder approval, other than to reflect stock splits and similar adjustments as described below. The $25,000 and the 5% ownership limitations referred to above are required under the Internal Revenue Code.

Adjustments

The number and kind of shares available under the 2025 ESPP, as well as purchase prices and share limits under the 2025 ESPP, are subject to adjustment in the case of certain corporate events. These events include reclassifications, recapitalizations, stock splits (including a stock split in the form of a stock dividend) or reverse stock split, mergers, combinations, consolidations, other reorganization, spin-off, split-up, similar extraordinary dividend distribution in respect of our common stock, exchange of common stock or other securities of our company, or other similar, unusual or extraordinary corporate events in respect of our common stock.

Termination of Participation

A participant’s election to participate in the 2025 ESPP will generally continue in effect for all Offering Periods until the participant files a new election that takes effect or the participant ceases to participate in the 2025 ESPP. A participant’s participation in the 2025 ESPP generally will terminate if, prior to the applicable Exercise Date, the participant ceases to be employed by our company or one of our participating subsidiaries or the participant is no longer scheduled to work more than twenty hours per week or more than five months in a calendar year. If a participant’s participation in the 2025 ESPP terminates during an Offering Period for any of the reasons discussed in the preceding paragraph, he or she will no longer be permitted to make contributions to the 2025 ESPP for that Offering Period and, subject to limited exceptions, his or her option for that Offering Period will automatically terminate and his or her account balance will be paid to him or her in cash without interest. However, a participant’s termination from participation will not have any effect upon his or her ability to participate in any succeeding Offering Period, provided that the applicable eligibility and participation requirements are again then met.

Transfer Restrictions

Participants rights with respect to options or the purchase of shares under the 2025 ESPP, as well as contributions credited to their accounts, may not be transferred, assigned, pledged or otherwise disposed of in any way except by will or the laws of descent and distribution.

Administration

The 2025 ESPP is administered by our Board or by a committee appointed by our Board. Our Board has appointed the Sandisk Compensation and Talent Committee as the administrator of the 2025 ESPP. The administrator has full power and discretion to adopt, amend or rescind any rules and regulations for carrying out the 2025 ESPP, to determine which (if any) of our company’s subsidiaries may be participating subsidiaries whose employees may participate in the 2025 ESPP, and to construe and interpret the 2025 ESPP. The administrator also may adopt rules, procedures or sub-plans applicable to particular subsidiaries or locations (for example and without limitation, as to participants employed in a particular jurisdiction outside of the U.S. who are subject to other applicable laws and regulations), which sub-plans may be designed to be outside of the scope of Section 423 of the Internal Revenue Code and need not comply with the otherwise applicable provisions of the 2025 ESPP. Decisions of the administrator with respect to the 2025 ESPP are final and binding on all persons.

No Limit on Other Plans

The 2025 ESPP does not limit the ability of our Board or any committee of our Board to grant awards or authorize any other compensation, with or without reference to our common stock, under any other plan or authority.

Amendments

Our Board generally may amend or suspend the 2025 ESPP at any time and in any manner. No amendment, suspension or termination of the 2025 ESPP may have a material adverse effect on the then-existing rights of any participant during an Exercise Period without the participant’s written consent, but our Board may amend, suspend or terminate the 2025 ESPP as to any outstanding options granted under the 2025 ESPP for an Offering Period, effective as of any Exercise Date within that Offering Period, without the consent of the participants to whom such options were granted. Stockholder approval for an amendment to the 2025 ESPP will only be required to the extent required by law or applicable stock exchange rules, or as necessary to meet the requirements of Section 423 of the Internal Revenue Code in order to preserve the intended tax consequences of the 2025 ESPP.

Termination

Our Board may terminate the 2025 ESPP at any time. The 2025 ESPP will also terminate earlier if all of the shares authorized under the 2025 ESPP have been purchased.

Specific Benefits under the 2025 ESPP

The benefits that will be received by or allocated to eligible employees under the 2025 ESPP cannot be determined at this time because whether an eligible employee will participate, and the amount of contributions set aside to purchase shares of our common stock under the 2025 ESPP (subject to the limitations discussed above) as to an eligible employee who elects to participate in the 2025 ESPP, is entirely within the discretion of each individual participant.

Sandisk Deferred Compensation Plan

Our named executive officer is eligible to participate in our deferred compensation plan, which generally mirrors the WDC Deferred Compensation Plan. Our executive officers and certain other key employees who are subject to U.S. federal income taxes are eligible to participate in our deferred compensation plan. Participants are able to elect to defer certain compensation without regard to the tax code limitations applicable to tax-qualified plans. Under the plan, each participant may elect to defer up to 80% of his or her eligible compensation that may be earned during the following year. Amounts may be deferred until a specified date, disability or death. Emergency hardship withdrawals will also be permitted under the plan.

Sandisk Executive Severance Plan

Our named executive officer is eligible to participate in our executive severance plan (the “Sandisk Executive Severance Plan”), which generally mirrors WDC’s executive severance plan.

The Sandisk Executive Severance Plan is administered by the Sandisk Compensation and Talent Committee. Each NEO has been designated by the Sandisk Compensation and Talent Committee as a “Tier 1 Executive” under the Sandisk Executive Severance Plan. An executive who participates in the Sandisk Executive Severance Plan will receive the following severance benefits in the event the Company terminates the executive’s employment without cause (other than in anticipation of, or within 12 months following, a change in control that would entitle the executive to greater benefits under the Sandisk CIC Severance Plan (as defined below)):

(i)	a lump sum payment equal to the executive’s monthly base salary multiplied by 24;

(ii)	a lump sum payment for any incentive that was earned through a prior incentive cycle but has not yet been paid;

(iii)

a lump sum payment equal to a pro-rata portion of the executive’s incentive opportunity for the incentive cycle in which the executive’s date of termination occurs (determined based on the number of days in the applicable incentive cycle during which the executive was employed and assuming 100% of the performance goals are achieved regardless of performance);

(iv)	for RSUs, accelerated vesting of a prorated number of RSUs;

(v)

for PSUs, a pro-rata portion of the target number of PSUs subject to the award will remain outstanding and eligible to vest, if at all, based on actual achievement of the performance goals over the performance period;

(vi)	outplacement services provided by a vendor chosen by the Company and at the Company’s expense for 12 months following the executive’s termination of employment; and

(vii)

a lump sum payment equal to the applicable COBRA premium rate for Company-provided medical, dental and/or vision coverage existing as of the executive’s termination date multiplied by 18 months, payable in a lump sum cash payment.

Payment of severance benefits under the Sandisk Executive Severance Plan is conditioned upon the executive’s execution of a valid and effective release of claims. In addition, no executive is entitled to a duplication of benefits under the Sandisk Executive Severance Plan and any other severance plan, including the Sandisk CIC Severance Plan (as defined below).

Sandisk Change in Control Severance Plan

Our named executive officer is eligible to participate in the Sandisk CIC Severance Plan, which generally mirrors WDC’s change in control severance plan, unless otherwise determined by the Sandisk Board of Directors.

The Sandisk CIC Severance Plan provides the following benefits upon a termination of employment by the Company or by the executive for good reason, in either case, within 12 months following a change in control or within 6 months prior to a change in control (such 18-month period, the “change in control period”):

(i)

a lump sum payment equal to two times the sum of (A) the participant’s annual base compensation plus (B) the target incentive opportunity under the incentive program under which the participant participates for the incentive cycle in which the date of termination occurs, plus (C) the participant’s annual car allowance (in each case, based on the rates as in effect immediately prior to the change in control or as in effect on the date of notice of termination of the executive’s employment, whichever is higher);

(ii)	a payment for any incentive that was earned through a prior incentive cycle but has not yet been paid;

(iii)	100% vesting of any unvested outstanding time-based equity awards;

(iv)

with respect to any PSU for which the applicable performance period has not ended as of the date of the participant’s termination of employment or the change in control (whichever occurs later), the number of shares of common stock of the Company that vest will be equal to the greater of: (x) the target number of shares of common stock of the Company subject to the award; or (y) the number of shares of common stock of the Company subject to that award that would vest based on the treatment set forth in the definitive agreement providing for the change in control with PSUs vesting at the target level of performance (or such greater level as provided in the definitive agreement providing for the change in control). Any credited dividend equivalent rights will also become proportionally vested;

(v)

with respect to any such award for which the applicable performance period has ended as of the date of the participant’s termination of employment or the change in control (whichever occurs later), vesting will be based on the actual achievement of the applicable performance goal(s); and

(vi)

a lump sum payment equal to the applicable COBRA premium payments (as reasonably determined by the Sandisk Compensation and Talent Committee) that would be payable by the participant to continue the participant’s company-provided medical, dental and/or vision coverage existing as of the participant’s termination date for a period of 24 months following such participant’s termination of employment. For purposes of clarity, such cash payment will be made regardless of whether the participant actually elects coverage under COBRA and will be determined as of the participant’s termination of employment and not impacted by, or adjusted for, events occurring after such date (including, without limitation, changes in coverage or premiums).

Any health and welfare benefits will be reduced to the extent of the receipt of substantially equivalent coverage by the executive from any successor employer. The Board or the Sandisk Compensation and Talent Committee may amend, suspend and/or terminate the Sandisk CIC Severance Plan at any time in its discretion, except during a change in control period or with respect to a participant who is already entitled to payment under the Sandisk CIC Severance Plan.

Commencing on the date a change in control occurs and for 12 months thereafter (or for such shorter period of time as the participant remains employed following such change in control), the Sandisk CIC Severance Plan provides that executives will receive the following from the Company upon a change in control and for so long as they are employed thereafter: (i) a salary that is at least equal to the salary provided prior to the change in control; (ii) participation in and benefits under employee benefit plans or arrangements made available to executives of the Company generally; and (iii) reimbursement for all reasonable travel or other business expenses.

If the payments and benefits provided to an executive constitutes “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and are subject to the excise tax imposed by section 4999 of the

Internal Revenue Code (the “Excise Tax”), then the payments and benefits will be either (i) reduced (but not below zero) so that the present value of such total payments and benefits will be $1.00 less than three times the executive’s “base amount” (within the meaning of Section 280G of the Internal Revenue Code) and no portion will be subject to the Excise Tax or (ii) paid in full, whichever produces the better net after-tax position to the executive (taking into account any applicable Excise Tax and any other applicable taxes).

Offer Letters

Luis Felipe Visoso

WDC entered into an offer letter with Mr. Visoso, dated July 1, 2024, to serve as its Executive Vice President and Chief Administrative Officer. The offer letter provided for Mr. Visoso’s employment with WDC to transfer to Sandisk and for Mr. Visoso to serve as Chief Financial Officer of Sandisk following the spin-off. The offer letter provides for at-will employment. The offer letter provides that Mr. Visoso’s initial base salary is $825,000 and that during his employment with WDC, he was eligible to participate in the WDC Executive Short-Term Incentive Plan, with an individual target award of 150% of his eligible wages earned during the performance period.

In addition to a sign-on RSU award with a target value of $20,000,000 that vests with respect to one half of the award on each of the first two anniversaries of the date of grant, Mr. Visoso was also eligible to receive a fiscal 2025 award under the WDC 2021 Long-Term Incentive Plan with a target value of $10,000,000 consisting of 100% RSUs (the “2025 LTI Award”). The target value of Mr. Visoso’s annual LTI award in future fiscal years will be $9,000,000, consisting of a combination of performance and time-vested awards. The offer letter further provides that if Mr. Visoso’s employment with Sandisk terminates without “cause” (as defined in the Sandisk CIC Severance Plan (as defined below)), any then-unvested portion of the sign-on RSU award and 2025 LTI Award will vest pro-rata based on his service.

The offer letter additionally provides that Mr. Visoso is eligible to receive a sign-on cash award of $7,150,000, with $4,000,000 payable within 30 days of his start date and $3,150,000 payable within 30 days of the six-month anniversary of his start date. The offer letter provides that if Mr. Visoso’s employment with Sandisk terminates prior to the second anniversary of his start date, any portion of the sign-on cash award received prior to such termination will be subject to repayment, and Mr. Visoso will forfeit any unpaid portion of such award. The offer letter further provides that notwithstanding the foregoing, Mr. Visoso will not be required to repay the sign-on cash award if his employment is terminated without “cause” (as defined in the Sandisk Executive Severance Plan) and he provides a satisfactory release of claims to Sandisk.

The offer letter provides that as a condition of his employment, Mr. Visoso is required to sign an Employee Inventions and Confidentiality Agreement governing inventions, proprietary information and such other subject matter, which we consider vital to protect our operations.

The offer letter further provides that Mr. Visoso is eligible to participate in the Sandisk 401(k) Plan and other employee benefits, including additional benefits provided exclusively to executives of his level, such as Financial Counseling Reimbursement and company paid life insurance up to $1,000,000 (which may require evidence of insurability).

Employee Benefit Plans

We have adopted various employee benefit plans that mirror the WDC 401(k) Plan and other employee benefit plans and programs, including additional benefits provided exclusively to senior executives as described in our named executive officers’ offer letters.

Outstanding Equity Awards at Fiscal 2024 Year-End Table

The following table presents information regarding stock options and stock awards (and corresponding dividend equivalents) held by Mr. Goeckeler as of June 28, 2024. The amount shown for the market value of the stock awards is based on the closing price of WDC’s common stock on June 28, 2024 ($75.77).

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David V. Goeckeler	9/3/2020	—	—	—	—	31,821	(1)	2,411,077	—		—
	8/27/2021	—	—	—	—	29,646	(2)	2,246,277	—		—
		—	—	—	—	169,353	(3)	12,831,877	—		—
	8/25/2022	—	—	—	—	70,797	(2)	5,364,289	188,797	(4)	14,305,149
	8/25/2023	—	—	—	—	151,937	(2)	11,512,266	501,389	(5)	37,990,245

(1)	These RSU awards are scheduled to vest in substantially equal annual installments over four years.
(2)

This RSU award is scheduled to vest 25% of the underlying shares on the first anniversary of the grant date, and an additional 6.25% of the underlying shares at the end of each three-month period thereafter until the award is fully vested on the fourth anniversary of the grant date.

(3)	Reflects the portion of a PSU award that has been credited based on achievement of the performance goals but remained subject to a service requirement through August 27, 2024.
(4)

Reflects a PSU award granted by WDC. The numbers above reflect payment at target level, which is 100% of the target number of stock units of the full award, based on the trending performance as of the end of fiscal 2024. Because the performance metrics for fiscal 2025 was not set as of the end of fiscal 2024, the numbers above reflect the trending performance based solely on achievement of the fiscal 2023 and 2024 targets. In connection with the separation, this award was converted to time-based Sandisk RSUs, assumed under the Sandisk 2025 Long-Term Incentive Plan and is no longer subject to performance-based vesting conditions. This award is scheduled to vest on August 20, 2025.

(5)

Reflects a PSU award granted by WDC. The numbers above reflect payment at maximum performance, which is 220% of the target number of stock units of the full award, based on the trending performance as of the end of fiscal 2024. Because the performance metrics for fiscal 2025 and 2026 were not set during fiscal 2024, the numbers above reflect the trending performance based solely on achievement of the fiscal 2024 targets. In connection with the separation, this award was converted to time-based Sandisk RSUs, assumed under the Sandisk 2025 Long-Term Incentive Plan and is no longer subject to performance-based vesting conditions. This award is scheduled to vest on August 25, 2026.

Fiscal 2024 Option Exercises and Stock Vested Table

The following table presents information regarding the amount realized upon the exercise of stock options and the vesting of stock unit awards for Mr. Goeckeler during fiscal 2024. There were no stock option award exercises in fiscal 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David V. Goeckeler	272,326	15,062,728

(1)

The value realized on the vesting of stock awards (and corresponding dividend equivalents) is based on the closing price of WDC’s common stock on the applicable vesting date (or, for PSUs, the applicable payment date) of the awards.

Fiscal 2024 Non-Qualified Deferred Compensation

WDC permits its named executive officers and other key employees to elect to receive a portion of their compensation reported in the “Fiscal 2024 Summary Compensation Table” on a deferred basis under the WDC Deferred Compensation Plan. Under the plan, each participant may elect to defer up to 80% of his or her eligible compensation that may be earned during the following year. Amounts may be deferred until a specified date, retirement, disability or death. Emergency hardship withdrawals are also permitted under the plan. In connection with the separation, Sandisk has also adopted a Deferred Compensation Plan, which generally mirrors the terms of the WDC Deferred Compensation Plan. No amounts were contributed by Mr. Goeckeler to, and Mr. Goeckeler had no investment earnings, distributions or balance under, the WDC Deferred Compensation Plan during 2024.

Potential Payments upon Termination or Change in Control

Change in Control—Termination without Cause or For Good Reason

As discussed above, our named executive officers may be entitled to severance benefits under the Sandisk CIC Severance Plan which generally mirrors WDC’s change in control severance plan (the “WDC CIC Severance Plan”). Under the WDC CIC Severance Plan, the severance benefits are payable if WDC terminates the named executive officer’s employment without “cause” or the named executive officer voluntarily terminates employment for “good reason” within 12 months after a change in control.

For these purposes:

•

“Change in control” generally means an acquisition by any person or group of more than one-third of WDC stock, certain majority changes in its Board of Directors over a period of not more than two years, mergers and similar transactions that result in a 50% or greater change in its ownership, and certain liquidations and dissolutions of WDC

•

“Cause” generally means the commission of certain crimes by the executive officer, the executive officer’s willful engagement in fraud or dishonest conduct, refusal or failure to perform certain duties, breach of fiduciary duty or breach of certain other violations of WDC policy

•

“Good reason” generally means a material diminution in the executive officer’s authority, duties or responsibilities, a material diminution in the executive officer’s base compensation, certain relocations of the executive’s employment or a material breach by WDC (or its successor) with respect to its obligations under the WDC CIC Severance Plan

Under the WDC CIC Severance Plan, the severance benefits for named executive officers generally consist of the following as a “Tier 1” participant:

•

A lump sum payment equal to two times the sum of the executive officer’s annual base compensation plus the target STI as in effect immediately prior to the change in control or as in effect on the date of notice of termination of the executive officer’s employment with us, whichever is higher, plus any earned but not yet paid STI payments in respect of completed performance periods

•

100% vesting of any unvested outstanding equity awards granted to the executive officer by us, with any performance-based equity awards as to which the applicable performance period has not ended becoming vested at the target level (or, if more favorable, as otherwise provided in the agreement providing for a change in control)

•	A lump sum payment equal to the applicable COBRA premium payments for a period of 24 months following the executive officer’s termination

Involuntary Termination without Cause—No Change in Control

As discussed above, our named executive officers may be entitled to severance benefits under the Sandisk Executive Severance Plan which generally mirrors WDC’s executive severance plan (the “WDC Executive Severance Plan”). The WDC Executive Severance Plan provides the following severance benefits to its named executive officers as Tier 1 participants in the event their employment is terminated without “cause” (generally as defined above).

•	A lump sum cash payment of the executive officer’s monthly base salary multiplied by 24 months

•

Any earned but not yet paid STI payments in respect of completed performance periods and a pro rata STI payment based on the number of days in the applicable performance period during which the executive officer was employed at target performance

•	For PSU awards, a prorated portion of the PSUs subject to the award will remain outstanding and vest, if at all, based on actual achievement of the performance goals over the entire performance period

•	For RSU awards, acceleration of vesting of a prorated amount of RSUs

•	Outplacement services at our expense for 12 months following the executive officer’s termination of employment

•	A lump sum payment equal to the applicable COBRA premium payments for a period of 18 months following the executive officer’s termination

Payment of severance benefits under the WDC CIC Severance Plan and the WDC Executive Severance Plan is conditioned upon the executive officer’s execution of a valid and effective release of claims. In addition, no executive officer is entitled to a duplication of benefits under the WDC Executive Severance Plan and any other severance plan, including the WDC CIC Severance Plan.

Qualified Retirement

In the event a WDC executive officer meets certain retirement criteria, a pro rata portion of the target number of PSUs will remain outstanding and eligible to vest based on actual achievement of the performance goals over the performance period. There is no corresponding benefit for RSUs upon a qualified retirement.

To be eligible for retirement, the executive officer must have five years of credited service with WDC and must also be at least age 55 at the time of retirement and his or her age plus total years of credited service must be at least 70.

Death

In the event of a WDC executive officer’s death, the vesting of a pro rata portion of the RSUs will accelerate and a pro rata portion of the target number of PSUs will remain outstanding and eligible to vest based on actual achievement of the performance goals over the performance period. For RSUs, beginning with WDC’s fiscal 2025 annual grant, 50% of the outstanding RSUs will accelerate upon an executive officer’s death. The executive officer would also be eligible for a pro rata STI payout based on the number of days in the applicable performance period during which the executive officer was employed, subject to actual corporate performance and no individual modification.

Termination for Cause/Misconduct

In the event a WDC executive officer’s employment is terminated for cause due to, among other reasons, the WDC executive officer’s misconduct or violation of company policy, the WDC executive officer will forfeit all outstanding incentives, including unearned or unvested LTI and STI awards. In addition, the WDC executive officer would not be eligible for severance benefits.

Calculation of Potential Payments upon Termination or Change in Control

The table below presents WDC’s estimate of the benefits payable to Mr. Goeckeler, under the arrangements described above based on the following assumptions:

•	Qualifying termination of employment and/or change in control occurred on June 28, 2024

•	The price per share of WDC common stock is equal to the closing price of WDC’s common stock on June 28, 2024 ($75.77), the last trading day in fiscal 2024

•	In the case of a change in control, WDC does not survive the change in control, and all outstanding incentive awards are cashed out and terminated in the transaction

•

Not included in the table below are payments Mr. Goeckeler earned or accrued prior to termination, such as the balances under the WDC Deferred Compensation Plan and previously vested equity and non-equity incentive awards, which are more fully described and quantified in the tables and narratives above

Compensation Element

Name	Compensation Element	Change in Control-No Termination (Awards Not Assumed) ($)(1)	Change in Control- With Termination Without Cause or For Good Reason ($)	Involuntary Termination Without Cause-No Change in Control ($)(2)	Qualified Retirement ($)(3)	Death ($)(2)
David V. Goeckeler	Cash Severance	—	6,875,000	4,687,500	—	—
	RSU Acceleration(4)	21,533,910	21,533,910	4,797,945	—	4,797,945
	PSU Acceleration(5)	42,356,642	42,356,642	26,039,355	—	26,039,355
	Continuation of Benefits(6)	—	50,499	33,887	—	—
	Value of Outplacement Services	—	—	3,200	—	—
	TOTAL	63,890,552	70,816,051	35,561,887	—	30,837,300

(1)

Mr. Goeckeler’s equity awards will not automatically vest because a change in control event occurs. The amounts shown represent the estimated value of the acceleration of outstanding equity incentive compensation under WDC’s incentive compensation plans in connection with a change in control as if it occurred on June 28, 2024 (regardless of whether a termination of employment also occurs) assuming that the awards were to be terminated in connection with the change in control and the WDC Compensation and Talent Committee had not provided for the assumption, substitution or other continuation of the awards.

(2)	For the PSU awards, where applicable, the amounts are prorated and assume achievement at 100% of the target level of performance for the performance period or, if applicable, the credited amount.
(3)	As of June 28, 2024, Mr. Goeckeler did not meet the requirements for a “qualified retiree” with respect to PSUs.
(4)

The amounts shown are based on the intrinsic value of the portion of the RSU award that would have accelerated as of June 28, 2024. These intrinsic values were based on the closing price of WDC’s common stock on June 28, 2024 ($75.77).

(5)

The amounts shown represent the target number of PSUs subject to the award that would have remained outstanding and eligible to vest in connection with the termination event and are based on the intrinsic value of those stock units as of June 28, 2024. These intrinsic values were calculated by multiplying (i) the closing price of WDC’s common stock on June 28, 2024 ($75.77), by (ii) the target number of PSUs or, if applicable, the credited amount, that would have remained outstanding and eligible to vest as of June 28, 2024.

(6)

For purposes of the calculation for these amounts, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the named executive officer will find other employment or discount rates for determining present value.

Reconciliation of WDC Non-GAAP Financial Measures Used for Incentive Compensation

WDC’s Compensation and Talent Committee used non-GAAP operating income as a pre-established performance goal under the STI plan for fiscal 2024 and non-GAAP diluted income per common share (which we also refer to as non-GAAP EPS) as a pre-established performance goal under the fiscal 2022-2024, fiscal 2023-2025 and fiscal 2024-2026 PSU awards. In accordance with the pre-established terms of the STI and PSU awards, these non-GAAP performance measures excluded certain material or unusual items that WDC believes are not indicative of the underlying performance of its business as detailed below. These non-GAAP measures are not an alternative for measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. These measures should be considered in addition to financial measures prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The presentation of these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors for measuring our performance and comparing it against prior periods.

Reconciliations of WDC Non-GAAP Financial Measures

The following tables present reconciliations of WDC’s GAAP operating loss to its non-GAAP operating income/ (loss) and WDC’s GAAP diluted income/(loss) per common share to its non-GAAP diluted income/(loss) per common share:

(in millions, except per share information, unaudited)	Year Ended June 28, 2024	Year Ended June 30, 2023
Revenue	$13,003	$12,318
Reconciliation of non-GAAP operating income (loss)
GAAP operating loss	$(317)	$(1,285)
Stock-based compensation expense	295	318
Amortization of acquired intangible assets	3	133
Recovery from contamination incident	(37)	—
Litigation matter	291	—
Employee termination, asset impairment and other charges	139	193
Strategic review	37	42
Business separation costs	97	—
Other	4	5

Non-GAAP operating income (loss)	$512	$(594)

	Year Ended June 28, 2024	Year Ended June 30, 2023	Year Ended July 1, 2022
Reconciliation of non-GAAP net income (loss) and earnings per share:
GAAP net income (loss)	$(798)	$(1,684)	$1,546
Stock-based compensation expense	295	318	326
Litigation matter	291	—	—
Employee termination, asset impairment and other charges	139	193	43
Business separation cost	97	—	—
Amortization of acquired intangible assets	3	133	221
Contamination related charges	—	—	207
Recovery from contamination incident	(37)	—	—
Recovery related to a power outage incident	—	—	(7)
Strategic review	37	42	—
Non-cash economic interest and Other	(57)	(8)	8
Income tax adjustments	19	(103)	301

Reconciliation of non-GAAP net income (loss) and earnings per share:
Non-GAAP net income (loss)	(11)	(1,109)	2,645
Less: cumulative dividends allocated to preferred shareholders	54	24	—

Non-GAAP net income (loss) attributable to common shareholders	$(65)	$(1,133)	$2,645
Diluted weighted average shares outstanding
GAAP	326	318	316
Non-GAAP	326	318	316
Diluted income (loss) per common share:
GAAP	$(2.61)	$(5.37)	$4.89
Non-GAAP	$(0.20)	$(3.56)	$8.37

Explanations of Adjustments to Non-GAAP Measures

As detailed above, WDC excludes the following items from its non-GAAP financial measures:

Stock-based compensation expense. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, the subjective assumptions involved in those determinations and the volatility in valuations that can be driven by market conditions outside WDC’s control, WDC believes excluding stock-based compensation expense enhances the ability of management and investors to understand and assess the underlying performance of its business over time and compare it against WDC’s peers, a majority of whom also exclude stock-based compensation expense from their non-GAAP results.

Litigation matter. WDC accrues expenses in the fiscal fourth quarter associated with a recent judgment in a patent litigation matter, which is discussed more fully in WDC’s Annual Report on Form 10-K filed with the SEC on August 20, 2024. WDC believes these charges do not reflect its operating results and that they are not indicative of the underlying performance of its business.

Employee termination, asset impairment and other charges. From time-to-time, in order to realign its operations with anticipated market demand or to achieve cost synergies from the integration of acquisitions, WDC may terminate employees and/or restructure its operations. From time-to-time, WDC may also incur charges from the impairment of intangible assets and other long-lived assets. In addition, WDC may record credits related to gains upon sale of property due to restructuring or reversals of charges recorded in prior periods. In addition, in fiscal 2024, WDC has taken actions to reduce the amount of capital invested in facilities, including the sale-leaseback of facilities. These charges or credits are inconsistent in amount and frequency, and WDC believes they are not indicative of the underlying performance of its business.

Business separation cost. WDC incurred expenses associated with this separation of its HDD and Flash business units to create two independent, public companies. WDC believes these charges do not reflect its operating results and that they are not indicative of the underlying performance of its business.

Amortization of acquired intangible assets. WDC incurs expenses from the amortization of acquired intangible assets over their economic lives. Such charges are significantly impacted by the timing and magnitude of WDC’s acquisitions and any related impairment charges.

Contamination related charges. In February 2022, a contamination of certain materials used in WDC’s manufacturing process occurred and affected production operation at the flash-based memory manufacturing facilities in Yokkaichi and Kitakami, Japan, which are operated through its joint business ventures with Kioxia. The contamination resulted in scrapped inventory and rework costs, decontamination and other costs needed to restore the facilities to normal capacity, and under absorption of overhead costs, which are expensed as incurred. These charges are inconsistent in amount and frequency, and WDC believes these charges are not part of the ongoing production operation of its business.

Recovery from contamination incident. In February 2022, a contamination of certain materials used in WDC’s manufacturing process occurred and affected production operations at the flash-based memory manufacturing facilities in Yokkaichi and Kitakami, Japan, which are operated through its joint business ventures with Kioxia. The contamination resulted in scrapped inventory and rework costs, decontamination and other costs needed to restore the facilities to normal capacity, and under absorption of overhead costs which were expensed as incurred. During the quarters ended December 29, 2023, and March 29, 2024, WDC received recoveries of these losses from other parties. The contamination charges and related recoveries were inconsistent in amount and frequency, and WDC believes they were not part of the ongoing production operation of its business.

Recovery related to a power outage incident. In June 2019, an unexpected power outage incident occurred at the flash-based memory manufacturing facilities operated through WDC’s joint venture with Kioxia in Yokkaichi, Japan. The power outage incident resulted in costs associated with the repair of damaged tools and the write-off of damaged inventory and unabsorbed manufacturing overhead costs which are expensed as incurred. During fiscal 2021 and 2022, WDC received recoveries of these losses from other parties. The recoveries are inconsistent in amount and frequency, and WDC believes they are not part of the ongoing production operation of its business.

Strategic review. WDC incurred expenses associated with its review of strategic alternatives that resulted in the planned separation of its HDD and Flash business units to create two independent, public companies. WDC believes these charges do not reflect its operating results and that they are not indicative of the underlying performance of its business.

Non-cash economic interest. WDC have excluded non-cash economic interest expense associated with its convertible notes recognized in periods prior to its adoption of the Financial Accounting Standards Board Accounting Standards Update No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity,” which WDC adopted at the beginning of its fiscal year ending June 30, 2023. The exclusion of such amounts from prior periods facilitates a comparison of WDC’s prior period results to the current period presentation.

Other adjustments. From time-to-time, WDC sells or impairs investments or other assets which are not considered necessary to its business operations or incur other charges or gains that WDC believes are not a part of the ongoing operation of its business. The resulting expense or benefit is inconsistent in amount and frequency.

Income tax adjustments. Income tax adjustments include the difference between income taxes based on a forecasted annual non-GAAP tax rate and a forecasted annual GAAP tax rate as a result of the timing of certain non-GAAP pre-tax adjustments. The income tax adjustments also include adjustments to estimates related to the current status of the rules and regulations governing the transition to the Tax Cuts and Jobs Act and the re-measurement of certain unrecognized tax benefits primarily related to tax positions taken in prior periods, including interest. These adjustments are excluded because WDC believes that they are not indicative of the underlying performance of its ongoing business.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Material Agreements with WDC

With the spin-off completed, WDC and Sandisk are now separate independent companies. WDC owns 19.9% of our common stock and will own such shares of our common stock for a period of up to 12 months following the distribution. The current relationship between WDC and Sandisk is governed by certain ancillary agreements WDC and Sandisk entered into in connection with the spin-off. These agreements provide for the allocation between Sandisk and WDC of WDC’s and Sandisk’s assets, employees, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Sandisk’s spin-off from WDC.

The material agreements described below are filed as exhibits to the registration statement on Form S-1, of which this prospectus forms a part, and the summaries below set forth the terms of the agreements that Sandisk believes are material. These summaries are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this prospectus.

The Separation and Distribution Agreement

The separation and distribution agreement sets forth our agreement with WDC regarding the principal transactions necessary to separate Sandisk from WDC. It also sets forth other agreements that govern certain aspects of our relationship with WDC after the completion of the distribution. The parties entered into the separation and distribution agreement immediately before the distribution of Sandisk common stock to WDC stockholders.

Transfer of Assets and Assumption of Liabilities. The separation and distribution agreement identifies assets to be transferred to or retained by, liabilities to be assumed or retained by, and contracts to be assigned to each of Sandisk and WDC as part of the reorganization of WDC, and describes when and how these transfers, assumptions and assignments would occur, although many of the transfers, assumptions and assignments had already occurred prior to the parties’ entering into the separation and distribution agreement. In particular, the separation and distribution agreement provides that, subject to the terms and conditions contained in the separation and distribution agreement:

•

All assets constituting “Flash Assets” are retained by or transferred to Sandisk or one of our subsidiaries. Flash Assets consist of, among other things, assets primarily related to the Flash Business (except as otherwise set forth in the separation and distribution agreement), all rights to causes of action to the extent related to the Flash Business or any assets or liabilities allocated to Sandisk and certain owned and leased real properties designated as Flash Assets. All other assets of WDC that are not Flash Assets were retained by or transferred to WDC. These retained assets include, among others, certain owned and leased real property and all rights to causes of action to the extent that they do not relate to the Flash Business or any assets or liabilities allocated to Sandisk. WDC may reduce the amount of cash and cash equivalents in Sandisk and its subsidiaries in excess of $1,339 million at the time of the distribution.

•

WDC’s transfer to Sandisk, and Sandisk’s assumption of, certain liabilities, whether arising prior to, at or after the distribution, regardless of when and where such liabilities arose or where, or against whom, such liabilities are asserted or determined, including, among others, liabilities to the extent relating to the conduct and operation of the Flash Business and/or the ownership, operation or use of any Flash Assets (other than liabilities of a business that has been divested or discontinued prior to the distribution) and certain environmental liabilities arising from owned or leased real properties designated as Flash Assets. WDC retained all liabilities not assumed by Sandisk.

•	Except as otherwise provided in the separation and distribution agreement or any ancillary agreement, WDC is responsible for all costs and expenses incurred on or prior to the distribution by WDC or

Sandisk in connection with the preparation, execution, delivery and implementation of the separation and distribution agreement or any ancillary agreement, and each party will bear its own direct and indirect costs and expenses incurred from and after the distribution in connection with the preparation, execution, delivery and implementation of the separation and distribution agreement or any ancillary agreement.

The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the employee matters agreement, are solely covered by the tax matters agreement.

Except as may expressly be set forth in the separation and distribution agreement or any ancillary agreement, all assets are transferred on an “as is,” “where is” basis and the respective transferees bear the economic and legal risks that any conveyance proves to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained, and that any requirements of laws or judgments are not complied with.

Information in this prospectus with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the separation and distribution agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party has an indemnification obligation under the separation and distribution agreement and the other agreements relating to the separation are and continue to be the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation relies on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the separation and distribution agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Releases and Indemnifications. Except as otherwise provided in the separation and distribution agreement or any ancillary agreement, each party releases and forever discharges the other party and its subsidiaries and affiliates and all persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of the other party or any of their respective subsidiaries, as applicable (in each case, in their respective capacities as such) (excluding any shareholder of WDC or Sandisk) (the “Indemnified Parties”), from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the distribution, whether or not known as of the distribution, including in connection with the transactions and all other activities to implement the separation or the distribution. The releases do not extend to obligations from and after the separation under or relating to any agreement between the parties that did not terminate as of the distribution. In addition, the separation and distribution agreement provides for cross-indemnities that, except as otherwise provided in the separation and distribution agreement, are principally designed to place financial responsibility for the obligations and liabilities of the Flash Business with Sandisk and financial responsibility for the obligations and liabilities of WDC’s business with WDC. Specifically, each party will, and will cause its subsidiaries to, indemnify, defend and hold harmless the other party and the applicable Indemnified Parties for any loss that proximately results from:

•

the liabilities each such party assumed or retained pursuant to the separation and distribution agreement, including failure of a party to pay, perform or otherwise promptly discharge any liability assumed or retained, as applicable, pursuant to the separation and distribution agreement in accordance with their respective terms; and

•

any breach of, or failure to perform, by such party or its subsidiaries of any covenants or obligations to be performed from and after the separation by such persons pursuant to the separation and distribution agreement or any ancillary agreement, unless such ancillary agreement expressly provides for separate indemnification therein, in which case any such indemnification claims will be made thereunder.

Each party’s aforementioned indemnification obligations are uncapped, provided that the amount of each party’s indemnification obligations are subject to reduction by any insurance proceeds (net of premium increases) received by the party being indemnified. The separation and distribution agreement also specifies procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed solely by the tax matters agreement.

Insurance. Sandisk generally is responsible for obtaining and maintaining Sandisk’s own insurance coverage and is no longer an insured party under WDC’s insurance policies following the separation.

Non-Compete. Under the separation and distribution agreement, and subject to certain exceptions, for a period of forty (40) months following the separation, WDC will not develop, manufacture, market or sell standalone SSDs.

Dispute Resolution. Subject to certain exceptions, if a dispute arises with WDC out of, in connection with, or in relation to the separation and distribution agreement or any ancillary agreement or the transactions contemplated thereby, then such representatives, as the parties may designate, will negotiate to resolve any disputes for a period of time not exceeding thirty (30) days. If the parties are unable to resolve the dispute in this manner, either party may demand that the dispute be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware for final determination.

Other Matters Governed by the Separation and Distribution Agreement. Other matters governed by the separation and distribution agreement include access to information, confidentiality, treatment of shared contracts, any transfers to be completed following the distribution and the receipt of any related third-party consents, access to insurance policies and treatment of outstanding guarantees.

Transition Services Agreement

WDC and Sandisk entered into a transition services agreement (the “TSA”) which governs the provision of transition services from WDC to Sandisk and from Sandisk to WDC, in each case, for a transitional period after the closing of the spin-off to provide for an ordinary transition in connection with the spin-off. The TSA specifies the terms under which the transition services are provided, including the services standard, fees and allocation of risk, and contains mechanisms for adding, extending and terminating services as well as for governance and dispute resolution. The charges for such services are generally intended to allow the service provider to recover its direct and indirect costs, generally without profit. Services are anticipated to be provided in the following areas: (i) quality assurance, (ii) procurement, (iii) information technology, (iv) logistics management, (v) finance, (vi) human resources, (vii) engineering, (viii) corporate marketing, (ix) central operations, (x) sales operations, (xi) manufacturing and (xii) research and development. The term of such services is expected to be no longer than fifteen (15) months.

Tax Matters Agreement

In connection with the spin-off, WDC and Sandisk entered into a tax matters agreement that governs the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.

The tax matters agreement provides special rules that allocate tax liabilities in the event the distribution or certain related transactions fails to qualify as transactions that are tax-free for U.S. federal income tax purposes (other than any cash that WDC stockholders receive in lieu of fractional shares). Under the tax matters agreement, Sandisk generally agreed to indemnify WDC and its affiliates against any and all tax-related liabilities incurred by them relating to the distribution and certain related transactions, to the extent caused by any representation by Sandisk being incorrect or an acquisition of our stock or assets or by any other action undertaken or by failure to act by Sandisk. This indemnification applies even if WDC has permitted Sandisk to take an action that would otherwise have been prohibited under the tax-related covenants described below.

Pursuant to the tax matters agreement, Sandisk agreed to certain covenants that contain restrictions intended to preserve the tax-free status of the distribution and certain related transactions. Sandisk may take certain actions prohibited by these covenants only if Sandisk obtains and provides to WDC an opinion from a U.S. tax counsel or accountant of recognized national standing or a favorable private letter ruling from a taxing authority, in each case satisfactory to WDC, to the effect that such action would not affect the tax-free status of these transactions, or if Sandisk obtains prior written consent of WDC, in its sole and absolute discretion, waiving such requirement. Sandisk is barred from taking any action, or failing to take any action, including any action or failure to take any action that would be inconsistent with the Tax Opinion, where such action or failure to take any action adversely affects the tax-free status of these transactions. In addition, during the period ending two years after the date of the distribution, these covenants include specific restrictions on Sandisk: (i) discontinuing the active conduct of Sandisk’s trade or business; (ii) issuance or sale of stock or other securities (including securities convertible into Sandisk stock, but excluding certain compensatory arrangements); (iii) liquidating, merging or consolidating with any other person; (iv) amending Sandisk’s charter (or other organizational documents) or taking any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Sandisk common stock; (v) sales of assets outside the ordinary course of business; and (vi) entering into any other corporate transaction which would cause Sandisk to undergo a 50% or greater change in its stock ownership or otherwise be expected to result in the failure to preserve the tax-free treatment of these transactions.

Employee Matters Agreement

WDC and Sandisk entered into an employee matters agreement in connection with the spin-off to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefit plans and programs and other related matters. The employee matters agreement also sets forth the general principles relating to employee matters both with respect to domestic and international employees, including with respect to collective bargaining agreements, workers’ compensation, payroll matters, regulatory filings, paid time off, commencing or continuing participation in employee benefit plans, and the sharing of employee information.

The employee matters agreement provides that, unless otherwise specified, each party assumes or retains, as applicable, liabilities arising out of or in connection with the employment or termination of the employees identified as WDC or Sandisk employees, as applicable, including under any employee benefit plans, whether arising before or after the distribution. Additionally, subject to certain exceptions, upon the distribution, each party has caused or will cause, as applicable, the employees identified as WDC or Sandisk employees, as applicable, to commence or continue participation in employee benefit plans, similar to those in effect on or prior to the date of the distribution and will recognize prior years of service with WDC and related entities.

The employee matters agreement also governs the treatment of equity-based awards granted by WDC prior to the distribution and the treatment of WDC’s employee stock purchase plan.

The employee matters agreement also contemplates cash transaction bonus payments in an aggregate amount of $39 million that is payable in connection with the spin-off to certain Sandisk employees in positions of vice president and above, which cash payments for each eligible individual are based on a number of months’ base salary, ranging from 12 months for vice president and equivalent titles to 24 months for executive vice presidents and Section 16 officers. The transaction bonus payments generally are subject to repayment terms for 12 months following the separation in the event of specified termination events.

IP Cross-License Agreement

WDC and Sandisk entered into an IP Cross-License Agreement (the “IPCLA”) to facilitate freedom-to-operate with respect to non-trademark intellectual property for each company post-spin. WDC granted a non-exclusive, worldwide, royalty-free, perpetual license to Sandisk (with respect to retained non-trademark intellectual property held by WDC) within a specified field of use, and Sandisk granted a non-exclusive, worldwide, royalty-free, perpetual license to WDC (with respect to divested non-trademark intellectual property held by Sandisk) within a specified field of use.

Transitional Trademark License Agreement

WDC and Sandisk entered into a Transitional Trademark License Agreement (the “TTLA”), pursuant to which WDC granted a non-exclusive, worldwide, non-transferable, license to Sandisk (with respect to certain retained trademarks held by WDC), and Sandisk granted a non-exclusive, worldwide, non-transferable, license to WDC (with respect to certain divested trademarks held by Sandisk). These licenses allow each company to rebrand, as necessary, and transition away from the other company’s owned trademarks post-spin, for a specified, limited transitional period.

Stockholder’s and Registration Rights Agreement

WDC and Sandisk entered into a stockholder’s and registration rights agreement (the “SRRA”), pursuant to which Sandisk agreed that, upon the request of WDC, Sandisk will use its reasonable best efforts to effect the registration under applicable federal and state securities laws of any shares of Sandisk common stock retained by WDC. Under the SRRA, Sandisk also agreed to use its reasonable best efforts to effect a shelf registration on Form S-1 for all shares of our common stock retained by WDC within thirty (30) days of the date of the spin-off. In addition, WDC agreed to vote any shares of Sandisk common stock that it retains immediately after the separation in proportion to the votes cast by our other stockholders. In connection with such agreement, WDC granted Sandisk a proxy to vote its shares of Sandisk common stock in such proportion. This proxy, however, will be automatically revoked as to any particular share upon any sale or transfer of such share from WDC to a person other than WDC, and neither the SRRA nor proxy will limit or prohibit any such sale or transfer.

Sandisk is registering on a registration statement on Form S-1, of which this prospectus forms a part, the shares of our common stock retained by WDC pursuant to its obligations under the SRRA.

Other Related Party Transactions

Other than as described above, we have not had any related person transaction since our formation on February 5, 2024 in connection with the separation.

Procedures for Approval of Related Person Transactions

The Sandisk Board of Directors has established a Related Person Transaction Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which: (i) Sandisk was, is or will be a participant; (ii) the aggregate amount involved exceeds or is expected to exceed $120,000 in any fiscal year; and (iii) a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is: (i) any person who is, or at any time since the beginning of our last fiscal year was, one of our directors or executive officers or a nominee to become a director; (ii) any person who is known to be the beneficial owner of more than 5% of our common stock (or any other class of voting securities); or (iii) any immediate family member of any of the foregoing persons.

Under the policy, once a related person transaction has been identified, the Audit Committee will review the transaction for approval or ratification. In determining whether to approve or ratify a related person transaction, the committee is to consider all relevant facts and circumstances of the related person transaction available to the committee. The committee may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the committee determines in good faith. No member of the committee will participate in any consideration of a related party transaction with respect to which that member or any member of his or her immediate family is a related person.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general summary of the material U.S. federal income considerations generally applicable to the ownership and disposition of our common stock by a Non-U.S. Holder (as defined below) that holds our common stock as a capital asset (generally, property held for investment). This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions, administrative pronouncements and other relevant applicable authorities, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). We have not sought and do not expect to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the ownership or disposition of shares of our common stock that differ from those discussed below.

This discussion does not describe all of the tax consequences that may be applicable to Non-U.S. Holders in light of their particular circumstances, or Non-U.S. Holders subject to special treatment under U.S. federal income tax law, such as:

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	persons subject to an alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons owning (directly or indirectly) 5% or more of our common stock;

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax or Medicare contribution tax considerations. Non-U.S. Holders should consult their tax advisors regarding the particular tax considerations to them of owning and disposing of our common stock.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, a partnership (or entity or arrangement treated as a partnership) or any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation that is created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of such trust, or (B) that has made a valid election under applicable Treasury Regulations to be treated as a United States person.

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner or beneficial owner of the entity will generally depend on the status of the partner or beneficial owner and the activities of the entity. Partners in a partnership (or beneficial owners of another entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) should consult their tax advisors regarding the tax considerations of an investment in our common stock.

Distributions

As described in the section captioned “Dividend Policy,” we do not anticipate paying dividends to holders of our common stock in the foreseeable future.

In the event that we make distributions on our common stock, such distributions will generally be treated as dividends to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If a distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), the excess will be treated first as a return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in our common stock and thereafter as capital gain from the sale or exchange of our common stock, with the tax treatment described below in “Sale, Exchange or Other Disposition of Our Common Stock.”

Distributions treated as dividends paid on our common stock to a Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a 30% rate of the gross amount of the dividends, or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder will generally be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the treaty. A Non-U.S. Holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below under “—FATCA,” no amounts in respect of U.S. federal withholding tax will be withheld from dividends paid to a Non-U.S. Holder if the dividends are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States) and the Non-U.S. Holder provides a properly executed IRS Form W-8ECI. Instead, the effectively connected dividends will generally be subject to regular U.S. income tax on a net income basis as if the Non-U.S. Holder were a U.S. person as defined under the Code. A Non-U.S. Holder that is a treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).

Sale, Exchange or Other Disposition of Our Common Stock

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange or other disposition of our common stock unless:

•

such gain is effectively connected with a trade or business conducted by such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain will generally be subject to U.S. federal income tax in the same manner as effectively connected dividend income as described above;

•

such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case such gain will generally be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate), which gain may be offset by certain U.S.-source capital losses even though the individual is not considered a resident of the United States; or

•

we are or become a United States real property holding corporation (as defined in section 897(c) of the Code, a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, and either (i) our common stock is not regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs, or (ii) the Non-U.S. Holder has owned or is deemed to have owned, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, more than 5% of our common stock.

Although there can be no assurances in this regard, we believe that we are not a USRPHC and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

FATCA

Certain rules may require withholding at a rate of 30% on dividends in respect of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the IRS. Non-U.S. Holders should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our common stock.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

DESCRIPTION OF MATERIAL INDEBTEDNESS

The material agreements described below are filed as exhibits to the registration statement on Form S-1 of which this prospectus forms a part. The summaries of each of these agreements set forth below are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this prospectus.

On February 21, 2025, Sandisk entered into the Loan Agreement. The Loan Agreement comprises the Facilities. The Term Loan Facility bears interest, at Sandisk’s option, at (x) the Adjusted Term SOFR Rate (as defined in the Loan Agreement) plus an interest rate margin of 3.00% per annum or (y) a base rate plus an interest rate margin of 2.00% per annum. The Term Loan Facility will mature on February 21, 2032, and amortizes at 1.00% per annum.

Borrowings under the Revolving Credit Facility, for U.S. dollar borrowings, bear interest, at Sandisk’s option, at (x) the Adjusted Term SOFR Rate (as defined in the Loan Agreement), which rate includes a credit spread adjustment of 0.10%, plus an interest rate margin of 2.00% per annum (subject to step-ups based on Sandisk’s Leverage Ratio (as defined in the Loan Agreement)), or (y) a base rate plus an interest rate margin of 1.00% per annum (subject to step-ups based on Sandisk’s Leverage Ratio (as defined in the Loan Agreement)). Sandisk will pay a commitment fee of 0.30% per annum (subject to step-ups based on Sandisk’s Leverage Ratio (as defined in the Loan Agreement)) in respect of undrawn revolving commitments under the Revolving Credit Facility. The Revolving Credit Facility also provides for borrowings in Euros, Yen and additional currencies agreed to by the lenders under the Revolving Credit Facility. The Revolving Credit Facility will mature on February 21, 2030, at which time the commitments thereunder shall be terminated, and will not have any amortization.

The obligations under the Loan Agreement are guaranteed by Sandisk’s wholly owned subsidiary, Sandisk Technologies, Inc. (“SDT”) and are required to be guaranteed by any of Sandisk’s future material U.S. wholly owned subsidiaries, subject to certain exceptions as outlined in the Loan Agreement. The obligations under the Loan Agreement are secured by Sandisk’s assets and SDT’s assets and are required to be secured by the assets of any of our future material U.S. wholly owned subsidiaries, subject, in each case, to certain exceptions outlined in the Loan Agreement.

The Loan Agreement includes certain restrictions (subject to certain exceptions outlined in the Loan Agreement) on the ability of Sandisk and its subsidiaries to undertake certain activities, including to incur indebtedness and liens, merge or consolidate with other entities, dispose or transfer their assets, pay dividends or make distributions, make investments, make payments on junior or subordinated debt, enter into burdensome agreements or transact with affiliates. The Loan Agreement also includes a financial covenant, which is solely for the benefit of the lenders under the Revolving Credit Facility, that requires Sandisk to maintain a maximum Leverage Ratio (as defined in the Loan Agreement).

On February 21, 2025, Sandisk borrowed $2.0 billion under its Term Loan Facility. Sandisk used a portion of the proceeds of the borrowing to pay a dividend to WDC in the amount of approximately $1.5 billion, with the remainder to be used for general corporate purposes of Sandisk. The Revolving Credit Facility may be borrowed by Sandisk from time to time for general corporate purposes. There were no amounts outstanding as of May 19, 2025 under the Revolving Credit Facility.

In connection with the Loan Agreement, Sandisk and SDT entered into a security agreement (the “Security Agreement”), to secure the obligations under the Facilities on a first-priority basis (subject to permitted liens) by a lien on substantially all the assets and properties of Sandisk and SDT, subject to certain exceptions.

In connection with the Loan Agreement, Sandisk (solely with respect to obligations of any additional Borrower under the Loan Agreement) and SDT entered into a guaranty agreement (the “Guaranty Agreement”) to secure and unconditionally guarantee the obligations under the Loan Agreement, respectively, in each case subject to certain exceptions.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the ownership of our common stock by (i) “employee benefit plans” within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that are subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)(collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include the assets of any of the foregoing described in clauses (i) or (ii) pursuant to ERISA or other applicable law (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation to a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an investment our common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of our common stock by a Covered Plan with respect to which we, a selling stockholder, an underwriter or any of our or their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption, of which there are many. Fiduciaries of Covered Plans considering acquiring our common stock in reliance on an exemption should carefully review the exemption in consultation with their legal advisors to ensure it is applicable to their particular circumstances.

Other Plans. Certain Plans such as government plans, non-U.S. plans and non-electing church plans, while not subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of such Plans should consult with their legal advisors regarding the potential consequences of an investment in our common stock under any applicable Similar Laws before investing in our common stock.

Because of the foregoing, our common stock should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common stock on behalf of, or with the assets of, any Plan, consult with their legal advisors regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of our common stock.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information as of May 19, 2025 regarding the beneficial ownership of shares of our common stock (1) immediately prior to and (2) as adjusted to give effect to this offering by:

•

WDC, which might be deemed to be a selling stockholder in this offering, solely for U.S. federal securities law purposes, as a result of the debt-for-equity exchange with the selling stockholders, if consummated;

•	each person or group known by us to be a beneficial owner of more than 5% of shares of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all our directors and executive officers, taken together.

All shares of our common stock sold pursuant to this prospectus will be offered and sold by the selling stockholders. Neither we nor WDC will receive any proceeds from the sale of our common stock in this offering. Immediately after the completion of the debt-for-equity exchange, WDC will retain 11,827,787 shares of our common stock (or 9,277,787 shares of our common stock if the underwriters exercise in full their option to purchase additional shares). Because WDC may have adverse tax consequences if it does not dispose of all the shares of our common stock by February 21, 2026 (12 months from the date of the distribution), WDC may exercise its registration rights and obligate us to file a registration statement to register the resale of all or a portion of such shares of our common stock.

In connection with this offering, WDC intends to exchange 17,000,000 shares of our common stock (or 19,550,000 shares if the option granted to the underwriters is exercised in full) offered hereby for certain indebtedness of WDC, which is held by the debt-for-equity exchange parties. In the debt-for-equity exchange, WDC is expected to deliver the shares, at the request of the debt-for-equity exchange parties, to the selling stockholders upon consummation of the debt-for-equity exchange, and the selling stockholders would then offer those shares of our common stock to the underwriters in this offering for cash. The consummation of the debt-for-equity exchange is a condition to the settlement of the selling stockholders’ sale of the shares to the underwriters. As a result, the consummation of the debt-for-equity exchange is also a condition to the settlement of the underwriters’ sale of the shares to prospective investors. As a result of exchanging the shares of our common stock with the debt-for-equity exchange parties prior to this offering, WDC may be deemed to be a selling stockholder in this offering solely for U.S. federal securities law purposes.

After giving effect to the expected debt-for-equity exchange and this offering, and assuming exercise of the underwriters’ option to purchase additional shares from the selling stockholders, the selling stockholders would not hold any of the shares of our common stock acquired from WDC in the debt-for-equity exchange, all of which shares are offered to be sold by the selling stockholders in this offering. See “Underwriting (Conflicts of Interest)—The Debt-for-Equity Exchange.”

Security Ownership of Certain Beneficial Owners and Our Executive Officers and Directors

The following table reports the number of shares of our common stock that we believe are beneficially owned by each person who is believed to beneficially own more than 5% of our common stock and assumes no exercise of the underwriters’ option to purchase additional shares from the selling stockholders. The table is based in part upon information available as of the dates indicated as to those persons who beneficially own more than 5% of WDC common stock as reported to the SEC. The percentages in the table below are based on 145,299,942 shares of our common stock outstanding as of May 19, 2025.

Unless otherwise indicated, the business address of each director and executive officer shown in the table below is 951 Sandisk Drive, Milpitas, California 95035. None of our directors or executive officers owns one percent or more of our common stock.

	Prior to the Offering		Shares Offered Hereby	After the Offering
Name and Address of Beneficial Owner	Shares of Sandisk Common Stock Beneficially Owned	% of Class		Shares of Sandisk Common Stock Beneficially Owned	% of Class
Greater than 5% Stockholders:
Western Digital Corporation, 5601 Great Oaks Parkway, San Jose, CA 95119	28,827,787	19.9%	17,000,000	11,827,787	8.1%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355(1)	13,684,572	9.4%	–	13,684,572	9.4%
BlackRock, Inc., 50 Hudson Yards, New York, NY 10001(2)	13,428,688	9.3%	–	13,428,688	9.3%
FMR LLC, 245 Summer Street, Boston, MA 02210(3)	20,574,141	8.5%	–	20,574,141	14.2%
Directors and Named Executive Officers:
David V. Goeckeler	190,027	*	–	190,027	*
Kimberly E. Alexy(5)	8,574	*	–	8,574	*
Richard B. Cassidy	0	*	–	0	*
Thomas Caulfield	5,992	*	–	5,992	*
Devinder Kumar	19	*	–	19	*
Matthew E. Massengill(6)	12,474	*	–	12,474	*
Necip Sayiner	0	*	–	0	*
Ellyn J. Shook	0	*	–	0	*
Miyuki Suzuki	4,800	*	–	4,800	*
All Directors and Current Executive Officers as a group (12 persons)	235,490	*	–	235,490	*

*	Less than one percent (1%)
(1)

Based on information contained in a Schedule 13G filed with the SEC on April 30, 2025, by The Vanguard Group. According to the schedule, as of March 31, 2025, Vanguard has shared voting power with respect to 55,917 shares of Sandisk common stock, sole dispositive power with respect to 13,377,653 shares of Sandisk common stock and shared dispositive power with respect to 306,919 shares of Sandisk common stock.

(2)

Based on information contained in a Schedule 13G/A filed with the SEC on April 17, 2025, by BlackRock, Inc. According to the schedule, as of March 31, 2025, BlackRock has sole voting power with respect to 13,047,835 shares of Sandisk common stock and sole dispositive power with respect to 13,428,688 shares of Sandisk common stock.

(3)

Based on information contained in a Schedule 13G/A filed with the SEC on May 12, 2025, by FMR LLC. According to the schedule, as of March 31, 2025, FMR LLC has sole voting power with respect to 20,146,074.97 shares of Sandisk common stock and sole dispositive power with respect to 20,574,141.22 shares of Sandisk common stock and Abigail P. Johnson has sole dispositive power with respect to 20,574,141.22 shares of Sandisk common stock.

(4)

This table shows beneficial ownership of Company common stock as calculated under SEC rules. This column also includes shares of Company common stock that such persons have the right to acquire beneficial ownership as of May 19, 2025 or within 60 days thereafter as follows: Mr. Goeckeler: 7,763 shares, Mr. Alper: 1,647 shares and Mr. Shek: 1,341 shares.

(5)	Ms. Alexy’s Sandisk shares are held in a family trust account in which Ms. Alexy has voting and/or investment power.
(6)	Includes shares held in a family trust account in which Mr. Massengill has voting and/or investment power.

DESCRIPTION OF SANDISK CORPORATION CAPITAL STOCK

Our certificate of incorporation and bylaws were amended and restated prior to the distribution. The following descriptions are summaries of the material terms of our current certificate of incorporation and our current bylaws that went in effect at the time of the distribution. These descriptions contain all information which we consider to be material but may not contain all of the information that is important to you. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our certificate of incorporation or of our bylaws and are qualified by reference to Delaware statutory and common law and the full texts of such documents. The summary is qualified in its entirety by reference to these documents, which you should read (along with the applicable provisions of Delaware law) for complete information on our capital stock. Our certificate of incorporation and our bylaws are included as exhibits to the registration statement on Form S-1, of which this prospectus forms a part.

General

Our authorized capital stock consists of

•	450,000,000 shares of common stock, par value $0.01 per share; and

•	10,000,000 shares of preferred stock, par value $0.01 per share.

As of May 19, 2025, 145,299,942 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Subject to the relative rights, limitations and preferences of the holders of any then outstanding preferred stock, holders of our common stock are entitled to certain rights, including (i) to share ratably in dividends if, when and as declared by our Board of Directors out of funds legally available therefor and (ii) in the event of liquidation, dissolution or winding up of the Company, to share ratably in the distribution of assets legally available therefor, after payment of debts and expenses. Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors, and the holders of shares of our common stock and our preferred stock (if any), collectively, possess the exclusive voting power. The holders of our common stock do not have cumulative voting rights in the election of directors or preemptive rights to subscribe for additional shares of our capital stock. Our bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee in order for that nominee to be elected.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights. The rights, preferences and privileges of holders of our common stock are subject to the terms of any series of preferred stock which Sandisk may issue in the future.

Preferred Stock

Our Board of Directors has the authority, within the limitations and restrictions that are stated in our certificate of incorporation, to authorize the issuance of shares of our preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, preemptive rights and the number of shares constituting any series or the designation of such series. The issuance of our preferred stock could have the effect of decreasing the market price of our common stock and could adversely affect the voting and other rights of the holders of our common stock.

Anti-Takeover Effect of Our Certificate of Incorporation and Bylaws and Delaware Law

Our certificate of incorporation and our bylaws include provisions, summarized below, that are intended to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of the Company to first negotiate with our Board of Directors. They also are intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our Board of Directors determines that a takeover is not in the best interests of our stockholders. These provisions, however, could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management.

Special Stockholder Meetings

Our bylaws provide that only our Board of Directors, the Chair of the Board or our Chief Executive Officer may call special meetings of stockholders. Stockholders do not have the authority to call a special meeting of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws provide that our stockholders must comply with advance notice procedures to bring business before or nominate directors for election at a meeting of stockholders. A stockholder (or group of up to 20 stockholders) who has held at least 3% of our common stock for at least three years must also satisfy and comply with additional requirements that are set forth in our bylaws to nominate and have any director nominee (generally not exceeding the greater of (i) two director nominees or (ii) 20% of the number of directors on our Board of Directors, rounded down to the nearest whole number) included in our proxy materials.

Elimination of Stockholder Action by Written Consent

The DGCL permits stockholder action by written consent unless the corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

No Cumulative Voting

Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation’s certificate of incorporation authorizes cumulative voting. Our certificate of incorporation and our current bylaws do not provide for cumulative voting in the election of directors. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our Board of Directors to influence our Board of Directors’ decision regarding a takeover.

Authorized but Unissued Shares

Subject to the requirements of Nasdaq and other applicable law, authorized but unissued shares of our common stock may be available for future issuance without stockholders’ approval. Sandisk may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock could render more difficult or discourage an attempt to obtain control of Sandisk by means of a proxy contest, tender offer, merger or otherwise.

Amendment of Provisions in Certificate of Incorporation and Bylaws

Our certificate of incorporation provides that our certificate of incorporation may be amended in accordance with Delaware law. Our bylaws provide that our bylaws, or any of them, may be altered, amended or repealed, and new bylaws may be adopted, (i) by our Board of Directors, by vote of a majority of the number of directors then in office as directors, acting at any duly called and held meeting of our Board of Directors, or (ii) by the stockholders; provided that a notice of such proposed amendment, modification, repeal or adoption is given in the notice of special meeting.

Delaware Anti-Takeover Law

Sandisk Corporation is subject to Section 203 of the DGCL, which is an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Exclusive Forum

Our certificate of incorporation provides that, unless Sandisk consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees or stockholders to Sandisk or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or our certificate of incorporation or our bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware will, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware (the “Delaware Exclusive Forum Provision”). In addition, our certificate of incorporation provides that, unless Sandisk consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). Our certificate of incorporation also provides that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock is deemed to have notice of and consented to the Delaware Exclusive Forum Provision and the Federal Forum Provision.

The Delaware Exclusive Forum Provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Exchange Act, or the Securities Act, or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Federal Forum Provision is intended to apply to claims arising under the Securities Act and would not apply to claims brought pursuant to the Exchange

Act. The exclusive forum provisions that are provided in our certificate of incorporation do not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder and, accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal courts. Our stockholders are not deemed to have waived Sandisk’s compliance with these laws, rules and regulations.

Limitations on Director and Officer Liability

Under the DGCL, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that they are or were our director, officer, employee or agent, or are or were serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer; provided that such provision shall not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) in any action by or in the right of the corporation (with respect to any officer only). Our certificate of incorporation contains the provisions permitted by Section 102(b)(7) of the DGCL.

Sale of Unregistered Securities

Not applicable.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of our common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, NY 11219.

Stock Exchange Listing

Our common stock is listed on Nasdaq under the symbol “SNDK.”

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom J.P. Morgan Securities LLC and BofA Securities, Inc. are acting as representatives, have severally agreed to purchase, and the selling stockholders have agreed to sell to them, severally, the number of shares set forth opposite its name below:

Name	Number of Shares
J.P. Morgan Securities LLC
BofA Securities, Inc.

Total

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $  per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The selling stockholders have granted to the underwriters an option, exercisable for 13 days from the date of this prospectus, to purchase up to 2,550,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The selling stockholders are expected to acquire the total number of shares being sold in this offering from WDC pursuant to the debt-for-equity exchange. The pricing with respect to the debt-for-equity exchange would (i) be negotiated at arm’s length, (ii) involve a fixed dollar amount and (iii) not contain any variable component. See “—The Debt-for-Equity Exchange.”

Commissions and Discounts

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 2,550,000 additional shares of common stock.

	Per Share	Total
		No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions: profit	$	$	$

The underwriters have agreed to purchase the shares of our common stock from the selling stockholders at a price of $   per share, which will result in $   of proceeds to the selling stockholders before expenses.

The Company has agreed to reimburse the underwriters in connection with certain fees and expenses incurred in connection with the review and qualification of the offering of the shares of our common stock by FINRA in an amount not to exceed $30,000. The underwriting discount will equal $   per share or $   in the aggregate.

The aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from this offering.

We estimate that the total expenses of this offering, including registration and filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $2.7 million.

No Sales of Similar Securities

The Company has agreed that, without the prior written consent of J.P. Morgan Securities LLC, it will not, during the period ending 60 days after the date of this prospectus (the “Restricted Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock (collectively, the “Restricted Securities” for purposes of this paragraph and the immediately following paragraph) or any other securities convertible into or exercisable or exchangeable for any Restricted Securities or publicly disclose the intention to undertake any of the foregoing; or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any Restricted Securities or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Restricted Securities or such other securities, in cash or otherwise.

The restrictions contained in the preceding paragraph shall not apply to (i) the issuance of shares of common stock or securities convertible into or exercisable for shares of common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of restricted stock units or performance stock awards (including net settlement), in each case outstanding on the date of this prospectus; (ii) grants of stock options, stock awards, restricted stock, restricted stock units, or other equity awards and the issuance of shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock (whether upon the exercise of stock options or otherwise) to the Company’s employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect on the date of settlement of this offering, provided that such recipients enter into a lock-up agreement with the underwriters; (iii) the issuance of up to 5% of the outstanding shares of common stock, or securities convertible into, exercisable for, or which are otherwise exchangeable for, common stock, immediately following the settlement of this offering, in acquisitions or other similar strategic transactions, provided that such recipients enter into a lock-up agreement with the underwriters; or (iv) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of this prospectus and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.

In addition, each of the Company and the Company’s directors and officers (as well as Western Digital Corporation) (each a “Restricted Party”) has agreed that, without the prior written consent of J.P. Morgan Securities LLC, such Restricted Party will not, and will not cause any of its direct or indirect affiliates to, and its directors and officers will not, during the Restricted Period: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of (collectively, “Transfer”), directly or indirectly, any shares of our common stock or any other securities convertible into or exercisable or exchangeable for our common stock (including without limitation, our common stock or such other securities which may be deemed to be beneficially owned by the Restricted Party in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) (collectively with our common stock, the “Lock-Up Securities” for purposes of this paragraph and the immediately following paragraph); (ii) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (iii) make any demand for, or exercise any right with respect to, the registration of any Lock-Up Securities; or (iv) publicly disclose the intention to do any of the foregoing. The foregoing precludes such Restricted Party from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by such Restricted Party or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Lock-Up Securities, in cash or otherwise.

Notwithstanding the foregoing, a Restricted Party may: (a) transfer the Lock-Up Securities (i) as a bona fide gift or gifts of charitable contributions, or for bona fide estate planning purposes, (ii) by will or intestacy or any other testamentary document, (iii) to any member of the Restricted Party’s immediate family or any trust for the direct or indirect benefit of the Restricted Party or any member of the immediate family of the Restricted Party, or if the Restricted Party is a trust, to a trustor or beneficiary of the trust or to the estate of trustor, trustee or beneficiary of such trust (“immediate family” means any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), (iv) to a corporation, partnership, limited liability company, investment fund or other entity (A) of which the Restricted Party and the immediate family of the Restricted Party are the legal and beneficial owner of all of the outstanding equity securities or similar interests or (B) controlled by, or under common control with, the Restricted Party or the immediate family of the Restricted Party, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above, (vi) if the Restricted Party is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the Restricted Party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Restricted Party or affiliates of the Restricted Party (including, for the avoidance of doubt, where the Restricted Party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of the Restricted Party, (vii) by operation of law or pursuant to an order of a court or regulatory agency, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, (viii) to the Company upon death or disability of the Restricted Party, or, if the Restricted Party is an employee of the Company, upon death, disability or termination of employment, in each case, of such employee, (ix) as part of a sale of the Restricted Party’s Lock-Up Securities acquired in open market transactions after the closing date for the Public Offering, (x) to the Company in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights, provided that any such shares of our common stock received upon such exercise, vesting or settlement shall be subject to the terms of a lock-up agreement; and provided further that any such restricted stock units, options, warrants or rights are held by the Restricted Party pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan, or (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our Board of Directors and made to all holders of the Company’s capital stock involving a Change of Control (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction) of the Company, in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Restricted Party’s Lock-Up Securities shall remain subject to the provisions of a lock-up agreement; provided that (A) in the case of any transfer or distribution pursuant to clause (a)(i), (ii), (iii), (iv), (v), (vi) and (vii), such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee shall execute and deliver to the representatives a lock-up letter, (B) in the case of any transfer or distribution pursuant to clause (a) (ii), (iii), (iv), (v), (vi) and (ix), no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 or a filing required pursuant to Section 13 of the Exchange Act and the rules and regulations promulgated thereunder made after the expiration of the Restricted Period referred to above) and (C) in the case of any transfer or distribution pursuant to clause (a)(i), (vii), (viii) and (x) it shall be a condition to such transfer that no public filing, report or announcement shall be voluntarily made and if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of our common stock in connection with such transfer or distribution shall be legally required during the Restricted Period, such filing, report or announcement shall clearly indicate the nature and conditions of such transfer; (b) exercise outstanding options, settle restricted stock units or other equity awards or exercise warrants pursuant to plans described in this prospectus; provided that any Lock-Up Securities received upon such exercise, vesting or settlement shall be subject to the terms of the lock-up agreement; (c) convert outstanding preferred stock, warrants to acquire preferred stock or convertible securities into shares of our common stock or warrants to acquire shares of our common stock; provided that any such shares of our common stock or warrants received upon such conversion shall be subject to the terms of a lock-up agreement; (d) establish trading plans pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Lock-Up Securities; provided that (1) such plans do not provide for the transfer of Lock-Up Securities during the Restricted Period and (2) any public announcement or filing under the Exchange Act made by any person regarding the establishment of such plan during the Restricted Period shall include a statement that the Restricted Party is not permitted to transfer, sell or otherwise dispose of securities under such plan during the Restricted Period in contravention of a lock up agreement; and (e) exchange or dispose of our common stock pursuant to the terms of a debt-for-equity exchange agreement.

Listing

Our common stock is listed on the Nasdaq Stock Market LLC under the symbol “SNDK.”

Price Stabilization and Short Positions

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under their option to purchase additional shares. The underwriters can close out a covered short sale by exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under their option to purchase additional shares. The underwriters may also sell shares in excess of their option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Indemnification

We, WDC and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, as applicable.

Electronic Distribution

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Conflicts of Interest

Because 5% or more of the net proceeds of this offering will be received by J.P. Morgan Securities LLC and BofA Securities, Inc. in connection with the cancellation and retirement of the WDC indebtedness exchanged in the debt-for-equity exchange, and J.P. Morgan Securities LLC and BofA Securities, Inc. are each an underwriter in this offering, J.P. Morgan Securities LLC and BofA Securities, Inc. would be deemed to have a “conflict of interest” under Rule 5121. Accordingly, this offering will be conducted in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with Rule 5121, J.P. Morgan Securities LLC and BofA Securities, Inc. will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

The Debt-for-Equity Exchange

In connection with this offering, WDC intends to exchange 17,000,000 shares of our common stock (or 19,550,000 shares if the option granted to the underwriters is exercised in full) offered hereby for certain indebtedness of WDC held by the debt-for-equity exchange party, pursuant to a debt-for-equity exchange agreement expected to be entered into before the settlement date of this offering. WDC is expected to deliver the shares to the selling stockholders, at the request of the debt-for-equity exchange parties, upon consummation of the debt-for-equity exchange, and the selling stockholders would then offer those shares of our common stock to the underwriters in this offering for cash. The consummation of the debt-for-equity exchange is a condition to the settlement of the selling stockholders’ sale of the shares to the underwriters. As a result, the consummation of the debt-for-equity exchange is also a condition to the settlement of the underwriters’ sale of the shares to prospective investors.

The pricing with respect to the debt-for-equity exchange would (i) be negotiated at arm’s length, (ii) involve a fixed dollar amount and (iii) not contain any variable component.

The indebtedness of WDC expected to be exchanged by WDC and the debt-for-equity exchange parties would consist of Term A-3 Loans of WDC in the aggregate principal amount of $      million, which is an amount, if the underwriters exercise in full their option to purchase additional shares, that is expected to be sufficient to acquire all of the shares of our common stock to be sold by the selling stockholders in this offering. Upon (and assuming) completion of the debt-for-equity exchange, the WDC indebtedness exchanged in the debt-for-equity exchange shall automatically be cancelled and retired by WDC. We do not guarantee or have any obligations in respect of the WDC indebtedness.

Under U.S. federal securities laws, the selling stockholders would be deemed to be underwriters with respect to any shares of common stock that they acquires in the debt-for-equity exchange, if consummated, and sell in this offering; however, references to the underwriters in this prospectus refer only to the underwriters listed in the first paragraph of this “Underwriting (Conflicts of Interest)” section and acting in their capacity as underwriters. WDC may also be deemed a selling stockholder solely for U.S. federal securities laws purposes with respect to any shares of common stock that the selling stockholders acquire from WDC in the debt-for-equity exchange, if consummated, and sell in this offering.

If required, we will file a post-effective amendment to the registration statement of which this prospectus is a part to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In relation to the United Kingdom (“UK”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of shares of common stock may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:

(a)	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	at any time in other circumstances falling within section 86 of the FSMA,

provided that no such offer of shares of common stock shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the UK who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the Managers that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares of common stock. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of common stock must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares of common stock were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Ireland

This prospectus has not been prepared in accordance with and is not a “prospectus” for the purposes of the Prospectus Regulation and has not been reviewed or approved by the Central Bank of Ireland or any other competent authority for the purposes of the Prospectus Regulation and is referred to as a “prospectus” because this is the terminology used for such an offer document in the U.S. No action may be taken with respect to the common stock in Ireland otherwise than in conformity with the provisions of (1) the European Union (Markets in Financial Instruments) Regulations 2017, including, without limitation, Regulations 5 thereof or any codes of conduct issued in connection therewith, Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments, Regulation (EU) No 600/2014 of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments and amending Regulation (EU) No. 648/2012 and all implementing measures, delegated acts and guidance in respect thereof and the provisions of the Investor Compensation Act 1998, (2) the Companies Act 2014, the Central Bank Acts 1942 to 2018 and any code of conduct rules made under Section 117(1) of the Central Bank Act 1989, (3) Prospectus Regulation (EU) 2017/1129, the European Union (Prospectus) Regulations 2019, the Central Bank (Investment Market Conduct) Rules 2019 and any rules or guidelines issued under section 1363 of the Companies Act 2014 by the Central Bank of Ireland and (4) Market Abuse Regulation (EU 596/2014), the European Union (Market Abuse) Regulations 2016 and any rules or guidelines issued under section 1370 of the Companies Act 2014 by the Central Bank of Ireland.

Notice to Prospective Investors in Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728-1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (“Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions (“Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The Company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our shares of common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors. Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered shares of common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued shares of common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

Notice to Prospective Investors in the United Arab Emirates

The shares of common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, Financial Services Regulatory Authority (FSRA) or the Dubai Financial Services Authority (DFSA).

Notice to Prospective Investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Rules on the Offer of Securities and Continuing Obligations Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 3-123-2017 dated 27 December 2017, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorised financial adviser.

Notice to Prospective Investors in Qatar

The shares of common stock described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

LEGAL MATTERS

O’Melveny & Myers LLP has passed upon the validity of the shares of our common stock offered hereby. O’Melveny & Myers LLP has from time to time acted as counsel for WDC and may do so in the future. WDC is being represented in connection with this offering by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The combined financial statements of Sandisk Corporation as of June 28, 2024, and June 30, 2023, and for each of the years in the three-year period ended June 28, 2024, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC with respect to the shares of our common stock being registered as contemplated by this prospectus. This prospectus is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Sandisk and Sandisk common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus relating to any contract or other document filed as an exhibit to the registration statement include the material terms of such contract or other document. However, such statements are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. The SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of the distribution, Sandisk became subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, is required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the website of the SEC referred to above, as well as on our website at investor.sandisk.com. Information contained on or connected to any website referenced in this prospectus is not incorporated into this prospectus or the registration statement of which this prospectus forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

You should rely only on the information in this prospectus or to which this prospectus has referred you. Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus filed with the SEC and we take no responsibility for any other information that others may give you.

Unless otherwise indicated, references herein to specific years and quarters are to our fiscal years and fiscal quarters, and references to financial information are on a condensed combined basis. As used herein, the terms “we,” “us,” “our,” the “Company,” and “Sandisk” refer to Sandisk Corporation and its subsidiaries, unless we state, or the context indicates, otherwise.

Sandisk, a Delaware corporation, is the parent company of our NAND flash data storage business. Our principal executive offices are located at 951 Sandisk Drive, Milpitas, California, 95035. Our telephone number is (408) 801-1000.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Western Digital Corporation:

Opinion on the Combined Financial Statements

We have audited the accompanying combined balance sheets of the Flash Business of Western Digital Corporation (the Business) as of June 28, 2024 and June 30, 2023, the related combined statements of operations, comprehensive income (loss), cash flows, and changes in parent company net investment for each of the years in the three-year period ended June 28, 2024, and the related notes (collectively, the combined financial statements). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Business as of June 28, 2024 and June 30, 2023, and the results of its operations and its cash flows for each of the years in the three-year period ended June 28, 2024, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These combined financial statements are the responsibility of the Business’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Business in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the combined financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the combined financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Assessment of variable consideration for sales to resellers

As discussed in Note 1 to the combined financial statements, the Business provides resellers with price protection for inventories held by resellers at the time of published list price reductions and other sales incentive programs. The Business records estimated variable consideration related to these items as a reduction to revenue at the time of revenue recognition. The Business uses judgment in its assessment of variable consideration in contracts to be included in the transaction price. For sales to resellers, the Business’s methodology for estimating variable consideration is based on several factors, including historical pricing information, current pricing trends and channel inventory levels.

We identified the assessment of variable consideration for sales to resellers as a critical audit matter. A high degree of subjective auditor judgment was required to evaluate the Business’s assumptions for historical pricing information and the level of channel inventory used to estimate variable consideration for sales to resellers as minor changes in these assumptions could cause significant changes in the estimate.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Business’s process for estimating the variable consideration, including certain controls related to historical pricing information and the level of channel inventory assumptions. We evaluated the assumptions for historical pricing information by inspecting a sample of customer contracts with resellers and comparing the sales incentives earned during the year to the sales incentive program terms and conditions and recalculating amounts paid to the resellers. We tested the channel inventory levels by comparing the on-hand inventory amounts for a sample of resellers to information obtained from the resellers and evaluated the reasonableness of reconciling items.

We have served as the Business’s auditor since 2023.

Irvine, California

October 11, 2024

The Flash Business of Western Digital Corporation

COMBINED BALANCE SHEETS

(in millions)

	June 28, 2024	June 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$328	$292
Accounts receivable, net	935	539
Inventories	1,955	2,269
Income tax receivable	7	3
Other current assets	221	234
Notes due from Parent	102	63

Total current assets	3,548	3,400
Property, plant and equipment, net	791	933
Notes receivable and investments in Flash Ventures	1,001	1,411
Goodwill	7,207	7,212
Deferred tax assets	96	76
Income tax receivable, non-current	11	9
Other non-current assets	852	779

Total assets	$13,506	$13,820

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$357	$334
Accounts payable to related parties	313	292
Accrued expenses	424	483
Income taxes payable	20	48
Accrued compensation	195	98
Notes due to Parent	814	919

Total current liabilities	2,123	2,174
Deferred tax liabilities	15	28
Other liabilities	286	179

Total liabilities	2,424	2,381
Commitments and contingencies (Notes 9, 10, 12 and 14)
Parent company net investment:
Parent company net investment	11,534	11,782
Accumulated other comprehensive loss	(452)	(343)

Total Parent company net investment	11,082	11,439

Total liabilities and Parent company net investment	$13,506	$13,820

The accompanying notes are an integral part of these Combined Financial Statements.

The Flash Business of Western Digital Corporation

COMBINED STATEMENTS OF OPERATIONS

(in millions)

	Year Ended
	June 28, 2024	June 30, 2023	July 1, 2022
Revenue, net	$6,663	$6,086	$9,754
Cost of revenue	5,591	5,656	6,510

Gross profit	1,072	430	3,244

Operating expenses:
Research and development	1,061	1,167	1,362
Selling, general and administrative	455	558	666
Employee termination, asset impairment and other	(40)	69	16
Business separation costs	64	—	—
Goodwill impairment	—	671	—

Total operating expenses	1,540	2,465	2,044

Operating income (loss)	(468)	(2,035)	1,200
Interest and other income (expense):
Interest income	12	21	6
Interest expense	(40)	(31)	(15)
Other income (expense), net	(7)	43	43

Total interest and other income (expense), net	(35)	33	34

Income (loss) before taxes	(503)	(2,002)	1,234
Income tax expense	169	141	170

Net income (loss)	$(672)	$(2,143)	$1,064

The accompanying notes are an integral part of these Combined Financial Statements.

The Flash Business of Western Digital Corporation

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

	Year Ended
	June 28, 2024	June 30, 2023	July 1, 2022
Net income (loss)	$(672)	$(2,143)	$1,064
Other comprehensive income (loss), before tax:
Foreign currency translation adjustment	(43)	(35)	(107)
Net unrealized gain (loss) on derivative contracts	(87)	128	(245)
Total other comprehensive income (loss), before tax	(130)	93	(352)
Income tax benefit (expense) related to items of other comprehensive income (loss), before tax	21	(29)	35

Other comprehensive income (loss), net of tax	(109)	64	(317)

Total comprehensive income (loss)	$(781)	$(2,079)	$747

The accompanying notes are an integral part of these Combined Financial Statements.

The Flash Business of Western Digital Corporation

COMBINED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended
	June 28, 2024	June 30, 2023	July 1, 2022
Cash flows from operating activities
Net income (loss)	$(672)	$(2,143)	$1,064
Adjustments to reconcile net income (loss) to net cash provided (used in) by operations:
Depreciation and amortization	224	448	525
Stock-based compensation	149	165	171
Deferred income taxes	(16)	(81)	(68)
Asset impairment	4	1	—
Goodwill impairment	—	671	—
(Gain) loss on disposal of assets	(60)	—	3
Gain on business divestiture	—	—	(9)
Gain on sale of investments	(1)	(3)	—
Impairment of equity investments	—	—	6
Unrealized foreign exchange (gain) loss	13	(37)	31
Equity (earnings) loss in investees, net of dividends received	49	(45)	(51)
Other non-cash operating activities, net	87	114	79
Changes in:
Accounts receivable, net	(395)	750	(165)
Inventories	314	(277)	(56)
Accounts payable	32	(124)	39
Accounts payable to related parties	21	(23)	(78)
Accrued expenses	(51)	(104)	160
Accrued compensation	99	(56)	(31)
Other assets and liabilities, net	(106)	31	(469)

Net cash provided by (used in) operating activities	(309)	(713)	1,151

Cash flows from investing activities
Purchases of property, plant and equipment	(166)	(219)	(410)
Proceeds from the sale of property, plant and equipment	137	—	1
Proceeds from disposition of business	—	—	25
Notes receivable issuances to Flash Ventures	(243)	(627)	(809)
Notes receivable proceeds from Flash Ventures	482	641	718
Strategic investments and other, net	—	16	3

Net cash provided by (used in) investing activities	210	(189)	(472)

Cash flows from financing activities
Proceeds from principal repayments on Notes due from Parent	14	216	307
Proceeds from borrowings on Notes due to Parent	—	54	199
Repayments of Principal on Notes due to Parent	(102)	(86)	—
Origination of Notes due from Parent	(170)	—	(223)
Transfers from (to) Parent	394	676	(933)

Net cash provided by (used in) financing activities	136	860	(650)

Effect of exchange rate changes on cash	(1)	(1)	(2)

Net increase (decrease) in cash and cash equivalents	36	(43)	27
Cash and cash equivalents, beginning of year	292	335	308

Cash and cash equivalents, end of year	$328	$292	$335

Supplemental disclosure of cash flow information:
Non-cash transfers of property, plant and equipment from Parent	$11	$18	$13
Cash paid for interest	12	7	2
Cash received for interest	10	12	2
Non-cash transfers of deferred taxes to Parent	(17)	(2)	(2)
Non-cash transfers of Notes due from Parent transferred to Parent	(113)	(316)	—

The accompanying notes are an integral part of these Combined Financial Statements.

The Flash Business of Western Digital Corporation

COMBINED STATEMENTS OF CHANGES IN PARENT COMPANY NET INVESTMENT

(in millions)

	Parent Company Net Investment	Accumulated Other Comprehensive Loss	Total
Balance at July 2, 2021	$13,071	$(90)	$12,981
Net income	1,064	—	1,064
Foreign currency translation adjustment	—	(107)	(107)
Net unrealized loss on derivative contracts	—	(210)	(210)
Stock-based compensation	171	—	171
Net transfer to Parent	(922)	—	(922)

Balance at July 1, 2022	13,384	(407)	12,977
Net loss	(2,143)	—	(2,143)
Foreign currency translation adjustment	—	(35)	(35)
Net unrealized gain on derivative contracts	—	99	99
Stock-based compensation	165	—	165
Net transfer from Parent	376	—	376

Balance at June 30, 2023	11,782	(343)	11,439
Net loss	(672)	—	(672)
Foreign currency translation adjustment	—	(43)	(43)
Net unrealized loss on derivative contracts	—	(66)	(66)
Stock-based compensation	149	—	149
Net transfer from Parent	275	—	275

Balance at June 28, 2024	$11,534	$(452)	$11,082

The accompanying notes are an integral part of these Combined Financial Statements.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1. Organization and Basis of Presentation

Description of the Business

The accompanying Combined Financial Statements present, on a historical cost basis, the combined assets, liabilities, revenues and expenses of the flash business of Western Digital Corporation (the “Business”), a business of Western Digital Corporation and its subsidiaries (collectively “WDC” or “Parent”). The Business is a leading developer, manufacturer and provider of data storage devices and solutions based on NAND flash technology. With a differentiated innovation engine driving advancements in storage and semiconductor technologies, our broad and ever-expanding portfolio delivers powerful flash storage solutions for everyone from students, gamers and home offices to the largest enterprises and public clouds to capture, preserve, access and transform an ever-increasing diversity of data. The Business operates primarily in the U.S. and internationally with a significant concentration in Asia Pacific. On October 30, 2023, our Parent announced that its board of directors (the “WDC Board of Directors”) authorized management to pursue a plan to separate the Business into an independent public company. The completion of the separation is subject to certain conditions, including final approval by the WDC Board of Directors. Our Parent is targeting to complete the separation of the Business in the second half of calendar year 2024.

The Business’s solutions include a broad range of solid-state drives, embedded products, removable cards, universal serial bus drives and wafers and components. The Business’s broad portfolio of technology and products address multiple end markets of “Cloud,” “Client” and “Consumer.” The Business also generates license and royalty revenue from its extensive intellectual property (“IP”) portfolio, which is included in each of these three end market categories.

For the avoidance of doubt, when using the terms “we,” “us,” or “our” throughout this report, it is in reference to the Business.

Basis of Presentation

Throughout the periods covered by the Combined Financial Statements, the Business was an operating segment of WDC. Consequently, stand-alone financial statements have not historically been prepared for the Business. The accompanying Combined Financial Statements have been prepared from WDC’s historical consolidated financial statements and accounting records and are presented on a stand-alone basis as if the Business’s operations had been conducted independently from WDC. The Combined Financial Statements include the historical results of operations, financial position and cash flows of the Business in accordance with accounting principles generally accepted in the United States (“GAAP”) and the Business has adopted accounting policies and practices which are generally accepted in the industry in which it operates. As no single legal entity of the Business has a controlling financial interest in all other legal entities, Combined Financial Statements have been prepared.

Intercompany transactions have been eliminated. With the exception of balances associated with lending arrangements reflected within Notes due to (from) Parent in the Combined Balance Sheets, transactions between the Business and the Parent are generally considered to be effectively settled in the Combined Financial Statements at the time the transactions are recorded. The total net effect of the settlement of these transactions is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as Parent company net investment. General financing activities include the net impact of any cash movements resulting from the Parent’s centralized treasury cash management.

The Combined Statements of Operations and Comprehensive Income (Loss) include all revenues and costs directly attributable to the Business as well as an allocation of expenses related to facilities, functions and

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

services provided by our Parent. Allocation of general corporate expenses from our Parent include, but are not limited to, executive management, finance, tax, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These corporate expenses have been allocated to the Business based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount, revenue or other relevant measures. The allocated costs are deemed to be settled between the Business and the Parent in the period in which the expense was recorded in the Combined Statements of Operations. The Combined Statements of Cash Flows present these corporate expenses as cash flows from operating activities, as these costs were incurred by our Parent on our behalf. We consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Business. The allocations may not, however, reflect the expense the Business would have incurred as a standalone company for the periods presented. Additionally, these costs may not be indicative of the expenses that the Business will incur in the future or would have incurred if the Business had obtained these services from an unrelated third party. It is not practicable to estimate the actual costs that would have been incurred had the Business been a standalone company during the periods presented. The actual costs that may have been incurred would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by employees and decisions with respect to areas such as facilities, information technology and operating infrastructure.

Our Parent maintains various stock-based compensation plans at a corporate level. Employees of the Business participate in those programs and a portion of the compensation cost associated with those plans is included in the Business’s Combined Statements of Operations. Stock-based compensation expense has been included within Parent company net investment. The amounts presented in the Combined Financial Statements are not necessarily indicative of future awards and may not reflect the results that the Business would have experienced as a stand-alone entity.

Current and deferred income taxes and related tax expense have been determined based on the stand-alone results of the Business by applying Accounting Standards Codification No. 740, Income Taxes (“ASC 740”), to the Business’s operations in each country as if it were a separate taxpayer (i.e., following the Separate Return Methodology).

The Combined Balance Sheets include all assets and liabilities that are specifically identifiable or otherwise attributable to the Business. Assets and liabilities shared between the Business and the Parent were included in the stand-alone financial statements to the extent the asset is primarily used by the Business. If the Business is not the primary user of the asset, it was excluded entirely from the Combined Financial Statements. The Parent has historically used a centralized approach to cash management and financing of its operations, as needed. Certain of our cash is transferred to the Parent according to centrally managed cash programs by treasury and the Parent funds our operating and investing activities as needed. Cash transfers to and from the Parent’s cash management accounts are reflected as a component of Parent company net investment in the Combined Balance Sheets. Cash and cash equivalents in our Combined Balance Sheets primarily represent cash held locally by entities included in our Combined Financial Statements.

None of the debt obligations of the Parent or corresponding interest expense have been included in the accompanying Combined Financial Statements, as the Business is neither the legal obligor, nor transferee for any portion of such debt. Our Parent’s debt obligations are secured by a lien on substantially all assets and properties of WDC and certain key subsidiaries, which includes assets and properties of the Business.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Fiscal Year

The Business’s fiscal year ends on the Friday nearest to June 30 and typically consists of 52 weeks. Approximately every five to six years, we report a 53-week fiscal year to align the fiscal year with the foregoing policy. Fiscal years 2024, 2023 and 2022 which ended on June 28, 2024, June 30, 2023, and July 1, 2022, respectively, are comprised of 52 weeks, with all quarters presented consisting of 13 weeks. Unless otherwise indicated, references herein to specific years and quarters are to fiscal years and fiscal quarters, and references to financial information are on a combined basis.

Segment Reporting

Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the company’s chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Business currently operates as both a single operating and reportable segment.

Business Separation Costs

On October 30, 2023, our Parent announced that its Board of Directors had completed its strategic review and, after evaluating a comprehensive range of alternatives, authorized WDC to pursue a plan to separate its Hard Disk Drive (“HDD”) and Flash business units to create two independent, public companies. As a result of the plan, the Business has incurred separation and transition costs and expects to incur such costs through the completion of the separation from WDC. The separation and transition costs are recorded within Business separation costs in the Combined Statements of Operations.

Use of Estimates

Management has made estimates and assumptions relating to the reporting of certain assets and liabilities in conformity with U.S. GAAP. These estimates and assumptions have been applied using methodologies that are consistent throughout the periods presented with consideration given to the potential impacts of current macroeconomic conditions. However, actual results could differ materially from these estimates.

Cash Equivalents

The Business’s cash equivalents represent highly liquid investments in money market funds, which are invested in U.S. Treasury securities and U.S. Government agency securities as well as bank certificates of deposit with original maturities at purchase of three months or less. These deposits are typically in excess of U.S. insured limits. Cash equivalents are carried at cost plus accrued interest, which approximates fair value.

Equity Investments

The Business enters into certain strategic investments for the promotion of business and strategic objectives. The equity method of accounting is used if the Business’s ownership interest is greater than or equal to 20.0% but less than a majority or where the Business has the ability to exercise significant influence over operating and financial policies. The Business’s equity in the earnings or losses in equity-method investments is recognized in Other income (expense), net, in the Combined Statements of Operations. Equity earnings or losses in the Business’s investments in Flash Ventures (as defined in Note 9) are reported on a three-month lag.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

If the Business’s ownership interest is less than 20.0% and the Business does not have the ability to exercise significant influence over operating and financial policies of the investee, the Business accounts for these investments at fair value, or if these equity securities do not have a readily determinable fair value, these securities are measured and recorded using the measurement alternative under Accounting Standards Update (“ASU”) No. 2016-01, “Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” which is cost minus impairment, if any, plus or minus changes resulting from observable price changes. These investments are recorded within Other non-current assets in the Combined Balance Sheets and are periodically analyzed to determine whether or not impairment indicators exist.

Variable Interest Entities

The Business evaluates its investments and other significant relationships to determine whether any investee is a variable interest entity (“VIE”). If the Business concludes that an investee is a VIE, the Business evaluates its power to direct the activities of the investee, its obligation to absorb the expected losses of the investee and its right to receive the expected residual returns of the investee to determine whether the Business is the primary beneficiary of the investee. If the Business is the primary beneficiary of a VIE, the Business consolidates such entity and reflects the non-controlling interest of other beneficiaries of that entity. The Business does not have any investments in variable interest entities requiring consolidation.

Fair Value of Financial Instruments

The carrying amounts of cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value for all periods presented because of the short-term maturity of these assets and liabilities. The carrying value of notes receivable from Flash Ventures (as defined in Note 9) also approximates fair value for all periods presented because they bear variable market rates of interest. The fair value of investments that are not accounted for under the equity method is based on appropriate market information. The carrying amounts of Notes due to Parent and Notes due from Parent approximate their fair value as the notes are due on demand.

Inventories

The Business values inventories at the lower of cost (first-in, first-out) or net realizable value. Inventory write-downs are recorded for the valuation of inventory at the lower of cost or net realizable value by analyzing market conditions and estimates of future sales prices as compared to inventory costs and inventory balances.

The Business evaluates inventory balances for excess quantities and obsolescence on a regular basis by analyzing estimated demand, inventory on hand, sales levels and other information and reduces inventory balances to net realizable value for excess and obsolete inventory based on this analysis. Unanticipated changes in technology or customer demand could result in a decrease in demand for one or more of the Business’s products, which may require a write-down of inventory that could materially affect operating results.

Property, Plant and Equipment

Property and equipment are carried at cost less accumulated depreciation. The cost of property, plant and equipment is depreciated over the estimated useful lives of the respective assets. The Business’s buildings and improvements are depreciated over periods ranging from fifteen to thirty years. The majority of the Business’s machinery and equipment, software and furniture and fixtures, are depreciated on a straight-line basis over a period of two to seven years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the related lease terms.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Goodwill and Other Long-Lived Assets

Goodwill attributed to the Business represents the amount by which the purchase price of businesses acquired in a business combination exceeded the estimated fair value of acquired net assets.

Goodwill is not amortized. Instead, it is tested for impairment on an annual basis or more frequently whenever events or changes in circumstances indicate that goodwill may be impaired. The Business performs an annual impairment test as of the beginning of its fourth quarter or sooner if an indicator of impairment exists. The Business uses qualitative factors to determine whether goodwill is more likely than not impaired and whether a quantitative test for impairment is considered necessary. If the Business concludes from the qualitative assessment that goodwill is more likely than not impaired, the Business is required to perform a quantitative approach to determine the amount of impairment.

The Business is required to use judgment when applying the goodwill impairment test including the identification of reporting units, assignment of assets, liabilities and goodwill to reporting units, and determination of the fair value of each reporting unit. In addition, the estimates used to determine the fair value of reporting units may change based on results of operations, macroeconomic conditions or other factors. Changes in these estimates could materially affect the Business’s assessment of the fair value and goodwill impairment.

The Business’s assessment resulted in no impairment of goodwill in fiscal years 2024 and 2022. In fiscal year 2023, certain macroeconomic conditions caused the Business to perform a quantitative impairment analysis which resulted in a $671 million impairment of goodwill for the fiscal year ended June 30, 2023. See Note 5, Supplemental Financial Statement Data, for additional disclosures related to the goodwill impairment assessment that was performed.

Other long-lived assets are depreciated or amortized over their estimated useful lives based on the pattern in which the economic benefits are expected to be received. Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If impairment is indicated, the impairment is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. The estimates of fair value require evaluation of future market conditions and product lifecycles as well as projected revenue, earnings and cash flow. See Note 5, Supplemental Financial Statement Data, for additional disclosures related to the Business’s other intangible assets.

Revenue and Accounts Receivable

The Business recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to the customer. The transaction price to be recognized as revenue is adjusted for variable consideration, such as sales incentives, and excludes amounts collected on behalf of third parties, including taxes imposed by governmental authorities. The Business’s performance obligations are typically not constrained based on the Business’s history with similar transactions and the fact that uncertainties are resolved in a fairly short period of time.

Substantially all of the Business’s revenue is from the sale of tangible products for which the performance obligations are satisfied at a point in time, generally upon delivery. The Business’s services revenue mainly includes professional service arrangements and post contract customer support, warranty as a service and maintenance contracts and was not material for the periods presented. The performance obligations for the Business’s services are generally satisfied ratably over the service period based on the nature of the service provided and contract terms. Similarly, revenue from patent licensing arrangements is recognized based on

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

whether the arrangement provides the customer a right to use or right to access the IP. Revenue for a right to use arrangement is recognized at the time the control of the license is transferred to the customer. Revenue for a right to access arrangement is recognized over the contract period using the time lapse method. For the sales-based royalty arrangements, the Business estimates and recognizes revenue in the period in which customers’ licensable sales occur.

The Business’s customer payment terms are typically less than two months from the date control over the product or service is transferred to the customer. The Business uses the practical expedient and does not recognize a significant financing component for payment considerations of less than one year. The financing components of contracts with payment terms were not material.

The Business provides distributors and retailers, which we refer to collectively as resellers, with limited price protection for inventories held by resellers at the time of published list price reductions. The Business also provides resellers and original equipment manufacturers (“OEMs”) with other sales incentive programs. The Business records estimated variable consideration related to these items as a reduction to revenue at the time of revenue recognition. The Business uses judgment in its assessment of variable consideration in contracts to be included in the transaction price. The Business uses the expected value method to arrive at the amount of variable consideration. The Business constrains variable consideration until the likelihood of a significant revenue reversal is not probable and believes that the expected value method is the appropriate estimate of the amount of variable consideration based on the fact that the Business has a large number of contracts with similar characteristics.

For sales to OEMs, the Business’s methodology for estimating variable consideration is based on the amount of consideration expected to be earned based on the OEMs’ volume of purchases from the Business or other agreed-upon sales incentive programs. For sales to resellers, the Business’s methodology for estimating variable consideration is based on several factors including historical pricing information, current pricing trends and channel inventory levels. Differences between the estimated and actual amounts of variable consideration are recognized as adjustments to revenue.

Marketing development program costs are typically recorded as a reduction of the transaction price and, therefore, of revenue. The Business nets sales rebates against open customer receivable balances if the criteria to offset are met, otherwise they are recorded within other accrued liabilities.

For contracts with multiple performance obligations, the Business evaluates whether each deliverable is a distinct promise and should be accounted for as a separate performance obligation. If a promised good or service is not distinct in accordance with the revenue guidance, the Business combines that good or service with the other promised goods or services in the arrangement until a distinct bundle of goods is identified. If applicable, the Business allocates the transaction price to the performance obligations of each distinct product or service, or distinct bundle, based on their relative standalone selling prices.

The Business records an allowance for doubtful accounts by analyzing specific customer accounts and assessing the risk of loss based on insolvency or other collection issues. In addition, the Business routinely analyzes the various receivable aging categories to establish reserves based on a combination of past due receivables and expected future losses. If the financial condition of a significant customer deteriorates resulting in its inability to pay its accounts when due, or if the Business’s overall loss trajectory changes significantly, an adjustment in the Business’s allowance for doubtful accounts would be required, which could materially affect operating results.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Warranty

The Business records an accrual for estimated warranty costs when revenue is recognized. The Business generally warrants its products for a period of one to five years, with a small number of products having a warranty ranging up to ten years or more. The warranty provision considers estimated product failure rates and trends, estimated replacement costs, estimated repair costs which include scrap costs and estimated costs for customer compensatory claims related to product quality issues, if any. For warranties ten years or greater, including lifetime warranties, the Business uses the estimated useful life of the product to calculate the warranty exposure. A statistical warranty tracking model is used to help prepare estimates and assist the Business in exercising judgment in determining the underlying estimates. The statistical tracking model captures specific details on product reliability, such as factory test data, historical field return rates and costs to repair by product type. Management’s judgment is subject to a greater degree of subjectivity with respect to newly introduced products because of limited field experience with those products upon which to base warranty estimates. Management reviews the warranty accrual quarterly for products shipped in prior periods and which are still under warranty. Any changes in the estimates underlying the accrual may result in adjustments that impact current period gross profit and income. Such changes are generally a result of differences between forecasted and actual return rate experience and costs to repair and could differ significantly from the estimates.

Litigation and Other Contingencies

When the Business becomes aware of a claim or potential claim, the Business assesses the likelihood of any loss or exposure. The Business discloses information regarding each material claim where the likelihood of a loss contingency is probable or reasonably possible. If a loss contingency is probable and the amount of the loss can be reasonably estimated, the Business records an accrual for the loss. In such cases, there may be an exposure to potential loss in excess of the amount accrued. Where a loss is not probable but is reasonably possible or where a loss in excess of the amount accrued is reasonably possible, the Business discloses an estimate of the amount of the loss or range of possible losses for the claim if a reasonable estimate can be made, unless the amount of such reasonably possible losses is not material to the Business’s financial position, results of operations or cash flows. The ability to predict the ultimate outcome of such matters involves judgments, estimates and inherent uncertainties. The actual outcome of such matters could differ materially from management’s estimates. See Note 14, Legal Proceedings, for additional disclosures related to the Business’s litigation.

Advertising Expense

Advertising costs are expensed as incurred and amounted to $31 million, $35 million and $47 million in 2024, 2023 and 2022, respectively. These expenses are included in Selling, general and administrative in the Combined Statements of Operations.

Research and Development Expense

Research and development (“R&D”) expenditures are expensed as incurred.

Income Taxes

Income taxes are calculated as if the Business files tax returns on a stand-alone basis separate from the Parent. The Business accounts for income taxes under the asset and liability method, which provides that deferred tax assets and liabilities be recognized for temporary differences between the financial reporting basis and the tax basis of assets and liabilities and expected benefits of utilizing net operating loss (“NOL”) and tax credit carryforwards. The Business records a valuation allowance when it is more likely than not that the deferred

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

tax assets will not be realized. Each quarter, the Business evaluates the need for a valuation allowance for its deferred tax assets and adjusts the valuation allowance so that the Business records net deferred tax assets only to the extent that it has concluded it is more likely than not that these deferred tax assets will be realized. The Business accounts for interest and penalties related to income taxes as a component of the provision for income taxes.

The Business recognizes liabilities for uncertain tax positions based on a two-step process. To the extent a tax position does not meet a more-likely-than-not level of certainty, no benefit is recognized in the financial statements. If a position meets the more-likely-than-not level of certainty, it is recognized in the financial statements at the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. Interest and penalties related to unrecognized tax benefits are recognized in liabilities recorded for uncertain tax positions and are recorded in the provision for income taxes. The actual liability for unrealized tax benefits in any such contingency may be materially different from the Business’s estimates, which could result in the need to record additional liabilities for unrecognized tax benefits or potentially adjust previously recorded liabilities for unrealized tax benefits and may materially affect the Business’s operating results.

Stock-based Compensation Expense

The Business’s employees have historically participated in Parent’s stock-based compensation programs. Stock-based compensation expense has been attributed to the Business based on the awards and terms previously granted to the Business’s direct employees, as well as an allocation of Parent’s corporate and shared functional employee expenses.

Certain employees of the Business have been granted restricted stock or restricted stock units under which shares of the Parent’s common stock vest based on the passage of time or achievement of performance and market conditions. Under the Parent’s Employee Stock Purchase Plan (“ESPP”), eligible employees may authorize payroll deductions of up to 10% of their eligible compensation. The fair value of ESPP purchase rights issued is estimated at the date of grant of the purchase rights using the Black-Scholes-Merton option-pricing model. The Black-Scholes-Merton option-pricing model requires the input of assumptions such as the expected stock price volatility and the expected period until options are exercised. Purchase rights under the ESPP are generally granted on either June 1st or December 1st of each year.

Other Comprehensive Income (Loss), Net of Tax

Other comprehensive income (loss), net of tax refers to gains and losses that are recorded as an element of equity but are excluded from net income (loss). The Business’s other comprehensive income (loss), net of tax is primarily comprised of unrealized gains or losses on foreign exchange contracts designated as cash flow hedges and foreign currency translation.

Derivative Contracts

The majority of the Business’s transactions are in U.S. dollars; however, some transactions are based in various foreign currencies. The Business purchases foreign exchange contracts to hedge the impact of foreign currency exchange fluctuations on certain underlying assets, liabilities and commitments for Operating expenses and product costs denominated in foreign currencies. The purpose of entering into these hedging transactions is to minimize the impact of foreign currency fluctuations on the Business’s results of operations. Substantially all of these contract maturity dates do not exceed 12 months. All foreign exchange contracts are for risk management purposes only. The Business does not purchase foreign exchange contracts for speculative or

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

trading purposes. The Business had foreign exchange contracts with commercial banks for European euro, Canadian dollar, Japanese yen, Malaysian ringgit, Korean won and Israeli shekel, which had an aggregate notional amount of $2.9 billion and $4.2 billion at June 28, 2024 and June 30, 2023, respectively.

If the derivative is designated as a cash flow hedge and is determined to be highly effective, the change in fair value of the derivative is initially deferred in Other comprehensive income (loss), net of tax. These amounts are subsequently recognized into earnings when the underlying cash flow being hedged is recognized into earnings. Recognized gains and losses on foreign exchange contracts are reported in cost of revenue and operating expenses and presented within cash flows from operating activities. Hedge effectiveness is measured by comparing the hedging instrument’s cumulative change in fair value from inception to maturity to the underlying exposure’s terminal value. The Business determined the ineffectiveness associated with its cash flow hedges to be immaterial to the Combined Financial Statements for the periods presented.

A change in the fair value of undesignated hedges is recognized in earnings in the period incurred and is reported in other income (expense), net.

Leases

The Business leases certain domestic and international facilities under long-term, non-cancelable operating leases that expire at various dates through 2039. These leases include no material variable or contingent lease payments. Operating lease assets and liabilities are recognized based on the present value of the remaining lease payments discounted using the Business’s incremental borrowing rate. Operating lease assets also include prepaid lease payments minus any lease incentives. Extension or termination options present in the Business’s lease agreements are included in determining the right-of-use asset and lease liability when it is reasonably certain the Business will exercise that option. Lease expense is recognized on a straight-line basis over the lease term.

Note 2. Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

In September 2022, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update (“ASU”) No. 2022-04, “Liabilities-Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations”, which requires annual and interim disclosures for entities that use supplier finance programs in connection with the purchase of goods and services. The ASU requires the Business to provide disclosure of outstanding obligations to such suppliers for all balance sheet dates presented beginning with the Business’s first quarter of 2024 and to provide certain rollforward information related to those obligations beginning in the Business’s first fiscal quarter of 2025, with early adoption permitted. The ASU does not affect the recognition, measurement or financial statement presentation of supplier finance program obligations. The Business adopted the guidance on the first day of fiscal year 2024 and the adoption did not have a material impact on its Combined Financial Statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which expands on segment reporting requirements primarily through enhanced disclosures surrounding significant segment expenses. The ASU expands on existing segment reporting requirements to require that a public entity disclose, on an annual and interim basis, significant segment expenses that are regularly provided to an entity’s CODM, a description of other segment items by reportable segment, and

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

any additional measures of a segment’s profit or loss used by the CODM when deciding how to allocate resources. These incremental disclosures will be required beginning with the Business’s financial statements for the year ending June 27, 2025. The Business expects to provide any required disclosures at that time.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” The ASU calls for enhanced income tax disclosure requirements surrounding the tabular rate reconciliation and income taxes paid. The amendments are effective for the Business’s fiscal year 2026, with early adoption permitted. The Business is currently compiling the information required for these disclosures. These incremental disclosures will be required beginning with the Business’s financial statements for the year ending June 27, 2025. The Business expects to provide any required disclosures at that time.

Note 3. Geographic Information and Concentrations of Risk

Disaggregated Revenue

The Business’s broad portfolio of technology and products addresses multiple end markets. Cloud represents a large and growing end market comprised primarily of products for public or private cloud environments and enterprise customers. Through the Client end market, the Business provides its OEM and channel customers a broad array of high-performance flash solutions across personal computer, mobile, gaming, automotive, virtual reality headsets, at-home entertainment and industrial spaces. The Consumer end market is highlighted by the Business’s broad range of retail and other end-user products, which capitalize on the strength of the Business’s product brand recognition and vast points of presence around the world.

The Business’s disaggregated revenue information is as follows:

	2024	2023	2022
	(in millions)
Revenue by end market
Cloud	$325	$500	$1,264
Client	4,069	3,637	6,038
Consumer	2,269	1,949	2,452

Total revenue	$6,663	$6,086	$9,754

The Business’s operations outside the United States include manufacturing facilities in China, Japan, Malaysia, as well as sales offices throughout the Americas, Asia Pacific, Europe and the Middle East. The following tables summarize the Business’s operations by geographic area:

	2024	2023	2022
	(in millions)
Net revenue[1]
United States	$933	$1,133	$1,768
China	2,549	2,302	3,769
Hong Kong	1,044	690	1,324
Rest of Asia	917	898	1,391
Europe, Middle East and Africa	1,058	930	1,349
Other	162	133	153

Total	$6,663	$6,086	$9,754

(1)

Net revenue is attributed to geographic regions based on the ship-to location of the customer. License and royalty revenue is attributed to countries based upon the location of the headquarters of the licensee.

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Disaggregated Long-lived Assets

The Business’s long-lived assets, including property, plant and equipment by geographic area, are as follows:

	2024	2023
	(in millions)
Long-lived assets[2]
United States	$77	$154
China	249	298
Malaysia	388	390
Rest of Asia	4	4
Europe, Middle East and Africa	73	87

Total	$791	$933

(2)	Long-lived assets include property, plant and equipment and are attributed to the geographic location in which they are located.

Customer Concentration and Credit Risk

The Business sells its products to computer manufacturers and OEMs, cloud service providers, resellers, distributors and retailers throughout the world. For fiscal year 2024, no customer accounted for more than 10% of the Business’s net revenue. For fiscal year 2023, one customer accounted for 15% of the Business’s net revenue. For fiscal year 2022, one customer accounted for 11% of the Business’s net revenue. For 2024, 2023 and 2022, the Business’s top 10 customers accounted for 41%, 47% and 47% of the Business’s net revenue, respectively.

The Business performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral. The Business maintains allowances for potential credit losses, and such losses have historically been within management’s expectations. At any given point in time, the total amount outstanding from any one of a number of its customers may be individually significant to the Business’s financial results. As of June 28, 2024, the Business had net accounts receivable of $935 million, and one customer accounted for 10% of the Business’s outstanding accounts receivable. As of June 30, 2023, the Business had net accounts receivable of $539 million, and two customers accounted for 39% and 18% of the Business’s outstanding accounts receivable, respectively. Reserves for potential credit losses were not material as of each period end.

The Business also has cash equivalent and investment policies that limit the amount of credit exposure to any one financial institution or investment instrument and requires that investments be made only with financial institutions or in investment instruments evaluated as highly credit-worthy.

Supplier Concentration

All of the Business’s flash products require silicon wafers for the memory and controller components. The Business’s flash memory wafers are currently supplied almost entirely from Flash Ventures (as defined in Note 9) and the Business’s controller wafers are all manufactured by third-party sources. The failure of any of these sources to deliver silicon wafers could have a material adverse effect on the Business’s business, financial condition and results of operations.

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

In addition, some key components are purchased from single-source vendors for which alternative sources are currently not available. Shortages could occur in these essential materials due to an interruption of supply or increased demand in the industry. If the Business was unable to procure certain of such materials, the Business’s sales could decline, which could have a material adverse effect upon its results of operations. The Business also relies on third-party subcontractors to assemble and test a portion of its products. The Business does not have long-term contracts with some of these subcontractors and cannot directly control product delivery schedules or manufacturing processes. This could lead to product shortages or quality assurance problems that could increase the manufacturing costs of the Business’s products and have material adverse effects on the Business’s operating results.

Note 4. Revenues

Contract assets represent the Business’s rights to consideration where performance obligations are completed but the customer payments are not due until another performance obligation is satisfied. The Business did not have any contract assets as of June 28, 2024, or June 30, 2023. Contract liabilities relate to customers’ payments in advance of performance under the contract and primarily relate to remaining performance obligations under professional service and support and maintenance contracts. Contract liabilities as of June 28, 2024, and June 30, 2023, and changes in contract liabilities during 2024 and 2023 were not material.

The Business incurs sales commissions and other direct incremental costs to obtain sales contracts. The Business has applied the practical expedient to recognize the direct incremental costs of obtaining contracts as an expense when incurred if the amortization period is expected to be one year or less or the amount is not material, with these costs charged to selling, general and administrative expenses. The Business had no direct incremental costs to obtain contracts that have an expected benefit of greater than one year.

The Business applies the practical expedients and does not disclose transaction price allocated to the remaining performance obligations for (i) arrangements that have an original expected duration of one year or less, which mainly consist of the support and maintenance contracts, and (ii) variable consideration amounts for sale-based or usage-based royalties for intellectual property license arrangements, which typically range longer than one year. Remaining performance obligations are mainly attributed to right-to-access patent license arrangements, professional service arrangements and customer support and service contracts which will be recognized over the remaining contract period. The transaction price allocated to the remaining performance obligations as of June 28, 2024, was not material.

Note 5. Supplemental Financial Statement Data

Goodwill

The following table provides a summary of goodwill activity for the periods presented:

(in millions)
Balance at July 2, 2021	$7,912
Reduction in goodwill in connection with disposition of business	(14)
Foreign currency translation adjustment	(11)

Balance at July 1, 2022	7,887
Impairment	(671)
Foreign currency translation adjustment	(4)

Balance at June 30, 2023	7,212
Foreign currency translation adjustment	(5)

Balance at June 28, 2024	$7,207

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

The Business determined that its single operating segment was also its single reporting unit. Goodwill is not amortized. Instead, it is tested for impairment annually as of the beginning of the Business’s fourth quarter, or more frequently if events or changes in circumstances indicate that goodwill may be impaired. The Business uses qualitative factors to determine whether goodwill is more-likely-than-not impaired and whether a quantitative test for impairment is considered necessary. If the Business concludes from the qualitative assessment that goodwill is more-likely-than-not-impaired, the Business is required to perform a quantitative approach to determine the amount of impairment.

Management did not identify any impairment indicators as of June 28, 2024 and did not incur any goodwill impairment charges for 2024. During fiscal year 2023, management identified several factors, including changes in industry and macroeconomic conditions, that warranted a quantitative analysis of impairment for the Business. The fair value of the operating segment was based on a weighting of two valuation methodologies: an income approach and a market approach.

The income approach was based on the present value of the projected discounted cash flows (“DCF”) expected to be generated by the operating segment. Those projections required the use of significant estimates and assumptions specific to the reporting unit as well as those based on general economic conditions, which included, among other factors, revenue growth rates, gross margins, operating costs, capital expenditures, assumed tax rates and other assumptions deemed reasonable by management. The present value was based on applying a weighted average cost of capital (“WACC”) which considered long-term interest rates and cost of equity based on the Business’s risk profile.

The market approach was based on a guideline Business method, which analyzed market multiples of revenue for a group of comparable public companies.

The Business reconciled the aggregated estimated fair value of the operating segment to our Parent’s market capitalization, including consideration of a control premium representing the estimated amount a market participant would pay to obtain a controlling interest in the Business.

Management determined that the carrying value of the reporting unit exceeded its fair value as derived from the valuation methodologies described above, resulting in recognition of a $671 million impairment charge for the fiscal year ended June 30, 2023.

The Business is required to use judgment when assessing goodwill for impairment, including evaluating the impact of industry and macroeconomic conditions and the determination of the fair value of the reporting unit. In addition, the estimates used to determine the fair value of the reporting unit as well as the actual carrying value may change based on future changes in the Business’s results of operations, macroeconomic conditions or other factors. Changes in these estimates could materially affect the Business’s assessment of the fair value and goodwill impairment. In addition, if negative macroeconomic conditions continue or worsen, goodwill could become further impaired, which could result in an additional impairment charge and materially adversely affect the Business’s financial condition and results of operations.

In May 2022, the Business decided to exit its RISC-V development operations and completed the sale of a portion of the business for $25 million. The sale of this business included the transfer of a small number of employees and an immaterial amount of other tangible and intangible assets as well as goodwill. The transaction resulted in a gain of approximately $9 million recorded in employee termination, asset impairment and other charges in the Combined Statements of Operations for the fiscal year ended July 1, 2022. The revenues and expenses related to this business were not material to the Combined Financial Statements and did not qualify to

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

be reported as a discontinued operation. The operating results of this business have been reflected in the Business’s results from continuing operations in the Combined Statements of Operations through the date of disposition.

Accounts receivable, net

From time to time, in connection with factoring agreements, our Parent sells certain of our trade accounts receivable without recourse to third-party purchasers in exchange for cash. In 2024, 2023 and 2022 the Parent sold trade accounts receivable of the Business and received cash proceeds of $339 million, $370 million and $103 million, respectively. The discounts on the trade accounts receivable sold during the periods were not material and were recorded within other income (expense), net in the Combined Statements of Operations. No factored receivables were outstanding as of June 28, 2024, and $70 million of factored receivables remained outstanding as of June 30, 2023.

Inventories

	June 28, 2024	June 30, 2023
	(in millions)
Inventories:
Raw materials and component parts	$1,398	$1,754
Work-in-process	237	182
Finished goods	320	333

Total inventories	$1,955	$2,269

Property, plant and equipment, net

	June 28, 2024	June 30, 2023
	(in millions)
Property, plant and equipment:
Land	$10	$35
Buildings and improvements	397	479
Machinery and equipment	2,340	2,280
Computer equipment and software	123	121
Furniture and fixtures	16	15
Construction-in-process	108	86

Property, plant and equipment, gross	2,994	3,016
Accumulated depreciation	(2,203)	(2,083)

Property, plant and equipment, net	$791	$933

Depreciation expense for property, plant and equipment totaled $224 million, $315 million and $306 million in 2024, 2023 and 2022, respectively.

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Intangible assets

Intangibles are amortized over the estimated useful life based on the pattern in which the economic benefits are expected to be received. As of June 28, 2024 and June 30, 2023, all finite-lived intangible assets were fully amortized. During 2024, 2023 and 2022, the Business did not record any impairment charges related to finite-lived intangible assets.

Intangible asset amortization was as follows:

	2024	2023	2022
	(in millions)
Intangible asset amortization	$—	$133	$219

Product warranty liability

Changes in the warranty accrual were as follows:

	2024	2023	2022
	(in millions)
Warranty accrual, beginning of period	$42	$52	$48
Charges to operations	28	30	35
Utilization	(34)	(26)	(19)
Changes in estimate related to pre-existing warranties	12	(14)	(12)

Warranty accrual, end of period	$48	$42	$52

The current portion of the warranty accrual is classified in accrued expenses and the long-term portion is classified in other liabilities as noted below:

	2024	2023
	(in millions)
Warranty accrual:
Current portion (included in Accrued expenses)	$27	$23
Long-term portion (included in Other liabilities)	21	19

Total warranty accrual	$48	$42

Other liabilities

Other liabilities are as follows:

	2024	2023
	(in millions)
Other liabilities:
Non-current net tax payable	$56	$30
Long-term lease liability	171	88
Other non-current liabilities	59	61

Total other liabilities	$286	$179

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Accumulated other comprehensive loss

Accumulated other comprehensive loss (“AOCL”), net of tax refers to expenses, gains and losses that are recorded as an element of equity but are excluded from net income (loss). The following table illustrates the changes in the balances of each component of AOCL:

	Foreign Currency Translation Adjustment	Unrealized Gain (Loss) on Derivative Contracts	Total Accumulated Comprehensive Loss
	(in millions)
Balance at July 1, 2022	(130)	(277)	(407)
Other comprehensive income (loss)	(35)	128	93
Income tax expense related to items of other comprehensive income (loss)	—	(29)	(29)

Net current-period other comprehensive income (loss)	(35)	99	64

Balance at June 30, 2023	(165)	(178)	(343)
Other comprehensive loss	(43)	(87)	(130)
Income tax benefit related to items of other comprehensive loss	—	21	21

Net current-period other comprehensive loss	(43)	(66)	(109)

Balance at June 28, 2024	$(208)	$(244)	$(452)

Note 6. Fair Value Measurements and Investments

Financial Instruments Carried at Fair Value

Financial assets and liabilities that are remeasured and reported at fair value at each reporting period are classified and disclosed in one of the following three levels:

Level 1.	Quoted prices in active markets for identical assets or liabilities.

Level 2.	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3.	Inputs that are unobservable for the asset or liability and that are significant to the fair value of the assets or liabilities.

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

The following tables present information about the Business’s financial assets and liabilities that are measured at fair value on a recurring basis, and indicate the fair value hierarchy of the valuation techniques utilized to determine such values for the periods presented:

	June 28, 2024
	Level 1	Level 2	Level 3	Total
	(in millions)
Assets:
Cash equivalents - Money market funds	$28	$—	$—	$28
Foreign exchange contracts	$—	$7	$—	$7

Total assets at fair value	$28	$7	$—	$35

Liabilities:
Foreign exchange contracts	$—	$179	$—	$179

Total liabilities at fair value	$—	$179	$—	$179

	June 30, 2023
	Level 1	Level 2	Level 3	Total
	(in millions)
Assets:
Foreign exchange contracts	$—	$31	$—	$31

Total assets at fair value	$—	$31	$—	$31

Liabilities:
Foreign exchange contracts	$—	$171	$—	$171

Total liabilities at fair value	$—	$171	$—	$171

Money Market Funds. The Business’s money market funds are funds invested in U.S. Treasury and U.S. Government agency securities. Money market funds are valued based on quoted market prices.

Foreign Exchange Contracts. The Business’s foreign exchange contracts are short-term contracts to hedge the Business’s foreign currency risk. Foreign exchange contracts are valued using an income approach that is based on the present value of a future cash flows model. The market-based observable inputs for the model include forward rates and credit default swap rates. For more information on the Business’s foreign exchange contracts, see Note 7, Derivative Instruments and Hedging Activities. Derivative assets and liabilities are reflected in the Business’s Combined Balance Sheets under other current assets and accrued expenses, respectively.

During 2024 and 2023, the Business had no transfers of financial assets and liabilities between levels and there were no changes in valuation techniques and the inputs used in the fair value measurement.

Note 7. Derivative Instruments and Hedging Activities

As of June 28, 2024, the Business had outstanding foreign exchange forward contracts that were designated as either cash flow hedges or non-designated hedges. Substantially all of the contract maturity dates of these foreign exchange forward contracts do not exceed twelve months. As of June 28, 2024, the Business did not have any derivative contracts with credit-risk-related contingent features.

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Changes in the fair values of the non-designated foreign exchange contracts are recognized in other income, net and are largely offset by corresponding changes in the fair values of the foreign currency denominated monetary assets and liabilities. For 2024, 2023 and 2022 total net realized and unrealized transaction and foreign exchange contract currency losses were $4 million, $5 million and $4 million, respectively.

Unrealized gains or losses on designated cash flow hedges are recognized in AOCL. For more information regarding cash flow hedges, see Note 5, Supplemental Financial Statement Data—Accumulated other comprehensive loss.

Note 8. Employee Benefit Plans

Defined Benefit Plans

The Business sponsors a defined benefit pension plan that is solely available for employees located in South Korea. As of June 28, 2024, and June 30, 2023, the plan had a net unfunded status of $6 million and $5 million, respectively, reported within other liabilities on the Combined Balance Sheets. Total pension expense included in cost of revenue and operating expenses in the Combined Statements of Operations was not material for each of the fiscal years ended June 28, 2024, June 30, 2023, and July 1, 2022. No employees of the Business participate in defined benefit pension plans sponsored by the Parent or its subsidiaries.

Defined Contribution Plans

Our eligible employees participate in a 401(k)-matching program, Western Digital Corporation 401(k) Plan (the “Plan”), maintained by the Parent. The Plan covers substantially all domestic employees, subject to certain eligibility requirements. Eligible employees receive employer matching contributions immediately upon hire unless the individual is covered by a collective bargaining agreement, provides services as a consultant, intern, independent contractor, leased or temporary employee or otherwise is not treated as a common-law employee.

Through December 31, 2021, eligible employees were generally able to contribute up to 75% of their eligible compensation on a combined pre-tax and Roth basis, 10% on a combined pre-tax catch-up and Roth catch-up basis, and 10% on a non-Roth after-tax basis subject to Internal Revenue Service (“IRS”) limitations. Eligible employees are generally able to contribute up to 85% of their eligible compensation on a combined pre-tax and Roth basis regardless of age, and 10% of their eligible compensation on an after-tax basis, all subject to IRS limitations. The Business may make a basic matching contribution equal to 50% of each eligible participant’s contribution that does not exceed 6% of the eligible participant’s annual compensation in the year of contribution. Furthermore, the Business’s employer matching contributions vest immediately. Contributions, including the Business’s matching contribution to the Plan, are recorded as soon as administratively possible after the Business makes payroll deductions from Plan participants.

Effective February 18, 2023, the Business announced its decision to suspend matching contributions through the end of the calendar year 2023. The Business later resumed matching contributions on January 1, 2024.

For 2024, 2023 and 2022, the Plan contributions attributable to the Business were $5 million, $9 million and $15 million, respectively.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Note 9. Related Parties and Related Commitments and Contingencies

Flash Ventures

The Business procures substantially all of its flash-based memory wafers from its business ventures with Kioxia Corporation (“Kioxia”), which consists of three separate legal entities: Flash Partners Ltd. (“Flash Partners”), Flash Alliance Ltd. (“Flash Alliance”) and Flash Forward Ltd. (“Flash Forward”), collectively referred to as “Flash Ventures.” The Business has a 49.9% ownership interest and Kioxia has a 50.1% ownership interest in each of these entities. Through Flash Ventures, the Business and Kioxia collaborate in the development and manufacture of flash-based memory wafers, which are manufactured by Kioxia at its wafer fabrication facilities located in Japan using semiconductor manufacturing equipment individually owned or leased by each Flash Ventures entity. Each Flash Ventures entity purchases wafers from Kioxia at cost and then resells those wafers to the Business and Kioxia at cost plus a markup.

Flash Partners. Flash Partners was formed in 2004 in connection with the construction of Kioxia’s “Y3” 300-millimeter wafer fabrication facility located in Yokkaichi, Japan.

Flash Alliance. Flash Alliance was formed in 2006 in connection with the construction of Kioxia’s “Y4” 300-millimeter wafer fabrication facility located in Yokkaichi, Japan.

Flash Forward. Flash Forward was formed in 2010 in connection with the construction of Kioxia’s “Y5” 300-millimeter wafer fabrication facility located in Yokkaichi, Japan. Y5 was built in two phases of approximately equal size.

New Y2. The Business has a facility agreement with Kioxia related to the construction and operation of Kioxia’s “New Y2” 300-millimeter wafer fabrication facility located in Yokkaichi, Japan. New Y2 primarily provided additional clean room space to convert a portion of 2-dimensional (“2D”) flash-based wafer production capacity to 3-dimensional (“3D”) flash-based wafer production capacity. Production of flash-based wafers in New Y2 started in 2016.

Y6. The Business also has a facility agreement with Kioxia related to the construction and operation of Kioxia’s “Y6” 300-millimeter wafer fabrication facility in Yokkaichi, Japan. Y6 is primarily intended to provide clean room space to continue the transition of existing 2D flash-based wafer capacity to 3D flash-based wafer production capacity. Production of flash-based wafers in Y6 started in 2018.

K1. The Business also has a facility agreement with Kioxia related to the construction and operation of Kioxia’s “K1” 300-millimeter wafer fabrication facility in Kitakami, Japan. The primary purpose of K1 is to provide clean room space to continue the transition of existing flash-based wafer capacity to newer technology nodes. Production of flash-based wafers in K1 started in 2019.

Y7. In January 2022, the Business entered into additional agreements regarding Flash Ventures’ investment in a new wafer fabrication facility in Yokkaichi, Japan, referred to as “Y7”. The primary purpose of Y7 is to provide clean room space to continue the transition of existing flash-based wafer capacity to newer flash technology nodes. Production of flash-based wafers in Y7 started in 2022.

K2. In June 2024, the Business entered into additional agreements regarding Flash Ventures’ investment in a new wafer fabrication facility in Kitakami, Japan, referred to as “K2”. The primary purpose of K2 is to provide clean room space to continue the transition of existing flash-based wafer capacity to newer flash technology nodes. Output from K2 is expected to begin in the first half of fiscal year 2026.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

In connection with the start-up of the K1, K2 and Y7 facilities, the Business has made prepayments over time, toward future building depreciation. During 2024, the Business made $74 million of prepayments and as of June 28, 2024, $523 million remained to be credited against future building depreciation charges.

As of June 28, 2024, the Business is committed to make additional building depreciation payments of $610 million. The additional future payments are scheduled as follows, based on Japanese yen to U.S. dollars exchange rate as of June 28, 2024: $372 million in fiscal year 2025, $29 million in fiscal year 2026, $109 million in fiscal year 2027, $87 million in fiscal year 2028, and $13 million in fiscal year 2029. As of June 28, 2024, in addition to the requirements to make building depreciation prepayments, the Business will also make payments for building depreciation of approximately $290 million at varying dates through fiscal year 2035.

The Business accounts for its ownership position of each entity within Flash Ventures under the equity method of accounting. The financial and other support provided by the Business in all periods presented was either contractually required or the result of a joint decision to expand wafer capacity, transition to new technologies or refinance existing equipment lease commitments. Entities within Flash Ventures are VIEs. The Business evaluated whether it is the primary beneficiary of any of the entities within Flash Ventures for all periods presented and determined that it is not the primary beneficiary of any of the entities within Flash Ventures because it does not have a controlling financial interest in any of those entities. In determining whether the Business is the primary beneficiary, the Business analyzed the primary purpose and design of Flash Ventures, the activities that most significantly impact Flash Ventures’ economic performance, and whether the Business had the power to direct those activities. The Business concluded, based upon its 49.9% ownership, the voting structure and the manner in which the day-to-day operations are conducted for each entity within Flash Ventures, that the Business lacked the power to direct most of the activities that most significantly impact the economic performance of each entity within Flash Ventures.

The following table presents the notes receivable from, and equity investments in, Flash Ventures for the periods presented:

	June 28, 2024	June 30, 2023
	(in millions)
Notes receivable, Flash Partners	$1	$37
Notes receivable, Flash Alliance	5	48
Notes receivable, Flash Forward	485	709
Investment in Flash Partners	148	160
Investment in Flash Alliance	219	274
Investment in Flash Forward	143	183

Total notes receivable and investments in Flash Ventures	$1,001	$1,411

During 2024, 2023 and 2022 the Business made net payments to Flash Ventures of $3.35 billion, $4.20 billion, $4.70 billion for purchased flash-based memory wafers and net loans.

The Business makes, or will make, loans to Flash Ventures to fund equipment investments for new process technologies and additional wafer capacity. The Business aggregates its Flash Ventures’ notes receivable into one class of financing receivables due to the similar ownership interest and common structure in each Flash Venture entity. For all reporting periods presented, no loans were past due, and no loan impairments were recorded. The Business’s notes receivable from each Flash Ventures entity, denominated in Japanese yen, are secured by equipment owned by that Flash Ventures entity.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

As of June 28, 2024, and June 30, 2023, the Business had accounts payable balances due to Flash Ventures of $313 million and $292 million, respectively.

The Business’s maximum reasonably estimable loss exposure (excluding lost profits) as a result of its involvement with Flash Ventures, based upon the Japanese yen to U.S. dollar exchange rate at June 28, 2024, is presented below. Investments in Flash Ventures are denominated in Japanese yen, and the maximum estimable loss exposure excludes any cumulative translation adjustment due to revaluation from the Japanese yen to the U.S. dollar.

June 28, 2024
(in millions)
Notes receivable	$491
Equity investments	510
Operating lease guarantees	1,299
Inventory and prepayments	1,069

Maximum estimable loss exposure	$3,369

As of June 28, 2024, the Business’s Parent company net investment included undistributed earnings of Flash Ventures of $162 million.

The Business is obligated to pay for variable costs incurred in producing its share of Flash Ventures’ flash-based memory wafer supply, based on its three-month forecast, which generally equals 50% of Flash Ventures’ output. In addition, the Business is obligated to pay for half of Flash Ventures’ fixed costs regardless of the output the Business chooses to purchase. The Business is not able to estimate its total wafer purchase commitment obligation beyond its rolling three-month purchase commitment because the price is determined by reference to the future cost of producing the semiconductor wafers. In addition, the Business is committed to fund 49.9% to 50.0% of capital investments that a Flash Ventures entity decided to make to the extent that Flash Ventures entity’s operating cash flow is insufficient to fund these investments.

Flash Ventures has historically operated near 100% of its manufacturing capacity. During 2024 and 2023, as a result of flash business conditions, the Business temporarily reduced its utilization of its share of Flash Ventures’ manufacturing capacity to an abnormally low level to more closely align the Business’s flash-based wafer supply with projected demand. In 2024 and 2023, the Business incurred costs of $249 million and $286 million, respectively, associated with the reduction in utilization related to Flash Ventures, which was recorded as a charge to cost of revenue.

In February 2022, contamination of certain material used in manufacturing processes occurred at both the Yokkaichi and Kitakami, Japan fabrication facilities, resulting in damage to inventory units in production, a temporary disruption to production operations and a reduction in the Business’s flash wafer availability. During 2022, the Business incurred charges of $207 million related to this contamination incident that were recorded in cost of revenue, which primarily consisted of scrapped inventory and rework costs, decontamination and other costs needed to restore the facilities to normal capacity and under absorption of overhead costs. During 2024, the Business received a recovery of $36 million related to this incident from its insurance carriers, which was recorded in cost of revenue. The Business continues to pursue recovery of its remaining losses associated with this event; however, the total amount of recovery cannot be estimated at this time.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Inventory Purchase Commitments with Flash Ventures.

Purchase orders placed under Flash Ventures for up to three months are binding and cannot be canceled.

Research and Development Activities.

The Business participates in common R&D activities with Kioxia and is contractually committed to a minimum funding level. R&D commitments are immaterial to the Combined Financial Statements.

Off-Balance Sheet Liabilities

Flash Ventures sells to and leases back from a consortium of financial institutions a portion of its tools and has entered into equipment lease agreements of which the Business guarantees half or all of the outstanding obligations under each lease agreement. The lease agreements are subject to customary covenants and cancellation events related to Flash Ventures and each of the guarantors. The occurrence of a cancellation event could result in an acceleration of Flash Ventures’ obligations and a call on the Business’s guarantees.

The following table presents the Business’s portion of the remaining guarantee obligations under the Flash Ventures’ lease facilities in both Japanese yen and U.S. dollar-equivalent, based upon the Japanese yen to U.S. dollar exchange rate:

	June 28, 2024 Lease Amounts
	(Japanese yen, in billions)	(U.S. dollar, in millions)
Total guarantee obligations	¥208	$1,299

The following table details the breakdown of the Business’s remaining guarantee obligations between the principal amortization and the purchase option exercise price at the end of the term of the Flash Ventures lease agreements, in annual installments as of June 28, 2024, in U.S. dollars, based upon the Japanese yen to U.S. dollar exchange rate as of June 28, 2024:

Annual Installments	Payment of Principal Amortization	Purchase Option Exercise Price at Final Lease Terms	Guarantee Amount
	(in millions)
2025	$285	$74	$359
2026	359	111	470
2027	164	95	259
2028	58	92	150
2029	11	50	61

Total guarantee obligations	$877	$422	$1,299

The Business and Kioxia have agreed to mutually contribute to, and indemnify each other and Flash Ventures for, environmental remediation costs or liability resulting from Flash Ventures’ manufacturing operations in certain circumstances. The Business has not made any indemnification payments, nor recorded any indemnification receivables under any such agreements. As of June 28, 2024, no amounts have been accrued in the Combined Financial Statements with respect to these indemnification agreements.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Unis Ventures

WDC also has a joint venture with Unisplendour Corporation Limited and Unissoft (Wuxi) Group Co. Ltd. (“Unis”), referred to as the “Unis Venture”, to market and sell the Business’s products in China and to develop data storage systems for the Chinese market in the future. Pursuant to the separation and distribution agreement, it is expected that the Unis Venture will be minority owned by the Business and majority owned by Unis following the separation. The Unis Venture has not historically been managed as a component of the Business and as such the related equity method investment is not reflected within our Combined Financial Statements. For the years ended June 28, 2024, June 30, 2023, and July 1, 2022, the Business recognized approximately 1%, 2% and 1% of its combined revenue on products distributed by the Unis Venture, respectively. The outstanding accounts receivable due from the Unis Venture was 4% and 2% of Accounts receivable, net as of June 28, 2024, and June 30, 2023, respectively.

Agreement to Sell a Majority Interest in our Parent’s Subsidiary

In March 2024, SanDisk China (an indirect wholly owned subsidiary of WDC) entered into an Equity Purchase Agreement to sell 80% of its equity interest in SanDisk Semiconductor (Shanghai) Co. Ltd. (“SDSS”) (an indirect wholly-owned subsidiary of WDC which holds one of the Business’s manufacturing facilities) to JCET Management Co., Ltd. (“JCET”, a wholly-owned subsidiary of JCET Group Co., Ltd. a Chinese publicly listed company), thereby forming a joint venture between SanDisk China and JCET. Closing of the transaction is subject to the satisfaction or waiver of certain conditions, after which, JCET will own 80% of the equity interest in SDSS, with SanDisk China owning the remaining 20%. Following the Closing, our Parent expects to enter into various ancillary agreements, including (i) a shareholders agreement governing the joint venture relationships from and after the Closing; (ii) a supply agreement with the joint venture to supply the Business with certain flash-based products currently produced by SDSS, which may include flash memory cards, embedded flash products and flash components; and (iii) an intellectual property license agreement granting SDSS certain intellectual property rights on a royalty-free basis for use in manufacturing products on the Business’s behalf for the term of and pursuant to the Supply Agreement.

Related Party Transactions

Notes Due to (from) Parent

The Business receives financing from certain of the Parent’s subsidiaries in the form of borrowings under revolving credit agreements and promissory notes to fund activities primarily related to Flash Ventures. Additionally, cash generated by the Business may be lent via promissory notes to certain of the Parent’s subsidiaries for use in general corporate purposes. Outstanding balances due under these financing arrangements are due on demand.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

The following presents a summary of the outstanding borrowings between the Business and subsidiaries of the Parent for the periods presented, inclusive of any associated interest receivable or interest payable:

Notes due to (from) Parent	Interest Rate	June 28, 2024	June 30, 2023
Notes due from Parent		(in millions)
Revolving Credit Agreement due from Parent $101M - Oct. 3, 2019	AFR Rate (USD) or TIBOR + .35% (YEN)	$(102)	$—
Notes due from Parent $40M - Dec. 19, 2018	.15% through Dec. 2021, .33% through Dec. 2022 and 4.55% through Maturity Date	—	(40)
Notes due from Parent $10M - Mar. 29, 2019	1.5% through Mar 2022, .97% through Mar. 2023, and 4.5% through Maturity Date	—	(10)
Notes due from Parent $8M - Jul. 25, 2019	.18% through Jul 2021, .12% through July 2022, and 2.37% through Maturity Date	—	(8)
Revolving Credit Agreement due from Parent $1B - Dec. 20, 2019	AFR Rate (USD) or TIBOR + .35% (YEN)	—	(4)
Revolving Credit Agreement due from Parent $100M October 27, 2021	LIBOR Rate + 150 basis points	—	(1)

Total Notes due from Parent		(102)	(63)
Notes due to Parent
Notes due to Parent $500M - Nov. 25, 2014	1-year swap + 2%	475	467
Notes Due to Parent $42B Yen - April 29, 2014	TIBOR + .35%	262	291
Revolving Credit Agreement due to Parent $100M - Aug. 20, 2021	LIBOR Rate + 150 basis points	77	77
Revolving Credit Agreement due to Parent $1B - Dec. 20, 2019	AFR Rate (USD) or TIBOR + .35% (YEN)	—	29
Revolving Credit Agreement due to Parent - $1B - Dec. 20, 2019	AFR Rate (USD) or TIBOR + .35% (YEN)	—	24
Notes Due to Parent $60M - Feb. 22 2023	Safe Notice Rate - 6.698%	—	31

Total Notes due to Parent		814	919

	Total Notes due to Parent, net	$712	$856

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

The following presents interest expense and interest income on notes due to (from) Parent, which have been recorded within interest expense and interest income in the Combined Statements of Operations for the periods presented:

	Years Ended
	June 28, 2024	June 30, 2023	July 1, 2022
	(in millions)
Interest income on notes due from Parent	$6	$16	$3
Interest expense on notes due to Parent	$(37)	$(29)	$(13)

Allocation of Corporate expenses

The Parent has provided various corporate services to the Business in the ordinary course of business, including executive management, finance, tax, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These corporate expenses have been allocated to the Business based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount, revenue or other relevant measures. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us.

The table below summarizes the impact of expense allocations from WDC within the Combined Statements of Operations for the periods presented:

	Years Ended
	June 28, 2024	June 30, 2023	July 1, 2022
	(in millions)
Research and development	$723	$750	$884
Selling, general and administrative	418	452	470
Employee termination, asset impairment and other	(40)	61	(2)
Business separation costs	64	—	—

Total allocation of Corporate expenses	$1,165	$1,263	$1,352

Our historical financial statements do not purport to reflect what results of operations, financial position, equity or cash flows would have been if we had operated as a stand-alone Business during the periods presented.

Cash Management

WDC provides funding for our operating and investing activities including pooled cash managed by WDC treasury to fund operating expenses and capital expenditures. WDC also directly collects certain of our receivables. These activities are reflected as a component of Parent company net investment, and this arrangement is not reflective of the manner in which we would operate on a standalone business separate from WDC during the periods presented.

Parent Company Net Investment

Parent company net investment on the Combined Balance Sheets represents WDC’s historical investment in the Business, the net effect of transactions with and allocations from WDC, the Business’s retained earnings and cumulative effect adjustments from the adoption of new accounting standards.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Net Transfers from (to) Parent

A reconciliation of Net transfers from (to) Parent on the Combined Statements of Changes in Parent Company Net Investment to the corresponding amounts on the Combined Statements of Cash Flows is as follows:

	Years Ended
	June 28, 2024	June 30, 2023	July 1, 2022
	(in millions)
Net transfers from (to) Parent per Combined Statement of Changes in Parent Company Net Investment	$275	$376	$(922)
Property, plant and equipment, net transferred from Parent	(11)	(18)	(13)
Deferred taxes, net transferred to Parent	17	2	2
Notes due from Parent transferred to Parent	113	316	—

Net transfers from (to) Parent per Combined Statements of Cash Flows	$394	$676	$(933)

Note 10. Leases and Other Commitments

Leases

The following table presents right-of-use-lease assets and lease liabilities included in the Business’s Combined Balance Sheets:

	June 28, 2024	June 30, 2023
	(in millions)
Operating lease right-of-use assets (included in other non-current assets)	$179	$93
Operating lease liabilities:
Current portion of long-term operating lease liabilities (included in accrued expenses)	11	13
Long-term operating lease liabilities (included in other liabilities)	172	87

Total operating lease liabilities	$183	$100

The following tables summarize supplemental disclosures of operating cost and cash flow information related to operating leases:

	Years ended
	June 28, 2024	June 30, 2023	July 1, 2022
	(in millions)
Cost of operating leases	$29	$21	$22
Cash paid for operating leases	30	14	10
Operating lease assets obtained in exchange for operating lease liabilities	167	3	107
Decrease in operating lease liabilities and right-of-use assets due to lease remeasurement	71	—	—

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

The weighted average remaining lease term and discount rate for the Business’s operating leases were as follows:

	2024	2023
Weighted average remaining lease term in years	13.7	7.8
Weighted average discount rate	7.5%	3.0%

As of June 28, 2024, minimum lease payments were as follows:

Lease Amounts
(in millions)
2025	$23
2026	22
2027	21
2028	19
2029	19
Thereafter	199

Total future minimum lease payments	303
Less: Imputed interest	120

Present value of lease liabilities	$183

Sale-Leaseback

In August 2023, our Parent entered into an agreement for the sale and leaseback of its facility in Milpitas, California and received gross proceeds of $191 million in cash. A substantial majority of these assets are associated with the Business and all are included in our Combined Balance Sheet as of June 30, 2023. As a result, $134 million of consideration from the sale-leaseback transaction has been allocated to us on a relative square footage basis and reflected as a cash inflow from investing activities within the Combined Statements of Cash Flows for fiscal year 2024. In connection with the sale and leaseback, the Business recorded a gain of $60 million upon closing of the transaction in September 2023. For more information, see Note 13, Employee Termination, Asset Impairment and Other.

The property is being leased back at an annual rate of $16 million for the first year and increasing by 3% per year thereafter through January 1, 2039. The lease includes three 5-year renewal options and one 4-year renewal option for the ability to extend through December 2057. The full amount of the associated operating lease liability and right of use asset for this facility has been included in the Combined Balance Sheet as of June 28, 2024. This facility is utilized in the Business’s operations and a portion of the total annual lease expense will be allocated to the Business in future periods based on the continued usage of the facility.

Purchase Agreements and Other Commitments

In the normal course of business, the Business enters into purchase orders with suppliers for the purchase of components used to manufacture its products. These purchase orders generally cover forecasted component supplies needed for production during the next quarter, are recorded as a liability upon receipt of the components, and generally may be changed or canceled at any time prior to shipment of the components. The Business also enters into long-term agreements with suppliers that contain fixed future commitments, which are contingent on

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

certain conditions such as performance, quality and technology of the vendor’s components. As of June 28, 2024, the Business had the following minimum long-term commitments:

Long-term commitments
(in millions)
Fiscal year:
2025	$43
2026	51
2027	32
2028	20
2029	20
Thereafter	110

Total	$276

Note 11. Stock-based Compensation Expense

Certain of our employees participate in our Parent’s equity-based incentive plans. Under the Western Digital Corporation 2021 Equity Incentive Plan (the “2021 Plan”) and the Western Digital Corporation Amended and Restated 2017 Performance Incentive Plan (the “2017 Plan”), our employees were awarded stock-based incentive awards in a number of forms, including nonqualified stock options. Upon the effective date of the 2021 Plan, no new awards were granted under the 2017 Plan. The types of awards that may be granted under the 2021 Plan include stock options, stock appreciation rights (“SARs”), RSUs, PSUs, restricted stock and other forms of awards granted or denominated in the Parent’s common stock or units of the Parent’s common stock, as well as cash awards. Awards granted to our employees under the incentive plans generally vest over periods ranging from two to four years. We measure stock-based compensation for all stock-based incentive awards at fair value on the grant date. Stock-based compensation expense is generally recognized on a straight-line basis over the requisite service periods of the awards. Compensation costs associated with our employees’ participation in the incentive plans have been specifically identified for employees who exclusively support our operations and are allocated to us as part of the cost allocations from our Parent. We include the related expense in operating expense (research and development and selling, general and administrative) and cost of revenue on our Combined Statements of Operations, depending on the nature of the employee’s role in our operations.

The table below summarizes total costs charged to the Business related to the Business’s employees’ participation in our Parent’s incentive plan during the years ended June 28, 2024, June 30, 2023, and July 1, 2022:

	2024	2023	2022
	(in millions)
Cost of revenue	$20	$19	$18
Research and development	71	88	94
Selling, general and administrative	58	58	59

Total	$149	$165	$171

Total unrecognized stock-based compensation expense associated with our employees was $142 million as of June 28, 2024. We may receive additional allocations of share-based compensation expense associated with employees of our Parent who are engaged in corporate support functions.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Note 12. Income Tax Expense

Income (loss) Before Taxes

The domestic and foreign components of Income (loss) before taxes were as follows:

	2024	2023	2022
	(in millions)
Foreign	$(543)	$(2,253)	$276
U.S.	40	251	958

Income (loss) before taxes	$(503)	$(2,002)	$1,234

Income Tax Expense

The components of the income tax expense were as follows:

	2024	2023	2022
	(in millions)
Current:
Foreign	$158	$138	$84
U.S. - Federal	20	76	141
U.S. - State	7	8	13

	185	222	238

Deferred:
Foreign	7	(15)	24
U.S. - Federal	(19)	(65)	(82)
U.S. - State	(4)	(1)	(10)

	(16)	(81)	(68)

Total income tax expense (benefit)	$169	$141	$170

The Tax Cuts and Jobs Act (the “2017 Act”), enacted on December 22, 2017, includes a broad range of tax reform proposals affecting businesses. Our Parent completed its accounting for the tax effects of the enactment of the 2017 Act during the second quarter of 2019. However, the U.S. Treasury and the IRS have issued tax guidance on certain provisions of the 2017 Act since the enactment date, and the Business anticipates the issuance of additional regulatory and interpretive guidance. The Parent applied a reasonable interpretation of the 2017 Act along with the then-available guidance in finalizing its accounting for the tax effects of the 2017 Act. Any additional regulatory or interpretive guidance would constitute new information, which may require further refinements to the Business’s estimates in future periods.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which contained significant law changes related to tax, climate, energy and health care. The tax measures include, among other things, a corporate alternative minimum tax (“CAMT”) of 15% on corporations with three-year average annual adjusted financial statement income (“AFSI”) exceeding $1.00 billion. The Business is not subject to the CAMT of 15% for fiscal year 2024 as its average annual AFSI did not exceed $1.00 billion for the preceding three-year period.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Deferred Taxes

Temporary differences and carryforwards, which give rise to a significant portion of deferred tax assets and liabilities were as follows:

	June 28, 2024	June 30, 2023
	(in millions)
Deferred tax assets:
Sales related reserves and accrued expenses not currently deductible	$45	$56
Accrued compensation and benefits not currently deductible	17	7
Other current accruals	17	19
Net operating loss carryforward	19	15
Share based compensation	17	17
Long-lived assets	15	28
Lease liability	45	28
Unrealized gain (loss)	67	44
Other	8	1

Total deferred tax assets	250	215
Deferred tax liabilities:
Intangible assets	(3)	(13)
Foreign withholding tax	(86)	(93)
Right-of-use asset	(43)	(26)
Deferred income	(8)	(3)
Other	(2)	(6)

Total deferred tax liabilities	(142)	(141)

Valuation allowances	(27)	(26)

Deferred tax assets, net	$81	$48

Deferred tax assets and deferred tax liabilities are shown on the Combined Balance Sheets netted on a jurisdictional basis.

The assessment of valuation allowances against deferred tax assets requires estimations and significant judgment. The Business continues to assess and adjust its valuation allowance based on operating results and market conditions. After weighing both the positive and negative evidence available, including, but not limited to, earnings history, projected future outcomes, industry and market trends, and the nature of each of the deferred tax assets, the Business determined that it is able to realize most of its deferred tax assets with the exception of certain loss and credit carryforwards.

The Business is permanently reinvested with respect to certain foreign earnings. There is no unrecognized deferred tax liability associated with the repatriation of these foreign undistributed earnings as it can be achieved without additional federal tax consequences.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Effective Tax Rate

Reconciliation of the U.S. federal statutory rate to the Business’s effective tax rate is as follows:

	2024	2023	2022
Tax at federal statutory tax rate	21.0%	21.0%	21.0%
Tax rate differential on international incomes	(42.3)	(28.7)	0.4
Foreign withholding tax	(10.8)	(1.7)	2.9
Change in valuation allowance	(2.2)	(0.4)	1.4
Tax effect of U.S. foreign income inclusion	(1.2)	(0.4)	5.8
Tax effect of U.S. foreign derived intangible income	1.9	3.1	(7.6)
Tax effect of permanent differences	(1.4)	(0.5)	(0.1)
Tax effect of goodwill impairment	—	(7.0)	—
Tax effect of intangible assets	0.9	4.3	(6.5)
Tax rate change	0.6	0.1	—
Unremitted earnings of certain non-U.S. entities	2.2	0.4	—
Change in uncertain tax positions	(11.4)	0.6	0.5
Return to provision adjustment	(1.3)	(0.2)	(0.5)
Foreign income tax credits	5.1	1.4	(2.4)
R&D tax credits	2.7	1.0	(2.1)
Tax effect of share-based compensation	(1.1)	(0.5)	0.9
Federal audit settlements	3.3	—	—
Other	0.4	0.5	0.1

Effective income tax rate	(33.6)%	(7.0)%	13.8%

Tax Holidays and Carryforwards

A substantial portion of the Business’s manufacturing operations in Malaysia operate under various tax holidays and tax incentive programs, which will expire in whole or in part at various dates during 2028 through 2031. Certain of the holidays may be extended if specific conditions are met.

As of June 28, 2024, the Business does not have federal and state NOL/tax credit carryforwards. As of June 28, 2024, the Business had varying amounts of foreign NOL carryforwards that do not expire or, if not used, expire in various years, depending on the country. The major jurisdictions within which the Business receives foreign NOL carryforwards and the related amounts and expiration dates of these NOL carryforwards are as follows:

Jurisdiction	NOL Carryforward Amount	Expiration
	(in millions)
Malaysia	$44	2028
Netherlands	12	2026

Uncertain Tax Positions

With the exception of certain unrecognized tax benefits that are directly associated with the tax position taken, unrecognized tax benefits are presented gross in the Combined Balance Sheets.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits excluding accrued interest and penalties:

	2024	2023	2022
	(in millions)
Unrecognized tax benefit, beginning balance	$25	$17	$11
Gross increases related to current year tax positions	15	10	7
Gross increases related to prior year tax positions	10	1	—
Gross decreases related to prior year tax positions	(3)	(3)	(1)
Settlements	—	—	—

Unrecognized tax benefit, ending balance	$47	$25	$17

As of June 28, 2024, June 30, 2023, and July 1, 2022, the portion of the gross unrecognized tax benefits, if recognized, that would affect the effective tax rate is $47 million, $25 million and $17 million, respectively. Interest and penalties related to unrecognized tax benefits are recognized in liabilities recorded for uncertain tax positions and are recorded in the provision for income taxes. Accrued interest and penalties included in the Business’s liability related to unrecognized tax benefits as of June 28, 2024, June 30, 2023, and July 1, 2022 was $9 million, $5 million and $5 million, respectively. As of June 28, 2024, June 30, 2023, and July 1, 2022 the Business’s payables related to unrecognized tax benefits, including accrued interest and penalties, were $56 million, $30 million and $22 million, respectively. The remaining payables related to unrecognized tax benefits are included in other liabilities on the Combined Balance Sheets.

The Business’s Parent files U.S. Federal, U.S. state and foreign tax returns. For both federal and state tax returns, with few exceptions, our Parent is subject to examination from 2013 through 2022. Our Parent is no longer subject to examination by the IRS for periods prior to 2012, although carry forwards generated prior to those periods may still be adjusted upon examination by the IRS or state taxing authority if they either have been or will be used in a subsequent period. In the major foreign jurisdictions where there is no tax holiday, our Parent could be subject to examination as noted below:

Jurisdiction	Period Subject to Examination
China (calendar)	2014-2023
Ireland (fiscal)	2020-2023
India (fiscal)	2009-2023
Israel (fiscal)	2014-2023
Japan (fiscal)	2017-2023
Malaysia (fiscal)	2017-2023
Singapore (fiscal)	2020-2023
United Kingdom (fiscal)	2022-2023

The Business believes that adequate provision has been made for any adjustments that may result from any other tax examinations. However, the outcome of such tax examinations cannot be predicted with certainty. If any issues addressed in the Business’s tax examinations are resolved in a manner not consistent with management’s expectations, the Business could be required to adjust its provision for income taxes in the period such resolution occurs. As of June 28, 2024, and June 30, 2023, with the exception of the tentative settlement, it was not possible to estimate the amount of change, if any, in the unrecognized tax benefits that is reasonably possible within the next twelve months. Any significant change in the amount of the Business’s liability for unrecognized tax benefits would most likely result from additional information relating to the examination of the Business’s tax returns.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Note 13. Employee Termination, Asset Impairment and Other

Business Realignment

The Business periodically incurs charges to realign its operations with anticipated market demand, primarily consisting of organization rationalization designed to streamline its business, reduce its cost structure and focus its resources. The Business may also record credits related to gains upon the sale of property in connection with these activities. The Business recognized a loss of $5 million related to asset impairment and other charges and a gain of $60 million related to the sale and leaseback of the Milpitas facility for the fiscal year ended June 28, 2024, a loss of $1 million on the disposal of assets associated with these activities for the fiscal year ended June 30, 2023, and a gain of $9 million related to business divestitures partially offset by a $3 million loss on the disposal of assets associated with these activities for the fiscal year ended July 1, 2022.

The Business recorded the following charges related to these actions:

	2024	2023	2022
	(in millions)
Employee termination benefits	$15	$68	$22
Other charges (gains):
Asset impairments and other charges (gains)	5	1	(6)
Gain on sale-leaseback of facility (see Note 10)	(60)	—	—

Total employee termination, asset impairment and other	$(40)	$69	$16

The following table presents an analysis of the components of the activity against the reserve, which consisted entirely of employee termination benefits, during the year ended June 28, 2024.

Employee Termination Benefits
(in millions)
Accrual balance at June 30, 2023	$3
Charges	15
Cash payments	$(18)

Accrual balance at June 28, 2024	$—

Note 14. Legal Proceedings

In the normal course of business, the Business is subject to legal proceedings, lawsuits and other claims. Although the ultimate aggregate amount of probable monetary liability or financial impact with respect to these other matters is subject to many uncertainties, management believes that any monetary liability or financial impact to the Business from these matters, individually and in the aggregate, would not be material to the Business’s financial condition, results of operations or cash flows. However, any monetary liability and financial impact to the Business from these matters could differ materially from the Business’s expectations.

Note 15. Summarized Financial Information

Pursuant to Rule 4-08(g) of Regulation S-X under the Securities Act, the Business presents summarized financial information for the combined accounts of its non-consolidated joint ventures, which are accounted for using the equity method. This includes the portions attributable to both the Business and Kioxia. Flash Ventures

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

has a fiscal year-end of March 31. The Summarized Financial Information below shows the financial position and results of operations for Flash Ventures on a three-month lag.

Summarized financial information for equity method investments in Flash Ventures is as follows:

	June 28, 2024	June 30, 2023
	(in millions)
Current assets	$777	$666
Non-current assets	5,783	7,585

Total assets	6,560	8,251
Current liabilities	2,225	2,716
Non-current liabilities	3,312	4,297

Total liabilities	5,537	7,013

Total net equity of investees	$1,023	$1,238

	June 28, 2024	June 30, 2023	July 1, 2022
	(in millions)
Net sales	$2,252	$2,788	$3,368
Gross profit (loss)	(51)	138	240
Net income (loss)	$(9)	$89	$102

Note 16. Subsequent Events

We have evaluated subsequent events after the balance sheet date of June 28, 2024, through October 11, 2024, which was the date these Combined Financial Statements were available to be issued.

On September 28, 2024, SanDisk China closed on the Transaction to sell 80% of its equity interest in SDSS to JCET. Proceeds net from the sale are expected to be approximately $624 million, subject to certain working capital adjustments and payment of withholding taxes.

SANDISK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except par value)

(Unaudited)

	March 28, 2025	June 28, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,507	$328
Accounts receivable, net	979	935
Inventories	2,160	1,955
Income tax receivable	53	7
Other current assets	391	221
Notes due from Western Digital Corporation	—	102

Total current assets	5,090	3,548
Property, plant and equipment, net	603	791
Notes receivable and investments in Flash Ventures	662	1,001
Goodwill	4,997	7,207
Deferred tax assets	51	96
Income tax receivable, non-current	79	11
Other non-current assets	1,478	852

Total assets	$12,960	$13,506

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$363	$357
Accounts payable to related parties	395	313
Accrued expenses	446	424
Accrued compensation	114	195
Income tax payables	37	20
Notes due to Western Digital Corporation	—	814
Current portion of long-term debt	20	—

Total current liabilities	1,375	2,123
Deferred tax liabilities	17	15
Long-term debt	1,927	—
Other liabilities	480	286

Total liabilities	3,799	2,424
Commitments and contingencies (Notes 10, 11, 14 and 16)
Shareholders’ equity:
Common stock, $0.01 par value; authorized—450 shares; issued and outstanding—145 shares	$1	$—
Additional paid-in capital	11,227	—
Accumulated deficit	(1,761)	—
Accumulated other comprehensive loss	(306)	(452)
Net investment from Western Digital Corporation	—	11,534

Total shareholders’ equity	9,161	11,082

Total liabilities and shareholders’ equity	$12,960	$13,506

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

SANDISK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(Unaudited)

	Nine Months Ended
	March 28, 2025	March 29, 2024
Revenue, net	$5,454	$4,903
Cost of revenue	3,740	4,467

Gross profit	1,714	436

Operating expenses:
Research and development	847	763
Selling, general and administrative	411	338
Goodwill impairment	1,830	—
Business separation costs	50	46
Employee termination and other	5	(44)
Gain on business divestiture	(34)	—

Total operating expenses	3,109	1,103

Operating income (loss)	(1,395)	(667)
Interest and other expense:
Interest income	11	9
Interest expense	(22)	(31)
Other expense, net	(55)	(11)

Total interest and other expense, net	(66)	(33)

Income (loss) before taxes	(1,461)	(700)
Income tax expense	157	92

Net income (loss)	$(1,618)	$(792)

Net income (loss) per common share:
Basic and diluted	$(11.16)	$(5.46)

Weighted average shares outstanding:
Basic and diluted	145	145

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

SANDISK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

(Unaudited)

	Nine Months Ended
	March 28, 2025	March 29, 2024
Net income (loss)	$(1,618)	$(792)
Other comprehensive income (loss), before tax:
Foreign currency translation adjustment	(11)	(21)
Net unrealized gain (loss) on derivative contracts	175	(46)

Total other comprehensive income (loss), before tax	164	(67)
Income tax benefit (expense) related to items of other comprehensive income (loss), before tax	(8)	10

Other comprehensive income (loss), net of tax	156	(57)

Total comprehensive loss	$(1,462)	$(849)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

SANDISK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Nine Months Ended
	March 28, 2025	March 29, 2024
Cash flows from operating activities
Net loss	$(1,618)	$(792)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	127	170
Stock-based compensation	133	115
Goodwill impairment	1,830	—
Deferred income taxes	7	3
Gain on disposal of assets	(1)	(60)
Non-cash portion of impairment of cost method investments	1	—
Unrealized foreign exchange (gain) loss	(6)	12
Gain on business divestiture	(34)	—
Amortization of debt issuance costs and discounts	1	—
Equity loss in investees, net of dividends received	68	11
Gain on sale of investments	—	(1)
Other non-cash operating activities, net	17	96
Settlement of accrued interest on Notes due to Western Digital Corporation	(99)	—
Changes in:
Accounts receivable, net	(11)	(275)
Inventories	(241)	539
Accounts payable	99	80
Accounts payable to related parties	(28)	18
Accrued expenses	3	(96)
Accrued compensation	(38)	43
Other assets and liabilities, net	(220)	(42)

Net cash used in operating activities	(10)	(179)

Cash flows from investing activities
Purchases of property, plant and equipment	(159)	(128)
Proceeds from the sale of property, plant and equipment	—	134
Proceeds from dispositions of business	401	—
Notes receivable issuances to Flash Ventures	(274)	(184)
Notes receivable proceeds from Flash Ventures	428	391
Distributions from Flash Ventures	176	—
Strategic investments and other, net	1	—

Net cash provided by investing activities	573	213

Cash flows from financing activities
Taxes paid on vested stock awards under employee stock plans	(6)	—
Proceeds from debt	1,970	—
Debt issuance costs	(32)	—
Proceeds from borrowings on Notes due to Western Digital Corporation	550	—
Proceeds from principal repayments on Notes due from Western Digital Corporation	101	—
Repayments of principal on Notes due to Western Digital Corporation	(76)	(102)
Transfers from (to) Western Digital Corporation	(1,887)	340
Origination of Notes due from Western Digital Corporation	—	(187)

Net cash provided by financing activities	620	51
Effect of exchange rate changes on cash	(4)	—

Net increase in cash and cash equivalents	1,179	85
Cash and cash equivalents, beginning of year	328	292

Cash and cash equivalents, end of period	$1,507	$377

Supplemental disclosure of cash flow information:
Cash paid for interest	$102	$10
Cash received for interest	2	8
Cash paid for income taxes	10	—
Non-cash transfers of:
Notes due to (from) Western Digital Corporation	1,223	(113)
Other assets and liabilities, net, from Western Digital Corporation	105	—
Contribution of equity interest in Unis Venture from Western Digital Corporation	61	—
Property, plant and equipment from Western Digital Corporation	27	5
Tax balances to Western Digital Corporation	8	2
Tax indemnification liability to Western Digital Corporation	(112)	—

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

SANDISK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in millions)

(Unaudited)

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Net Investment from Western Digital Corporation	Total
	Shares	Amount
Balance at June 28, 2024	—	$—	$—	$—	$(452)	$11,534	$11,082
Net income	—	—	—	—	—	211	211
Foreign currency translation adjustment	—	—	—	—	43	—	43
Net unrealized gain on derivative contracts	—	—	—	—	166	—	166
Stock-based compensation	—	—	—	—	—	41	41
Net transfer from Western Digital Corporation	—	—	—	—	—	583	583

Balance at September 27, 2024	—	—	—	—	(243)	12,369	12,126
Net income	—	—	—	—	—	104	104
Foreign currency translation adjustment	—	—	—	—	(78)	—	(78)
Net unrealized loss on derivative contracts	—	—	—	—	(107)	—	(107)
Stock-based compensation	—	—	—	—	—	48	48
Net transfer to Western Digital Corporation	—	—	—	—	(6)	(86)	(92)

Balance at December 27, 2024	—	—	—	—	(434)	12,435	12,001
Net loss	—	—	—	(1,761)	—	(172)	(1,933)
Foreign currency translation adjustment	—	—	—	—	24	—	24
Net unrealized income on derivative contracts	—	—	—	—	108	—	108
Stock-based compensation			20			24	44
Employee stock plans	—	—	(7)	—	—	—	(7)
Net transfers to Western Digital Corporation, including spin-off-related adjustments	—	—	—	—	(4)	(1,072)	(1,076)
Issuance of common stock and reclassification of net transfers from Western Digital Corporation	145	1	11,214	—	—	(11,215)	—

Balance at March 28, 2025	145	$1	$11,227	$(1,761)	$(306)	$—	$9,161

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

SANDISK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY – (Continued)

(in millions)

(Unaudited)

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Net Investment from Western Digital Corporation	Total
	Shares	Amount
Balance at June 30, 2023	—	$—	$—	$—	$(343)	$11,782	$11,439
Net loss	—	—	—	—	—	(518)	(518)
Foreign currency translation adjustment	—	—	—	—	(16)	—	(16)
Net unrealized loss on derivative contracts	—	—	—	—	(39)	—	(39)
Stock-based compensation	—	—	—	—	—	40	40
Net transfer from Western Digital Corporation	—	—	—	—	—	19	19

Balance at September 29, 2023	—	—	—	—	(398)	11,323	10,925
Net loss	—	—	—	—	—	(301)	(301)
Foreign currency translation adjustment	—	—	—	—	24	—	24
Net unrealized gain on derivative contracts	—	—	—	—	59	—	59
Stock-based compensation	—	—	—	—		37	37
Net transfer from Western Digital Corporation	—	—	—	—	—	152	152

Balance at December 29, 2023	—	—	—	—	(315)	11,211	10,896
Net income	—	—	—	—	—	27	27
Foreign currency translation adjustment	—	—	—	—	(29)	—	(29)
Net unrealized gain on derivative contracts	—	—	—	—	(56)	—	(56)
Stock-based compensation	—	—	—	—		38	38
Net transfer from Western Digital Corporation	—	—	—	—	—	63	63

Balance at March 29, 2024	—	$—	$—	$—	$(400)	$11,339	$10,939

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Organization and Basis of Presentation

Description of the Company

Sandisk Corporation (“Company,” “we,” “us,” or “our”) is a leading developer, manufacturer and provider of data storage devices and solutions based on NAND flash technology. With a differentiated innovation engine driving advancements in storage and semiconductor technologies, our broad and ever-expanding portfolio delivers powerful flash storage solutions for everyone from students, gamers, and home offices to the largest enterprises and public clouds to capture, preserve, access, and transform an ever-increasing diversity of data. The Company operates primarily in the United States (“U.S.”), and also internationally, with a significant concentration in the Asia Pacific region.

On October 30, 2023, Western Digital Corporation (“WDC”) announced that its board of directors (the “WDC Board of Directors”) authorized WDC management to pursue a plan to separate the Company into an independent public company (the “separation” or the “spin-off”). The separation received final approval by the WDC Board of Directors and was completed on February 21, 2025. Prior to February 21, 2025, the Company was wholly owned by WDC. On February 24, 2025, following the separation, the Company began trading as an independent, publicly traded company under the stock symbol “SNDK” on Nasdaq.

WDC executed the spin-off of the Company through WDC’s pro rata distribution of 80.1% of the Company’s outstanding shares of common stock to holders of WDC’s common stock as of the close of business on February 21, 2025. Each WDC stockholder received one-third (1/3) of one share of the Company’s common stock for each share of WDC’s common stock held by such WDC stockholder as of February 12, 2025, the record date of the distribution. Upon completion of the separation, WDC owned 19.9% of the shares of the Company’s common stock, which WDC is expected to retain for a period of up to twelve months following the distribution.

In connection with the separation, on February 21, 2025, the Company entered into definitive agreements with WDC that set forth the terms and conditions of the spin-off and provided a framework for the relationship between WDC and the Company following the separation. These agreements include the Separation and Distribution Agreement, which contains certain key provisions related to the spin-off, as well as a Transition Services Agreement, a Tax Matters Agreement, an Employee Matters Agreement, an Intellectual Property Cross-License Agreement, a Transitional Trademark License Agreement, and a Stockholder and Registration Rights Agreement, as described in and filed as exhibits to the registration statement on Form S-1. Additionally, the Company adopted certain compensation plans filed as exhibits to the registration statement on Form S-1. The Company also entered into various sublease agreements and established a stock compensation incentive plan in connection with the separation.

On February 21, 2025, in connection with the separation, the Company entered into a $1.5 billion revolving credit facility, which was undrawn at the separation date, and a $2.0 billion term loan facility due in 2032. The Company used a portion of the proceeds received from the term loan facility and cash on hand to make a net distribution payment of $1.5 billion to WDC in exchange for assets, liabilities, and certain legal entities of WDC associated with the Company.

After the separation, outstanding restricted stock units (“RSU”) and performance stock units (“PSU”) previously granted by WDC to employees of the Company were adjusted per the terms of the Employee Matters Agreement, in an attempt to maintain the economic value of those awards before and after the separation. Generally, continuing Sandisk employees with outstanding RSU awards held as of the spin-off date were converted solely to equivalent RSU awards of the Company, and any outstanding WDC RSU awards held as of the spin-off date were canceled. Outstanding RSU and PSU awards at the time of the spin-off, held by employees at levels equal to Vice President and above, were converted into RSU and PSU awards of both the Company and WDC.

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The completion of the separation was subject to certain conditions as described in our Form 10.

The accounting policies followed by the Company are set forth in Note 1, Organization and Basis of Presentation of the Notes to the Combined Financial Statements for the year ended June 28, 2024, included in Exhibit 99.1 to our Form 10.

Basis of Presentation

On February 21, 2025, the Company became a standalone publicly traded company, and our financial statements are now presented on a consolidated basis. Prior to the separation, the Company’s historical combined financial information was derived from WDC’s consolidated financial statements and accounting records and prepared as if the Company existed on a standalone basis. The financial statements for all periods presented, including the historical results of the Company prior to February 21, 2025, are now referred to as “Condensed Consolidated Financial Statements” and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

All intercompany accounts and transactions within the Company have been eliminated in the preparation of the Condensed Consolidated Financial Statements.

Unless otherwise noted, all figures within the Condensed Consolidated Financial Statements are stated in U.S. Dollars (USD) and millions.

Periods Prior to the Separation

Prior to the separation on February 21, 2025, the Company was an operating segment of WDC. Consequently, standalone interim financial statements were not historically prepared for the Company. The accompanying Condensed Consolidated Financial Statements were prepared based upon WDC’s historical consolidated interim financial statements and accounting records. They were presented on a standalone basis as if the Company’s operations had been conducted independently from WDC. The Company utilized allocations and carve-out methodologies to prepare these historic Condensed Consolidated Financial Statements. The Condensed Consolidated Financial Statements included the historical results of operations, financial position, and cash flows of the Company and were prepared in accordance with GAAP, and the Company has adopted accounting policies and practices generally accepted in the industry in which it operates. As no single legal entity of the Company had a controlling financial interest in any other legal entities, Condensed Consolidated Financial Statements were prepared.

Intercompany transactions were eliminated. With the exception of balances associated with lending arrangements reflected within Notes due to (from) Western Digital Corporation in the Condensed Consolidated Balance Sheets, transactions between the Company and WDC were generally considered to be effectively settled in the Condensed Consolidated Financial Statements at the time the transactions were recorded. The total net effect of the settlement of these transactions was reflected in the Condensed Consolidated Statements of Cash Flows as a financing activity and in the Condensed Consolidated Balance Sheets as Net investment from Western Digital Corporation. General financing activities included the net impact of any cash movements resulting from WDC’s centralized treasury cash management.

The Condensed Consolidated Balance Sheets included all assets and liabilities that were identifiable or otherwise attributable to the Company. Assets and liabilities shared between the Company and WDC were included in the standalone financial statements to the extent that the asset was primarily used by the Company. If

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

the Company was not the primary user of the asset, it was excluded entirely from the Condensed Consolidated Financial Statements. WDC historically used a centralized approach to cash management and financing of its operations, as needed. Certain of our cash was transferred to WDC according to centrally managed cash programs by treasury, and WDC funded our operating and investing activities, as needed. Cash transfers to and from WDC’s cash management accounts were reflected as a component of the Net investment from Western Digital Corporation in the Condensed Consolidated Balance Sheets. Cash and cash equivalents in our Condensed Consolidated Balance Sheets primarily represented cash held locally by entities included in our Condensed Consolidated Financial Statements.

None of the debt obligations of WDC or corresponding interest expense were included in the Condensed Consolidated Financial Statements, as the Company was neither the legal obligor nor transferee for any portion of such debt. WDC’s debt obligations were secured by a lien on substantially all assets and properties of WDC and certain key subsidiaries, which included assets and properties of the Company prior to the completion of the separation.

The Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) included all revenues and costs directly attributable to the Company as well as an allocation of expenses related to facilities, functions, and services provided by WDC. Allocation of general corporate expenses from WDC included, but was not limited to, executive management, finance, tax, legal, information technology, employee benefits administration, treasury, risk management, procurement, and other shared services. These corporate expenses were allocated to the Company based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount, revenue, or other relevant measures. The allocated costs were deemed to be settled between the Company and WDC in the period in which the expense was recorded in the Condensed Consolidated Statements of Operations. The Condensed Consolidated Statements of Cash Flows present these corporate expenses as cash flows from operating activities, as these costs were incurred by WDC on our behalf. We consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company for the periods presented. Additionally, these costs may not be indicative of the expenses that the Company will incur in the future or would have incurred if the Company had obtained these services from an unrelated third party. It is not practicable to estimate the actual costs that would have been incurred had the Company been a standalone company during the periods presented. The actual costs that may have been incurred would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by employees, and decisions with respect to areas such as facilities, information technology, and operating infrastructure.

WDC maintains various stock-based compensation plans at a corporate level. Employees of the Company participated in those programs, and a portion of the compensation cost associated with those plans was included in the Company’s Condensed Consolidated Statements of Operations for the periods presented in this registration statement on Form S-1. Before the spin-off, stock-based compensation expense was included within Net investment from Western Digital Corporation. The amounts presented in the Condensed Consolidated Financial Statements are not necessarily indicative of future awards and may not reflect the results that the Company would have experienced as a standalone entity.

Current and deferred income taxes and related tax expenses were determined based on the standalone results of the Company by applying Accounting Standards Codification (“ASC”) No. 740, Income Taxes, to the Company’s operations in each country as if it were a separate taxpayer (i.e., following the “Separate Return Methodology”).

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Periods Post Separation

After the separation on February 21, 2025, the Company’s financial statements for the period from February 22, 2025, through March 28, 2025 are consolidated financial statements based on the Company’s reported results as a standalone company. All significant transactions and accounts within the Company were eliminated. Intercompany transactions between the Company and WDC prior to the separation were included within Net investment from Western Digital Corporation on the accompanying Consolidated Financial Statements or were paid in cash.

Following the separation, certain functions continue to be provided by or for WDC for up to fifteen months under the Transition Services Agreement (“TSA”) or are being performed using the Company’s own resources or third-party service providers. As of March 28, 2025, charges under the TSA were not material.

The Company incurred certain costs in its establishment as a standalone public company and expects to incur ongoing additional costs associated with operating as an independent, publicly traded company. Costs incurred for the three and nine months ended March 28, 2025, are included in Business separation costs within our Condensed Consolidated Statements of Operations.

Unaudited Interim Financial Information

The Company has prepared the accompanying Condensed Consolidated Financial Statements pursuant to the rules and regulations of the SEC for interim financial reporting. These Condensed Consolidated Financial Statements are unaudited and, in our opinion, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair presentation of our operations, financial position, and cash flows for the periods presented. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full fiscal year due to seasonal and other factors. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted in accordance with the rules and regulations of the SEC. These Condensed Consolidated Financial Statements should be read in conjunction with the Company’s audited Combined Financial Statements and accompanying notes for the year ended June 28, 2024, included in our Form 10.

Fiscal Year

The Company’s fiscal year ends on the Friday nearest to June 30 and typically consists of 52 weeks. Approximately every five to six years, we report a 53-week fiscal year to align the fiscal year with the foregoing policy. Fiscal year 2025, which will end on June 27, 2025, and fiscal year 2024, which ended on June 28, 2024, are each comprised of 52 weeks, with all quarters presented consisting of 13 weeks. Unless otherwise indicated, references herein to specific years and quarters are to fiscal years and fiscal quarters, and references to financial information are on a condensed, consolidated basis.

Segment Reporting

Operating segments are components of an enterprise for which separate financial information is available and are evaluated regularly by the Company’s Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company currently operates as both a single operating and reportable segment.

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Business Separation Costs

The Company has incurred separation and transition costs related to the completion of its separation from WDC. The separation and transition costs are recorded within Business separation costs in the Condensed Consolidated Statements of Operations.

Use of Estimates

Management has made estimates and assumptions relating to the reporting of certain assets and liabilities in conformity with GAAP. These estimates and assumptions have been applied using methodologies that are consistent throughout the periods presented, with consideration given to the potential impacts of current macroeconomic conditions, including the evolving impacts from tariffs. However, actual results could differ materially from these estimates.

Note 2. Recent Accounting Pronouncements

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2023, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update (“ASU”) No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which expands on segment reporting requirements primarily through enhanced disclosures surrounding significant segment expenses. This ASU expands on existing segment reporting requirements to require that a public entity disclose, on an annual and interim basis, significant segment expenses that are regularly provided to an entity’s CODM, a description of other segment items by reportable segment, and any additional measures of a segment’s profit or loss used by the CODM when deciding how to allocate resources. These incremental disclosures will be required beginning with the Company’s financial statements for the year ending June 27, 2025. The Company expects to provide any required disclosures at that time.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” This ASU calls for enhanced income tax disclosure requirements surrounding the tabular rate reconciliation and income taxes paid. The Company is currently compiling the information required for these disclosures. These incremental disclosures will be required beginning with the Company’s financial statements for the year ending June 26, 2026, with early adoption permitted. The Company expects to provide any required disclosures at that time.

In November 2024, the FASB issued ASU 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses,” which is intended to improve disclosures about the expenses of public entities. This ASU requires more detailed information about the types of expenses in commonly presented expense captions (such as cost of sales and selling, general and administrative expenses) and requires public entities to disclose, on an annual and interim basis, the amounts of expenses included in each relevant expense caption presented on the face of the income statement within continuing operations, in a tabular format. Additionally, public entities will be required to disclose a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, the total amount of selling expenses, and, in annual reporting periods, the definition of selling expenses. This ASU is effective on either a prospective or retrospective basis for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently compiling the information required for these disclosures and assessing the basis of adoption. The Company expects to provide any required disclosures for annual reporting periods included in the Company’s financial statements for the year ending June 30, 2028.

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 3. Geographic Information and Concentrations of Risk

Disaggregated Revenue

The Company’s broad portfolio of technology and products addresses multiple end markets. Cloud represents a large and growing end market comprised primarily of products for public or private cloud environments and enterprise customers. Through the Client end market, the Company provides its original equipment manufacturer (“OEM”) and channel customers a broad array of high-performance flash solutions across personal computer, mobile, gaming, automotive, virtual reality headsets, at-home entertainment, and industrial spaces. The Consumer end market is highlighted by the Company’s broad range of retail and other end-user products, which capitalize on the strength of the Company’s product brand recognition and vast points of presence around the world.

The Company’s disaggregated revenue information was as follows:

	Nine Months Ended
	March 28, 2025	March 29, 2024
	(in millions)
Revenue by end market:
Cloud	$747	$155
Client	3,024	3,002
Consumer	1,683	1,746

Total revenue	$5,454	$4,903

Revenue by geography:
Asia	$3,274	$3,313
Americas	1,207	759
Europe, Middle East and Africa	973	831

Total revenue	$5,454	$4,903

The Company’s top 10 customers accounted for 43% of its net revenue for the nine months ended March 28, 2025, and 41% of its net revenue for the nine months ended March 29, 2024. For the nine months ended March 28, 2025 and March 29, 2024, no customer accounted for 10% of the Company’s net revenue.

Note 4. Revenues

Contract assets represent the Company’s rights to consideration where performance obligations are completed but the customer payments are not due until another performance obligation is satisfied. The Company had no contract assets as of March 28, 2025 or June 28, 2024. Contract liabilities relate to customers’ payments in advance of performance under the contract and primarily relate to remaining performance obligations under professional service, support, and maintenance contracts. Contract liabilities as of March 28, 2025, and June 28, 2024, and changes in contract liabilities for the nine months ended March 28, 2025, and March 29, 2024, were not material.

The Company incurs sales commissions as direct incremental costs to obtain sales contracts. The Company has applied the practical expedient to recognize sales commissions as an expense when incurred if the amortization period is expected to be one year or less or the amount is not material, with these costs charged to Selling, general and administrative expenses. The Company had no other direct incremental costs to obtain contracts with an expected benefit of more than one year.

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company applies the practical expedients and does not disclose the transaction price allocated to the remaining performance obligations for (i) arrangements with an original expected duration of one year or less, mainly consisting of professional service, support, and maintenance contracts, and (ii) variable consideration for sale-based or usage-based royalties for intellectual property license arrangements, which typically range longer than one year. The remaining performance obligations are mainly attributed to right-to-access patent license arrangements, professional service arrangements, and customer support and service contracts, which will be recognized over their contract period. The transaction price allocated to the remaining performance obligations as of March 28, 2025, was not material.

Note 5. Supplemental Financial Statement Data

Goodwill

The following table provides a summary of goodwill activity for the period presented:

(in millions)
Balance at June 28, 2024	$7,207
Divestiture (1)	(382)
Impairment charges	(1,830)
Foreign currency translation adjustment	2

Balance at March 28, 2025	$4,997

(1)

On September 28, 2024, the Company sold its majority interest in a subsidiary. See further discussion in Part 1, Item 1, Note 10, Related Parties and Related Commitments and Contingencies of the Notes to Condensed Consolidated Financial Statements included in this registration statement on Form S-1.

Goodwill attributed to the Company represents the historical goodwill balances in WDC’s business arising from acquisitions specific to the Company.

The Company determined that its single operating segment was also its single reporting unit. Goodwill is not amortized. Instead, it is tested for impairment annually as of the beginning of the Company’s fourth quarter or more frequently if events or changes in circumstances indicate that goodwill may be impaired. The Company uses qualitative factors to determine whether goodwill is more likely than not impaired and whether a quantitative test for impairment is considered necessary. If the Company concludes from the qualitative assessment that goodwill is more likely than not impaired, the Company is required to perform a quantitative assessment to determine the amount of impairment.

The Company is required to use judgment when assessing goodwill for impairment, including evaluating the impact of industry and macroeconomic conditions and the determination of the fair value of the reporting unit. In addition, the estimates and assumptions used to determine the fair value as well as the actual carrying value may change based on future changes in the Company’s results of operations, macroeconomic conditions, or other factors. Changes in these estimates and assumptions could materially affect the Company’s assessment of the fair value and goodwill impairment. In addition, if negative macroeconomic conditions continue or worsen, goodwill could become impaired, which could result in an impairment charge and materially adversely affect the Company’s financial condition and results of operations.

Subsequent to the completion of the separation, the Company identified potential impairment indicators related to macroeconomic indicators, industry developments, the trading price of the Company’s common stock and resulting market capitalization that warranted a quantitative impairment analysis of long-lived assets and goodwill.

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

In accordance with ASC No. 360, Property, Plant, and Equipment, the Company performed a recoverability test at the asset group level, which was determined to be equivalent to its reporting unit to assess potential impairments of long-lived assets comprised of property, plant and equipment. The results of the recoverability test showed that the estimated undiscounted net cash flows to be generated from the use and eventual disposition of the Company’s long-lived assets exceeded its net carrying value. As a result, no write-down of long-lived assets was recognized as of March 28, 2025.

Next, in accordance with ASC No. 350, Intangibles—Goodwill and Other, the Company performed a quantitative test by measuring the fair value of its reporting unit based on a weighing of two valuation methodologies: an income approach and a market approach.

The income approach valued the projected discounted cash flows that are expected to be generated by the Company’s reporting unit and required judgments and estimates surrounding general economic conditions and company-specific performance inputs such as revenue growth rates, gross margins, operating costs, capital expenditures, assumed tax rates and other assumptions deemed reasonable by management.

The market approach valued the reporting unit based on financial performance and market multiples of comparable public companies, including consideration of a control premium representing the estimated amount a market participant would pay to obtain a controlling interest in the Company.

The results of the quantitative test indicated that the carrying value of our reporting unit exceeded its estimated fair value, resulting in the recognition of a $1.8 billion impairment charge as of, and for the period ended, March 28, 2025, which was recorded in the accompanying Condensed Consolidated Statements of Operations.

For the nine months ended March 29, 2024, there were no impairment charges recorded.

Accounts receivable, net

From time to time, in connection with factoring agreements, WDC has sold certain of our trade accounts receivable without recourse to third-party purchasers in exchange for cash. As of March 28, 2025, the Company does not have any factoring agreements in place. During the nine months ended March 28, 2025, there were no trade accounts receivable sold by WDC or the Company. During the nine months ended March 29, 2024, WDC sold trade accounts receivable of the Company and received cash proceeds of $339 million. The discounts on the trade accounts receivable sold during the period were not material and were recorded within Other expense, net, in the Condensed Consolidated Statements of Operations. There were no factored receivables outstanding as of March 28, 2025 and June 28, 2024.

Inventories

	March 28, 2025	June 28, 2024
	(in millions)
Inventories:
Raw materials and component parts	$1,625	$1,398
Work-in-process	210	237
Finished goods	325	320

Total inventories	$2,160	$1,955

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Property, plant and equipment, net

	March 28, 2025	June 28, 2024
	(in millions)
Property, plant and equipment:
Land	$10	$10
Machinery and equipment	1,481	2,340
Buildings and improvements	372	397
Computer equipment and software	170	123
Furniture and fixtures	18	16
Construction-in-process	46	108

Property, plant and equipment, gross	2,097	2,994
Accumulated depreciation	(1,494)	(2,203)

Property, plant and equipment, net	$603	$791

Product warranty liability

Changes in the warranty accrual were as follows:

	Nine Months Ended
	March 28, 2025	March 29, 2024
	(in millions)
Warranty accrual, beginning of period	$48	$42
Charges to operations	14	21
Utilization	(27)	(25)
Changes in estimate related to pre-existing warranties	4	5

Warranty accrual, end of period	$39	$43

The current portion of the warranty accrual was classified in Accrued expenses and the long-term portion was classified in Other liabilities as noted below:

	March 28, 2025	June 28, 2024
	(in millions)
Warranty accrual:
Current portion	$19	$27
Long-term portion	20	21

Total warranty accrual	$39	$48

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Other liabilities

	March 28, 2025	June 28, 2024
	(in millions)
Other liabilities:
Non-current lease liability	$196	$171
Non-current net tax payable	119	56
Tax indemnification liability	110	—
Other non-current liabilities	55	59

Total other liabilities	$480	$286

In connection with the separation, the Company recorded a $112 million liability to indemnify WDC as a result of the Tax Matters Agreement entered into between the parties in connection with the separation. The indemnification pertains to certain WDC tax positions where the underlying issues are determined to be related to the Company’s business before the spin-off. As WDC receives tax assessments, settles with tax authorities, or when the statute of limitation lapses, the indemnification liabilities will be reassessed and adjusted accordingly. This liability was subsequently reduced by approximately $2 million reflecting the outstanding balance as of March 28, 2025.

Accumulated other comprehensive loss

Accumulated other comprehensive loss (“AOCL”), net of tax, refers to expenses, gains, and losses that are recorded as an element of equity but are excluded from net income. The components of AOCL were as follows:

	Foreign Currency Translation Adjustment	Unrealized Income (Losses) on Derivative Contracts	Total Accumulated Comprehensive Loss
	(in millions)
Balance at June 28, 2024	$(208)	$(244)	$(452)
Other comprehensive income (loss)	(11)	175	164
Income tax expense related to items of other comprehensive income	—	(8)	(8)

Net current-period other comprehensive income (loss)	(11)	167	156
Net transfer to Western Digital Corporation	(4)	(6)	(10)

Balance at March 28, 2025	$(223)	$(83)	$(306)

During the nine months ended March 28, 2025, the amounts reclassified out of AOCL were losses related to foreign exchange contracts, substantially all of which were charged to Cost of revenue in the Condensed Consolidated Statements of Operations.

As of March 28, 2025, substantially all existing net losses related to cash flow hedges recorded in AOCL are expected to be reclassified to earnings within the next twelve months.

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 6. Fair Value Measurements and Investments

Financial Instruments Carried at Fair Value

Financial assets and liabilities that are remeasured and reported at fair value at each reporting period are classified and disclosed in one of the following three levels:

Level 1. Quoted prices in active markets for identical assets or liabilities.

Level 2. Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3. Inputs that are unobservable for the asset or liability and that are significant to the fair value of the assets or liabilities.

The following tables present information about the Company’s financial instruments that were measured at fair value on a recurring basis for the periods presented and indicate the fair value hierarchy of the valuation techniques utilized to determine such values:

	March 28, 2025
	Level 1	Level 2	Level 3	Total
	(in millions)
Assets:
Cash equivalents - Money market funds	$381	$—	$—	$381
Foreign exchange contracts (included in Other current assets)	—	5	—	5

Total assets at fair value	$381	$5	$—	$386

Liabilities:
Foreign exchange contracts (included in Accrued expenses)	$—	$55	$—	$55

Total liabilities at fair value	$—	$55	$—	$55

	June 28, 2024
	Level 1	Level 2	Level 3	Total
	(in millions)
Assets:
Cash equivalents - Money market funds	$28	$—	$—	$28
Foreign exchange contracts (included in Other current assets)	—	7	—	7

Total assets at fair value	$28	$7	$—	$35

Liabilities:
Foreign exchange contracts (included in Accrued expenses)	$—	$179	$—	$179

Total liabilities at fair value	$—	$179	$—	$179

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

During the periods presented, the Company had no transfers of financial instruments between levels, and there were no changes in valuation techniques or the inputs used in the fair value measurement.

Financial Instruments Not Carried at Fair value

Financial instruments not recorded at fair value on a recurring basis (debt) had an estimated fair value of $2.0 billion at the end of the third quarter of 2025. The fair value of the debt was determined based on observable market prices in less active markets. The fair values do not indicate the amount we would have to pay to extinguish the debt. For more information regarding debt, see Note 8, Debt of the Notes to Condensed Consolidated Financial Statements.

Note 7. Derivative Instruments and Hedging Activities

As of March 28, 2025, the Company had outstanding foreign exchange forward contracts that were designated as either cash flow hedges or non-designated hedges. Substantially all of the contract maturity dates of these foreign exchange forward contracts do not exceed twelve months.

Changes in the fair values of the non-designated foreign exchange contracts are recognized in Other expense, net, and are largely offset by corresponding changes in the fair values of the foreign currency-denominated monetary assets and liabilities. For the nine months ended March 28, 2025 and March 29, 2024, total net realized and unrealized transactions and foreign exchange contract currency were a $17 million loss and zero, respectively.

Unrealized gains or losses on designated cash flow hedges are recognized in AOCL. For more information regarding cash flow hedges, see Note 5, Supplemental Financial Statement Data—Accumulated other comprehensive loss of the Notes to Condensed Consolidated Financial Statements.

Note 8. Debt

Loan Agreement

Debt consisted of the following:

March 28, 2025
(in millions)
Variable interest rate Term Loan Facility maturing 2032	$2,000
$1.5B Revolving Credit Facility maturing 2030	—

Total Debt	2,000
Unamortized Issuance Costs	53

Subtotal	1,947
Less: current portion of long-term debt	20

Long term debt	$1,927

On February 21, 2025, the Company entered into a Loan Agreement (the “Loan Agreement”) by and among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent and the other parties party thereto. The Loan Agreement comprises a term loan B facility in the principal amount of $2 billion (the “Term Loan Facility”) and a revolving credit facility in the principal amount of $1.5 billion (the “Revolving Credit Facility” and together with the Term Loan Facility, the “Facilities”).

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The obligations under the Loan Agreement are guaranteed by the Company’s wholly-owned subsidiary, Sandisk Technologies, Inc. (“SDT”), and are required to be guaranteed by any of the Company’s future material U.S. wholly-owned subsidiaries, subject to certain exceptions outlined in the Loan Agreement. The obligations under the Loan Agreement are secured by the Company’s assets and SDT’s assets and are required to be secured by the assets of any of the Company’s future material U.S. wholly-owned subsidiaries, subject, in each case, to certain exceptions outlined in the Loan Agreement.

The Loan Agreement includes certain restrictions (subject to certain exceptions outlined in the Loan Agreement) on the ability of the Company and its subsidiaries to undertake certain activities, including to incur indebtedness and liens, merge or consolidate with other entities, dispose or transfer their assets, pay dividends or make distributions, make investments, make payments on junior or subordinated debt, enter into burdensome agreements or transact with affiliates. The Loan Agreement also includes a financial covenant, which is solely for the benefit of the lenders under the Revolving Credit Facility, that requires the Company to maintain a maximum Leverage Ratio (as defined in the Loan Agreement).

On February 21, 2025, the Company borrowed $2 billion under its Term Loan Facility. The Company used a portion of the proceeds of the borrowing to make a net distribution payment of $1.5 billion to WDC, with the remainder to be used for general corporate purposes of the Company. The Revolving Credit Facility may be borrowed by the Company from time to time for general corporate purposes.

In connection with the Loan Agreement, the Company and SDT entered into a security agreement to secure the obligations under the Facilities on a first-priority basis (subject to permitted liens) by a lien on substantially all the assets and properties of the Company and SDT, subject to certain exceptions.

In connection with the Loan Agreement, the Company (solely with respect to obligations of any additional Borrower under the Loan Agreement) and SDT entered into a guaranty agreement to secure and unconditionally guarantee the obligations under the Loan Agreement, respectively, in each case, subject to certain exceptions.

Term Loan Facility

The Term Loan Facility bears interest, at the Company’s option, at (x) the Adjusted Term SOFR Rate (as defined in the Loan Agreement) plus an interest rate margin of 3.00% per annum or (y) a base rate plus an interest rate margin of 2.00% per annum.

The outstanding principal balance of the Term Loan Facility is required to be repaid in quarterly installments beginning on June 27, 2025, in an aggregate amount equal to 0.25% of the aggregate principal amount of the Term Loan Facility and a final payment comprised of all principal and interest due and payable at maturity on February 20, 2032.

In connection with the issuance of the Term Loan Facility, the Company recognized issuance costs of $54 million, which will be amortized to Interest expense over the life of the facility.

Revolving Credit Facility

Borrowings under the Revolving Credit Facility, for U.S. dollar borrowings, will bear interest, at the Company’s option, at (x) the Adjusted Term SOFR Rate (as defined in the Loan Agreement), which rate includes a credit spread adjustment of 0.10%, plus an interest rate margin of 2.00% per annum (subject to step-ups based on the Company’s Leverage Ratio (as defined in the Loan Agreement)), or (y) a base rate plus an interest rate

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

margin of 1.00% per annum (subject to step-ups based on the Company’s Leverage Ratio (as defined in the Loan Agreement)). The Company will pay a commitment fee of 0.30% per annum (subject to step-ups based on the Company’s Leverage Ratio (as defined in the Loan Agreement)) in respect of undrawn revolving commitments under the Revolving Credit Facility. The Revolving Credit Facility will also provide for borrowings in Euros, Yen, and additional currencies agreed to by the lenders under the Revolving Credit Facility. The Revolving Credit Facility will mature on February 21, 2030, at which time the commitments thereunder shall be terminated and will not have any amortization.

In connection with the issuance of the Revolving Credit Facility, the Company recognized deferred costs, classified as Other non-current assets of $8 million, which will be amortized to Interest expense over the life of the facility.

The Loan Agreement also includes a financial covenant, which is solely for the benefit of the lenders under the Revolving Credit Facility, that requires the Company to maintain a maximum Leverage Ratio (as defined in the Loan Agreement). As of March 28, 2025, the Company was in compliance with the financial covenant.

As of March 28, 2025, the Company had no outstanding standby letters of credit, and the available capacity under the Revolving Credit Facility was $1.5 billion.

Note 9. Employee Benefit Plans

Defined Benefit Plan

The Company sponsors a defined benefit pension plan that is solely available for employees located in South Korea. As of March 28, 2025, and June 28, 2024, the plan had a net unfunded status of $7 million and $6 million, respectively, classified as Other liabilities on the Condensed Consolidated Balance Sheets. Total pension expense included in Cost of revenue and Operating expenses in the Condensed Consolidated Statements of Operations was not material for the nine months ended March 28, 2025 and March 29, 2024. No employees of the Company participate in defined benefit pension plans sponsored by WDC or its subsidiaries.

Note 10. Related Parties and Related Commitments and Contingencies

Flash Ventures

The Company procures substantially all of its flash-based memory wafers from its business ventures with Kioxia Corporation (“Kioxia”), which consists of three separate legal entities: Flash Partners Ltd. (“Flash Partners”), Flash Alliance Ltd. (“Flash Alliance”) and Flash Forward Ltd. (“Flash Forward”), collectively referred to as “Flash Ventures.”

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table presents the notes receivable from, and equity investments in, Flash Ventures for the periods presented:

	March 28, 2025	June 28, 2024
	(in millions)
Notes receivable, Flash Partners	$37	$1
Notes receivable, Flash Alliance	38	5
Notes receivable, Flash Forward	296	485
Investment in Flash Partners	46	148
Investment in Flash Alliance	116	219
Investment in Flash Forward	129	143

Total notes receivable and investments in Flash Ventures	$662	$1,001

During the nine months ended March 28, 2025, and March 29, 2024, the Company made net payments to Flash Ventures of $2.9 billion and $2.5 billion, respectively, for purchases of flash-based memory wafers and net loans.

The Company makes, or will make, loans to Flash Ventures to fund equipment investments for new process technologies and additional wafer capacity. The Company aggregates its Flash Ventures’ notes receivable into one class of financing receivables due to the similar ownership interest and common structure in each Flash Ventures entity. For all reporting periods presented, no loans were past due, and no loan impairments were recorded. The Company’s notes receivable from each Flash Ventures entity, denominated in Japanese yen, are secured by equipment owned by that Flash Ventures entity.

As of March 28, 2025, and June 28, 2024, the Company had accounts payable balances due to Flash Ventures of $283 million and $313 million, respectively.

The Company’s maximum reasonably estimable loss exposure (excluding lost profits) as a result of its involvement with Flash Ventures, based upon the Japanese yen to U.S. dollar exchange rate at March 28, 2025, is presented below. Investments in Flash Ventures are denominated in Japanese yen, and the maximum estimable loss exposure excludes any cumulative translation adjustment due to revaluation from the Japanese yen to the U.S. dollar.

March 28, 2025
(in millions)
Notes receivable	$371
Equity investments	291
Operating lease guarantees	1,379
Inventory and prepayments	1,318

Maximum estimable loss exposure	$3,359

The Company is obligated to pay for variable costs incurred in producing its share of Flash Ventures’ flash-based memory wafer supply, based on its rolling three-month forecast, which generally equals 50% of Flash Ventures’ output. In addition, the Company is obligated to pay for half of Flash Ventures’ fixed costs regardless of the output the Company chooses to purchase. The Company is not able to estimate its total wafer purchase

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

commitment obligation beyond its rolling three-month purchase commitment because the price is determined by reference to the future cost of producing the semiconductor wafers. In addition, the Company is committed to fund 49.9% to 50.0% of each Flash Ventures entity’s capital investments to the extent that the Flash Ventures entity’s operating cash flow is insufficient to fund these investments.

Flash Ventures has historically operated at nearly 100% of its manufacturing capacity. During the three months ended March 28, 2025 and first two quarters of 2024, as a result of flash market conditions, the Company temporarily reduced its utilization of its share of Flash Ventures’ manufacturing capacity to an abnormally low level to more closely align the Company’s flash-based wafer supply with projected demand. During the nine months ended March 28, 2025 the Company incurred costs of $24 million, and during the nine months ended March 29, 2024 the Company incurred costs of $249 million, associated with the reduction in utilization related to Flash Ventures, which was recorded as a charge to Cost of revenue.

The Company has facility agreements with Kioxia related to the construction and operation of Kioxia’s 300-millimeter wafer fabrication facility in Kitakami, Japan, referred to as “K1”, a wafer fabrication facility in Yokkaichi, Japan, referred to as “Y7”, and a wafer fabrication facility in Kitakami, Japan, referred to as “K2”. In connection with the construction of these facilities, the Company makes prepayments toward future building depreciation. In connection with the start-up of the K1, Y7 and K2 facilities, the Company has made prepayments over time, and as of March 28, 2025, $938 million, with $127 million recorded within Other current assets and $811 million recorded within Other non-current assets in the Condensed Consolidated Balance Sheets, remain to be credited against future building depreciation charges. As of March 28, 2025, the Company is also committed to making additional building depreciation prepayments of $292 million, based on the Japanese yen to U.S. dollars exchange rate of ¥150.43 as of such date, payable as follows: $39 million for the remaining of fiscal year 2025, $31 million in fiscal year 2026, $116 million in fiscal year 2027, $93 million in fiscal year 2028 and $13 million in fiscal year 2029. As of March 28, 2025, in addition to the requirements to make building depreciation prepayments, the Company will also make payments for building depreciation of approximately $263 million at varying dates through fiscal year 2035.

Inventory Purchase Commitments with Flash Ventures. Purchase orders placed with Flash Ventures for up to three months are binding and cannot be canceled.

Research and Development Activities. The Company participates in common research and development (“R&D”) activities with Kioxia and is contractually committed to a minimum funding level. R&D commitments due for the remaining three months of 2025 are $40 million.

Off-Balance Sheet Liabilities. Flash Ventures sells to, and leases back from, a consortium of financial institutions a portion of its tools and has entered into equipment lease agreements of which the Company guarantees half of all of the outstanding obligations under each lease agreement. The lease agreements are subject to customary covenants and cancellation events related to Flash Ventures and each of the guarantors. The occurrence of a cancellation event could result in an acceleration of Flash Ventures’ obligations and a call on the Company’s guarantees.

The following table presents the Company’s portion of the remaining guarantee obligations under the Flash Ventures’ lease facilities in both Japanese yen and U.S. dollar-equivalent, based upon the Japanese yen to U.S. dollar exchange rate as of March 28, 2025:

	Lease Amounts
	(Japanese yen, in billions)	(U.S. dollar, in millions)
Total guarantee obligations	¥207	$1,379

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table details the breakdown of the Company’s remaining guarantee obligations between the principal amortization and the purchase option exercise price at the end of the term of the Flash Ventures lease agreements, in annual installments, in U.S. dollars, based upon the Japanese yen to U.S. dollar exchange rate as of March 28, 2025:

Annual Installments	Payment of Principal Amortization	Purchase Option Exercise Price at Final Lease Terms	Guarantee Amount
	(in millions)
Remaining three months of 2025	$104	$26	$130
2026	462	119	581
2027	227	102	329
2028	102	98	200
2029	36	53	89
2030	9	41	50

Total guarantee obligations	$940	$439	$1,379

The Company and Kioxia have agreed to mutually contribute to and indemnify each other and Flash Ventures for environmental remediation costs or liabilities resulting from Flash Ventures’ manufacturing operations in certain circumstances. The Company has not made any indemnification payments nor recorded any indemnification receivables under any such agreements. As of March 28, 2025, no amounts have been accrued in the Condensed Consolidated Financial Statements with respect to these indemnification agreements.

Sale of a Majority Interest in a Subsidiary

In March 2024, SanDisk China Limited (“SanDisk China”), an indirect wholly-owned subsidiary of WDC, entered into an equity purchase agreement to sell 80% of its equity interest in SanDisk Semiconductor (Shanghai) Co. Ltd. (“SDSS”) an indirect wholly-owned subsidiary of WDC which holds one of the Company’s manufacturing facilities, to JCET Management Co., Ltd. (“JCET”), a wholly-owned subsidiary of JCET Group Co., Ltd., a Chinese publicly listed company, thereby forming a venture between SanDisk China and JCET (the “Transaction”). The venture aims to provide independent semiconductor assembly, testing, and other related services in the People’s Republic of China for customers including, but not limited to, the Company and its affiliates.

The Transaction closed on September 28, 2024, and SanDisk China completed the sale of 80% of its equity interest in SDSS to JCET.

Proceeds from the sale, including working capital adjustments, were $659 million (pre-tax). On October 1, 2024, the Company received an initial pre-tax installment of $262 million. On January 6, 2025, the Company received a second pre-tax installment of $210 million and expects to receive the remaining $187 million pre-tax proceeds in five equal installments of approximately $37 million on September 28 of each year through September 28, 2029. As of March 28, 2025, the outstanding consideration receivable was recognized at its present value of $166 million, with $36 million classified as Other current assets and $130 million classified as Other non-current assets in the Condensed Consolidated Balance Sheets. The remaining present value discount of $21 million as of March 28, 2025 will be recognized using the effective interest method over the next five years as Interest income in the Condensed Consolidated Statements of Operations.

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company’s 20% retained interest in SDSS was determined to be valued at $158 million based on the fair value of the total pre-tax consideration received and receivable from JCET for its purchase of its 80% interest in SDSS. The Company accounts for its 20% interest in SDSS as an equity method investment within Other non-current assets in the Condensed Consolidated Balance Sheets. The Company’s 20% interest in the earnings of SDSS is recognized one quarter in arrears and is reported in Other expense, net in the Condensed Consolidated Statements of Operations. As of March 28, 2025, the 20% retained interest in SDSS was valued at $160 million.

The Transaction resulted in a pre-tax gain of $34 million, calculated as the difference between the total consideration for the sale, including the outstanding consideration receivable and the fair value of the Company’s 20% retained interest, less the carrying value of the net assets divested, which included, among other items, $71 million of cash and cash equivalents and $382 million of goodwill that was allocated to SDSS.

Subsequent to and in connection with the Transaction, Western Digital Technologies, Inc. (“WDT”) entered into a five-year supply agreement with SDSS (the “Supply Agreement”) to purchase certain flash-based products with a minimum annual commitment of $550 million (the “minimum annual commitment”). On January 10, 2025, the Company and WDT entered into an assignment agreement, pursuant to which, WDT assigned all of its rights and obligations under the Supply Agreement to the Company. The Supply Agreement contains specific penalties the Company must pay if SDSS fails to meet its minimum annual commitment. The Supply Agreement also provides that if SDSS purchases exceed the minimum annual commitment in any of the two years immediately succeeding any annual period where a shortfall penalty has been paid, SDSS shall reimburse the Company an amount not exceeding the previously paid penalty amount. The Supply Agreement expires on September 28, 2029, and automatically renews for additional one-year terms unless earlier terminated by either of the parties. The Company also entered into an agreement to grant SDSS certain intellectual property rights on a royalty-free basis for use in manufacturing products on the Company’s behalf for the term of and under the Supply Agreement. For the three and nine months ended March 28, 2025, the Company made purchases of $108 million and $219 million, respectively, under the Supply Agreement and had a $112 million accounts payable balance due to SDSS as of March 28, 2025.

The Company also entered into an arrangement to provide certain transition services for a limited period following the closing of the Transaction. Charges under this arrangement were not material.

Unis Venture

On January 24, 2025, the Company and WDC entered into an equity transfer agreement (the “Equity Transfer Agreement”) to transfer WDC’s entire equity interest in its venture with Unisplendour Corporation Limited and Unissoft (Wuxi) Group Co. Ltd. (“Unis”), referred to as the “Unis Venture”, to the Company. The Unis Venture is 48% owned by the Company and 52% owned by Unis. The Unis Venture markets and sells the Company’s products in China and develops data storage systems for the Chinese market.

Prior to the execution of the Equity Transfer Agreement, the Unis Venture was not historically managed as a component of the Company and as such, the related equity method investment was not reflected within our Condensed Consolidated Financial Statements. After the execution of the Equity Transfer Agreement, the Company accounts for its investment in the Unis Venture under the equity method of accounting. The Company’s 48% interest in the earnings of the Unis Venture will be recognized one quarter in arrears from the date the Unis Venture was transferred to the Company and will be reported in Other expense, net in the Condensed Consolidated Statements of Operations.

Revenue from products distributed by the Unis Venture is recognized upon sell-through to third-party customers. For the nine months ended March 28, 2025, and March 29, 2024, the Company recognized

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

approximately 1% and 1%, respectively, of its condensed consolidated revenue on products distributed by the Unis Venture. The outstanding accounts receivable due from the Unis Venture were 2% and 4% of Accounts receivable, net, as of March 28, 2025 and June 28, 2024, respectively.

Related Party Transactions

Separation and Distribution Agreement and Other Related Party Transactions with WDC

As described in Note 1, Organization and Basis of Presentation of the Notes to Condensed Consolidated Financial Statements, on February 21, 2025, in connection with the separation, the Company entered into several agreements that provide a framework for Sandisk’s relationship with WDC after the separation. These include, but are not limited to, the following, which were active and in effect during the third quarter of fiscal year 2025:

•

Separation and Distribution Agreement—The separation and distribution agreement contains key provisions related to the separation of the Company from WDC, including the transfer of assets and assumptions of liabilities. In connection with this agreement, certain assets and liabilities included in the Company’s Condensed Combined Balance Sheets as of December 27, 2024 were retained by WDC and certain assets and liabilities not included in the Company’s Condensed Combined Balance Sheets as of December 27, 2024 were transferred to the Company as of the date of the separation.

Separation-related adjustments resulted in a decrease to net assets and total equity of $1.1 billion and are reflected in the “Net transfers from (to) WDC, including spin-off related adjustments” line item of the Condensed Consolidated Statements of Shareholders’ Equity.

•

Transition Services Agreement—The Transition Services Agreement (“TSA”) governs the provision of transition services from WDC to Sandisk, and from Sandisk to WDC and its affiliates, on an interim, transitional basis following the separation.

For the nine months ended March 28, 2025, the Company recognized $2 million in expenses related to the TSA, and the Company expects to recognize an additional expense related to the TSA of approximately $10 million during the next twelve months.

•

Tax Matters Agreement—The Tax Matters Agreement governs, among other things, WDC’s and the Company’s respective rights, responsibilities and obligations after the spin-off with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. In addition, the Tax Matters Agreement imposes certain restrictions on the Company and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets, and similar transactions) that are designed to preserve the tax-free status of the spin-off and certain related transactions.

As a result of this agreement, the Company recorded a tax indemnification liability of $112 million on February 21, 2025. This liability was subsequently reduced by approximately $2 million reflecting the outstanding balance as of March 28, 2025. The remaining tax indemnification liability of $110 million is classified as Other liabilities in the Condensed Consolidated Balance Sheets as of March 28, 2025.

Notes Due to (from) Western Digital Corporation

Prior to the separation, the Company received financing from certain of WDC’s subsidiaries in the form of borrowings under revolving credit agreements and promissory notes to fund activities primarily related to Flash Ventures. Additionally, cash generated by the Company was lent from time to time via promissory notes to certain of WDC’s subsidiaries for use in general corporate purposes. Outstanding balances due under these financing arrangements were due on demand.

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Prior to the separation, the Company had outstanding borrowings due to WDC’s subsidiaries of $553 million, inclusive of interest payable. As part of the separation, WDC contributed $550 million to the Company, and the Company repaid $6 million in cash, which included interest accrued until the date of the separation.

The following presents Interest expense and Interest income on notes due to (from) Western Digital Corporation, which were recorded within Interest expense and Interest income in the Condensed Consolidated Statements of Operations for the periods presented:

	Nine Months Ended
	March 28, 2025	March 29, 2024
	(in millions)
Interest expense on notes due to Western Digital Corporation	$7	$29
Interest (income) on notes due from Western Digital Corporation	$(1)	$(4)

Allocation of Corporate Expenses

Prior to the separation, WDC provided various corporate services to the Company in the ordinary course of business, including executive management, finance, tax, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These corporate expenses were allocated to the Company based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount, revenue or other relevant measures. Management believes the basis on which the expenses were allocated to be a reasonable reflection of the utilization of services provided to us or the benefit received by us.

Effective at the beginning of the second quarter of fiscal year 2025, the Company was operationally separated from the operations that were ultimately retained by WDC following completion of the spin-off transaction. In connection with this operational separation, personnel serving the Company in shared service functions were transferred into legal entities dedicated to the Company, and substantially all assets, liabilities, and contracts pertaining to operations of the Company were transferred to legal entities dedicated to the Company as well. Accordingly, there was a substantial reduction in the pool of shared corporate overhead costs of WDC that were subject to allocation in the second and third quarters of fiscal year 2025.

The table below summarizes the impact of expense allocations from WDC within the Condensed Consolidated Statements of Operations for the periods presented:

	Nine Months Ended
	March 28, 2025	March 29, 2024
	(in millions)
Research and development	$189	$520
Selling general, and administrative	158	328
Business separation costs	50	—
Employee termination and other charges	5	(44)

Total allocation of Corporate Expenses	$402	$804

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Our historical financial statements do not purport to reflect what results of operations, financial position, equity or cash flows would have been if we had operated as a standalone company during the periods presented.

Cash Management

Prior to the separation, WDC provided funding for our operating and investing activities, including pooled cash managed by WDC’s treasury, to fund operating expenses and capital expenditures. WDC also directly collected certain of our receivables. These activities were reflected as a component of the Net investment from Western Digital Corporation, and this arrangement is not reflective of the manner in which we would operate on a standalone company separate from WDC during the periods presented.

Western Digital Corporation Net Investment

Prior to the separation, the Net investment from Western Digital Corporation on the Condensed Consolidated Balance Sheets represented WDC’s historical investment in the Company, the net effect of transactions with and allocations from WDC, the Company’s retained earnings and the allocation to the Company of cumulative effect adjustments from the adoption of new accounting standards.

Net Transfers from (to) Western Digital Corporation

A reconciliation of Net transfers from (to) Western Digital Corporation on the Condensed Consolidated Statements of Shareholders’ Equity to the corresponding amounts on the Condensed Consolidated Statements of Cash Flows is as follows:

	Nine Months Ended
	March 28, 2025	March 29, 2024
	(in millions)
Net transfers from Western Digital Corporation per Condensed Consolidated Statements of Shareholders’ Equity	$(585)	$234
Notes due (to) from Western Digital Corporation	(1,223)	113
Other assets and liabilities, net transferred from Western Digital Corporation	(105)	—
Unis venture transferred from Western Digital Corporation	(61)	—
Property, plant and equipment, net transferred from Western Digital Corporation	(27)	(5)
Tax balances transferred from Western Digital Corporation	(8)	(2)
Accumulated other comprehensive loss transferred to Western Digital Corporation	10	—
Tax indemnification liability transferred to Western Digital Corporation	112	—

Net transfers (to) from Western Digital Corporation per Condensed Consolidated Statements of Cash Flows	$(1,887)	$340

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 11. Leases and Other Commitments

Leases

The Company leases certain domestic and international facilities and data center space under long-term, non-cancelable operating leases that expire at various dates through fiscal year 2039. In connection with and subsequent to the separation, the Company entered into various sublease agreements with WDC under long-term, non-cancelable operating leases that expire at various dates through fiscal year 2031.

These leases include no material variable or contingent lease payments. Operating lease assets and liabilities are recognized based on the present value of the remaining lease payments discounted using the Company’s incremental borrowing rate. Operating lease assets also include prepaid lease payments minus any lease incentives. Extension or termination options present in the Company’s lease agreements are included in determining the right-of-use asset and lease liability when it is reasonably certain the Company will exercise those options. Lease expense is recognized on a straight-line basis over the lease term.

The following table presents right-of-use lease assets and lease liabilities included in the Company’s Condensed Consolidated Balance Sheets:

	March 28, 2025	June 28, 2024
	(in millions)
Operating lease right-of-use assets (included in other non-current assets)	$216	$179
Operating lease liabilities:
Current portion of long-term operating lease liabilities (included in accrued expenses)	24	11
Long-term operating lease liabilities (included in other liabilities)	196	171

Total operating lease liabilities	$220	$182

The following table summarizes supplemental disclosures of operating cost and cash flow information related to operating leases:

	Nine Months Ended
	March 28, 2025	March 29, 2024
	(in millions)
Cost of operating leases	$27	$20
Cash paid for operating leases	22	22
Operating lease assets obtained in exchange for operating lease liabilities	43	167

The weighted average remaining lease term and discount rate for the Company’s operating leases were as follows:

	March 28, 2025	June 28, 2024
Weighted average remaining lease term in years	11.3	13.7
Weighted average discount rate	7.3%	7.5%

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

As of March 28, 2025, minimum lease payments were as follows:

Lease Amounts
(in millions)
Minimum lease payments by fiscal year:
Remaining three months of 2025	$9
2026	38
2027	34
2028	28
2029	24
Thereafter	202

Total future minimum lease payments	335
Less: Imputed interest	115

Present value of lease liabilities	$220

Sale-Leaseback

In September 2023, WDC completed a sale and leaseback of its facility in Milpitas, California and received net proceeds of $191 million in cash. A substantial majority of these assets are associated with the Company, and as a result, $134 million of the net proceeds from the sale-leaseback transaction were allocated to us on a relative square footage basis and reflected as a cash inflow from investing activities within the Condensed Consolidated Statements of Cash Flows for the nine months ended March 29, 2024. In connection with the sale and leaseback, the Company recorded a gain of $60 million upon the closing of the transaction. For more information, see Note 15, Employee Termination and Other Charges of the Notes to Condensed Consolidated Financial Statements.

The property is being leased back to the Company at a total annual rate of $16 million for the first year and increasing by 3% per year thereafter through January 1, 2039. The lease includes three five-year renewal options and one four-year renewal option for the ability to extend through December 2057. The associated operating lease liability and right-of-use asset for this facility has been included in the Condensed Consolidated Balance Sheets as of March 28, 2025 and June 28, 2024. This facility is utilized in the Company’s operations, and before the separation, the total lease expense has been allocated to the Company based on the continued usage of the facility.

Purchase Agreements and Other Commitments

In the normal course of business, the Company enters into purchase orders with suppliers for the purchase of components used to manufacture its products. These purchase orders generally cover forecasted component supplies needed for production during the coming months, are recorded as a liability upon receipt of the components, and generally may be changed or canceled at any time prior to shipment of the components. The Company also enters into long-term agreements with suppliers that contain fixed future commitments, which are

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

contingent upon certain conditions such as performance, quality and technology of the vendor’s components. As of March 28, 2025, the Company had the following minimum long-term commitments:

Long-term commitments
(in millions)
Fiscal year:
Remaining three months of 2025	$26
2026	372
2027	583
2028	570
2029	570
Thereafter	660

Total	$2,781

Note 12. Shareholders’ Equity

Prior to the separation, certain employees participated in WDC’s stock incentive plans (the “WDC Plans”), whereby all awards granted under the plans consisted of WDC common stock. The Stock-based compensation expense recognized in the Company’s Condensed Consolidated Financial Statements was determined based upon employees who participated in the WDC Plans and exclusively supported the Company’s operations, as well as an allocation of WDC’s corporate and shared employee stock-based compensation expenses.

In connection with the separation, all outstanding RSU and PSU awards held by former employees of WDC and its affiliates, who became Sandisk employees after the separation, were adjusted pursuant to conversion ratios determined in accordance with the terms of the Employee Matters Agreement. Outstanding RSU and PSU awards held by employees in the positions of Vice President and above as of the separation date were converted into RSU or PSU awards of Sandisk shares and RSU awards of WDC shares on a ratio of one-third (1/3) of one share of the Company’s common stock for each WDC award held by each such employee. For all other employees, the value of the converted RSU awards was designed to preserve the aggregate intrinsic value of the award immediately after the separation when compared to the aggregate intrinsic value of those award immediately prior to separation. Pursuant to the Employee Matters Agreement, the converted awards shall generally continue to be subject to the same terms and conditions as were applicable to the original WDC awards, including with respect to vesting, except as described in the Employee Matters Agreement. As a result of the conversion, the Company will incur approximately $41 million of incremental stock-based compensation expense over the remaining service period for the awards. Of this amount, $5 million were recognized during the quarter ended March 28, 2025, and approximately $36 million will be recognized over the awards’ remaining service periods.

Additionally, the Company adopted the following incentive plans for Sandisk employees: (i) Sandisk Corporation 2025 Long-Term Incentive Plan (the “2025 Long-Term Incentive Plan”), and (ii) Sandisk Corporation 2025 Employee Stock Purchase Plan. Grants of equity awards made after the separation to our executive officers and other employees will be made under the 2025 Long-Term Incentive Plan, which became effective on January 25, 2025.

After the separation, certain employees of the Company participate in stock incentive plans which allow for stock-based compensation in a number of forms, including RSU awards, PSU awards, and an employee stock purchase plan (“ESPP”).

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Restricted and Performance Stock Unit Awards

The fair value of an RSU award equals the closing share price on the grant date of the award. The fair value of a PSU award containing a market condition is estimated using a Monte Carlo simulation on the grant date. The expense associated with these awards is recognized over their requisite service period, usually four years for RSUs and three years for PSUs.

The following table summarizes RSU and PSU award activity under the Company’s incentive plans during the nine months ended March 28, 2025:

	Number of Shares	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value at Vest Date
	(in millions)
RSUs and PSUs outstanding at June 28, 2024	—	$—	$—
Awards converted from Western Digital Corporation Plans (1)	6.4	35.32	—
Granted	0.1	54.53	—
Issued	(0.4)	31.66	21.93

RSUs and PSUs outstanding at March 28, 2025	6.1	$35.95	$21.93

(1)	This amount excludes 3.1 million of WDC equity awards held by Sandisk employees, which upon vesting will be issued in WDC shares instead of the Company’s shares.

RSUs and PSUs are generally settled in an equal number of shares of the Company’s common stock upon vesting. Forfeitures are recognized as they occur.

Compensation cost related to unvested RSUs, PSUs, and rights to purchase shares of common stock under the ESPP are amortized on a straight-line basis over the remaining service period. The following table presents the unamortized compensation cost and weighted average service period of all unvested outstanding awards as of March 28, 2025:

	Unamortized Compensation Costs	Weighted average service period
	(in millions)	(years)
RSUs and PSUs	$269	2.39

Total unamortized compensation cost	$269	2.39

Employee Stock Purchase Plan

We have an ESPP under which our stockholders have approved an aggregate of approximately 4.3 million shares of common stock for issuance to eligible employees. The fair value of the award at the grant date is based on the Black-Scholes valuation model. The plan permits eligible employees to purchase common stock, through payroll deductions, at 95% of the fair market value of a share of common stock on the first day of the 24-month offering period in which the employees are participating or 95% of the fair market value of a share of common stock on the applicable exercise date, whichever is lower. Rights to purchase shares are granted during the second and fourth quarters of each fiscal year.

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Stock-based Compensation Expense

The following tables present the Company’s stock-based compensation for equity-settled awards by type, financial statement line, and the related tax benefit included in the Company’s Condensed Consolidated Statements of Operations:

	Nine Months Ended
	March 28, 2025	March 29, 2024
	(in millions)
RSUs and PSUs	$124	$102
ESPP	9	13

Total	$133	$115

	Nine Months Ended
	March 28, 2025	March 29, 2024
	(in millions)
Cost of revenue	$12	$15
Research and development	60	54
Selling general, and administrative	61	46

Subtotal	$133	$115
Tax benefit	(26)	(15)

Total	$107	$100

Any shortfalls or excess windfall tax benefits and tax deficiencies for shortfalls related to the vesting and exercise of stock-based awards, which are recognized as a component of the Company’s Income tax expense, were not material for the periods presented.

Note 13. Net Income (loss) per Common Share

The separation was executed through WDC’s pro rata distribution of 80.1% of the outstanding shares of common stock of the Company to holders of WDC’s common stock as of February 21, 2025. On the separation date, the Company issued 145 million shares of common stock, par value $0.01 per share. This share amount is utilized for the calculation of basic and diluted earnings per share for all periods presented prior to the separation, and these shares are treated as issued and outstanding for purposes of calculating historical earnings per share. For periods prior to the separation, it is assumed that there are no dilutive equity instruments as there were no equity awards of Sandisk outstanding prior to the separation.

The following table presents the computation of basic and diluted income (loss) per common share:

	Nine Months Ended
	March 28, 2025	March 29, 2024
	(in millions, except per share amounts)
Net income (loss)	$(1,618)	$(792)
Weighted average shares outstanding:
Basic and diluted	145	145
Net income (loss) per common share:
Basic and diluted	$(11.16)	$(5.46)
Dilutive weighted-average shares (1)	2	—

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	Dilutive stock-based awards were excluded from the calculation of diluted shares because their effect would have been anti-dilutive.

Basic net income (loss) per share is computed using (i) net income (loss) divided by (ii) weighted average basic shares outstanding. Diluted net income (loss) per share is computed as (i) net income divided by (ii) weighted average diluted shares outstanding. The treasury stock method is used to determine the dilutive impact of unvested equity awards.

Potentially dilutive shares include dilutive outstanding employee RSUs, PSUs, and rights to purchase shares of common stock under the ESPP. For the nine months ended March 28, 2025, the Company recorded a net loss, and as such, all potentially dilutive securities have been excluded from that period as including them would be anti-dilutive.

Note 14. Income Tax Expense

On August 16, 2022, the Inflation Reduction Act of 2022 was signed into law, which contained significant changes to laws related to tax, climate, energy, and health care. The tax measures include, among other things, a corporate alternative minimum tax (“CAMT”) of 15% on corporations with three-year average annual adjusted financial statement income (“AFSI”) exceeding $1.0 billion. The Company does not expect to be subject to the CAMT of 15% for fiscal year 2025 as its average annual AFSI did not exceed $1.0 billion for the preceding three-year period.

On December 20, 2021, the Organization for Economic Co-operation and Development G20 (“OECD/G20”) Inclusive Framework on Base Erosion and Profit Shifting released Model Global Anti-Base Erosion rules under Pillar Two (“Pillar Two”). Several non-U.S. jurisdictions have either enacted legislation or announced their intention to enact future legislation to adopt certain or all components of Pillar Two, some of which are effective for the Company in fiscal year 2025. For fiscal year 2025, the Company currently expects to be able to meet certain transitional safe harbors and does not expect any material Pillar Two taxes. As more jurisdictions adopt this legislation in fiscal year 2026, there may be material increases in the Company’s future tax obligations in certain jurisdictions.

The following table presents the Company’s Income tax expense and the effective tax rate:

	Nine Months Ended
	March 28, 2025	March 29, 2024
	(in millions)
Income (loss) before taxes	$(1,461)	$(700)
Income tax expense	157	92
Effective tax rate	(11)%	(13)%

The relative mix of earnings and losses by jurisdiction, the goodwill impairment, the deduction for foreign-derived intangible income, credits and tax holidays in Malaysia that will expire at various dates during years 2028 through 2031 resulted in decreases to the effective tax rate below the U.S. statutory rate for the three and nine months ended March 28, 2025.

The primary drivers of the difference between the effective tax rate for the three and nine months ended March 29, 2024 and the U.S. Federal statutory rate of 21% are the relative mix of earnings and losses by jurisdiction, the deduction for foreign-derived intangible income, credits and tax holidays in Malaysia.

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Uncertain Tax Positions

With the exception of certain unrecognized tax benefits that are directly associated with the tax position taken, unrecognized tax benefits are presented gross in the Condensed Consolidated Balance Sheets.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits, excluding accrued interest and penalties for the nine months ended March 28, 2025:

(in millions)
Accrual balance at June 28, 2024	$47
Gross increases related to current year tax positions	10
Gross decrease related to prior year tax positions	(1)
Gross increase related to transfer from Western Digital Corporation	78
Gross decrease related to settlement	(7)

Accrual balance at March 28, 2025	$127

As of March 28, 2025 and June 28, 2024, the liability for unrecognized tax benefits (excluding accrued interest and penalties) was $127 million and $47 million, respectively. Interest and penalties related to unrecognized tax benefits are recognized in liabilities recorded for uncertain tax positions and are recorded in the provision for income taxes. Accrued interest and penalties included in the Company’s liability related to unrecognized tax benefits as of March 28, 2025 and June 28, 2024 was $4 million and $9 million, respectively.

The Company believes that adequate provision has been made for any adjustments that may result from any other tax examinations. However, the outcome of such tax examinations cannot be predicted with certainty. If any issues addressed in the Company’s tax examinations are resolved in a manner not consistent with management’s expectations, the Company could be required to adjust its provision for income taxes in the period such resolution occurs. Any significant change in the amount of the Company’s liability for unrecognized tax benefits would most likely result from additional information relating to the examination of the Company’s tax returns.

Note 15. Employee Termination and Other Charges

Business Realignment

The Company periodically incurs charges to realign its operations with anticipated market demand, primarily consisting of organization rationalization designed to streamline its business, reduce its cost structure and focus its resources. The Company has taken actions to reduce the amount of capital invested in facilities, including the sale-leaseback of its facility in Milpitas, California, in September 2023, as discussed in Note 11, Leases and Other Commitments of the Notes to Condensed Consolidated Financial Statements.

The Company recorded the following net charges related to these actions for the periods presented:

	Nine Months Ended
	March 28, 2025	March 29, 2024
	(in millions)
Employee termination benefits	$2	$14
Contract termination and other	3	2
Gain on sale-leaseback of facility	—	(60)

Total employee termination and other charges	$5	$(44)

SANDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The termination benefits accrual balance as of March 28, 2025 and the periodic activity during the three and nine months ended March 28, 2025 were not material.

Note 16. Legal Proceedings

In the normal course of business, the Company is subject to legal proceedings, lawsuits and other claims. Although the ultimate aggregate amount of reasonably possible monetary liability or financial impact with respect to these other matters is subject to many uncertainties, management believes that any monetary liability or financial impact to the Company from these matters, individually and in the aggregate, would not be material to the Company’s financial condition, results of operations or cash flows. However, any monetary liability and financial impact to the Company from these matters could differ materially from the Company’s expectations.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the issuance of the shares of our common stock being registered. The registrant has agreed with WDC to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the shares being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and Financial Industry Regulatory Authority, Inc. (“FINRA”) fee.

Securities and Exchange Commission registration fee	$133,112
FINRA fee	130,917
Transfer agent and registrar fees	7,500
Legal fees and expenses	1,750,000
Accounting fees and expenses	475,000
Printing expenses	225,000

Total	$2,721,529

Item 14.	Indemnification of Directors and Officers.

The registrant is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director or officer of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director or officer breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, obtained an improper personal benefit or, with respect to an officer only, in any action by or in the right of the corporation. Our certificate of incorporation provides for this limitation of liability.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute.

The Company’s bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

We have entered into indemnification agreements with each of our directors and executive officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Company’s certificate of incorporation, the Company’s bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in the indemnification agreements.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Company may purchase and maintain standard policies of insurance to protect the Company, its directors, officers, employees and agents for some liabilities

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Item 15.	Recent Sales of Unregistered Securities.

Since three years before the date of the filing of this registration statement, the registrant has sold the following securities without registration under the Securities Act of 1933, as amended (the “Securities Act”):

•

On February 13, 2025, Sandisk Corporation issued an additional 29,863,251 shares of its common stock to WDC, its then sole stockholder, such that WDC held an aggregate of 144,863,251 shares of Sandisk common stock. These additional shares were issued to WDC to facilitate WDC’s distribution of 80.1% of Sandisk common stock to WDC stockholders of record as of February 12, 2025, in connection with the spin-off.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement#

2.1	Separation and Distribution Agreement, dated as of February 21, 2025, by and between Western Digital Corporation and Sandisk Corporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated February 24, 2025)

3.1	Amended and Restated Certificate of Incorporation of Sandisk Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated February 24, 2025)

3.2	Amended and Restated Bylaws of Sandisk Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated February 14, 2025)

4.1	Stockholder’s and Registration Rights Agreement, dated as of February 21, 2025, by and between Western Digital Corporation and Sandisk Corporation (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K dated February 24, 2025)

5.1	Opinion of O’Melveny & Myers LLP**

10.1	Transition Services Agreement, dated as of February 21, 2025, by and between Western Digital Corporation and Sandisk Corporation (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated February 24, 2025)

10.2	Tax Matters Agreement, dated as of February 21, 2025, by and between Western Digital Corporation and Sandisk Corporation (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated February 24, 2025)

10.3	Employee Matters Agreement, dated as of February 21, 2025, by and between Western Digital Corporation and Sandisk Corporation (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated February 24, 2025)

10.4	IP Cross-License Agreement, dated as of February 21, 2025, by and between Western Digital Corporation and Sandisk Corporation (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K dated February 24, 2025)

10.5	Transitional Trademark License Agreement, dated as of February 21, 2025, by and between Western Digital Corporation and Sandisk Corporation (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K dated February 24, 2025)

10.6	Stockholder and Registration Rights Agreement, dated as of February 21, 2025, by and between Western Digital Corporation and Sandisk Corporation (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K dated February 24, 2025)

10.7	Loan Agreement, dated as of February 21, 2025, by and among Sandisk Corporation, each lender party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent and the other parties party thereto (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K dated February 24, 2025)

10.8	Security Agreement, dated as of February 21, 2025, by and among Sandisk Corporation, Sandisk Technologies, Inc. and JPMorgan Chase Bank, N.A., as collateral agent (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K dated February 24, 2025)

10.9	Guaranty Agreement, dated as of February 21, 2025, by and among Sandisk Corporation, Sandisk Technologies, Inc. and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K dated February 24, 2025)

Exhibit No.	Description of Exhibit

10.10	Flash Alliance, Master Agreement dated as of July 7, 2006, by and among SanDisk Corporation, Toshiba Corporation and SanDisk (Ireland) Limited (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.11	Operating Agreement of Flash Alliance, Ltd., dated as of July 7, 2006, by and between Toshiba Corporation and SanDisk (Ireland) Limited (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.12	Joint Venture Restructure Agreement, dated as of January 29, 2009, by and among SanDisk Corporation, SanDisk (Ireland) Limited, SanDisk (Cayman) Limited, Toshiba Corporation, Flash Partners Limited and Flash Alliance Limited (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.13	New Y2 Facility Agreement, dated October 20, 2015, by and among SanDisk Corporation, SanDisk (Ireland) Limited, SanDisk (Cayman) Limited, SanDisk Flash B.V., Toshiba Corporation, Flash Partners Limited, Flash Alliance Limited and Flash Forward Limited (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.14	FAL Commitment and Extension Agreement, dated as of December 12, 2017, by and among Western Digital Corporation, SanDisk LLC, SanDisk (Ireland) Limited and Toshiba Memory Corporation (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.15	Y6 Facility Agreement, dated as of December 12, 2017, by and among Western Digital Corporation, SanDisk LLC, SanDisk (Cayman) Limited, SanDisk (Ireland) Limited, SanDisk Flash B.V., Flash Partners, Ltd., Flash Alliance, Ltd., Flash Forward, Ltd. and Toshiba Memory Corporation (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.16	K1 Facility Agreement, dated as of May 15, 2019, by and among Western Digital Corporation, SanDisk LLC, SanDisk (Cayman) Limited, SanDisk (Ireland) Limited, SanDisk Flash B.V., Flash Partners, Ltd., Flash Alliance, Ltd., Flash Forward Ltd., Toshiba Memory Corporation and Toshiba Memory Iwate Corporation (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.17	Confidential Settlement and Mutual Release Agreement, dated as of December 12, 2017, by and among Western Digital Corporation, SanDisk LLC, SanDisk (Cayman) Limited, SanDisk (Ireland) Limited, SanDisk Flash B.V., Toshiba Corporation and Toshiba Memory Corporation (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.18	Flash Forward Master Agreement, dated as of July 13, 2010, by and among, on one side, Toshiba Corporation and, on the other side, SanDisk Corporation, and SanDisk Flash B.V. (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.19	Operating Agreement of Flash Forward, Ltd, dated as of March 1, 2011, between Toshiba Corporation and SanDisk Flash B.V. (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.20	FFL Commitment and Extension Agreement, dated as of December 12, 2017, by and among Toshiba Memory Corporation, Western Digital Corporation, SanDisk LLC and SanDisk Flash B.V. (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

Exhibit No.	Description of Exhibit

10.21	FFL Second Commitment and Extension Agreement, dated as of May 15, 2019, by and among Toshiba Memory Corporation, Toshiba Memory Iwate Corporation, Western Digital Corporation, SanDisk LLC, SanDisk (Cayman) Limited, SanDisk (Ireland) Limited, SanDisk Flash B.V., Flash Partners, Ltd., Flash Alliance, Ltd., and Flash Forward, Ltd. (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.22	Flash Partners Master Agreement, dated as of September 10, 2004, by and among Toshiba Corporation, SanDisk Corporation, and SanDisk International Limited. (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.23	Operating Agreement of Flash Partners Ltd., dated as of September 10, 2004, by and between Toshiba Corporation and SanDisk International Limited (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.24	FPL Commitment and Extension Agreement, dated as of October 20, 2015, by and among Toshiba Corporation, SanDisk Corporation and SanDisk (Cayman) Limited (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.25	K2 PH1 Facility Agreement, dated as of June 27, 2024, by and among Kioxia Corporation, Kioxia Iwate Corporation, Western Digital Corporation, SanDisk LLC, SanDisk (Cayman) Limited, SanDisk (Ireland) Limited, SanDisk Flash B.V., Flash Alliance, Ltd., and Flash Forward, Ltd. (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.26	BiCS License & Development Agreement, dated as of March 1, 2011, by and between Toshiba Corporation and SanDisk Corporation (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.27	Amended and Restated Joint Memory Development Agreement, dated as of June 27, 2024, by and between Kioxia Corporation and SanDisk LLC. (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.28	Amended and Restated Equity Purchase Agreement, dated as of September 12, 2024, by and between SanDisk China Limited and JCET Management Co., Ltd. (incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.29	Form of Indemnification Agreement for Directors and Officers (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K dated February 24, 2025)

10.30	Sandisk Corporation 2025 Long Term Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 (Commission file number 333-285123), filed on February 21, 2025)

10.31	Form of Restricted Stock Unit Award Agreement - Vice President and Above (Applicable to New Grants Post-Spin-Off) (incorporated by reference to Exhibit 10.27 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.32	Form of Performance Stock Unit Award Agreement (Applicable to New Grants Post-Spin-Off) (incorporated by reference to Exhibit 10.28 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.33	Form of Assumed and Converted Fiscal 2022, 2023 & 2024 Restricted Stock Unit Award Agreement - VP and above (incorporated by reference to Exhibit 10.29 to the Company’s Registration Statement on Form 10, filed on November 29, 2024)

10.34	Form of Assumed and Converted Fiscal 2025 Restricted Stock Unit Award Agreement - VP and above (incorporated by reference to Exhibit 10.30 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

Exhibit No.	Description of Exhibit

10.35	Form of Assumed and Converted Fiscal 2023 Performance Stock Unit Award Agreement (incorporated by reference to Exhibit 10.31 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.36	Form of Assumed and Converted Fiscal 2024 Performance Stock Unit Award Agreement (incorporated by reference to Exhibit 10.32 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.37	Form of Assumed and Converted Fiscal 2025 Performance Stock Unit Award Agreement (incorporated by reference to Exhibit 10.33 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.38	Form of Non-Employee Director Restricted Stock Unit Program (incorporated by reference to Exhibit 10.34 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.39	Form of Deferred Compensation Plan (incorporated by reference to Exhibit 10.35 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.40	Sandisk Corporation 2025 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.7 to the Company’s Registration Statement on Form S-8, filed on February 21, 2025)

10.41	Form of Executive Severance Plan (incorporated by reference to Exhibit 10.37 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.42	Form of Change in Control Severance Plan (incorporated by reference to Exhibit 10.38 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.43	Form of Executive Short-Term Incentive Plan (incorporated by reference to Exhibit 10.39 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

10.44	Offer Letter, dated as of July 1, 2024, to Luis Felipe Visoso (incorporated by reference to Exhibit 10.40 to the Company’s Registration Statement on Form 10, filed on November 25, 2024)

21.1	Subsidiaries of the Registrant#

23.1	Consent of KPMG LLP#

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)**

24.1	Power of Attorney (included on the signature page to this Registration Statement)#

101.INS	Inline XBRL Instance Document.#

101.SCH	Inline XBRL Taxonomy Extension Schema Document.#

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.#

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.#

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.#

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.#

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).#

107	Filing Fee Table**

#	Previously filed
**	Filed herewith.

(b) Financial Statement Schedules

Financial Statement schedules have been omitted because they are not applicable, not required or the required information is included in the combined Financial Statements or notes thereto (see the Index to Financial Statements included on page F-1 in this registration statement).

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Milpitas, State of California, on June 4, 2025.

SANDISK CORPORATION

By:	/s/ Bernard Shek
Name: Bernard Shek
Title: Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* David V. Goeckeler	Chief Executive Officer and Chair of the Board (Principal Executive Officer)	June 4, 2025

* Luis F. Visoso	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 4, 2025

* Michael R. Pokorny	Vice President, Chief Accounting Officer (Principal Accounting Officer)	June 4, 2025

* Kimberly E. Alexy	Director	June 4, 2025

* Richard B. Cassidy II	Director	June 4, 2025

* Thomas Caulfield	Director	June 4, 2025

* Devinder Kumar	Director	June 4, 2025

* Matthew E. Massengill	Director	June 4, 2025

* Necip Sayiner	Director	June 4, 2025

* Ellyn J. Shook	Director	June 4, 2025

* Miyuki Suzuki	Director	June 4, 2025

*By:	/s/ Bernard Shek
Bernard Shek
Attorney-in-fact